EXHIBIT 4(B)

PARTICIPATION AGREEMENT

[*] Denotes confidential information which has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

AMENDED AND RESTATED PARTICIPATION AGREEMENT

This Agreement dated this 30th day of December, 2005.

Between:

CHALLENGER ENERGY CORP., a corporation incorporated under the laws of Alberta, Canada (hereinafter “CNE”)

- and –

CANADIAN SUPERIOR ENERGY INC., a corporation incorporated under the laws of Alberta, Canada and having an office in the City of Calgary (hereinafter “Canadian Superior”)

WHEREAS each Party recognizes the abilities and expertise that the other Party possesses with respect to the exploration and development of oil and gas properties;

AND WHEREAS each Party wishes to secure the benefits of the abilities and expertise offered by the other Party and to apply such benefits collectively to the Project;

AND WHEREAS CNE has agreed to participate with Canadian Superior in the Mariner Test Well as defined in a Farmout and Option Agreement between the Parties and dated November 17, 2004 as amended and restated as of the date hereof (“Mariner Farmout”);

AND WHEREAS in furtherance of the foregoing mutually beneficial opportunities, Canadian Superior has entered into a Production Sharing Contract with respect to the Lands;

AND WHEREAS, in consideration of the terms and provisions of the Rights Issuance the Parties have agreed to amend, restate and extend the provisions of the Participation Agreement dated November 17, 2004 made between them in respect of the joint participation by them in the acquisition, exploration and development of the Lands (the “Prior Agreement”);

AND WHEREAS the Parties wish to confirm the terms of the Parties’ agreement and more formally provide for the respective rights, obligations and benefits of each of them in connection with the acquisition, exploration and development of the Lands;

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the Parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1                                                                               Definitions

Capitalized words and phrases used in this Agreement, including in the recitals hereto, have the meaning set forth in this Section 1.1, namely:

(a)                                  “Affiliate” means a subsidiary company, a parent company, or a sister company of or to a Party hereto. For the purposes of this definition:

(i)                                     a parent company is a company that controls or ultimately controls a Party hereto;

(ii)                                  a sister company is a company that is controlled by or ultimately controlled by the same parent company as a Party hereto;

(iii)                               a subsidiary company is a company controlled by a Party hereto, a parent company or a sister company; and

(iv)                              “control” means that a company owns at least 50% of share capital (either directly or through other companies which confers upon it a majority of the votes at the shareholders’ meetings) of a company which is controlled or which has a common majority shareholder.

(b)                                 “Agreement” means the main body of this agreement together with all Schedules and attachments hereto, as amended from time to time;

(c)                                  “AMI Interests” means any right or interest in and/or to any Petroleum Substances related to the Area of Mutual Interest;

(d)                                 “Area of Mutual Interest” means all lands within the area designated as such on Schedule ”C” attached hereto;

(e)                                  “Block 5(c)” means that area of land located offshore Trinidad and designated as “Block 5(c) in the Competitive Bidding Order;

(f)                                    “Business Day” means any day other than a Saturday, Sunday or statutory holiday in Calgary, Alberta, Canada;

(g)                                 “Commitment” has the meaning ascribed to it in Section 3.1;

(h)                                 “Competitive Bidding Order” means the Petroleum Regulations (Competitive Bidding) Order, 2003 made by the Minister of the Ministry;

(i)                                     “Effective Date” means the 17th day of November 2004;

(j)                                     “Existing Data Package” means the seismic data, well information, reports, studies and other documentation made available to Canadian Superior from the Ministry prior to submitting a bid on Block 5(c) at the Competitive Bidding Order;

(k)                                  “Joint Operating Agreement” means the 2002 Model Form International Operating Agreement distributed by the Association of International Petroleum Negotiators (“AIPN”) along with the 2004 AIPN Model Form International Accounting Procedure (“Accounting Procedure”), as amended, copies of which are attached and marked as Schedule ”B” hereto with specific agreed upon elections indicated in the documents;

(l)                                     “Lands” means Block 5 (c) and the right to produce Petroleum Substances therefrom;

(m)                               “Ministry” means the Ministry of Energy and Energy Industries of Trinidad;

(n)                                 “Operator” shall have the meaning ascribed to it in the Joint Operating Agreement;

(o)                                 “Party” means a party bound by this Agreement;

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(p)                                 “Person” means a natural person, corporation, company, partnership, trust, unincorporated association, sole proprietorship, union, government or governmental department, ministry, board, commission or agency;

(q)                                 “Petroleum Substances” means petroleum, natural gas, natural gas liquids, condensate and every other mineral or substance, or any of them, in which an interest in or right to explore for is granted or acquired under the Title Documents;

(r)                                    “Project” means the joint acquisition, exploration and development of Block 5(c);

(s)                                  “Production Sharing Contract” means that agreement between the President of Trinidad, the Minister of the Ministry and Canadian Superior for the Lands, a copy of which is attached as Schedule ”A” hereto, all schedules attached thereto and any agreement entered into between the aforementioned parties concerning the Lands, and if applicable, any documents replacing and/or amending the said agreement;

(t)                                    “Regulations” means all laws, statutes, regulations, accords, instruments, agreements, orders or documents of a regulatory nature issued, made or granted by a Regulatory Authority from time to time;

(u)                                 “Regulatory Authority” means a government, or a government department, agency or other authority including courts, tribunals, boards or panels having apparent or actual jurisdiction over the Parties, the Lands, the Title Documents, and the Production Sharing Contract or otherwise in relation to the subject matter hereof, including without limitation the Ministry;

(v)                                 “Rights Issuance” means the proposed issuance by CNE to Canadian Superior (and, subsequently, to Canadian Superior’s shareholders) (to occur immediately following the completion by CNE of a registration statement with the Securities and Exchange Commission, but in any event, no later than December 31, 2006) of the right to acquire common shares in the share capital of CNE, either by way of right, warrant or convertible preferred share, or such other matter of convertible security of CNE as mutually agreed to between Canadian Superior and CNE, acting reasonably, such rights to be distributed by Canadian Superior to its shareholders by way of an in specie dividend and/or distribution, subject to requisite regulatory approvals, as applicable, and subject to compliance with all requisite securities laws;

(w)                               “Third Party” means a Person other than a Party;

(x)                                   “Title Documents” means any and all documents of title, including but not limited to the Production Sharing Contract under and by virtue of which the holder thereof is entitled to explore for, win, take, remove, or sell Petroleum Substances produced from the Lands, and any and all renewals, extensions or continuations thereof, or further documents of title issued pursuant to, subsequent to, or in substitution therefore in whole or in part, from time to time;

(y)                                 “Trinidad” means the Republic of Trinidad and Tobago;

(z)                                   “Working Interest” means with respect to each Party, the following undivided interest of such Party in the rights and obligations derived from the Production Sharing Contract and shall be:

CNE	25%

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Canadian Superior	75%

(aa)                            “Work Programme” shall have the meaning ascribed to it in the Production Sharing Contract;

1.2                                                                               Interpretation

In this Agreement, unless the contrary intention appears from the context or express provisions of this Agreement:

(a)                                  the inclusion of headings and a table of contents are for convenience of reference only and are not to be considered or taken into account in construing the provisions of this Agreement or to in any way qualify, modify or explain the effect of any such provisions;

(b)                                 references to an Article. Section or Schedule are references to an Article. Section or Schedule, as the case may be, in this Agreement;

(c)                                  words importing the singular shall include the plural and vice versa and words importing a particular gender shall include all genders;

(d)                                 with the exception of the amount set out in clauses 4.1(a) and 4.1(b)(ii), all monetary amounts are expressed in lawful currency of the Canada;

(e)                                  where a period of time is specified, dated or calculated from a date or event, the period shall be calculated excluding such date or the date on which such event occurs, as the case may be;

(f)                                    time shall be of the essence; and

(g)                                 where a term is defined in this Agreement, a derivative of that term shall have a corresponding meaning unless the context otherwise requires.

1.3                                                                               Business Day

If, pursuant to this Agreement, a Notice must be given or an action taken within a specified period or on or before a specified date and such period ends on, or such date falls on, a day that is not a Business Day, such Notice may be given or such action may be taken on the next succeeding Business Day.

1.4                                                                               Governing Law

Regardless of where executed or delivered, this Agreement and the rights and obligations of the Parties hereunder shall be governed by, and construed and interpreted in accordance with the laws of Alberta, Canada.

1.5                                                                               Conflicts

If there is a conflict or inconsistency between any provision of the main body of this Agreement and any of the Schedules, the provision contained in the main body of this Agreement shall govern and prevail to the extent of the conflict or inconsistency.

1.6                                                                               Schedules

The following Schedules are attached to and form part of this Agreement:

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Schedule ”A”	Production Sharing Contract
Schedule ”B”	Joint Operating Agreement
Schedule ”C”	Area of Mutual Interest

ARTICLE 2
PARTICIPATION

2.1                                                                               Grant of Participation Rights

The Parties acknowledge that CNE has agreed to participate with Canadian Superior in certain operations described in the Mariner Farmout. In consideration of entering into the Mariner Farmout, the premises hereof and the payment of $1.00 by CNE to Canadian Superior, the receipt of which is hereby acknowledged, Canadian Superior hereby grants to CNE the participation rights described in Section 4 of this Agreement.

2.2                                                                               Agreement to Participate

CNE hereby acknowledges that Canadian Superior has fulfilled the Commitment set out in clause 3.1 of the Prior Agreement and agrees to participate with Canadian Superior in the acquisition, exploration and development of the Lands and the Project, in accordance with the provisions hereof.

2.3                                                                               Rights Issuance

Canadian Superior agrees that it shall cooperate fully with CNE in all matters relating to the Rights Issuance and that it will take such steps as are required to give effect to it in as timely a manner as possible.

2.4                                                                               Interest Held in Trust

(a)                                  Canadian Superior agrees that Canadian Superior holds and stands possessed, and will continue to hold and stand possessed of the interest of CNE in and to the Production Sharing Contract, the Lands, and the Title Documents and Canadian Superior shall hold such interests in trust for and on behalf of CNE.

(b)                                 Canadian Superior covenants and agrees that it will not sell, assign, transfer, convey, encumber or surrender the Production Sharing Contract, the Lands, and the Title Documents insofar as same affects or relates to the interests held in trust hereunder for CNE, except upon the written instructions of CNE.

ARTICLE 3
DELIVERY OF INFORMATION

3.1                                                                               Delivery of Existing Data Package to CNE

Provided that CNE has complied with the provisions of clause 4.1(a) hereof:

(a)                                  As soon as is reasonably practical following such compliance by CNE. Canadian Superior shall, at Canadian Superior’s expense, deliver to CNE a copy of: i) the Existing Data Package, ii) geological and geophysical mapping of the Lands, iii) interpreted seismic sections covering the Land, iv) a complete copy of the bid and any revisions of the bid submitted to the Ministry on

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Block 5(c). and v) a copy of information, documents and all other data generated by Canadian Superior respecting the Lands; and

(b)                                 Canadian Superior shall deliver copies of all data and documents acquired or produced by or on behalf of Canadian Superior in fulfilling the Commitment and copies of all Regulatory fillings made in respect of same to CNE or the nominee of CNE immediately upon Canadian Superior’s receipt of such data and documents.

ARTICLE 4
WORK PROGRAMME PARTICIPATION

4.1                                                                               CNE Initial Commitment

(a)                                  on or before April 1, 2006 CNE shall pay to Canadian Superior the sum of Two Million Five Hundred Thousand (US$2,500,000.00) Dollars US to be credited to CNE’s one third share of the costs incurred to date by Canadian Superior in respect of the Production Sharing Contract;

(b)                                 on the earlier of;

(i)                                     April 30, 2006; or

(ii)                                  within 14 business days of CNE having successfully raised a minimum of Twelve Million (US $12,000,000.00) Dollars US by way of the Rights Issuance

CNE shall pay to Canadian Superior the balance of CNE’s one-third share of the costs incurred by Canadian Superior to that date in respect of the Production Sharing Contract;

(c)                                  CNE shall, not less than 10 business days prior to the scheduled spud date of the first Exploration Well to be drilled pursuant to the Work Programme (as defined in the Production Sharing Contract), pay to Canadian Superior one third of the anticipated dry hole costs of such first Exploration Well, provided that if drilling operations arc not commenced within 30 days of such payment, such monies shall be returned to CNE forthwith. For greater clarity, the Parties acknowledge that in calculating such anticipated dry hole costs, no amounts in respect of anticipated testing or completing costs of such well shall be included; and

(d)                                 CNE further commits to participate for one third of the balance of the costs directly attributable to the Work Programme and the second and third Exploration Wells drilled pursuant thereto.

(e)                                  During the course of the Work Programme Canadian Superior shall consult on a regular basis (no less often than monthly) with CNE concerning progress and fulfillment of the Work Programme and Canadian Superior’s activities as Operator in respect thereof.

4.2                                                                               Default/Early Termination

(a)                                  In the event that CNE fails to pay when due the amounts required pursuant to clause 4.2(c) above, this Agreement shall terminate without further notice, and CNE shall have forfeited its right to participate in the Project or to earn any interest hereunder.

(b)                                 In all other respects, should CNE fail to pay within 30 days any other amounts payable by it pursuant to this Article 4 during the Work Programme, Canadian Superior shall be entitled to give notice of such default (the “Default Notice”) to CNE. Should CNE fail to remedy such default

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within 30 days of the date the Default Notice is issued, the provisions of Article 8 of the Joint Operating Agreement shall apply.

4.3                                                                               Ongoing Participation

In the event that CNE has complied with the provisions of clause 4.1 hereof, upon completion of the Work Programme:

(a)                                  all rights, duties, obligations, elections and privileges to which Canadian Superior is entitled under the Production Sharing Contract shall be shared and may be separately exercised by each Party as to their Working Interest;

(b)                                 the Parties agree that Canadian Superior shall be Operator and shall represent CNE under the Production Sharing Contract until CNE is formally recognized by the Ministry; and

(c)                                  all benefits and obligations arising from any and all operations conducted by the Parties on or in respect of the Lands, including without limitation all revenues from sales of Petroleum Substances produced therefrom and all costs and expenses (including without limitation the Crown Royalty and all applicable operating expenses) associated therewith, shall be shared by the Parties on the basis of their Working Interest, and shall be governed by and conducted in accordance with the Joint Operating Agreement. Notwithstanding the generality of the foregoing, to the extent that the parties are entitled to apply the Cost Recovery provisions of Article 18 of the Production Sharing Contract to the costs of the Project, such recovered costs shall be for the account of, and be credited to, the parties in the same proportions that such costs were originally borne by them.

ARTICLE 5
TITLE AND OPERATIONAL MATTERS

5.1                                                                               Transfer and Registration of Earned Interests

(a)                                  Canadian Superior agrees to use its best efforts to transfer and convey to CNE the interests CNE is entitled to hereunder and shall use documentation in form and content acceptable to CNE to complete such task, and Canadian Superior shall execute, deliver and register as required under the Regulations or otherwise by a Regulatory Authority, all assignments, transfers and other documents as may be necessary to fully and properly transfer and convey such interests to CNE, when requested to do so in writing by CNE, the cost of which shall be borne equally by the parties.

(b)                                 Provided that CNE has earned its Working Interest, upon receipt of a Notice from CNE, Canadian Superior agrees to use its best efforts to have CNE recognized as a party to the Production Sharing Contract, and any costs relating thereto shall be borne equally by the parties.

5.2                                                                               Joint Operating Agreement and Appointment of Operator

The Parties hereby appoint Canadian Superior as Operator under and for the purposes of the Joint Operating Agreement. Canadian Superior shall properly perform and discharge its duties and obligations as Operator in accordance with the terms of this Agreement, the Production Sharing Contract and good offshore oilfield practices. In addition to the applicability of Article 8 of the Joint Operating Agreement pursuant to clause 4.2(b) hereof, the following provisions of the Joint Operating Agreement

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and the Accounting Procedure are hereby incorporated and shall be applicable to Article 4 hereof, the Work Program and all costs incurred and operations conducted pursuant thereto:

a)                                      Joint Operating Agreement

Article 1	Definitions (to the extent required for interpretation of the relevant provisions of the Joint Operating Agreement incorporated herein

Clause 4.4	Information Supplied by Operator

Clause 6.7	Authorization for Expenditure Procedure

Article 15	Venture Information – Confidentiality – Intellectual Property

Article 16	Force Majcure

b)                                     Accounting Procedure

All provisions

5.3                                                                               Access to Pipelines

In consideration of CNE paying to Canadian Superior its proportionate share of all costs and expenses related thereto, Canadian Superior shall provide to CNE access, on the same basis and terms as Canadian Superior, to any pipelines as may be necessary to transport all Petroleum Substances produced from the Lands to any applicable sales point(s) for such Petroleum Substances.

5.4                                                                               Marketing of Petroleum Substances

Canadian Superior shall provide to CNE access, on the same basis and terms as Canadian Superior, to any marketing arrangements for Petroleum Substances produced from the Lands.

ARTICLE 6
ENCUMBRANCES

6.1                                                                               No Encumbrances

At all times while this Agreement remains in force, neither Party shall do or cause to be done any act, or make or cause to be made any act or omission, whereby the Title Documents or any of them become encumbered in such a way as to adversely affect the Title Documents or any of them or to make them or the Lands subject to termination or forfeiture in any respect, except as may be expressly provided for in the Production Sharing Contract.

ARTICLE 7
LIABILITY AND INDEMNITY

7.1                                                                               Canadian Superior’s Responsibility

Canadian Superior will:

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(a)                                  be liable to CNE for all losses, costs, damages and expenses whatsoever (whether contractual or otherwise), excepting consequential damages, that CNE may suffer, sustain, pay or incur and in addition

(b)                                 indemnify and hold harmless CNE against all actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever that may be brought against or suffered by CNE, or that it may sustain, pay or incur;

insofar as they are, in respect of operations or activities conducted by Canadian Superior or on behalf of Canadian Superior hereunder, a result of: the gross negligence or wilful or wanton misconduct of Canadian Superior, its employees, agents or contractors. However, this obligation will not apply to the extent that the particular act or omission was done or omitted to be done in accordance with CNE’s instructions or concurrence. Costs in this Article will include legal costs on a solicitor-client basis.

7.2                                                                               CNE’s Responsibility

CNE will:

(a)                                  be liable to Canadian Superior for all losses, costs, damages and expenses whatsoever (whether contractual or otherwise), excepting consequential damages, that Canadian Superior may suffer, sustain, pay or incur; and, in addition

(b)                                 indemnify and hold harmless Canadian Superior and its directors, officers, agents, consultants, and employees against all actions, causes of action, proceedings, claims, demands, losses, costs, damages and expenses whatsoever that may be brought against or suffered by Canadian Superior, its directors, officers, agents, consultants, and employees or that they may sustain, pay or incur;

insofar as they are, in respect of operations or activities conducted by CNE or on behalf of CNE hereunder, a result of: the gross negligence or wilful or wanton misconduct of CNE, its employees, agents or contractors. However, this obligation will not apply to the extent that the particular act or omission was done or omitted to be done in accordance with Canadian Superior’s instructions or concurrence. Costs in this Article will include legal costs on a solicitor-client basis.

ARTICLE 8
NOTICES

8.1                                                                               Notice

All demands, notices or other communications (in each case a “Notice”) to be given in connection with this Agreement shall be in writing and shall be sufficiently given or made if:

(a)                               delivered to the intended recipient personally or by courier during normal business hours on a Business Day at the intended recipient’s address as set forth below; or

(b)                                 sent by facsimile transmission or sent to the intended recipient by other means of recorded electronic communication:

Canadian Superior Energy Inc.:	Suite 3300, 400 – 3rd Avenue SW Calgary, Alberta T2P 4H2

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	Attention:	President
	Fax No.:	(403) 216-2374

Challenger Energy Corp.	Suite 3300, 400 - 3rd Avenue SW Calgary, Alberta T2P 4112

	Attention:	President
	Fax No.:	(403) 216-2374

8.2                                                                               Deemed Delivery

Any Notice given or made in the manner set forth in Section 8.1 shall be deemed to have been given or made and to have been received on the day of its delivery or transmission, as the case may be, if such day is a Business Day and such Notice is received prior to 2:00 p.m., Calgary time, and, if not, on the first Business Day thereafter.

8.3                                                                               Change of Address

A Party may change its address or telecopier number by Notice to the other Party given in accordance with Section 8.1.

ARTICLE 9
AREA OF MUTUAL INTEREST

9.1                                                                               Creation of Area of Mutual Interest

The Parties hereby establish the Area of Mutual Interest. Except in accordance with the terms of this Agreement, a Party shall not acquire any rights, directly or indirectly, in any exploration licences, wells, or other petroleum and or natural gas interests in the “Area of Mutual Interest” or the “AMI”) at any time for a period commencing on the Effective Date and ending 120 days after the rig release date of the last well drilled pursuant to the Work Programme (the “AMI Period”). For the purposes hereof each Party shall be deemed to have acquired any AMI Interests acquired by its Affiliates, and shall at all times be required to comply with all obligations provided for hereunder as if those AMI Interests constituted property of that Party.

9.2                                                                               Acquisition of lnterests within AMI

(a)                                  If a Party (the “Acquiring Party”) acquires an AMI Interest during the AMI Period, that Party shall, within ten (10) days of acquiring such interest, notify in writing (the “AMI Notice”) the other Party (the “Non-Acquiring Party”) and offer to the other Party their Working Interest percent of the AMI Interest acquired by the Acquiring Party, on the same terms and conditions as apply to the Acquiring Party under the applicable licence, agreement or arrangement. The Non-Acquiring Party shall have thirty (30) days from receipt of such AMI Notice to accept or decline to exercise its option to acquire such interest from the Acquiring Party. To be considered a valid AMI Notice, the AMI Notice shall contain such sufficient information and detail of the terms and conditions of the acquisition of the AMI Interest by the Acquiring Party such that the Non- Acquiring Party may reasonably assess the acquisition opportunity.

(b)                                 If the consideration stipulated in the licence, agreement or arrangement referred to in Section 9.2(a) of this Agreement cannot be matched in kind by the other Party, or involves an allocation

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of cash value to the applicable AMI Interest where it forms a portion only of the assets subject to the applicable transaction, the Acquiring Party shall, in its AMI Notice issued to the Non-Acquiring Party, set out its bona-fide estimate of the cash equivalent of such consideration, and acceptance of the offer and payment of the relevant portion of that cash consideration shall constitute a valid acceptance and satisfaction of the Non-Acquiring Party’s obligations in acquiring the share of the relevant interest.

(c)                                  AMI Interests which are acquired by a Party, in compliance with the terms hereof, with or from a Third Party shall be governed by and subject to any agreement, that may be entered into between them with respect to those AMI Interests separate and apart from this Agreement.

ARTICLE 10
COVENANTS

10.1                                                                        Covenants

The Parties will use their reasonable commercial efforts to proceed with the Rights Issuance contemplated pursuant to this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1                                                                        Amendments

All amendments to this Agreement shall he made in a written instrument signed by both Parties.

11.2                                                                        Waiver in Writing

No waiver of any provision, or the breach of any provision, of this Agreement shall be effective unless contained in a written instrument signed by the Party granting the waiver. Such waiver shall affect only the matter specifically identified in the instrument granting the waiver and shall not extend to any other matter, provision or breach.

11.3                                                                        Delay Not Waiver

The failure of a Party to give Notice to any other Party or to take any other steps in exercising any right, or in respect of the breach or nonfulfillment of any provision of this Agreement, shall not operate as a waiver of that right, breach or provision nor shall any single or partial exercise of any right preclude any other or future exercise of that right or the exercise of any other right, whether in law or in equity or otherwise.

11.4                                                                        Acceptance of Payment Not Waiver

Acceptance of payment by a Party after the breach or nonfulfillment of any provision of this Agreement by another Party shall not constitute a waiver of the provisions of this Agreement, other than any breach cured by such payment.

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11.5                                                                        Primacy of Participation Agreement

In the event of a conflict between the provisions of this Agreement, the Production Sharing Contract and the Joint Operating Agreement, the provisions of this Agreement shall prevail. In the event of a conflict between the provisions of the Production Sharing Contract and the Joint Operating Agreement, the provisions of the Production Sharing Contract shall prevail

11.6                                                                        Entire Agreement

This Agreement constitutes the entire agreement of the Parties in respect of the subject matter hereof and supersedes all prior oral or written agreements and understandings of the Parties.

11.7                                                                        Further Assurances

Each Party shall do all such things and execute and deliver all such further instruments as the other Parties may reasonably request to give effect to and implement this Agreement.

11.8                                                                        Assignment

This Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably delayed or withheld.

11.9                                                                        Enurement

This Agreement is binding upon and shall enure to the benefit of the Parties hereto and their respective successors and permitted assigns.

11.10                                                                 Counterpart and Facsimile Execution

This Agreement may be executed in counterpart and all counterparts shall together constitute one and the same Agreement. Any copies executed in counterpart may be delivered via facsimile transmission and, if so delivered, shall be considered to be originals for all purposes.

11.11                                                                 Delivery

A Party which has executed this Agreement may deliver it to the other Party by facsimile transmission at its address for such transmissions set out in Section 8, and any copy so delivered shall be deemed an original for all purposes. A Party so delivering this Agreement shall thereafter forthwith deliver to the other Party an original execution page hereof with its original signature located thereon provided, however, that any failure by a Party to so deliver such original execution page shall not affect the validity or enforceabilitv of this Agreement against that Party.

11.12                                                                 Severability

The invalidity or unenforceability of any Section or provision of this Agreement shall not affect the validity or enforceability of any other Section, provision or whole of this Agreement.

10.13                                                                 Authority

Each of the Parties agrees and acknowledges that it has the requisite capacity, power and authority to enter into this Agreement and to lake such further steps as are required to give effect to the provisions hereof.

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IN WITNESS WHEREOF the Parties have hereby executed this Agreement as of the year and date first above written.

CHALLENGER ENERGY CORP.

Per:	/s/ Neil MacKenzie

CANADIAN SUPERIOR ENERGY INC.

Per:	/s/ Michael E. Coolen
Michael E. Coolen, Director

/s/ T.J. Harp Dir.
T.J. Harp

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SCHEDULE “A”

This is Schedule “A” attached to and forming part of an Amended and Restated Participation Agreement dated December 30, 2005
Between Canadian Superior Energy Inc. and
Challenger Energy Corp.

Production Sharing Contract

PRODUCTION SHARING CONTRACT

FOR

BLOCK 5(c)

(dated 20th day of July, 2005)

TO

CANADIAN SUPERIOR ENERGY INC.

Registered as No.

IDENTIFIED as Block 5(c) Offshore, Trinidad

TRINIDAD AND TOBAGO

i

ii

PRODUCTION SHARING CONTRACT

This Contract made this 20 day of July, 2005 among the PRESIDENT OF THE REPUBLIC OF TRINIDAD TOBAGO, HIS EXCELLENCY PROFESSOR GEORGE MAXWELL RICHARDS, Intendant of State Lands (hereinafter referred to as “the President”) of the FIRST PART, THE MINISTER OF ENERGY AND ENERGY INDUSTRIES, the HONOURABLE ERIC ANTHONY WILLIAMS(hereinafter referred to as “the Minister”) of the SECOND PART and CANADIAN SUPERIOR ENERGY INC. a company incorporated under the Laws of Alberta, Canada and registered under section 138 of the Companies Act Chap. 81.01 with its principal office at Ignatius Chambers, 4th Floor, 33 St. Vincent Street, Port of Spain, Trinidad, Trinidad and Tobago (hereinafter referred to as “the Contractor”) of the THIRD PART.

WHEREAS, pursuant to Section 6(3) of The Petroleum Act Chapter 62:01 (“the Act”) the Minister is authorized to enter into Production Sharing Contracts for the carrying out of Petroleum Operations upon such terms and conditions as the Cabinet may approve.

AND WHEREAS, the Minister, under Regulation 4 of the Petroleum Regulations made under the Act, issued on the 4th day of July, 2003, the Petroleum Regulations (Competitive Bidding) Order 2003 published as Legal Notice No. 113 of 2003 and amended by the Petroleum Regulations (Competitive Bidding) (Amendment) Order 2003 issued on the 21st day of November, 2003 and published as Legal Notice No. 116 of 2004 by which bids were invited for certain submarine areas described in the First Schedule therein.

AND WHEREAS, the Contractor submitted a bid on 14th January, 2004 in accordance with and pursuant to said Order.

AND WHEREAS, by Cabinet Minute No. 1004 dated April 14, 2005 the Cabinet approved this Contract.

AND WHEREAS, the Contractor has represented to the Minister that it has the requisite technical and financial capabilities to carry out Petroleum Operations and wishes to assist the Government in thoroughly evaluating the Petroleum potential and promptly and efficiently developing Petroleum resources discovered in the Contract Area.

NOW therefore, in consideration of the premises, mutual covenants and conditions herein contained, it is hereby agreed as follows:

ARTICLE 1
DEFINITIONS

The following words and terms used in this Contract shall unless otherwise expressly specified in the Contract have the following respective meanings:

1.1                                 “Accounting Procedure” means the Accounting Procedure set out in Annex ”C” hereto.

1.2                                 An “Affiliated Company” or “Affiliate” means any entity directly or indirectly effectively controlling or effectively controlled by, or under direct or indirect effective common control with a specified entity or which is directly or indirectly controlled by a company or corporation that also directly or indirectly controls the Contractor.  For the purpose of this definition “control” when used with respect to any specified entity means the power to direct, administer and dictate policies of such entity (it being understood and agreed that it is not necessary to own directly or indirectly fifty percent (50%) or more of such entity’s voting securities to have effective control over such entity, but ownership, direct or indirect, of fifty percent (50%) or more of such entity’s voting securities shall automatically indicate effective control), and the terms “controlling” and “controlled” have meanings corresponding to the foregoing.

1.3                                 “Appraisal” or “Appraisal Programme” means all works carried out by Contractor following a Discovery of Petroleum in the Contract Area for the purpose of delineating one or more Petroleum reservoirs to which that Discovery relates in terms of thickness and lateral extent and in order to further define the quantity of recoverable Petroleum therein.

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1.4                                 “Appraisal Area” means that area referred to in Article 13.2(a) as approved by the Minister from time to time.

1.5                                 “Assessment Plan” means a plan submitted pursuant to Gas Discovery in sufficient detail to be able to seek a market for the Natural Gas.

1.6                                 “Associated Natural Gas” means all Natural Gas produced from any reservoir the predominant production of which is Crude Oil and which is separated from Crude Oil in accordance with normal oilfield practice including free gas cap, but shall exclude any liquid hydrocarbon extracted from such gas either by normal field separation, dehydration or in a gas plant.

1.7                                 “Available Crude Oil” means all Crude Oil produced and saved from the Contract Area and not used in Petroleum Operations.

1.8                                 “Available Natural Gas” means all Natural Gas produced and saved from the Contract Area and not used in Petroleum Operations.

1.9                                 “Available Petroleum” means all Available Crude Oil and Available Natural Gas.

1.10                           “Barrel” means a unit of volume equal to forty-two (42) United States gallons, liquid measure, corrected to a temperature of sixty (60) degrees Fahrenheit and fourteen point seven (14.7) p.s.i.a.

1.11                           “Calendar Quarter” means a period of three (3) consecutive Months beginning on the first day of January, April, July, or October.

1.12                           “Calendar Year” means a period of twelve (12) consecutive Months beginning on the first day of January and ending on the following thirty first day of December in the same year.

1.13                           “Commercial Discovery” means a Discovery that the Contractor proposes to develop and produce under the terms of the Contract.

1.14                           “Commercial Production” means regular and continuous production of Petroleum from a Production Area pursuant to an annual production schedule approved under Article 15.

1.15                           “Contract” or “Production Sharing Contract” means this Contract and any subsequent amendments.

1.16                           “Contract Area” means the area specified in Article 3 hereof and delineated on the map set out in Annex A, as modified and reconfigured from time to time in accordance with the stipulations of this Contract.

1.17                           “Contractor” means CANADIAN SUPERIOR ENERGY INC. and includes its/their respective successors and permitted assignees.

1.18                           “Contract Year” means a period of twelve (12) consecutive months within the term of the Contract, beginning on the Effective Date or any anniversary thereof.

1.19                           “Coordination Committee” means the committee composed of representatives of the Minister and the Contractor constituted in accordance with Article 9.

1.20                           “Crude Oil” means any hydrocarbon produced from the Contract Area which at standard conditions of temperature and pressure (40 degrees Fahrenheit and14.7 p.s.i.a.) is in a liquid state at the wellhead or separator, or distillate and condensate which is extracted from gas or casing-head gas in a plant.

1.21                           “Development” or “Development Operations” or “Development Work” shall include but not be limited to:

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(i)                                     all the operations and activities under the Contract with respect to the drilling of wells other than Exploration Wells and Appraisal wells, the deepening, plugging back, completing and equipping of such wells, together with the design, construction and installation of such equipment, pipeline or lines, installations, production units and all other systems relating to such wells as may be necessary in conformity with sound oilfield and generally prevailing environmental practices in the international

(ii)                                  all operations and activities relative to the servicing and maintenance of pipelines, lines, installations, production units and all related activities for Production and management of wells.

1.22                           “Development Plan” means the plan for development of a Commercial Discovery, as provided in Article 13.

1.23                           “Discovery” means any Petroleum not previously known to have existed, which is recovered at the surface in a flow measurable by conventional Petroleum industry testing methods.

1.24                           “Effective Date” means the date on which this Contract has been signed by all Parties.

1.25                           “Energy Equivalent Basis” means the equivalent of Natural Gas in Barrels of Crude Oil with 5,800 standard cubic feet of Natural Gas being equivalent to one Barrel of Crude Oil.

1.26.                        “Exploration” or “Exploration Operations” means operations which include such geological, geophysical, and other surveys and any interpretation of data relating thereto, and the drilling of such shot holes, core holes, stratigraphic tests, Exploration Wells for the Discovery of Petroleum, Appraisal of Discoveries and other related operations.

1.27                           “Exploration Period” means the period not exceeding six (6) Contract Years from the Effective Date divided into up to three (3) phases, as provided for in Article 4.1.

1.28                           “Exploration Well” means any well drilled with the objective of confirming a structure or geologic trap in which Petroleum has not been previously discovered.

1.29                           “Field” means an area within the Contract Area consisting of a Petroleum reservoir or multiple Petroleum reservoirs all grouped on or related to the same individual geological structural feature or stratigraphic conditions from which Petroleum may be produced commercially.  All reservoirs overlying or underlying a Field shall constitute part of such Field.

1.30                           “Measurement Point” means the location specified in the approved Development Plan within or outside of the Contract Area where the Petroleum is metered and delivered to the Minister and the Contractor.

1.31                           “Minimum Exploration Programme” means the Exploration work to which Contractor has committed itself for each phase of the Exploration Period in accordance with Article 7.

1.32                           “Minister” means the member of Cabinet to whom responsibility for matters related to Petroleum is assigned and his duly authorized delegates pursuant to Section 5 of the Act.

1.33                           “Month” or “Calendar Month” means any of the twelve months of the Calendar Year.

1.34                           “Natural Gas” means all Petroleum which at standard conditions of temperature and pressure (60 degrees Fahrenheit and14.7 p.s.i.a.) is in a gaseous state, including wet gas, dry gas, and residue gas remaining after the extraction, processing or separation of liquid Petroleum from wet gas, as well as non-Petroleum gas or gases produced in association with liquid or gaseous Petroleum.

1.35                           “Natural Gas Field” means a Field from which more than fifty percent (50%) per cent of the estimated reserves on an Energy Equivalent Basis is Natural Gas at surface conditions.

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1.36                           “Non-associated Natural Gas” means all gaseous hydrocarbons produced from gas reservoirs, and includes wet gas, dry gas and residue gas remaining after the extraction of liquid hydrocarbons from wet gas.

1.37                           “Operator” means one of the entities comprising the Contractor and in charge of the day to day activities of the Contractor under this Contract.  The initial Operator shall be CANADIAN SUPERIOR ENERGY INC.  No change in the Operator shall take effect unless it has been approved by the Minister.

1.38                           “Party” or “Parties” means the Minister and the Contractor and does not include any Subcontractor(s).

1.39                           “Petroleum” means all natural organic substances composed of carbon and hydrogen; and includes Crude Oil and Natural Gas, and all other mineral substances, products, by-products and derivatives that are found in conjunction with such substances.

1.40                           “Petroleum Operations” means the Exploration Operations, the Development Operations, the Production Operations, and all other activities related thereto carried out under this Contract, but excludes mining operations involving the extraction of Petroleum from bituminous shales, tar sands, asphalt or other like deposits.

1.41                           “Petroleum Regulations” means the regulations made pursuant to the Act.

1.42                           “Production Area” means the portion of the Contract Area specified in an approved Development Plan under Article 13.8.

1.43                           “Production” or “Production Operations” shall include but not be limited to operations and all activities related thereto carried out for Petroleum production after the Minister’s approval of the Development Plan, such as extraction, injection, stimulation, treatment, transportation, storage, lifting, and related operations, but does not include any storage or transportation beyond the Measurement Point.

1.44                           “Quarter” means a period of three (3) consecutive Months.

1.45                           “State” or “Government” means the Government of the Republic of Trinidad and Tobago and all agencies or instrumentalities thereof.

1.44                           “Subcontractor” means a specialized entity contracted by Contractor to carry out specific work relative to Petroleum Operations under the supervision of and for the account of Contractor.

1.47                           “Work Programme” means a programme itemizing the Petroleum Operations to be conducted with respect to the Contract Area and the time schedule for accomplishing such operations.

ARTICLE 2
SCOPE

2.1                                 This is a Production Sharing Contract, the object of which is the Exploration, Appraisal, Development and Production of Petroleum in the Contract Area and the provision of required infrastructure within and outside of the Contract Area up to the Measurement Point, all at Contractor’s sole risk and expense.

2.2                                 Subject to the terms and conditions of the Contract, the Minister hereby appoints Contractor as the exclusive agent to conduct Petroleum Operations in the Contract Area during the term of the Contract.

2.3                                 Contractor shall be responsible to the Minister for the execution of such Petroleum Operations in accordance with the provisions of the Contract.  Without prejudice to Contractor’s position as an independent Contractor hereunder, the work to be done by Contractor shall be subject to of the general supervision and review of the Minister in accordance with the Contract.

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2.4                                 In performing Petroleum Operations, Contractor shall provide the requisite financial resources and employ industry standards, scientific methods, procedures, technologies and equipment generally accepted in the international Petroleum industry.

2.5                                 Contractor shall receive no compensation for its services, nor any reimbursement of its expenditures under the Contract, except for the share of Petroleum from the Contract Area to which it may become entitled under Article 18.  If there is no Commercial Discovery in the Contract Area or if the Contractor’s share of the production achieved from Production Areas within the Contract Area developed by Contractor is insufficient to reimburse Contractor, Contractor shall bear its own losses.

ARTICLE 3
CONTRACT AREA

3.1                                 The Contract Area as of the Effective Date of the Contract comprises a total area of approximately thirty two thousand three hundred and ninety two (32,392) hectares, as described in Annex ”A” attached hereto and delineated in the map which forms part thereof.

3.2                                 Except for the rights expressly provided by the Contract, no right is granted in favour of the Contractor to the surface area, sea-bed, sub-soil or to any “natural resources” or aquatic resources.

ARTICLE 4
CONTRACT TERM

4.1                                 The Exploration Period shall be for a period not exceeding six (6) Contract Years from the Effective Date, divided into:

•                  a first phase of three (3) years

•                  an optional second phase of three (3) years

Contractor’s right to enter the next phase is subject to it having fulfilled its obligations for the then current phase.

4.2.                              Contractor shall notify the Minister of its election to enter the next phase at least ninety (90) days prior to expiration of the then current phase.  If Contractor does not so elect to enter the next phase, the Contract shall terminate pursuant to the terms of this Contract under terms and conditions to be agreed by the Minister and the Contractor at the end of the then current phase, with respect to any portion of the Contract Area not included in:

(a)                                  a Production Area ;

(b)                                 areas subject to an extension pursuant to Article —4.3;

(c)                                  areas retained for a market development phase pursuant, to Article 14.2;

(d)                                 areas retained for Exploration pursuant to Article 4.1; and

(e)                                  any areas then pending approval or then in dispute under Article 13.4(d) and 13.2(d).

4.3                                 Where insufficient time is available during the Exploration Period to complete the commercialization determination under an Appraisal Programme approved under Articles 13.2 or 13.3, the Contractor may have the right, upon written application to the Minister not less than ninety (90) days before the end of the Exploration Period, to an extension of the term with respect to the Appraisal Area until the date on which the evaluation report on such Discovery is due under Article 13.2(d) or 13.4(d).

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4.4                                 In the event of a Commercial Discovery, the term of the Contract shall be twenty-five (25) years from the Effective Date with respect to the Production Area corresponding to such Commercial Discovery; provided, however, if the Commercial Discovery relates to a Natural Gas Field, the term of the Contract shall be twenty-five (25) years from the Effective Date plus the period of any market development phase granted and  utilized in accordance with Article 14.2 and any extension granted in accordance with Article 14.4, with respect to the Production Area corresponding to such Natural Gas Field.

4.5                                 The Contractor may request by notice to the Minister at least one (1) year prior to the end of the term of the Contract to extend the duration of the Contract with respect to any Production Area for up to an additional five (5) years on terms and conditions to be mutually agreed between the Minister and the Contractor.

4.6                                 The Minister may grant further five (5) year extensions in the same manner as has been laid down in Article 4.5.

ARTICLE 5
RELINQUISHMENTS

5.1                                 Subject to Article 5.2, the Contract Area shall be reduced by:

(a)                                  at least [*] percent [*] of the original Contract Area, not later than the end of the first phase of the Exploration Period;

(b)                                 all portions of the original Contract Area not later than the end of the Exploration Period under Article 4.1 with the exception of:

(i)                                     Production Areas;

(ii)                                  Appraisal Areas subject to an extension under Article 4.3;

(iii)                               Natural Gas Discovery areas retained for a market development phase under Article 14.2 and

(iv)                              Exploration areas retained in accordance with Article 4.1;

(c)                                  any Appraisal Area subject to an -extension rider Article 4.3 that is not declared a Commercial Discovery, by the end of the extension under Article 4.3;

(d)                                 any Natural Gas Discovery area retained pursuant to Article 14.2 that is not declared a Commercial Discovery, by the end of the market development phase granted under Article 16.2;

(e)                                  any Production Area, not in Commercial Production by the end of eight (8) years after declaration of Commercial Discovery for such area, within thirty (30) days after the Minister’s request for such relinquishment, and

(f)                                    any Exploration area retained pursuant to Article 4.1 for which no approved Exploration Work Programme for such area is committed.

5.2                                 Subject only to Articles 5.1(e) and 5.6, the Contractor shall not be required pursuant to Article 5.1 to relinquish any portion of the Contract Area designated as a Production Area.

5.3                                 Unless the Contract Area is earlier surrendered or the Contract terminated, the Contractor shall furnish the Minister with a description of the boundaries of the part to be relinquished not less than ninety (90) days in advance of the deadline for the relinquishment prescribed in Article 5.1.

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5.4                                 The area designated under Article 5.3 for relinquishment shall consist as far as practicable of rectangular blocks bounded by lines running due north and south and due east and west, having the longer side no more than three (3) times the shorter side.  Unless the Minister specifically consents, no individual block relinquished shall be less than thirty percent (30%) of the total area being relinquished at such time.

5.5                                 Article 5.4 shall also apply where a Contractor voluntarily surrenders a part of the Contract Area.

5.6                                 The Contractor shall relinquish rights to conduct Petroleum Operations in a Production Area upon request of the Minister where, for reasons other than force majeure or scheduled maintenance under an approved Work Programme and budget, the Contractor has ceased normal production of such Production Area for more than one hundred and eighty (180) consecutive days.

5.7                                 No relinquishment shall relieve Contractor of accrued, but unfulfilled obligations under the Contract.  In the event that Contractor desires to relinquish its rights hereunder in all of the Contract Area without giving fulfilled all accrued Minimum Work Programme under Article 7, Contractor or its guarantor shall pay the Minister prior to the date of such proposed total relinquishment an amount equal to the remaining amount of the non-discharged guarantees under Article 8 corresponding to such accrued, but unfulfilled work obligations.

5.8                                 Prior to relinquishment of any area, Contractor shall perform all necessary abandonment programme activities in accordance with internationally accepted petroleum industry standards to restore such area as nearly as possible to the condition in which it existed on the Effective Date, including removal of such facilities, equipment or installations as the Minister may instruct, and shall take action necessary to prevent hazards to human life, property and the environment which may be caused by its facilities, equipment or installations.

ARTICLE 6
RETAINED EXPLORATION AREA

6.1                                 Where the Contractor declares a Commercial Discovery in the Contract Area during the Exploration Period specified in Article 4.1 or any extension as provided for under Article 4.3, the Contractor shall have the option, exercisable by notice to the Minister at least one hundred and twenty (120) days before the relinquishment required under Article 5.1(b), to retain up to [*] percent [*] of the original Contract acreage or an area to be mutually agreed by the Minister and Contractor if justified by Contractor’s Work Programme for ongoing Exploration.  The notice to the Minister:

(a)                                  shall specify the coordinates of the Exploration area selected for retention, which shall be comprised of no more than two (2) separate rectangular blocks that comply with the specifications stated in Article 5.4; and

(b)                                 shall contain the Contractor’s proposed Exploration Work Programme and budget corresponding to such area for the balance of the current Calendar Year and the next Calendar Year.

Provided the Minister approves the initial Exploration Work Programme submitted with the aforementioned notice, the Contractor shall have the right to conduct Petroleum Operations in the retained Exploration area for so long during the term of the Contract as it commits to and carries out a biennial Exploration Work Programme, acceptable to the Minister, with respect to such retained area.

6.2                                 If the Contractor elects to retain any portion of the Exploration area selected under Article 4.1 beyond the date for which an agreed programme is committed, the Contractor shall propose, for the Minister’s approval, an Exploration Work Programme and budget for the next two (2) Calendar Year periods.  Such proposal shall be presented to the Minister at least ninety (90) days before the end of the period for which an Exploration Work Programme has been approved.

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6.3                                 Notwithstanding the guarantees committed to under Article 8, the Contractor shall complete the Work Programme as agreed to under this Article .

ARTICLE 7
MINIMUM EXPLORATION WORK PROGRAMME

7.1                                 Contractor shall commence Exploration Operations hereunder within ninety  (90) days after the Effective Date.  Such Exploration Operations shall be diligently and continuously carried out in accordance with sound and current international Petroleum industry practice for the duration of the Exploration Period.

7.2                                 During the first phase of the Exploration Period, Contractor shall carry out at least the following Minimum Exploration Programme.

(a)                                  Geological:

Evaluate, integrate and map all available data related to the Contract Area including sample examination; core analysis; geochemical analysis; and petrographic studies of existing wells located on/or nearby the:  Contract Area.

(b)                                 Geophysical:

(i)                                     Reprocess [*]  3D seismic available for the block.

(ii)                                  Evaluate, integrate and map all seismic data related to the Contract Area.

(c)                                  Drilling:

Drilling of at least [*] Exploration Wells, to depths of at least [*] metres, true vertical depth below mudline with spudding of the first such well to be not later than [*] after the Effective Date.

7.3                                 During the optional second phase of the Exploration Period, Contractor shall carry out at least the following Minimum Exploration Programme.

(a)                                  Geological:

Evaluate, integrate and map all data related to the Contract Area including but not limited to sample examination; core analysis; geochemical analysis; and petrography studies of all additional wells during the first Phase of the Exploration Period.

(b)                                 Geophysical:

Evaluate, integrate and map all seismic data related to Contract Area including special processing (i.e. AVO); modification of seismic interpretation; and modeling based on additional wells drilled in the first Phase.

(c)                                  Drilling:

Drilling of at least [*] Exploration [*],  to a depth of at least [*] thousand [*] hundred [*] metres, true vertical depth below mudline.

7.4.                              For purposes of the Minimum Exploration Programme under Articles 7.2 through Article 7.3:

(a)                                                                                  The obligations related to the second phase or third phase of the Exploration Period will accrue only if Contractor elects to enter such subsequent phase by notice pursuant to Article 4.1;

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(b)                                                                                 In the event that an Exploration Well attains the minimum depth requirement in a prospective zone, Contractor shall be required to continue drilling to a depth which will ensure penetration of and allow for the proper testing of the entire prospective zone, provided such further drilling is technically feasible.

(c)                                                                                  Additional line kilometres of seismic and additional Exploration Wells beyond the minimum required for any phase of the Exploration Period may be carried forward to satisfy the respective seismic and drilling obligations of a subsequent phase of the Exploration Period.

7.5                                 Neither Appraisal wells, seismic surveys nor any other Petroleum Operations carried out as part of an Appraisal Programme or Assessment Plan approved under Article 13 shall discharge the Contractor of obligations in respect of the Minimum Exploration Programme.

ARTICLE 8
GUARANTEES

8.1                                 Within seven (7) days after the Effective Date of the Contract, upon commencement of each subsequent phase of the Exploration Period entered into under Article 4 and within seven (7) days of approval being granted for an Exploration Work Programme under Article 6 or for any additional Exploration or Appraisal Work Programme pursuant to Article 13.6(c), Contractor shall provide the Minister with irrevocable guarantees from a guarantor of financial substance acceptable to the Minister for an amount equal to:

(a)                                  the respective amounts specified in Article 8.2, of carrying out the Work Programmes under Articles 6, 7 and 13.6 (c) ;and

(b)                                 the sum of [*] US dollars for the performance of any obligation under the Contract other than those covered by the guarantees under (a) above.

Such guarantees shall be in a form and substance acceptable to the Minister.

8.2                                 The respective amounts of the guarantees for obligations arising out of Work Programmes referred to in Article 8.1 shall be:

(a)                                  For the first phase of the Exploration Period [*]

(b)                                 For the second phase of the Exploration Period [*]

(c)                                  For any retained Exploration area, the estimated cost of the Work Programme that the Contractor commits itself to car out under Article 6 from time to time.

(d)                                 For any additional Exploration or Appraisal Work Programme, pursuant to Article 13.6(c), the estimated cost of the Work Programme that the Contractor commits itself to carry out under Article 13.6(c) from time to time.

8.3                                 Upon delivery to the issuing guarantor of a certificate from the Contractor countersigned on behalf of the Minister by a duly authorized official that the corresponding items of work have been completed in accordance with the Contract and that all technical data related thereto has been delivered to the Minister the guarantee(s) shall be reduced in accordance with the following schedule:

(a)                                  by an amount of [*] US dollars upon completion of the first phase.

(b)                                 by an amount of [*] US dollars upon completion of the second phase.

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(c)                                  by an amount equal to the estimated cost of the Work Programme agreed to under Article 6 from time to time.

(d)                                 by an amount equal to the estimated cost of the Work Programme agreed to under Article 13.4 (c) from time to time.

8.4                                 If, at the end of any phase of the Exploration Period, an approved period in respect of a retained Exploration area pursuant to Article 6, an approved period in respect of an additional Exploration or Appraisal Work Programme pursuant to Article 13.6(c), or upon termination of the Contract, Contractor has failed to perform in accordance with the Contract all or any part of accrued Work Programmes, the Contractor or its guarantor shall on demand from the Minister immediately pay the Minister the entire remaining amount of such outstanding guarantee or guarantees.

8.5                                 The Contractor shall deliver to the Minister within seven (7) days after the Effective Date of the Contract in a form acceptable to the Minister an undertaking from the ultimate parent company that such parent company shall provide all technical and financial resources that its subsidiary may require to meet on a timely basis Contractor’s obligations under the Contract.

ARTICLE 9
COORDINATION COMMITTEE

9.1                                 Within ten (10) days after the Effective Date, a Coordination Committee composed of four (4) members, two (2) of whom shall be appointed by the Minister and two (2) by the Contractor, shall be established.  A Party, by at least ten (10) days’ notice to the other Party, may replace one or more of its members on the Coordination Committee.  The Chairman of the Coordination Committee shall be appointed by the Minister from the members appointed by him, and the secretary shall be named by the Contractor from among its appointees.  Additional representatives of either Party may attend meetings as observers or alternate members.

9.2                                 The mandate of the Coordination Committee is to assist Contractor in its activities under this Contract and to provide a forum for a continuous dialogue and flow of information between the Contractor and the Minister regarding Contractor’s planned activities and progress related to the Contract Area.  The Committee shall review proposals for revisions to agreed Work Programmes and budgets and periodically, evaluate the Contractor’s progress in respect of approved Work Programmes, budgets and other matters related to Petroleum Operations under this Contract.

9.3                                 Ordinary meetings of the Coordination Committee shall be held quarterly in Port of Spain, or any other location agreed by the Parties.  Special meetings of the Coordination Committee may be called on reasonable notice by either Party for the purpose of considering any major development or problems in Petroleum Operations.

9.4                                 The secretary’s minutes of a meeting shall be prepared, and circulated within fourteen (14) days after adjournment of the meeting.  A copy of such minutes shall be delivered to each of the Parties for information and appropriate action.

9.5                                 The Coordination Committee may from time to time designate one or more technical committees, composed of specialists appointed by the Parties to assist as required.

ARTICLE 10
UNDERTAKING BY CONTRACTOR

10.1                           Resident Representative:  Within thirty (30) days after the Effective Date Contractor shall designate a representative residing in Trinidad and Tobago who shall have full authority to represent it in respect of matters related to the Contract and to receive notices addressed to Contractor.

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10.2                           Office:  Within ninety (90) days after the Effective Date, Contractor shall establish an office in Trinidad and Tobago with sufficient competence and capacity to conduct and perform Petroleum Operations in accordance with the terms of this Contract.

10.3                           Conduct of Petroleum Operations:  Contractor shall conduct Petroleum Operations hereunder in a continuous, diligent, and workmanlike manner, in accordance with applicable law and the Contract, and sound and current international petroleum industry practices and environmental standards applicable from time to time in similar circumstances, all designed to achieve efficient and safe Exploration and Production of Petroleum and to maximize the ultimate economic recovery of Petroleum from the Contract Area.  In this regard, Contractor shall ensure that all materials, equipment, technologies and facilities used in Petroleum Operations comply with engineering and environmental standards generally accepted in the international petroleum industry, and are kept in good working order.

10.4                           Notification of Work:  Contractor shall provide the Minister with regular and complete information concerning all Petroleum Operations and shall present to the Minister prior to execution of specific work information relative thereto.

10.5                           Records:  Contractor shall prepare and maintain in Trinidad and Tobago at all times during the term of the Contract accurate and current records of its Petroleum Operations hereunder.

10.6                           Reports:  In accordance with Annex ”B”, the Contractor shall submit to the Minister detailed daily drilling reports and monthly physical progress reports covering in reasonable detail all the activities carried out hereunder, as well as all other reports as may be required by the Minister.

10.7                           Comprehensive Technical and Commercial Evaluation:  Within ninety (90) days after completion of the Minimum Exploration Programme under Articles 7.2 and 7.3 respectively, and Work Programmes under Articles 4 and 13, Contractor shall prepare and present to the Minister a comprehensive technical and commercial evaluation of the Petroleum potential of those portions of the Contract Area for which Exploration Operations and other activities have been performed or evaluated by the work conducted.

10.8                           Data:  Contractor shall provide the Minister in accordance with Annex ”B” any and all data, reports, samples, information, interpretation of such data and all other information.  or work product pertaining to the Contract Area including in particular all data for which the cost was recorded by Contractor as a cost of Petroleum Operations.  The Contractor may retain for use in Petroleum Operations hereunder copies of technical data.  All original data shall be delivered by Contractor to the Minister not later than the end of the term of the Contract.  Subject to the prior approval of the Minister, Contractor may:

(a)                                  export original data;

(b)                                 retain for use in Petroleum Operations hereunder original technical data;

(c)                                  export for processing or laboratory examination or analysis, samples or other original materials, provided that samples equivalent in size and quality or, where such material is capable of reproduction, copies of equivalent quality have first been delivered to the Minister.

10.9                           Inspection by the Minister:

(a)                                  Contractor shall enable at all reasonable times the duly authorized representatives of the Minister and other agencies of the Government to inspect any part of Petroleum Operations and all facilities, installations, offices, records, books or data related to Petroleum Operations.

(b)                                 All duly authorized representatives of the Minister and other agencies of the Government agree to abide by the posted or published safety rules of the Contractor during such inspections.

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10.10                     Use of Facilities:  Contractor shall provide facilities to a reasonable number of duly authorized representatives of the Minister and other agencies of the Government to perform their duties and obligations in relation to this Contract, including in the case of Field operations, transportation, lodging, food and other amenities at equal conditions as those supplied by Contractor to its own staff.

10.11.                  Loss or Damage:  Contractor shall bear responsibility in accordance with applicable law for any loss or damage to third parties caused by its employees’ or Subcontractors’ wrongful or negligent acts or omissions and indemnify the Minister and the Government against all.  claims and liabilities in respect thereof.

10.12                     Legal Proceedings:  Contractor shall give the Minister timely notice of any legal proceedings in relation to this Contract.

10.13                     Environment, Pollution, Safety:  While conducting Petroleum Operations and in accordance with sound and current international Petroleum industry practice, Contractor shall take and ensure that its Subcontractors and agents take necessary measures for safety of life; conservation of property, crops, fish, wildlife and navigation; protection of the environment; prevention of pollution; and safety and health of personnel, including but not limited to:

(a)                                  ensuring security areas around all machinery and equipment;

(b)                                 erecting of fences, if applicable, at a distance of not less than fifty (50) metres from any drilling rig, generator, or other equipment of a dangerous nature;

(c)                                  providing secure storage areas for all explosives, detonators, and similar dangerous materials used in Petroleum Operations;

(d)                                 preventing pollution or damage to any water-bearing formations and other natural resources;

(e)                                  containing any blowout, fire or other emergency situation that would result in loss of reserves or damage to the reservoir;

(f)                                    preventing (i) unintentional entrance of fluids into Petroleum formations and (ii) the production of Crude Oil or Natural Gas from reservoirs at higher rates than consistent with good Petroleum industry practice;

(g)                                 taking all necessary -precautions to prevent pollution of or damage to the environment including the undertaking of remedial measures within a reasonable period to repair or offset damage to the environment in cases where the Minister determines that any works or installations erected by the Contractor or any operations conducted by or on behalf of the Contractor endanger third party property or cause pollution or harm wildlife or the environment, including where pollution occurs promptly to treat or disperse it in an environmentally acceptable manner;

(h)                                 reporting to the Minister within twenty-four (24) hours in cases of death or serious injury to workers in the performance of duties connected with Petroleum Operations;

(i)                                     arranging an adequate supply of first-aid medicines and equipment in each area and maintaining a healthy environment for the workers;

(j)                                     providing safety and fire-fighting equipment and training of personnel in the use of such equipment in each work area; and

(k)                                  participating in the National Oil Spill Contingency Plan, as in force from time to time, and, in addition and without prejudice to its obligations thereunder, preparing and submitting to the

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Minister for approval prior to commencing any drilling activities, an oil spill and fire contingency plan, which plan shall be implemented in the event of such a catastrophe.

10.14                     Joint Operating Agreement:  In the event there is more than one entity comprising the Contractor, a joint operating agreement between the entities shall be executed within ninety (90) days of the Effective Date and submitted to the Minister for his information.  Any changes made thereafter to that agreement shall be submitted to the Minister for his information within ten days after the execution of such changes

ARTICLE 11
ANCILLARY RIGHTS OF CONTRACTOR

11.1                           Contractor shall for the efficient conduct of Petroleum Operations have the right:

(a)                                  to free access to and from the Contract Area and to and from facilities pertaining to Petroleum Operations hereunder wherever located at all times, and to unimpeded use of the land required; and

(b)                                 to use in Petroleum Operations sand, gravel and water belonging to the public domain by prior arrangement with the relevant authorities and on payment of the generally.  prevailing charge for such resources in the locality of use.

ARTICLE 12
ASSISTANCE BY THE MINISTER

12.1                           To enable Contractor to implement the Contract expeditiously and efficiently, the Minister shall when specifically requested by Contractor assist the Contractor among other things, in:

(a)                                  obtaining right to use land, rights of way, permits and/or easements as may be required for the conduct of Petroleum Operations;

(b)                                 obtaining licences or permits for transportation and communication facilities;

(c)                                  complying with import/ export control and regulation and custom formalities and where applicable obtaining exemptions from customs and other duties;

(d)                                 obtaining entry and exit visas for the foreign employees of Contractor and foreign Subcontractors who may come to Trinidad and Tobago for the implementation of the Contract, including members of their families;

(e)                                  obtaining relevant work permits;

(f)                                    obtaining access to all geological, geophysical, drilling, well and production information in the Contract Area; and

(g)                                 dealing with Government authorities in general.

12.2                           All reasonable expenses incurred in the assistance provided by the Minister in accordance with this Article 12 shall be reimbursed by Contractor.”

ARTICLE 13
DISCOVERY, COMMERCIALIZATION PROCEDURE

13.1                           If a Discovery is made in an Exploration Well, the Contractor shall:

(a)                                  immediately notify the Minister of such Discovery;

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(b)                                 within thirty (30) days thereafter provide the Minister with all available information regarding the Discovery, including a preliminary classification of the Discovery as Crude Oil or Natural Gas; and

(c)                                  within ninety (90) days after such Discovery, also notify the Minister whether:

(i)                                     it considers the Discovery of Crude Oil or Natural Gas to have commercial potential; or

(ii)                                  it days not consider the Discovery of Crude Oil or Natural Gas to have commercial potential.

13.2                           (a)                                  If the Contractor pursuant to Article 13.1(c)(i) notifies the Minister that a Discovery of Crude Oil has commercial potential, it shall within thirty (30) days after such notice present to the Minister for approval an Appraisal Programme.  The Appraisal Programme shall be deemed approved as submitted if the Minister does not respond in writing within sixty (40) days of receipt thereof.

(b)                                 The Appraisal Programme shall:

(i)                                     specify in reasonable detail the Appraisal work including seismic, drilling of wells and studies to be carried out, the estimated cost of these works and the time frame within which the Contractor shall commence and complete the programme; and

(ii)                                  identify the Appraisal Area which shall not exceed the area encompassing the geological structure or feature and a reasonable margin surrounding such structure or feature to be mutually agreed by the Minister and Contractor.

(c)                                  The Contractor shall carry out the approved Appraisal Programme under Article 13.2(a) within the time frame specified therein.  The Contractor may amend the Appraisal Programme subject to the Minister’s prior approval.

(d)                                 Within ninety (90) days after completion of the Appraisal Programme the Contractor shall submit to the Minister a comprehensive evaluation report on the Appraisal Programme.  Such evaluation report shall include, but not be limited to, the following information:  geological conditions, such as structural configuration; physical properties and extent of reservoir rocks; pressure, volume and temperature analysis of the reservoir fluid; fluid characteristics, including gravity and composition of liquid and gaseous hydrocarbons, sulphur percentage, sediment and water percentage, and product yield pattern; production forecasts (per well and per Field); and estimates of recoverable reserves, projected delivery rate and pressure, quality specifications and other relevant technical and economic factors including economic feasibility studies carried out by the Contractor in respect of its declaration made under Article 13.4.

13.3                           (a)                                  If the Contractor pursuant to Article 13.1(c) (i) notifies the Minister that a Discovery of Natural Gas gis commercial potential, it shall within ninety (90) days after such notice present to the Minister for approval a plan for assessing the Discovery in sufficient detail to be able to seek a market for the Natural Gas (“Assessment Plan”).  The Assessment Plan shall be deemed approved as submitted if the Minister does not respond within sixty (40) days of receipt thereof.

(b)                                 The Assessment Plan shall:

(i)                                     specify in reasonable detail the work that is needed to assess the discovery, including seismic, drilling of wells and studies to be carried out, the estimated cost of these works and the time frame within which the Contractor shall commence and complete such works.

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(ii)                                  identify the Assessment Plan area which shall not exceed the area encompassing the geological structure or feature and a reasonable margin surrounding such structure or feature to be mutually agreed by the Minister and Contractor.

(c)                                  The Contractor shall carry out the approved Assessment Plan under Article 13.3(a) within the time frame specified therein.  The Contractor may amend, the Assessment Plan subject to the Minister’s prior approval.

(d)                                 Within ninety (90) days after completion of the Assessment Plan, the Contractor shall submit to the Minister a comprehensive evaluation report on the Assessment Plan.  Such evaluation report shall include all available information related to the Discovery and a preliminary evaluation of its technical and economic factors including economic feasibility studies relevant to the determination of a market for available Natural Gas.

(e)                                  Upon submission of the evaluation report under Article 13.3(d) the Contractor shall notify the Minister whether or not based on the results of its Assessment Plan it wishes to retain the Natural Gas Discovery for a market development phase in accordance with Article 16.2.

13.4                           (a)                                  As a condition for declaring Commercial Discovery of a Natural Gas Field, the Contractor shall conduct an Appraisal Programme acceptable to the Minister.  As soon as the Contractor develops an acceptable market for Natural Gas, but in any event within the term of the Contract including any market development phase granted under Article 16.2, the Contractor shall apply to the Minister for approval and upon approval being granted forthwith carry out an Appraisal Programme of the Natural Gas Discovery.

(b)                                 The Appraisal Programme shall:

(i)                                     specify in reasonable detail the Appraisal work including seismic, drilling of wells and studies to be carried out, the estimated cost of these works and the time frame within which the Contractor shall commence and complete the programme; and

(ii)                                  identify the Appraisal Area which shall not exceed the area encompassing the geological structure or feature and a reasonable margin surrounding such structure or feature to be mutually agreed by the Minister and Contractor.

(c)                                  The Contractor shall carry out the approved Appraisal Programme under Article 13.4(a) within the time frame specified therein.  The Contractor may amend the Appraisal Programme subject to the Minister’s prior approval.

(d)                                 Within ninety (90) days after completion of the Appraisal Programme the Contractor shall submit to the Minister a comprehensive evaluation report on the Appraisal Programme.  Such evaluation report shall include, but not be limited to, the following information:  geological conditions, such as structural configuration; physical properties and extent of reservoir rocks; pressure, volume and temperature analysis of the reservoir fluid; fluid characteristics, including gravity and composition of liquid and gaseous hydrocarbons, sulphur percentage, sediment and water percentage, and product yield pattern; production forecasts (per well and per Field); and estimates of recoverable reserves, projected delivery rate and pressure, quality specifications and other relevant technical and economic factors including economic feasibility studies carried out by the Contractor in respect of its declaration made under Article 13.4.

13.5                           If the Contractor fails to present an Appraisal Programme under Article 13.2(a) or Assessment Plan under Article 13.3 that is acceptable to the Minister, the Contractor shall upon the request of the Minister at any time thereafter relinquish an area which shall contain as a minimum the geological structure or feature in which the Discovery was made.

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13.6         With the submission of the evaluation reports pursuant to Article 13.2 and 13.4, the Contractor shall submit a written declaration to the Minister indicating one of the following:

(a)           that based on the results of its Appraisal Programme it has determined that the Discovery is a Commercial Discovery;

(b)           that based on the results of its Appraisal Programme it has determined that the Discovery is not a Commercial Discovery in which event the Contractor shall be required to relinquish the areas pursuant to Article 5;

(c)           that based on the results of its Appraisal Programme it has determined that the Discovery is a significant Discovery which may become a Commercial Discovery conditional on the outcome of further work, acceptable to the Minister, that the Contractor commits itself to carry out under a further Exploration or Appraisal Work Programme in specified areas within or outside the Appraisal Area.

13.7         In the event the Contractor commits itself to an approved Work Programme under Article 13.6(c), it shall be entitled to retain the Appraisal Area pending the completion of the further Exploration or Appraisal Programme within the term of the Contract, at which time the provisions of Article 13.4(a) or (b) shall be applied accordingly.

13.8         (a)           If Contractor declares pursuant to Article 13.6(a) that a Discovery is a Commercial Discovery, the Contractor shall submit within ninety (90) days of such declaration:

(i)            a proposed Development Plan;

(ii)           a proposed designation of the Production Area; and

(iii)          a comprehensive environmental impact study covering the proposed Development and any related facilities or infrastructure inside or outside of the Contract Area.

all three of which shall be subject to the Minister’s prior approval.  The proposed Development Plan, Production Area and environmental impact study shall be deemed approved as submitted if the Minister does not respond within ninety (90) days of receipt.

(b)           In the event the Minister and the Contractor are unable to reach agreement on any objections raised or changes proposed by the Minister, the Contractor shall have the right to request determination of the disputed issues pursuant to Article 33, in which case the decision shall be binding on both the Minister and the Contractor.

(c)           Upon approval being granted, the Contractor shall proceed promptly and diligently and in accordance with good international Petroleum industry practice to develop the Discovery, to install all necessary facilities, to commence Commercial Production and to produce the Field in a manner that will achieve maximum economic recovery of the reserves.  Production shall continue without interruption unless the Minister is satisfied that the interruption is justified for technical or other reasons

13.9         The Contractor’s proposed Development Plan under Article 13.8 shall detail the Contractor’s proposals for Development and operation of the Production Area and of any facilities and infrastructure up to the Measurement Point required outside of the Production Area.  Such Development Plan shall set forth Production parameters, number and spacing of wells, the facilities and infrastructure (including proposed locations) to be installed for Production, storage, transportation and loading of Petroleum, an estimate of the overall cost of the Development, and estimates of the time required to complete each phase of the Development Plan, a production forecast and an estimate of ongoing capital and operating expenses involved to achieve the production profile, any other factor which would affect the economic or technical

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feasibility of the proposed Development, profitability estimates, safety measures to be adopted, a description of the organisation to be established in Trinidad and Tobago, measures to be implemented for the employment of nationals, the proposed abandonment plan and such other particulars as the Minister may direct.

13.10       Any significant changes to an approved Development Plan or proposals related to extension of a Field or for enhanced recovery projects shall be discussed among the Parties and if agreed shall be submitted in writing to the Minister for his prior approval.  Such changes shall be deemed approved as submitted if the Minister does not respond within ninety (90) days of receipt.

ARTICLE 14
EXPLORATION WORK PROGRAMME

14.1         (a)           The Contractor shall present to the Minister for approval with respect to each Calendar Year during the Exploration Period an annual Work Programme and budget for the Contract Area.  The Work Programme and budget shall be deemed approved as submitted if the Minister does not respond within sixty (40) days of receipt.  The first such programme and budget shall be submitted within thirty (30) days after the Effective Date and each subsequent programme and budget at least sixty (40) days before the beginning of the relevant Calendar Year.

(b)           Within thirty (30) days following the end of each Quarter of the Calendar Year, the Contractor shall provide to the Minister a status report specifying the work carried out during that Quarter, the approximate costs incurred during such period and any changes that the Contractor plans to make to the Work Programme and budget as a result of operations to date in that Calendar Year.  The status report corresponding to the fourth Quarter of each Calendar Year shall also contain an annual summary of the quarterly reports for that Calendar year.

14.2         In respect of the retained Exploration area approved under Article 6 and the Appraisal Area under Article 13 the provisions of 14.1(b) shall apply.

14.3         Subject to the Contractor’s obligations under Article 7 and the Minister’s prior approval, the Contractor may amend the Work Programme and budget approved under Article 14.1.

ARTICLE 15
DEVELOPMENT AND PRODUCTION WORK PROGRAMMES AND BUDGETS

15.1         Commencing in the Calendar Year in which the Minister approves the first Development Plan for the Contract Area, the Contractor shall prepare and submit to the Minister for approval, in such form as the Minister may direct, an annual Development and Production Work Programme and budget detailing by Calendar Quarter all aspects of the proposed Petroleum Operations to be carried out in relation to each Production Area and related facilities and infrastructure, the estimated cost thereof, duration and location of each operation, and, where applicable, the estimated monthly rate of production for each Production Area.  Each proposed Work Programme and budget shall also include a forecast of yearly Development and Production activity and expenditure for the ensuing period of four (4) Calendar Years or the period up to the end of the term of the.  Contract, whichever is shorter.

15.2         The first Development and Production Work Programme and budget,- covering the balance of the Calendar Year in which the first Development Plan is approved shall be submitted within thirty (30) days after-the date of approval of such Development Plan.  Thereafter, the Contractor shall submit its proposed annual Work Programme and budget at least ninety (90) days before the beginning of the relevant Calendar Year.

15.3         The Contractor’s proposed Work Programme and budget shall be deemed approved as submitted if the Minister does not respond in writing within sixty (40) days after receipt.

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15.4         If the Minister objects to.  any part of the Contractor’s proposal, he shall notify the Contractor within the period specified in Article 15.3.  The Minister’s notice shall specify the modifications required by the Minister.  If the Contractor considers that any revision required by the Minister renders the Work Programme and budget unacceptable to the Contractor, the Contractor shall within twenty-five (25) days after receipt notify and substantiate to the Minister its reasons for that decision.  Forthwith the Minister and the Contractor shall meet with a view to resolving any differences.  If they fail to resolve their differences by the beginning of the Calendar Year for which the Work Programme is to apply, the Contractor shall incorporate the modifications requested by the Minister into the proposed Work Programme and budget submitted under Article 15.2 to the extent such changes:

(a)           do not increase or decrease any line item of such proposed Work Programme and budget by more than ten percent (10%); and

(b)           do not materially alter the Development Plan as approved by the Minister provided that the Development and Production Work Programme and budget is consistent with such Development Plan.

The Minister may direct the Contractor to modify the proposed rate of production from any Field from which more than fifty percent (50%) of the production on an energy equivalent basis is Crude Oil for any of the reasons contained in Sections 43(h), 43(i) and 43(s)- of the Regulations, provided always that such changes in production levels shall not significantly alter the production levels agreed to between the Minister and the Contractor in the then current Development Plan.  Notwithstanding the above provisions the Minister reserves the right to modify production levels for safety considerations.

15.5         The Contractor shall deliver to the Minister within twenty-one (21) days after each Calendar Quarter a status report on the operations conducted and costs incurred under the approved Development and Production Work Programme and budget during such Calendar Quarter.  The status report shall forecast any significant changes to such approved Work Programme and budget that the Contractor anticipates may be necessary during the balance of the Calendar Year.  The report corresponding to the last Quarter of each Calendar Year shall also include a year end summary of operations and costs during such Calendar Year.

ARTICLE 16
NATURAL GAS

16.1         Within ninety (90) days of completion of an Assessment Plan agreed with the Minister under Article 13.3, the Contractor shall submit a comprehensive evaluation report on the Assessment Plan in accordance with Article 13.  Upon submission of the evaluation report the Contractor shall in accordance with the provisions of Article 13 notify the Minister whether or not it wishes to retain the Natural Gas Discovery for a market development phase.

16.2         If the Contractor requests a market development phase for such Discovery, the Contractor and the Minister shall within sixty (60) days after such election, define by mutual agreement the portion of the Contract Area to be subject to such market development phase.  Such portion shall not exceed the area encompassing the geological structure or feature in which such Discovery was made and a reasonable margin surrounding such structure or feature to be mutually agreed by the Minister and Contractor.  Subject to Articles 14.2-through 16.5 the duration of such market development phase shall not exceed five (5) years from the date of the Contractor’s notice under Article 16.1.  The market development phase shall end on the first to occur of:

(a)           the date following that on which the Natural Gas Discovery is declared a Commercial Discovery;

(b)           the date that the Contractor voluntarily surrenders the market development area, or

(c)           five (5) years after the date of the Contractor’s notice under Article 14.1.

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The Contractor shall be deemed to have relinquished all rights to the Natural Gas Discovery if it does not declare the Discovery a Commercial Discovery by the end of the market development phase or on earlier relinquishment of that portion of the Contract Area.

16.3         During the market development phase, the Contractor shall pay to the Minister at the end of each year of the market development phase or upon earlier termination an annual holding fee of [*] US dollars, reduced by duly verified amounts that the Contractor has expended during such year under specific programmes approved by the Minister on activities or projects directly attributable to the market development area.  Expenditures for the following types of activities will be eligible as credits against the holding fee:

(a)           further geochemical, geophysical or geological surveys in the market development area;

(b)           the drilling and testing of any well in the market development area;

(c)           consulting, feasibility and marketing studies;

(d)           market development outside Trinidad and Tobago for projects approved by the Minister.

Amounts expended-in a particular year in excess of the holding fee may be carried forward as a credit against the following years holding fees if agreed by the Minister in his approval of the programme under which the expenditure was made.  The holding fee shall be applied on a pro rata daily basis in the event the Contractor relinquishes the market development area or declares such Natural Gas Discovery to be a Commercial Discovery prior to the end of such year.

16.4         The Contractor shall notify the Minister, forthwith upon entering the market development phase, of the availability of the Natural Gas from such Discovery for sale and use in the internal market in Trinidad and Tobago.  With such notice the Contractor shall provide the results of the Assessment Plan carried out under Article 13.3.  The internal market includes, without limitation, Natural Gas sold to refineries, electricity generating facilities, petrochemical manufacturers and other industrial, commercial and domestic customers in Trinidad and Tobago but expressly excludes Natural Gas to be liquified for export or to be chemically converted to gasoline for export or to be used by Contractor in its Petroleum Operations hereunder.

16.5         The Contractor shall have primary responsibility for developing a market for all Available Natural Gas from the market development area and for negotiation for the sale thereof on a joint dedicated basis at prices and terms common to both the Minister and the Contractor.  The marketing arrangements for such Natural Gas sales contract shall be subject to approval by the Minister.  In applying for such approval the Contractor shall demonstrate to the Minister that the price of such Natural Gas at the Measurement Point represents the fair market value for such Natural Gas, taking into consideration a fair market cost for transporting the Natural as from the Measurement Point to the consumer.

The approval of any export project shall be at the discretion of the Minister.

16.6         With its application for approval of any gas sales, contract, pursuant to Article 16.5, the Contractor may also apply to the Minister for the granting of an additional period, to be added to the term of-the Contract, to facilitate the sale of Natural Gas under such gas sales contract.  The Minister shall subject to the execution of such :gas sales contract, extend the term of the Contract, with respect to the Natural Gas Production Area, corresponding to such gas sales contract, for a period which will allow for the supply of Natural Gas under the terms of the gas sales contract.

16.7         The Contractor shall apply to the Minister for such licences as may be required for operations in Trinidad and Tobago beyond the Measurement Point.  Costs incurred in this regard shall not be subject to cost recovery under this Contract.

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16.8         The Contractor shall use with priority in Petroleum Operations, Associated Natural Gas, including use for reinjection for pressure maintenance or recycling operations to effect maximum economic recovery of Crude Oil.

16.9         The Minister may at any time call upon the Contractor to deliver to the Minister at the Field separator without compensation any quantity of Natural Gas, produced in association with Crude Oil, not being required by the Contractor for Petroleum Operations or for sale, which may be needed in the public interest, provided that delivery does not unreasonably interfere with Contractor’s Petroleum Operations.  Government shall at its own cost provide and maintain any facilities beyond the delivery point required in connection with gathering, transporting, processing or utilization of such Associated Natural Gas.

16.10       The Contractor shall minimize flaring of any remaining Associated Natural Gas by reinjecting such Natural Gas into suitable strata or underground storage in accordance with good Petroleum industry practice.  The Contractor shall seek the Minister’s approval to flare any such gas which cannot be re-injected due to specific reservoir considerations or for other reasons, that are accepted internationally and are in line with good oilfield practice.  Before flaring, the Contractor shall take reasonable measures to ensure the extraction of natural gasoline and other liquids contained in the Associated Natural Gas if the.  Minister and the.  Contractor agreed that such extraction is economically justifiable.  Notwithstanding anything in this Article to the contrary, Associated Natural Gas may be flared at any time if necessary for the conducting of well and production tests and during any emergency.

ARTICLE 17
BOOKS OF ACCOUNT, FINANCIAL REPORTING, AUDIT, AND
COST VERIFICATION

17.1         Contractor shall maintain in Trinidad and Tobago in accordance with the Accounting Procedure in Annex ”C” and accepted accounting practices generally used in the international petroleum industry, books of account and such other books and records as may be necessary to show the work performed under the Contract, the costs incurred and the quantity and value of all Petroleum produced and saved from the Contract Area and not used in Petroleum Operations.

17.2         Contractor shall prepare for each Calendar Year financial statements including a balance sheet and profit and loss statement reflecting its operations under the Contract.  Accounting methods, rules and practices applied for determining revenue and expense shall be consistent with sound and usual international petroleum industry practice and, the laws of Trinidad and Tobago.  Each financial statement shall  be certified by an independent certified firm of chartered accountants acceptable to the Minister and shall be submitted, along with the auditor’s report to the Minister and the minister responsible for finance within ninety (90) days after the end of the Calendar Year to which it pertains.

17.3         Contractor shall also provide the Minister with the various other financial reports required by Annex ”C”.

17.4         The Minister shall have the right to inspect and audit Contractor’s books, accounts and records relating to Petroleum Operations under the Contract for the purpose of verifying Contractor’s compliance with the terms and conditions hereof.  Upon reasonable advance notice such books, accounts and records shall be available in Trinidad and Tobago at all reasonable times for inspection and audit by duly authorized representatives of the     Government, including independent auditors that may be employed by it.  Fiscal audits shall be carried out within the period allowed under the Petroleum Taxes Act Chapter 75:04.

17.5         The Minister and/or the minister responsible for finance may require Contractor to engage Contractor’s parent company’s auditors to examine at Contractor’s cost and in accordance with generally accepted auditing standards, the books and records of an Affiliate to verify the accuracy and compliance with the terms of the Contract insofar as a charge from the Affiliate of Contractor (or of any entity comprising Contractor) is included directly or through Contractor as a reimbursable cost under the Contract.  Whenever audit of an Affiliate’s books is requested, the Minister shall specify in writing the item or items for which it requires verification from such independent audit.  A copy of the independent auditor’s findings shall be

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delivered to the Minister and the minister responsible.  for finance within thirty (30) days after completion of such audit.

(a)           Contractor shall submit a statement of expenditure in accordance with the procedure detailed in Annex ”C” to the Minister who shall verify:

(i)            that claimed costs qualify for cost recovery under the terms of the Contract and the Accounting Procedure; and

(ii)           that the claimed amount of a qualifying cost is correct based on documentation made available at the Contractor’s office in Trinidad and Tobago.

(b)           The statement of expenditure shall be deemed approved as submitted if the Minister does not respond within ninety (90) days of receipt.  If the Minister takes written exception thereto, such written exception shall identify the particular cost or costs being contested and the reason for the query.

(c)           The Contractor shall submit to the Minister within thirty (30) days after receipt of the Minister’s exception notice such additional information in written form as the Minister may require or the Contractor considers appropriate to support the correctness and/or recoverability of the contested cost or costs.  If Contractor does not make a written submission within such time supporting the charge, the cost or costs shall be deemed disallowed for purposes of cost recovery.

(d)           If additional written information supporting the contested cost or costs is submitted by Contractor within the prescribed period, the Minister shall notify the Contractor of his decision within thirty (30) days after receipt of such information.

(e)           If the Minister notifies the Contractor that the exception remains, the charge shall be deemed disallowed for purposes of cost recovery under the Contract subject to the right of the Contractor to request within thirty (30) days after the receipt of such notice that the final determination as to recoverability of the disputed cost or costs be made by an expert pursuant to Article 33.8.

(f)            The Contractor shall promptly correct its books of account to reflect any changes resulting from the cost verification procedure.

17.7         Except as otherwise agreed in writing between the Minister and the Contractor, all transactions giving rise to revenues, costs or expenses which will be credited or charged to the books, accounts, records and reports prepared, maintained or submitted hereunder shall be conducted at arm’s length or on such a basis as will assure that all such revenues, costs or expenses will not be higher or lower than would result from a transaction conducted at arm’s length on a competitive basis with third parties

ARTICLE 18
ALLOCATION OF PRODUCTION, RECOVERY OF COSTS AND EXPENSES, PRODUCTION SHARING
AND RIGHT OF EXPORT

18.1        Contractor shall have the right to use free of charge Petroleum produced from the Contract Area to the extent reasonably required for Petroleum Operations under the Contract.

18.2        All Available Petroleum shall be measured at the applicable Measurement Points and allocated as set forth hereinafter.  Test or experimental production, to the extent not required for Petroleum Operations hereunder; shall be deemed Profit Petroleum and shall be allocated between the Minister and the Contractor in accordance with Article 18.14.

18.3.       Contractor and the Minister shall review annually Contractor’s production programme from each Production Area having due regard to ensuring compliance with Contractor’s obligations under Article 10.

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18.4        Contractor shall prepare and provide the Minister not less than ninety (90) days prior to the beginning of each.  Calendar Quarter following commencement of Commercial Production a written forecast setting out the total quantity of Petroleum that it estimates can be produced and saved hereunder during each Month for the next four (4) Calendar Quarters in accordance with good Petroleum industry practice and the Production programme established in accordance with Article 18.3.  Contractor shall endeavour to produce each Calendar Month the forecast quantity.

18.5        The Crude Oil shall be run, if applicable, to storage tanks constructed, maintained and operated at the Measurement Point under the Contract where it shall be measured for purposes of the Contract and delivered to the Minister and each entity comprising Contractor who shall each take in kind, assume risk of loss and separately dispose of their respective entitlement of Available Crude Oil.  All Available Natural Gas shall be sold on a joint-dedicated basis in accordance with Article 14.5.

18.6        Prior to commencement of Commercial Production of Crude Oil from the Contract Area, the Minister and the Contractor shall agree on a procedure for taking volumes of Crude Oil corresponding to their respective entitlements on a regular basis and in a manner that is appropriate having regard to the respective destinations and uses of the Crude Oil.

Cost Recovery

18.7        The value of Cost Recovery Petroleum shall be determined in accordance with Article 20 herein.  Subject to the Accounting Procedure and the auditing provisions of the Contract, Contractor shall recover costs and expenses duly verified in accordance with Article 17 of the Contract in respect of the Petroleum Operations hereunder to the extent of and out of the following maximum limits per Calendar Month of all Available Crude Oil and/or all.  Available Natural Gas from the Contract Area, (hereinafter referred to as “Cost Recovery Crude Oil” and/or “Cost Recovery Natural Gas”).

(a)           [*] of all Available Crude Oil and [*]of all Available Natural Gas from the Contract Area when cumulative production of Petroleum in the Contract Area after the Effective Date is equal to or less than [*] Barrels of Crude Oil;

(b)           [*] of all Available Crude Oil and [*] of all Available Natural Gas from the Contract Area when cumulative production of Petroleum in the Contract Area after the Effective Date exceeds [*] Barrels but is equal to or less than [*] Barrels of Crude Oil; and

(c)           [*] of all Available Crude Oil and [*] of all Available Natural Gas from the Contract Area when cumulative production of Petroleum in the Contract Area after the Effective Date exceeds [*] Barrels of Crude Oil.

In computing the total cumulative production referred to above, Natural Gas production shall be added to Crude Oil production after converting to Barrels of Crude Oil on an Energy Equivalent Basis.

18.8        Subject to Article 18.9 such costs and expenses shall be allocated to the applicable recoverable Crude Oil cost account or recoverable Natural Gas cost account and shall be recovered from the relevant account on a first in, first out basis subject to the following:

(a)           costs incurred in respect of Exploration Operations may be recovered on an expensed basis;

(b)           capital costs incurred in respect of Development and Production Operations may be recovered over [*] commencing in the year in which such expenditure is incurred with [*] recoverable in the first year and [*] recoverable in each of the next [*] years;

(c)           annual operating costs, may be recovered in the year in which they are incurred;

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(d)           annual administrative overhead costs, up to the limits established in Article 2(1) of the Accounting Procedure may be recovered in the year incurred; and

(e)           any Exploration Well or Appraisal well which is subsequently used for Development Operations shall be classified as a Development well and all costs incurred shall be deemed recoverable as prescribed under Article 18.8(b).  An appropriate adjustment shall be made to the cost recovery account in the Calendar Month immediately following this reclassification.

18.9        To the extent that in a Calendar Year outstanding recoverable costs or expenses related to the Contract Area exceed the value of all Cost Recovery Crude Oil or Cost Recovery Natural Gas from the Contract Area for such Calendar Year the excess shall be carried forward for recovery in the Year until fully recovered, termination of the Contract.

18.10      To the extent that the value of Cost Recovery Crude Oil or Cost Recovery Natural Gas received by Contractor from the Contract Area during a Calendar Month is greater or less than the amount Contractor was entitled to receive for that Month, an appropriate adjustment shall be made in accordance with internationally accepted accounting principles.

Profit Petroleum

18.11      The remaining Available Petroleum including any portion of Cost Recovery Crude Oil or Cost-Recovery Natural Gas not required to cover costs (hereinafter referred to as “Profit Crude Oil” and/or “Profit Natural Gas” and collectively, as “Profit Petroleum”) shall be allocated between the Minister and Contractor.

18.12      The Contractor’s share of Profit Petroleum shall be the remaining portion after deducting the Minister’s share in accordance with the provisions of Article 18.14.

18.13      Subject only to Article 14.5 and 24, the Contractor may freely export any Available Petroleum received by it under Article 18.

18.14      The Minister’s share of Profit Crude Oil and/or Profit.  Natural Gas for a Calendar Month from the Contract Area shall be determined separately for Crude Oil and Natural Gas by reference to the applicable price class in the relevant table(s) detailed hereunder.  The average daily production rates referred to in the production tiers set out in the tables hereunder shall be calculated for each Calendar Month by dividing the respective volumes of Available Crude Oil and Available Natural Gas produced from the Contract Area during that Month by the number of days in such Month.

(a)           Minister’s Share of Profit Crude Oil %

Production Tier	Crude Oil Price Class
	A	B	C	D

Production up to [*] B/D	[*]	[*]	[*]	[*]

Production in excess of [*] B/D and up to [*] B/D	[*]	[*]	[*]	[*]

Production in excess of [*] B/D and up to [*] B/D	[*]	[*]	[*]	[*]

Production in excess of [*] B/D and up to [*] B/D	[*]	[*]	[*]	[*]

Production in excess of [*] B/D	[*]	[*]	[*]	[*]

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Where:             Price Class A refers to the Minister’s share for a Crude Oil price less than or equal to US$[*] per Barrel.

Price Class B refers to the Minister’s share for a Crude Oil price greater than US$[*] per Barrel but less than or equal to US [*]  per Barrel.

Price Class C refers to the Minister’s share for a Crude Oil price greater than US$[*] per Barrel but less than or equal to US [*] per Barrel.

Price Class D refers to the Minister’s share for a Crude Oil price greater than US$[*] per Barrel.

(b)           Minister’s Share of Profit Natural Gas %

Production Tier	Natural Gas Price Class
	A	B	C	D
Production up to [*] MMcfd	[*]	[*]	[*]	[*]

Production in excess [*] MMcfd and up to [*] MMcfd	[*]	[*]	[*]	[*]

Production in excess of [*] MMcfd and up to [*] MMcfd	[*]	[*]	[*]	[*]

Production in excess of [*] MMcfd and up to [*] MMcfd	[*]	[*]	[*]	[*]

Production in excess of [*] MMcfd	[*]	[*]	[*]	[*]

Where:             Price Class A refers to the Minister’s share for a Natural Gas price less than or equal to US$[*] per Mcf.

Price Class B refers to the Minister’s share for a Natural Gas price greater than US [*] per Mcf but less than or equal to US$[*] per Mcf.

Price Class C refers to the Minister’s share for a Natural Gas price greater than US$[*] per Mcf but less than or equal to US$[*] per Mcf.

Price Class D refers to the Minister’s share for Natural Gas price greater than US$[*] per Mcf.

ARTICLE 19
MEASUREMENT OF PETROLEUM

19.1        All Petroleum produced, saved and not used in Petroleum Operations shall be measured at the Measurement Points approved in the Development Plan.

19.2        The Measurement Points shall be at the end of the facilities for which the cost is included as a recoverable cost of Petroleum Operations under the Contract.

19.3        The production shall be measured in accordance with standards generally accepted in the international Petroleum industry.  All measurement equipment shall be installed, maintained and operated by the, Contractor.  The Minister shall have the right to inspect the measuring equipment installed by the Contractor and all charts and other measurement or test data at all reasonable times.  The accuracy of

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Contractor’s measuring equipment shall be verified by tests at regular intervals and upon the request of the Minister, using means and methods generally accepted in the international Petroleum industry.

19.4        Upon discovery of a meter malfunction, Contractor shall immediately have the meter repaired, adjusted and corrected and following such repairs, adjustment or correction shall have it tested or calibrated to establish its accuracy.  Upon the discovery of a metering error, Contractor shall have the meter tested immediately and shall take the necessary steps to correct any error that may be discovered.

19.5        In the event a measuring error is discovered, Contractor shall use its best efforts to determine the correct production figures for the period during which there was a measuring error and the corrected figures shall be used.  In determining the correction, Contractor shall use, where required, the information from other measurements made inside or outside the Production Area.  Contractor shall submit for the Minister’s approval a report detailing the source and nature of the measuring error and the corrections to be applied.  If it proves impossible to determine when the measuring error first occurred, the commencement of the error shall be deemed to be that point in time halfway between the date of the last previous test and the date on which the existence of the measuring error was first discovered.

19.6        All measurements for all purposes in this Contract shall be adjusted to standard conditions of pressure and temperature (sixty (60) degrees Fahrenheit and 14.7 p.s.i.a.).

ARTICLE 20
VALUATION

20.1        The value of Crude Oil from each Production Area shall be the international fair market value of such Crude Oil at the Measurement Point.

20.2         The international fair market value of Crude Oil, shall be the price in United States dollars at which an independent third party buyer would be prepared to buy at the particular time such Crude Oil, at the Measurement Point, on an arms length basis, taking into account the quality, volume, cost of transportation, terms of payment, and any other relevant conditions, including the then prevailing market conditions for crude oil.

20.3        Where different grades of Crude Oil are being produced from the Contract Area, the value shall be determined and applied for each grade of such Crude Oil.  However, in the event that different grades of such Crude Oil are blended together for sale then the value of such a blend shall-prevail.

20.4                         (a)           The Contractor shall present to the Minister, within ten (10) days after the end of each Calendar Month during which Crude Oil is produced and measured from the Production Area, its proposal as to the value of the particular Crude Oil for the preceding Month.  Such proposal shall be accompanied by information supporting the Contractor’s proposal, including evidence of actual arms length, FOB sales prices for the particular Crude Oil and/or comparable crude oils delivered during such preceding Calendar Month by the Contractor or other producers from Trinidad and Tobago or other producing countries.

(b)           The proposals shall be deemed approved, as submitted, under Article 20.4(a) if the Minister fails to respond within thirty (30) days of receipt.

(c)           If the Minister takes written exception to the Contractor’s proposal, the Minister shall include with such notice a counter-proposal for the value of the particular Crude Oil.

(d)           If the Contractor accepts the Minister’s counter-proposal or does not take written exception thereto within ten (10) days after receipt, the Minister’s counter-proposal shall be the value for the Calendar Month for which the price is being determined.

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(e)           If the Contractor takes written exception to the Minister’s counter-proposal within the prescribed period, authorized representatives of the Minister and the Contractor shall meet to establish the value for the Calendar Month for which the determination is being made, in accordance with the principles outlined under Article 20.5

20.5         For Crude Oil sales deemed to be non-arms length, the following principles shall apply in determining the value of Crude Oil:

(a)           a base of widely traded reference crudes similar in quality to the crude to be valued shall be selected and the international market prices of the crudes selected shall be used as the base value for the crude to be valued;

(b)           an appropriate price-setting market where substantial quantities of the reference crudes are traded at arms length and on an ongoing basis shall be chosen;

(c)           the crude oils to be included in the basket shall be proposed by the Contractor as part of the Development Plan under Article 13.8 to be approved by the Minister;

(d)           in the event that one or more of the crude oils comprising an agreed basket no longer meets the requirements of Article 20.5(a), a replacement crude oil shall be determined by agreement between the Minister and the Contractor;

(e)           transportation differential shall be taken into account, that is to say, the difference between the cost of transporting to the price-setting market, the reference crudes and the Crude to be valued;

(f)            interest charges on the value of the inventory in transit may be considered in determining transportation costs;

(g)           other relevant considerations.

20.6         The value of Natural Gas shall be the weighted average price at the Measurement Point determined under the marketing arrangements for Natural Gas approved by the Minister under Article 16.5 for deliveries of Natural Gas during the Calendar Month.

20.7         Subject to the provisions of this Article 20, in the event of any dispute between the Minister and the Contractor concerning the pricing of Crude Oil or Natural Gas, such dispute may be referred by either Party for final determination in accordance with Article 33.

ARTICLE 21
FINANCIAL OBLIGATIONS

21.1         The Contractor’s financial obligations towards the Minister, which it shall satisfy at its own expense, shall consist of the following payments:

(a)           Minimum payment in respect of each hectare of the Contract Area retained by the Contractor from time to time throughout the period of this Contract at the following rates:

US$ per hectare per annum
During	The	1st	Contract	Year	[*]
“	“	2nd	“	“	[*]
“	“	3rd	“	“	[*]
“	“	4th	“	“	[*]
“	“	5th	“	“	[*]
“	“	6th	“	“	[*]

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Thereafter minimum payment shall increase annually at a rate of  [*]  for the unexpired term of the Contract.  Minimum payment shall be payable quarterly in advance within the first ten (10) days of January, April, July and October.  No refund shall become due if before the end of a quarterly period a part of the area has been surrendered.

(b)           Annual charges payable within ten (10) days of the Effective Date of this Contract and thereafter within the first ten (10) days, of each Contract Year in respect of the following items:

(i)            An administrative charge of  [*] US dollars during the first year of this Contract increasing annually at a rate of  [*] for the unexpired term of the Contract.  No refund shall be due if the Contractor ceases operation prior to the end of a Contract Year.

(ii)           A training contribution of  [*] US dollars to the University of Trinidad and Tobago for the financing of training of nationals in appropriate fields of study associated with the energy sector for the first year of the Contract and increasing annually at a rate of  [*]  for the unexpired term of the Contract.  In the event of a Commercial Discovery the amount shall increase to [*]  US dollars in the year following Commercial Discovery increasing by  [*] per annum for the remaining term of the Contract.  In the event that these funds are not utilized as prescribed above during any Contract Year, the Contractor shall pay to the Minster an amount equivalent to funds not expended.

(iii)          A research and development contribution of  [*] US dollars for the financing of Petroleum related research and development activity for the first year of the Contract and increasing annually at a rate of  [*] for the unexpired term of the Contract.  In the event of a Commercial Discovery the amount shall increase to  [*] US dollars in the year following Commercial Discovery increasing by  [*]  per annum for the remaining term of the Contract.

(c)           A signature bonus of  [*]  US dollars payable within ten (10) days of the Effective Date of this Contract.

(d)           Production bonuses payable on first attainment of a sixty (40) consecutive day average at or in excess of the production levels detailed hereunder:

Petroleum production in Barrels per day (BOPD)	Production bonus payments in US$
[*]	$	[*]
[*]	$	[*]
[*]	$	[*]
[*]	$	[*]

Thereafter for every [*] BOPD exceeding [*] BOPD	$	[*]

In computing the production levels referred to above, Natural Gas production shall be added to Crude Oil production after converting to Barrels of Crude Oil on an Energy Equivalent Basis.

(e)           A technical assistance/equipment bonus of [*] US dollars payable as directed by the Minister either:

(i)            in cash within ten (10) days of the Effective Date of this Contract; or

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(ii)           in technical assistance and/or equipment to a total delivered cost of  [*] US dollars.  Such technical assistance and/or equipment shall be delivered to the Minister within three (3) months of the date that a list of such technical assistance and/or equipment is agreed between the Minister and the Contractor.

(f)            In consultation with the Minister, fund the award of a minimum of  [*] scholarships annually during the Exploration Period and a minimum of  [*] scholarships annually for the remaining term of the Contract for the training of nationals of Trinidad and Tobago in appropriate fields of study associated with the Petroleum industry.  The minimum value of each scholarship shall be [*] US dollars per annum.  In the event any of these scholarships are not awarded and/or funded by the Contractor to at least the minimum value as prescribed above during any Contract Year, the Contractor shall pay to the Minister an amount equivalent to funds not expended in respect of each such scholarship up to the prescribed minimum value indicated herein.

21.2         Contractor shall be subject to payment of assessment or contributions, assessed on employees by generally applicable law on labour costs.  Contractor shall also guarantee the payment of any Trinidad and Tobago income tax due from its foreign employees.

21.3         The Contractor and its Subcontractors and their respective personnel shall be obliged, to pay such transfer taxes and stamp duties as may be in effect from time to time at the rates which are generally applicable to all persons or entities in Trinidad and Tobago.

21.4         The Contractor shall be subject to and must observe the laws in force from time to time in Trinidad and Tobago and nothing herein contained shall be construed as exempting the Contractor from complying with the laws imposing taxes, duties, levies, fees, royalties, charges or similar impositions or contributions which the Contractor would be liable to pay or is called upon to pay under such laws by virtue of its conduct of Petroleum Operations hereunder.  Notwithstanding the provisions of Article 21.5, Contractor shall discharge its liability for withholding tax in accordance with applicable law.  The Contractor shall maintain financial books and records with respect to Petroleum Operations in the Contract Area and shall enable authorised persons to inspect and review such books.

21.5         The Minister shall pay on behalf of the Contractor out of his share of production referred to in Article 18.14 the Contractor’s liability for Petroleum Profits Tax, Unemployment Levy or any other taxes impositions whatsoever measured upon income profits.  Taxable income prescribed under Article 21.6 less the deductions allowed under the income tax laws of Trinidad and Tobago, including any losses carried forward from previous Calendar Years.  For the purposes of calculating taxable income herein, initial and first year capital allowances shall be mandatory deductions in the first year.  The Minister shall cause the tax authority of Trinidad and Tobago to furnish the Contractor with the proper official receipts evidencing such payments.  The value of the Petroleum to be used in making the application to the Contractor’s said liability shall be the same as the value used in the computation of the amount of the income giving rise to such liability.  The Contractor shall maintain financial books and records with respect to Petroleum Operations in the Contract Area and shall enable authorized persons to inspect and review such books.

21.6         For the purpose of applying Article 21.5, the gross income of the Contractor in respect of any year of income shall be calculated as the total of:

(a)           the sums received by Contractor from the sale or other disposition of all Petroleum acquired by Contractor pursuant to Article 18 and

(b)           an amount equal to Contractor’s Gross-up Value calculated in the manner shown in Annex C, Article 12.

21.7         Subject only to Article 21.1 21.2, 21.3, 21.4 and 23, the Minister shall save the Contractor harmless from all other payments to or levies by the Treasury or the Government whether or not existing at the date of this

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Contract, including but not limited to Royalty, Petroleum Impost, Petroleum Profits Tax, the Supplemental Petroleum Tax, the Petroleum Levy, and the Unemployment Levy.

21.8         The Parties agree that for the purposes of determining taxable income in Trinidad and Tobago, profits and/or losses resulting from Petroleum Operations carried out under this Contract shall not at any time be consolidated with profits and/or losses resulting from any of the Contractor’s other operations in Trinidad and Tobago outside the Contract Area.

ARTICLE 22
PAYMENT AND CURRENCY

22.1         All payments which the Contract requires the Contractor to make to the Minister or the Government shall be made in United States dollars at a bank designated by recipient.  Contractor may make payment in other currencies, if acceptable to recipient.

22.2         Conversion of all payments made by Contractor in Trinidad and Tobago into United States dollars or any other currency acceptable to the recipient shall be effected at the generally prevailing rate of exchange at the time of payment.

22.3         All payments due to Contractor from the Minister shall be made in United States dollars or any other currency acceptable to Contractor, at a bank to be designated by Contractor.

22.4         Contractor shall have the right to receive, retain abroad and use without restriction the entirety of proceeds received from its sales of its share of Petroleum from the Contract Area subject to the Contractor satisfying completely its then accrued financial obligations under the Contract.

22.5         Contractor shall during the term of the Contract have the right without the imposition of any, control, except as otherwise imposed by the terms of the Contract, to make any payments and to maintain and operate bank accounts outside Trinidad and Tobago in whatsoever currency.  Contractor may also operate and maintain United States dollar or other foreign currency bank accounts within Trinidad and Tobago subject to applicable law.

ARTICLE 23
MATERIALS AND EQUIPMENT IMPORT DUTIES

23.1         Contractor shall provide all equipment, machinery, tools, spare parts and any other goods of a similar nature (“Materials”) required for Petroleum Operations under this Contract.

23.2         Such Materials shall be provided by Contractor in accordance with programmes and budgets under Article s 14 and 15 and shall be acquired pursuant to procurement procedures specified by the Contractor under Article  1.7 of the Accounting Procedure.

23.3         Contractor shall give, preference to the use of locally manufactured or locally available Materials when such are comparable with the competing imported Material in quality and availability and the price thereof does not exceed the c.i.f. price (including import deities where applicable) of the imported.  Materials delivered to the Contract Area.

23.4         Subject to Article  23.3, Contractor shall have the right to import any Materials required for Petroleum Operations.  In this regard the Contractor shall comply with generally applicable importation formalities and pay import and excise duties to the extent not exempt therefrom by generally applicable law.

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ARTICLE 24
OWNERSHIP OF ASSETS

24.1         Subject to Article  24.3, ownership of any asset, whether fixed or moveable, acquired and owned by Contractor in connection with Petroleum Operations hereunder shall pass to the Minister without consideration when the part of the Contract Area in which the asset is located is relinquished or at the end of the term of this Contract, whichever first occurs, except in cases where the Minister notifies Contractor that he does not accept the particular asset where the Minister elects not to take a particular asset Contractor shall carry out the approved abandonment programme under Article 37 and shall be free to dispose of the asset in, accordance with applicable law.

24.2         Where Production from a Production Area is possible beyond the term of the Contract, Contractor shall hand over to the Minister without consideration such Production Area and all facilities required for, carrying out existing operations, in good working order, normal wear and tear excepted.  Upon the transfer of said Production Area and related facilities, the Minister shall assume all responsibility for the facilities and their abandonment and hold the Contractor harmless against any liability with respect thereto accruing after the date of such transfer to the Minister.

24.3         Subject to Article 24.2, whenever Contractor relinquishes any part of the Contract Area, all moveable property located within the part of the Contract Area so relinquished, may be removed to any part of the Contract Area that has been retained.

24.4         The provisions of Article  24.1 and 24.2 shall not apply to materials, facilities, or other property that are rented or leased to Contractor or which belong to employees of Contractor, provided that the ownership of any such item by other than Contractor is clearly documented with the Minister at the time of entry into Trinidad and Tobago or of local acquisition.

24.5         In the event Contractor desires to move property located on the Contract Area but no longer used in Petroleum Operations to another location within Trinidad and Tobago for further use prior approval of the Minister shall be required.  Upon receipt of such approval the Contractor shall pay to the Minister either

(a)           an amount equal to a transfer price mutually agreed upon by the Parties, or

(b)           f no price is agreed and Contractor still desires to move the property as provided herein, an amount equal to the percentage of the cost of such property that has been cost recovered under this Contract as of the date such property is moved multiplied by the depreciated value of the property determined in accordance with applicable law.

ARTICLE 25
SUBCONTRACTORS, PERSONNEL AND TRAINING

25.1         Contractor has the right to use qualified Subcontractors to provide specialized equipment or services.

25.2         Contractor shall, provide national companies genuine opportunities, in competition, with foreign entities, to provide any services or equipment required in connection with Petroleum Operations.  The procurement procedures submitted pursuant to Article  1.7 of the Accounting Procedure should contain appropriate measures to ensure Contractor’s compliance in this regard.  Contractor shall give preference to national Subcontractors where such are competitive with foreign bidders in skills, availability and price and meet the technical and financial requirements of the Contractor.

25.3         Prior to the commencement of any contract, the Contractor shall provide the Minister all necessary information covering each Subcontractor including, upon the Minister’s request, an executed copy of any contract or change thereto.

25.4         Contractor and its Subcontractors shall employ with priority local personnel in all aspects of Petroleum Operations to the extent that nationals of Trinidad and Tobago with the requisite qualifications and experience can be found.

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25.5         Contractor and its Subcontractors may employ foreign nationals

(a)           to the extent that qualified nationals cannot be found to fill the positions required;

(b)           to fill a reasonable number of technical or managerial positions; and

(c)           to provide short-term expertise.

25.6         Contractor shall undertake the development and training of its national personnel (including training for the specific purpose of taking over positions held by expatriate personnel) for all positions including administrative, technical and executive management positions.  Contractor shall, together with its annual Work Programme and Budget, prepare and submit annually to the Minister for approval programmes for such development and training Contractor shall include a status report on these programmes with its submission of the quarterly status report required under Article s 14.1(b) and 15.5.

25.7         Contractor shall at its own expense as part of Petroleum, Operations provide a reasonable number of personnel of the Ministry with on-the-job training and where appropriate and practicable, with overseas training based on a mutually agreed programme.  On-the-job training shall involve the inclusion of representatives of the Minister on project teams responsible for various aspects of Petroleum Operations under this Contract.

25.8         Contractor shall also submit to the Minister together with its submission of the annual Work Programme and budget, the details of all the payments, benefits and privileges accorded for each classified category of Contractor’s personnel (both expatriate and local).

ARTICLE 26
STATE’S RIGHT OF REQUISITION

26.1         In case of war or imminent expectation of war or grave national emergency (as provided for in Section 36 of the Act), the President may requisition all or a part of the Crude Oil production from the Contract Area and require Contractor to increase such production to the extent required.  In such event, the price to be paid by the President for the Crude Oil shall be the value determined in accordance with Article  20 of the Contract and payment shall be made within thirty (30) days after delivery in US dollars at a bank outside of Trinidad and Tobago designated by the Contractor.

26.2         In the event of any requisition as provided above, the President shall indemnify the Contractor in full for the period during which the requisition is maintained including all reasonable damages, if any, which result from such requisition.

ARTICLE 27
UNITIZATION

27.1         If a Discovery in the Contract Area extends beyond the boundaries of the Contract Area, the Minister may require that the Development of the Discovery and the Production of Petroleum therefrom be carried out in collaboration with the entity or entities that have the right to conduct Petroleum Operations in the areas into which the Discovery extends.

27.2         In such case, a collective proposal for common Development and Production of the deposit of Petroleum shall be proposed by the Contractor and such other entity or, entities for approval by the Minister.  If such proposal is not approved, the Minister may prepare or cause to be prepared for the account of Contractor and the other entity involved a reasonable plane for common Development and Production.

27.3         Where one or more of the entities object to the programme prepared by the Minister under Article  27.2 it or they may within twenty-eight (28) days of receipt of the programme submit the matter for arbitration in accordance with the procedure set out in this Contract.

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ARTICLE 28
CONFIDENTIALITY

28.1         All technical data and other information related to Petroleum Operations in the Contract Area shall be the property of the State.  Except as provided in Article s 28.3, 28.4 and 28.5 all data shall be maintained by the Parties as strictly confidential and shall not be divulged by either Party during the term of the Contract without prior written consent of the other Party, except to the extent required to comply with applicable law, unless such data become part of the public domain.

28.2         Such confidentiality undertaking shall continue to apply to Contractor for a period of five (5) years after the termination of the Contract Contractor shall not trade, sell or publish data pertaining to the Contract Area at any time without the prior written consent of the Minister.

28.3         A Party may disclose such information to its employees Affiliates, consultants, banks, financial institutions, auditors, Subcontractors and prospective assignees to the extent required for the efficient conduct of Petroleum Operations.  Prior to making any such disclosures to its consultants, banks, financial institutions, Subcontractors or prospective assignees, such Party shall obtain from such individuals or entities a written confidentiality undertaking to keep the data and information strictly confidential.  The Contractor may also, upon written notice to the Minister, make such disclosures as may be required by applicable law or the rules of a recognized stock exchange and/or any regulatory authority of competent jurisdiction, over Contractor (including, without limitation), any securities commission or taxation authority and such notice shall include copies of the information to be disclosed.

28.4         (a)           All data furnished under this Contract shall, subject to the exemptions in Article 28.4(b) below, be treated as strictly confidential for the term of this Contract or any extension or renewal hereof, except that the Minister and the Contractor shall have the right to use such data for the purpose of any arbitration or litigation between the Minister and the Contractor.

(b)           (i)            Data related to Petroleum Operations in areas which have been relinquished by the Contractor may be released by the Minister immediately on relinquishment.

(ii)           Data related to the Petroleum Operations in areas not relinquished in accordance with the terms of this Contract may be released by the Minister at the end of the sixth (6th) year of the Contract or one (1) year after acquisition whichever period is later.

28.5         The Minister shall be entitled at any time to prepare and publish reports or studies using information derived from any information or data related to the Contract Area.

ARTICLE 29
PIPELINES

29.1         Sections 26 and 27 of the Petroleum Regulations shall apply to any pipeline outside of the Contract Area but which is included as a part of Petroleum Operations hereunder.

29.2         In the event of usage of such pipeline by third parties, the tariff collected by the Contractor shall be credited to the cost recovery account.

ARTICLE 30
INSURANCE

30.1         Contractor shall provide all insurance required by applicable law and such other insurance as may be agreed with the Minister from time to time in conformity with generally accepted practices in the international Petroleum industry.

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30.2         All such policies of insurance with respect to the operations of the Contractor shall name the Minister as an additional named insured or “loss payee” and shall contain an express waiver of subrogation against the Government and the Minister.

30.3         Contractor shall upon request provide the Minister with copies of all policies of insurance.

30.4         Contractor shall actively pursue any claims against insurers.  Any amount received from insurance settlements shall be applied and accounted for in accordance with the Accounting Procedure.

30.5         Contractor shall not self insure or insure through Affiliates without the specific prior approval of the Minister.

30.6         Contractor may utilize its normal worldwide insurance programmes and coverage to satisfy these insurance requirements with the prior approval of the Minister.

ARTICLE 31
ASSIGNMENT

31.1         Any entity or entities comprising the Contractor may with prior approval of the Minister assign all or an undivided percentage interest in its rights and obligations under the Contract to any of its Affiliates provided that

(a)           such entity demonstrates to the Minister’s satisfaction that the Affiliated assignee is as qualified as the assignor with respect to this technical and financial competence;

(b)           such entity at the time of such notice provides the Minister with an undertaking from the ultimate parent company of the Affiliated assignee required by Article 8.5; and

(c)           the instrument of assignment states precisely that the assignee is bound by all covenants contained in the Contract.

31.2         Subject to the prior written approval of the Minister any of the entities comprising Contractor may assign all or an undivided percentage interest in its rights and obligations under the Contract to a nonaffiliated third party.  For consideration to be given to any such request:

(a)           all accrued obligations of the assignor derived from the Contract must have been duly fulfilled as of the date such request is made, or assignor and assignee must jointly and severally guarantee fulfillment of any unfulfilled accrued obligations of assignor;

(b)           the proposed assignee or assignees must produce reasonable evidence to the Minister of its or their financial and technical competence; and

(c)           the instruments of assignment shall be submitted to the Minister for scrutiny and approval and shall include provisions stating precisely that the assignee is bound by all covenants contained in the Contract.

31.3         No assignment shall in any way absolve the assignor from the obligations undertaken by it under the Contract except to the extent such obligations are in fact performed by the assignee.

31.4         Each assignee shall within thirty (30) days after the effective date of the assignment comply with the requirements of Articles 10.1 and 10.2.

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ARTICLE 32
APPLICABLE LAW

32.1         The validity, interpretation and implementation of the Contract shall be governed by the laws of the Republic of Trinidad and Tobago.

ARTICLE 33
CONSULTATION, EXPERT DETERMINATION
AND ARBITRATION

33.1         The Parties shall make their best effort to settle amicably through consultation any dispute arising in connection with the performance or interpretation of any provision hereof.

33.2         If any dispute referred to under this Article  has not been settled through such consultation within ninety (90) days after the dispute arises either Party may by notice to the other Party propose that the dispute be referred either for determination by a sole expert or to arbitration in accordance with the provisions of Article  33.

33.3         Following the giving of notice under Article 33.2 the Parties may, by mutual agreement, refer the dispute for determination by a sole expert to be appointed by agreement between the Parties.  Such sole expert shall be an internationally recognized specialist in the interpretation of the subject under dispute.  If the Parties are unable to agree on designation of the expert within thirty (30) days following the giving of notice under Article 33.2, the expert shall be named by an internationally recognized organisation to be agreed to by the Parties.

33.4         As an alternative to the procedure described in Article 33.3 and if agreed upon by the Parties, such dispute shall be referred to arbitration by an agreed sole arbitrator.

33.5         (a)           If the Parties fail to refer such dispute to a sole expert under Article 33.3 or to a sole arbitrator under Article 33.4, within sixty (60) days of the giving of notice under Article 33.2, the dispute shall be referred to arbitration.  The arbitration shall be conducted by three (3) arbitrators in accordance with the UNCITRAL Rules in effect on the Effective Date of the Contract.

(b)           Where arbitration is resorted to either by the sole arbitrator under Article 33.4 or arbitral tribunal, the Arbitration Rules of the United Nations Commission on International Trade Law (UNCITRAL Rules) in effect on the Effective Date of the Contract shall be used.

33.6         The English language shall be the language used in the expert or arbitral proceedings.  All hearing materials, statements of claim or defence, award and the reasons supporting them shall be in English.

33.7         The place of the expert determination or arbitration shall be in Trinidad and Tobago.

33.8         In the case of a request by Contractor pursuant to Article 17.6(e) for final determination by an expert of whether a disputed charge is subject to cost recovery, such expert shall be an internationally recognized specialist in interpretation of Petroleum contracts with experience in verifying costs of Petroleum Operations.  If the Parties are unable to agree on designation of the expert within thirty (30) days after Contractor’s request under Article 17.6 (e) for the expert determination, the expert shall be named by the International Chamber of Commerce.  The waiting period required by Article 33.2 shall not apply to this type of expert determination

33.9         (a)           Any decision by the expert determination, sole arbitrator or arbitral tribunal shall be final and binding upon the Parties.  Such decision shall be rendered within sixty (60) days after the completion of the expert determination or arbitration proceedings.

(b)           Judgment for execution of any award rendered by the expert determination, sole arbitrator or arbitral tribunal may be entered by any court of competent jurisdiction without review of the merits of such award.

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ARTICLE 34
FORCE MAJEURE

34.1         No delay, default, failure or omission by either Party in the performance of any obligation under this Contract shall be considered as a breach of the Contract if such delay, default or omission is due to force majeure, as defined in, Section 19(2) of the Act.  The Party claiming force majeure shall notify the other in writing as soon as possible and take all reasonable and necessary measures to resume full execution of performance hereunder as soon as possible

34.2         Notwithstanding anything in Article  34.1 (and without prejudice to the generality thereof) the following events or circumstances shall not be treated as being force majeure or caused thereby

(a)           failure by either Party to pay money when due or fulfill any financial obligation under this Contract;

(b)           the insolvency of Contractor or any entity constituting Contractor

34.3         If the Petroleum Operations are partially or totally suspended as a result of force majeure, the duration of the period directly affected by such suspension shall be extended by a period corresponding to the period of the suspension which in no event shall be more than two(2) years.

34.4         The Contractor may terminate the Contract upon a three (3) month written notice to the other Party if the fulfillment of the obligation of either party under this Contract is affected by Force Majeure during the Exploration Period or any extension thereof for a continuous period exceeding two (2) years without further obligation and liabilities of any kind.

ARTICLE 35
NOTICES

35.1         Any notice and other communications requited or given under the Contract shall be deemed given when delivered in writing either by hand, in person or through the registered mail, courier service or fax transmission, appropriately addressed as follows:

TO THE MINISTER.

By Hand or Mail:

Permanent Secretary
Ministry of Energy and Energy Industries
Level 9, Riverside Plaza
Besson Street
Port of Spain.  Trinidad & Tobago
Telefax No.  (868)6250306

TO CONTRACTOR.

Canadian Superior Energy Inc. Ignatius Chambers
4th Floor
33 St. Vincent Street
Port of Spain.  Trinidad & Tobago

35.2         Each of the Parties may change its address or addresses or representative for purpose of receiving notices by giving at least ten (10) days prior written notice of the change to the other Party.

37

ARTICLE 36
TERMINATION

36.1         The Minister shall have the right to terminate the Contract and to take without consideration all property of whatever nature belonging to the Contractor in Trinidad and Tobago related to the Contract Area if the Contractor fails:

(a)           to fulfill the obligations provided for in Articles 7 or 14 hereof; or,

(b)           to conform to the provision of an arbitration award or expert determination under Article 33 hereof.

36.2         Contractor shall have the right to terminate this Contract by electing to relinquish the entire Contract Area pursuant to the conditions specified in Article 5.

36.3         If either Party to the Contract commits a material breach of Contract, the other Party shall have the right to terminate the Contract  using the following procedure:

(a)           The Party claiming the right to terminate shall give notice to the other Party specifying the particular material breach complained of, and requiring the other Party, within ninety (90) days of such notice, to remedy the same or make reasonable compensation to the complaining Party, as the case may be;

(b)           If the Party receiving the notice fails to comply with said notice, the complaining Party may, after the expiration of the ninety (90) days notice, forthwith terminate this Contract provided that in the event the issue of whether there has been a material breach has been referred to arbitration or expert determination under Article 33, the complaining Party may not exercise its power of termination until the result of arbitration or expert determination is known.  The Party which elects to refer the dispute to arbitration or expert determination must be diligent in pursuing its claim in such proceedings.  Failure to pursue such claim diligently will entitle the complaining Party to exercise its right to terminate in spite of the referral to arbitration or expert determination.

36.4         Contractor shall have the right to terminate this Contract in accordance with the provisions of Article 34.4.

36.5         This Contract may be terminated prior to the end of the Contract term, by express agreement of the Parties or in accordance with the provisions of Article 4.2.

36.6         Upon the termination of this Contract by either Party all rights granted to the Contractor and all obligations imposed on Contractor hereunder shall terminate, subject and without prejudice to any rights which may have accrued to the Minister or to the Contractor under this Contract.

ARTICLE 37
ABANDONMENT PROGRAMME AND BUDGET

37.1         Within sixty (60) days after the expiration of the term of the Contract or the sooner relinquishment of some or all of the Contract Area, the Contractor shall carry out to the Minister’s satisfaction an abandonment programme agreed with the Minister for all installations and pipelines provided by Contractor under this Contract that the Minister elects not to have delivered up to him in accordance with Article 24.1.  With respect to the area being relinquished and/or facilities thereon, such abandonment programme shall comply with internationally accepted standards prevailing the time of abandonment.

37.2         Not later than  [*] years before the earlier of:

(a)           the scheduled expiry of the term of the Contract; or

38

(b)           the Contractor’s anticipated termination Production of a Field or of operation of pipeline;

the Contractor shall submit for the Minister’s approval a proposed abandonment programme and budget covering all such installations and pipelines provided by Contractor under this Contract.

37.3         The Minister shall act without unreasonable delay in reaching a decision on the Contractor’s proposal under Article 37.2 and may approve or modify or impose conditions thereon.  Before modifying or imposing conditions on the proposal, the Minister shall notify the Contractor of the proposed modification or conditions and give the Contractor the opportunity to make written representations within sixty (60) days thereafter about the proposed modifications or conditions.  After taking into consideration such representations the Minister and the Contractor shall make their best efforts to mutually agree on the proposed modifications or conditions of the abandonment programme and budget.  In the event that the Minister and the Contractor cannot mutually agree on the proposed abandonment programme and budget, either Party may by written notice to the other Party propose that the dispute be referred for determination in accordance with the provisions of Article 33.  Until such time that the determination has been made, the Contractor shall make payments into the escrow account referred to in Article 37.5, based on its proposed abandonment programme and budget.  After the determination is made, Contractor shall adjust the payments to such escrow account to reflect the abandonment programme and budget so determined.

37.4         In the event that the Contractor does not present a timely proposal to the Minister under Article 37.2 the Minister, after giving thirty (30) days notice to the Contractor of his intention to do so, may prepare an abandonment programme and budget for the Contract Area if the Contractor does not present a proposal by the end of the thirty (30) day period.  When the Minister has so prepared the abandonment programme and budget, it shall have the same effect as if it had been submitted by the Contractor and approved by the Minister.

37.5         The approved budget for carrying out the approved abandonment programme shall be provided for by the Contractor paying into an interest bearing account with an escrow agent approved by the Minister a per unit of production assessment calculated by dividing the approved abandonment budget by the estimated units of production to be produced and saved by the Contractor between the date of the Minister’s approval and the anticipated date of the abandonment.  All monies allocated to the abandonment programme and budget shall be recoverable as operating costs.  If the Contractor carries out the abandonment programme the accrued interest and any portion of the escrow account not required for the abandonment programme shall be transferred to the Minister.  If the escrowed amount is insufficient to complete the approved programme, the Contractor shall pay all such additional required costs.  In the event the Minister elects to have the facility delivered up to him, the escrow account shall be transferred to the Minister, who shall assume all responsibility for the facility, its abandonment and hold the Contractor harmless against any liability with respect thereto accruing after the date of such transfer to the Minister.

ARTICLE 38
THE PETROLEUM ACT AND REGULATIONS

38.1         Pursuant to Section 6(4) of the Act, the Parties have agreed that this Contract sets out comprehensively the rights and obligations of the Parties with regard to matters otherwise covered by the Act and the Petroleum Regulations provided that any provisions regarding safety incorporated in the Regulations, Rules and/or Orders as the Minister may issue from time to time shall apply to the Contractor.

38.2         So much only of the Act and the Regulations as are not excluded by the Contract shall apply to the Contractor, and where any provision of the Act or the Regulations is modified by this Contract for the purposes of this Contract, the Act and the Regulations shall be read, and construed accordingly and where there is any conflict or variance with reference to any matter between the provisions of this Contract and the Act or the Regulations the provisions of this Contract shall prevail.

39

ARTICLE 39
MISCELLANEOUS

39.1         The Contract shall not be amended or modified in any respect except by written agreement entered into by the Parties hereto.

39.2         The headings of this Contract are for convenience of reference only and shall not be taken into account in interpreting the terms of this Contract.

39.3         A reference to the singular in this Contract includes a reference to the plural and vice versa.

39.4         The provisions of this Contract shall inure to the benefit of and be binding upon the Parties and their permitted assignees and successors in interest.

39.5         No waiver by  any Party of any one or more obligations or defaults by any other Party in the performance of the Contract shall operate or be construed waiver of any other obligations or defaults whether of a like or of a different character.

39.6         This Contract supersedes and replaces any previous agreement or understanding between the Parties whether oral or written on the subject matter hereof, prior to the date of this Contract.

40

AS WITNESS WHEREOF Stephanie Elder-Alexander, Commissioner of State Lands acting on behalf of His Excellency Professor George Maxwell Richards, the President of the Republic of Trinidad and Tobago has hereunto set her hand the 20th day of July, 2005 and the Honourable Eric Anthony Williams, the Minister of Energy and Energy Industries has hereunto set his hand the 20th day of July, 2005.  The Corporate Seal of Canadian Superior Energy Inc. was hereunto affixed the 20th day of July, 2005.

SIGNED AND DELIVERED by
the within-named STEPHANIE
ELDER-ALEXANDER
Commissioner of State Lands,
Pursuant to the State Lands Act
Chap. 57:01 as and for the act and	/s/ Stephanie Elder-Alexander
deed of the President of the
Republic of Trinidad and Tobago in
the presence of:

/s/ Selwyn Lashley
Selwyn Lashley
Chief Technology Officer
Ministry of Energy and
Energy Industries
Level 9, Riverside Plaza
Besson Street
Port of Spain

And of me,

/s/ Joyce C. Lynch
Attorney-at-Law

41

SIGNED AND DELIVERED by
the within-named Honourable ERIC
ANTHONY WILLIAMS, Minister	/s/ Eric A. Willis
of Energy and Energy Industries as
and for his act and deed in the
presence of:

/s/ Leroy Mayers
Leroy Mayers
Permanent Secretary
Ministry of Energy and
Energy Industries
Level 9, Riverside Plaza
Besson Street
Port of Spain

And of me,

/s/ Joyce C. Lynch
Attorney-at-Law

42

The Corporate Seal of Canadian
Superior Energy Inc. was hereunto
affixed by:

Michael Coolen	/s/ Michael E. Coolen
in the presence of:

Leigh Shirley Bilton	/s/ Leigh Shirley Bilton

duly authorized by resolution of the
Board of Directors of the Company
in conformity with the Article s of
Incorporation and Bye Laws of said
Company as and for the act and
deed of the said Company in the
presence of:

/s/ Fairah Carrmuddeen
Fairah Carrmuddeen
Attorney at Law
Fourth Floor
33 St. Vincent Street
Port of Spain

And of me,

/s/ Joyce C. Lynch
Attorney-at-Law

43

ANNEX “A”

GEOGRAPHICAL DESCRIPTION OF BLOCK 5(c)

Block 5(c)

Geographical coordinated of origin

Latitude	:	10°26’30”
Longitude	:	61°20’00”

Rectangular Coordinates of origin

Easting	:	430 000 links
Northing	:	325 000 Links

Geographical positions are based on the Clark 1858 Spheroid.

Cassini grid coordinates are in links

44

BLOCK 5(c)

Block 5(c) comprising approximately 32 383 hectares situate off the East Coast of Trinidad is bounded by the lines joining the points listed hereunder and shown on the attached map.

Name		Coordinates

A5	266 420.841 lk N	998 801.886 lk E
	10° 20’ 0.35” N. Lat	60° 17’19.10” W. Long

B5	266 565.0300 lk N	1 039 107.076 lk E
	10° 20’ 0.400” N. Lat	60° 12’ 52.602” W. Long

C5	266 804.831 lk N	1 106 056.895 lk E
	10° 20’ 0.35” N. Lat	60° 05’ 29.93 W. Long

D5	117 104.940 lk N	1 106 055.998 lk E
	100 03’ 40.38”	60° 05’ 33.73” W. Long

E5	144 348.419 lk N.	1 081 484.496 lk E
	10° 06’ 39.324” Lat	60° 08’ 15.399” W. Long

F5	184 155.588 lk N	1 045 578.113 lk E
	10° 11’ 0.76” N. Lat	60° 12’ 11.73” N. Lat

G5	197 798.0561k N	1 060 696.956 lk E
	100 12’ 29.72” N. Lat	60° 10’ 31.49” W. Long

H5	231 319.554 1k N	1 030 461.487 lk E
	10° 16’ 9.862” N. Lat	60° 13’ 50.568” W. Long

45

MAP SHOWING DESCRIPTION OF BLOCK 5 (c)

1,000,000
1,100,000
300,000
200,000
100,000
266,565.0300 lks. N.
1,039,107.076 lks. E.
10° 20' 0.400" N. Lat.
60° 12' 52.602" W. Long.
B5
266,420.841 lks. N.
998,801.886 lks. E.
10° 20' 0.35" N. Lat.
60° 17' 19.10" W. Long.
A5
266,804.831lks. N.
1,106,056.895 lks. E.
10° 20' 0.35" N. Lat.
60° 05' 29.93" W. Long.
C5
H5
231,319.554 lks. N.
1,030,461.487ks. E.
10°16 9.862 N. Lat.
60° 13' 50.568" W. Long.
5(c)
32 383
Ha
G5
197,798.056 lks. N.
1,060,595.956 lks. E.
10° 12' 29.72" N. Lat.
60° 10' 31.49" W. Long.
F5
184,155.588 lks. N.
1,045,578.113 lks. E.
10° 11' 0.76" N. Lat.
60° 12' 11.73" W. Long.
117,104.940 lks. N.
1,106,055.998 lks. E.
10° 03' 40.38" N. Lat.
60° 05' 33.73" W. Long.
D5
E5
144,348.419 lks. N.
1,081,484.495 lks. E.
10° 06' 39.324" Lat.
60° 05' 15.399" W. Long.

LOCATION MAP OF BLOCK 5(c)

TRINIDAD

Geographical positions are based on the Clarke 1858 Spheroid.
Cassini Grid Coordinates are in links.
Geographical Coordinates of Origin:
Latitude 10° 26' 30" N
Longitude 61° 20' 00" W.
Rectangular Coordinates of Origin:
Easting = 430,000 Links
Northing = 325,000 Links
Water Depth in Meters

MINISTRY OF ENERGY AND ENERGY INDUSTRIES JULY, 2005

A-3

46

ANNEX “B”

REPORTS TO BE SUBMITTED BY CONTRACTOR

1.             Monthly, quarterly and annual progress reports.

2.             Reports on magnetic and gravity surveys and any other geological or geophysical surveys performed, including where applicable but not limited to:

(a)           Flight path maps in 150,000 and 1100,000 scales.

(b)           Magnetic recording tapes of field data on a medium to be specified by the Minister.

(c)           Daily records of the earth’s magnetic fields.

(d)           Specifications of equipment used in magnetic and gravity surveys and any other geological or geophysical survey performed.

(e)           Reports on the interpretation of items (a), (b) and (c) together with maps showing the intensity of magnetic and gravity readings, depth of basement and structural maps in 150,000 and 1100,000 scales, in transparencies, paper prints and in digital form.

(f)            Magnetic tapes of the processed and navigation data on a medium and format specified by the Minister.

Reports on items (a), (b), (c) and (d) shall be submitted within thirty (30) days after completion of the magnetic and gravity surveys, and reports on item (e) shall be submitted within ninety (90) days following preparation.

3.             Reports on geological surveys conducted both within and outside the Contract Area in respect of Petroleum Operations under the Contract, to be submitted within ninety (90) days after completion of such surveys, including but not limited to

(a)           Geological maps in 110,000 and 1100,000 scales and maps showing the location of the collection of samples in 125,000 scale in transparencies, paper prints and digital form.

(b)           Analysis of Petroleum reservoirs specifying all reservoir parameters including but not limited to the rock types, petrology, permeability and porosity.

(c)           Petroleum source rock analyses

(d)           Paleontology analysis, stratigraphy and environment of deposition.

4.             Reports on seismic data and interpretations thereof, including where applicable the following in relation to seismic surveys

(a)           Source and receiver pattern diagrams.

(b)           Specifications of equipment used in seismic surveys.

(c)           Maps showing permanent markers used in the survey in 150,000 scale.

47

(d)           Seismic shot point maps in 150,000 and 1250,000 scales, transparencies, paper prints and in digital form.

(e)           Source wave form characteristic analysis.

(f)            Field and processed navigation tapes and seismic final processed tapes; and reprocessed tapes if they have been used for reinterpretation and/or location of well(s).  These data are to be supplied on a medium and in a format specified by the Minister on approval of these surveys.

(g)           2D Seismic sections of all seismic data processing displays of every seismic line in one (1) second per ten (10) centimetre scale including transparencies and one paper print.  The same requirement applies to any reprocessed lines.

(h)           Root mean square velocity and interval velocity analysis of shot points carried out on each line.

(i)            Seismic interpretation of every horizon that Contractor has interpreted as well as any thickness, facies, environment, maturity and any other interpretive maps  prepared by the Contractor.

(j)            Structural contour maps based on the interpretations in (h) and (i) at the scale utilized by Contractor or a scale specified by the Minister

(k)           For 3D seismic surveys the Minister retains the right to be supplied with a copy of the field tapes including navigation tapes and observer reports at any time in the life of the Contract at Contractor’s cost.

(l)            3D seismic final processed data including navigation to be supplied on a tape medium and format specified by the Minister on approval of the survey.

(m)          3D seismic sections at a spacing to be specified by the Minister and at a scale to be specified by the Minister.  One (1) paper and one (1) film of each specified seismic line.

(n)           Reports on items (a), (b), (c), (e) (f), (g) and (h) shall be submitted within sixty (60) days after completion of the processing of each seismic line.

(o)           Reports on items (i) and (j) shall be submitted upon completion of each seismic interpretation.

5.             Reports on drilling operations including the following:

(a)           a daily report by 1300 hours of the following day, which must contain the following details where applicable

(i)	Name of well and of Contractor.
(ii)	Date and time of operation.
(iii)	Name of drilling rig.
(iv)	Days of previous operation on the particular well.
(v)	Depth of well at time of report.
(vi)	Diameter of well.
(vii)	Type and size of drill bit.
(viii)	Deviation of well.
(ix)	Type, weight; and specification of drilling mud.
(x)	Operations and problems during previous twenty-four (24) hours.
(xi)	Lithology within previous twenty-four (24) hours.
(xii)	Petroleum found.
(xiii)	Type, size, weight and depth of casing.
(xiv)	Cementing.

48

(xv)	Pressure test of Petroleum blowout preventer, casing, and other related equipment.
(xvi)	Well-logging, including type and depth of logging.
(xvii)	Core sampling.
(xviii)	Flow tests and the depth thereof.
(xix)	Well abandonment.
(xx)	Drilling rig released.
(xxi)	Conditions of weather.

(b)           Two (2) complete sets of well logs at 1:500 and 1:200 scales spliced into continuous logs, both paper print and digital form, to be submitted within twenty (20) days after the completion of well logging operations (in addition to well logs which the Contractor supplies while drilling).

(c)           Well completion reports to be submitted within sixty (60) days after completion of drilling.  These reports shall contain a well completion log, a complete description of the results of the well, the results of tests and the details of geology and Ethology.  The well completion log will be at 1:1000 scale and should include at least the following

(i)	log curves;
(ii)	lithologic plot and description;
(iii)	formation tops;
(iv)	velocity information;
(v)	shows and tests;
(vi)	casing and plugs;
(vii)	cores;
(viii)	paleontologic and palynologic markers;
(ix)	environment of deposition;
(x)	any other information which Contractor has plotted on its own 1:1000 scale logs which contributes to an interpretation of the results of the well.

The well completion report shall also include where applicable:

(i)	reports on analysis of any samples taken;
(ii)	reports on any well tests conducted;
(iii)	analysis of Petroleum and water;
(iv)	pressure analysis.

6.             Reports on production of Petroleum, including the following:

(a)           A daily report by 1300 hours of the following day; with the following details:

(i)	Quantity of Petroleum produced.
(ii).	Quantity of Petroleum used in Petroleum Operations
(iii)	Quantity of Petroleum measured at measurement point(s).
(iv)	Quantity of Petroleum delivered.
(A) to Contractor for cost recovery;.
(B) to the Minister as production share;
(C) to the Contractor as production share.
(v)	Quantity of Petroleum flared.
(vi)	Tubing and casing pressure.
(vii)	Choke size.
(viii)	Well test.
(ix)	Operations during the previous twenty-four (24) hours.

(b)           Reports detailing the results obtained with respect to the following shall be submitted immediately they become available after the relevant analyses are carried out:

49

(i)	Gravity and viscosity.
(ii)	Vapour pressure.
(iii)	Pour point.
(iv)	Dewpoint and composition of Natural Gas.
(v)	Impurities.
(vi)	Water produced and results of the analysis.

(c)           Workover report, giving reasons, length and details of workover within thirty (30) days after the completion of the workover.

(d)           Stimulation report, stating methods and details of materials used for the purpose within thirty (30) days after the completion of operations.

(e)           Bottom hole pressure test within fifteen (15) days after the completion of the test.

(f)            Production test report including details of calculation within thirty (30) days after completion of the test.

(g)           Structural contour maps for all producing horizons together with well location, reserve assessment, and detailed calculation and reservoir simulation report, if, and when prepared within thirty (30) days prior to production, and every six (6) months dining production in the event of change.

7.             Reports on investigation of Petroleum reserves, Field limits and related economic evaluations as required under Articles 10 and 13 of the Contract within the time frames specified therein.

8.             Safety programmes and reports on accidents.

9.             Representative samples of all cores and fluids extracted from wells drilled in the Contract Area.

10.           Such other samples, data, reports, plans, designs, interpretations or information as the Minister may request including anything for which the cost was recorded by the Contractor in its books as a cost of Petroleum Operations.

11.           Revisions of reports, data, analyses or processing shall be submitted to the Minister within thirty (30) days of completion.

12.           All reports are required to be submitted, if possible; in digital format along with any of the hard copies requested herein

50

ANNEX “C”

ARTICLE 1
GENERAL PROVISIONS

1.1           Definitions

The definitions contained in Article 1 of the Production Sharing Contract to which this is annexed shall apply to this Accounting Procedure and have the same meaning except that references herein to Article s refer to Article s hereof unless otherwise indicated.

1.2           Precedence of Documents

In the event of any inconsistency or conflict between the provisions of this Accounting Procedure and the provisions of the Contract, the provisions of the Contract shall prevail.

1.3           Statements

Within sixty (60) days from the end of each Calendar Quarter Contractor shall supply the Minister with the following statements

(a)           a statement of expenditure classified in accordance with Article s 2, 3 and 5 hereof containing the information required by Article  10;

(b)           a statement of receipts in accordance with Article  5;

(c)           an inventory statement containing the information required by Article  7;

(d)           a cost recovery statement in accordance with Article  9;

(e)           a production statement in accordance with Article  8;

(f)            a control statement containing the information required by Article 11, and a statement of Local Content in accordance with Article 13.

Consolidated annual summaries of each of these statements shall also be provided to the Minister within sixty (60) days after the end of the relevant Calendar Year.

1.4           Books of Account

Contractor’s books for Petroleum Operations shall be kept on the accrual basis in United States dollars Such books of account shall be kept in Trinidad and Tobago, in the English language and in accordance with internationally accepted accounting principles consistent with accepted Petroleum industry practices and procedures and the provisions of the Contract and this Accounting Procedure.  All U.S. dollar expenditures shall be charged in the amount expended.  All expenditures in Trinidad and Tobago currency shall be translated into U.S. dollars in conformity with Article 22.2 of the Contract, and all other non-U.S. dollar expenditures shall be translated into U.S. dollars at the documented cost of purchase.  Contractor shall maintain a record and documentation of the exchange rates used in translating Trinidad and Tobago currency or other non-U.S. dollar expenditures to U.S. dollars.

1.5           Revision of Accounting Procedure

This Accounting Procedure may be revised from time to time by written agreement between the Minister and Contractor.

51

1.6           Detailed Outline of Accounting System

Within ninety (90) days after the Effective Date, Contractor shall present to the Minister an outline of charts of accounts, detailed classifications of costs, detailed nature of cost centres (as specified in Article 3 hereof) to be used and operating records and reports to be established in accordance with the Contract and this Accounting Procedure.  Following agreement on such drafts with the Minister, Contractor shall promptly prepare and provide the Minister with its (a) comprehensive charts of accounts, (b) detailed organization chart showing recording and reporting functions, and (c) manuals to be used in implementing this Accounting Procedure.

1.7           Procurement Procedure

Within ninety (90) days after the Effective Date Contractor shall furnish to the Minister the procurement procedures to be followed by Contractor for obtaining materials, equipment and services under the Contract.

52

ARTICLE 2

COSTS AND EXPENDITURES

2.1           Classification of Costs and Expenditures

The detailed chart of accounts will be submitted to the Minister pursuant to Article 1.6 hereof.  However, as a minimum, costs and expenditures subject to cost recovery shall be accounted for in accordance with the following classifications:

(a)           Surface Use Rights

All direct costs attributable to the acquisition renewal or relinquishment of surface use rights for areas required by Contractor for installations and operations forming part of Petroleum Operations.

(b)           Labour

(i)            Actual salaries and wages of Contractor’s employees directly engaged in Trinidad and Tobago in the various activities under the Contract, including salaries and wages paid to geologists, engineers and other employees temporarily assigned to and employed in such activities.

(ii)           Actual salaries and wages of employees of Contractor’s Affiliates, whose services are not covered by paragraph (f)(ii) or (I) hereof attributable to time worked within or outside of Trinidad and Tobago on Petroleum Operations under the Contract and documented by time sheets.

(iii)          Cost of overseas service premiums, living and housing allowances, and other customary allowances applicable to salaries and wages of expatriate employees chargeable under paragraph (b)(i) hereof.

(iv)          Paid bonuses, overtime and other customary allowances applicable to salaries and wages of national employees chargeable under paragraph (b)(i) hereof.

(v)           Expenditures or contributions if any made pursuant to law or assessments imposed by Government which are applicable to labour costs chargeable under paragraph (b)(i) hereof.

(c)           Employee Benefits

(i)            Cost of Contractor’s established plans and policies for employee group life insurance, social security, hospitalization, pension, retirement, stock purchase, thrift, expatriate tax equalization, dependent education and other benefits of a like nature attributable to salaries and wages chargeable under paragraphs (b)(i) or (b)(ii) hereof.

(ii)           Severance pay to national employees charged at a fixed rate applied to the national payroll, which will equal an amount equivalent to the maximum liability for such severance payments under applicable Trinidad and Tobago law.

53

(d)           Materials, Equipment and Supplied

(i)            Material equipment and supplies purchased or furnished by Contractor valued in accordance with the provisions of Article  4 hereof

(ii)           Material and equipment rented, charged at actual cost.

(e)           Transportation

(i)            Transportation of equipment, Materials and supplies necessary for the conduct of Contractor’s activities under the Contract.

(ii)           Business travel and transportation expenses to the’ extent covered by established policies of Contractor, as incurred and paid by, or for expatriate and national employees in the conduct of Contractor’s business.

(iii)          Employee relocation costs for expatriate and national employees to the extent covered by established policy of Contractor; for expatriates, this will include all travel and relocation costs of such employees and their families to and from the employee’s point of origin at the time of employment, at time of separation and for vacations, and travelling expenses for employees and their families incurred as a result of a transfer from one location to another within Trinidad and Tobago.  Transportation costs chargeable for employees and their families incurred as a result of a transfer from Trinidad and Tobago to a location other than the point of origin shall not be charged as a cost under the Contract.

(f)            Services

(i)            Outside Services

The cost of consultants, contract services and utilities procured from third parties.

(ii)           Affiliated Services

Cost of services, including laboratory analysis, drafting, geophysical processing and interpretation, geological interpretation, engineering and data processing which are performed by Contractor’s Affiliates in facilities inside or outside Trinidad and Tobago that are not covered by paragraph (b)(ii) or (k) hereof.  Use of Affiliate’s wholly owned equipment shall be charged a rental rate commensurate with the cost of ownership and operation, but not in excess of competitive rates prevailing in the Caribbean-Venezuelan region at the time of usage Other services performed by an Affiliate shall be charged at a negotiated contract rate not exceeding the then prevailing rate for similar services performed in arm’s length transactions on a competitive basis with third parties.

(g)           Damages and Losses

All costs or expenses necessary to replace or repair damage or losses incurred by fire, flood, storm, theft, accident or any other cause not controllable by Contractor through the exercise of reasonable diligence and not resulting through Contractor’s failure to file timely claims and to diligently pursue such against the insurers.  Contractor, shall furnish the Minister written notice of damage or losses incurred in excess of twenty-five thousand (25,000) US dollars per occurrence, as soon as practicable after report of the same has been received by Contractor.

54

(h)           Insurance and Claims

The cost of insurance, including public liability, property, damage and other insurances including the coverage against liabilities of Contractor to its employees and/or outsiders as may be carried by Contractor, or required by the laws, rules and regulations of Trinidad and Tobago or as the Minister and Contractor may agree upon.  The proceeds of any such insurance or claim collected shall be credited against the appropriate expenditure account and reduce recoverable costs.  If no insurance is carried for a particular risk, all related actual expenditures incurred and paid by Contractor in settlement of any and all losses, claims, damages, judgments and any other expenses, including legal services, shall be charged to the appropriate expenditure account, provided such loss, claim or damage did not result from Contractor’s failure to operate in accordance with the standards required by the Contract.

(i)            Field Offices, Camps, Warehouses, Miscellaneous Facilities

Cost of establishing and operating field offices, camps, and other facilities such as shore bases, warehouses, water systems, and road or other transportation systems necessary for the conduct of Contractor’s activities under the Contract.

(j)            Legal Expenses

ll costs and expenses of litigation, or legal services otherwise necessary or expedient for the protection of the Contract Area and facilities or infrastructure provided under the Contract; Petroleum Operations and facilities against third party claims, including outside attorney’s fees and expenses, together with all judgments obtained against the Parties or any of them on account of the operations under the Contract; and actual expenses incurred by a Party in securing evidence for the purpose of defending against any action or claim prosecuted or urged in connection with the operations or the subject matter of the Contract.  In the event actions or claims affecting the interests hereunder shall be handled by the legal staff of Contractor or its Affiliates the cost of such personnel shall be chargeable under paragraph (b)(i) or (ii) hereof.

(k)           General Expenses

Cost of staffing and maintaining Contractor’s office or offices in Trinidad and Tobago (except offices covered by paragraph (i)), excepting salaries of employees of Contractor or an Affiliate who are assigned to the various activities under the Contract which will be charged as provided in Article 2.1(b) hereof.

(l)            Administrative Overhead

(i)            Contractor’s administrative overhead outside Trinidad and Tobago applicable to the Petroleum Operations under the Contract prior to the date of the first Declaration of Commercial Discovery in the Contract Area shall be charged in accordance with the following rates with respect to all expenditures allowable for Cost Recovery other than administrative overheads

[*] of the first  [*] US dollars of such expenditures paid during the Calendar Year;

[*] of the next  [*] US dollars of such expenditures paid during the Calendar Year; and

[*] of amounts exceeding  [*] US dollars of such expenditures paid during the Calendar Year.

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(ii)           Contractor’s administrative overhead outside Trinidad and Tobago applicable to Petroleum Operations under the Contract after the date of the first Declaration of Commercial Discovery in the Contract Area shall be charged in accordance with the following rates with respect to all expenditures allowable for Cost Recovery other than administrative overhead

[*] of the first [*] US dollars of such expenditures paid during the Calendar Year;

[*] of amounts exceeding [*] US dollars but not greater than  [*]  US dollars of such expenditures paid during the Calendar Year; and

[*] of amounts exceeding [*] US dollars of such expenditures paid during the Calendar Year.

(iii)          Contractor shall make provisional quarterly charges to the accounts based on the above rates.

(iv)          Such overhead charges shall be considered full compensation to Contractor’s Affiliates wherever located for the following types of assistance provided

(A)          Executive - Time of executive officers above the rank of regional exploration manager.

(B)           Treasury - Financial and exchange problems and payment of invoices.

(C)           Purchasing - Procuring and forwarding materials, equipment supplies

(D)          Exploration and Production - Directing, advising and controlling the entire project.

(E)           Services - All direct services of Contractor’s Affiliates not chargeable as direct charges under Article s 2.1(b) or 2.1(f) hereof provided by other departments such as legal, engineering, employee relations and

(m)          Import Duties and Taxes

All taxes, duties, levies or any other imposts, if any, paid in Trinidad and Tobago by Contractor under Article 23 of the Contract.

(n)           Bank Charges

Bank charges, bond fees and charges for any guarantees required under Article 8 of the Contract and routine bank charges for transfers of funds and currency exchange.

(o)           Other Expenses

Any justified costs, expenses or expenditures, other than those which are covered, dealt with or excluded by Article 2 or Article 6, incurred by Contractor for the proper conduct of the Petroleum Operations under approved Work Programmes and budgets personnel recruiting, administrative, accounting and audit which contribute time, knowledge and experience to the operation.

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ARTICLE 3

COST CENTRES

3.1           In order to provide for efficient control of the recoverable costs under the Contract, all costs must be presented for the Minister’s review on the basis of cost centres and subdivisions of these cost centres.  The detailed division shall be presented to the Minister pursuant to Article 1.6 hereof.  However, as a minimum the following divisions shall be established:

(a)           The costs shall be allocated per area in the following manner:

(i)            each Exploration area;

(ii)           each individual Production area; and

(iii)          costs that cannot be related to a certain area.

(b)           The costs shall be allocated per Petroleum Operation in the following manner:

(i)            Exploration Operations, subdivided further into:

(A)          geological, geochemical, palaeontological, topographical and other surveys;

(B)           each individual geophysical survey;

(C)           each individual Exploration or Appraisal well;

(D)          infrastructure (roads, airstrips, etc.);

(E)           support facilities (warehouses, etc.), including an allocation of common service costs (costs related to various Petroleum Operations);

(F)           an allocation of the administrative overhead and general expenses; and

(G)           other costs.

(ii)           Development Operations, subdivided further into:

(A)          geological, geochemical, geophysical, and other surveys;

(B)           each individual Development Well;

(C)           gathering facilities;

(D)          field facilities;

(E)           tank farms and other storage facilities for Petroleum;

(F)           infrastructure

- within Contract Area

- outside Contract Area;

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(G)           support facilities, including an allocation of common service costs (cost related to various Petroleum Operations);

(H)          an allocation of the administrative overhead and general expenses; and

(I)            other costs.

(iii)          Other Costs, Costs described in Article  2 but not included under 3.1(b)(i) and (ii) above.

(c)           Costs shall be allocated to Crude Oil and to Natural Gas, where both are being produced and saved.  The allocation shall be in accordance with the following principles:

(i)            where costs are exclusively related to either Crude Oil or Natural Gas, such costs shall be allocated completely to the respective hydrocarbon;

(ii)           where costs can be attributed to both Crude Oil and Natural Gas, the costs shall be allocated on a basis agreed between the Parties in accordance with good practices in the international Petroleum industry.

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ARTICLE 4

VALUATION OF MATERIALS

4.1                                 Materials either charged to the accounts pursuant to Article  3 hereof or credited to the accounts pursuant to Article  5 hereof shall be valued in accordance with the principles of this Article .

4.2           Purchases

Material, equipment and supplies shall be purchased by Contractor directly from the supplier whenever practicable and in such event shall be charged at the price paid by Contractor after deduction of all discounts actually received.

4.3           Material Furnished by Contractor

Materials provided by Contractor from Contractor’s Affiliate’s stocks outside Trinidad and Tobago at prices specified in (a) and (b) below’

(a)                                  New Material (Condition “A”)

New material transferred from Contractor’s Affiliate’s warehouses or other properties shall be priced at net cost provided that the cost of material supplied is no higher than prices in the Caribbean-Venezuelan region fore material of similar quality, supplied on similar terms prevailing at the time such material was supplied.

(b)                                 Used Material (Conditions “B” and “C”)

(i)                                     Material which is in sound and serviceable condition and is suitable for reuse without reconditioning shall be classified as Condition “B” and priced at seventy-five percent (75%) of allowable value of new material as defined in (a) above.

(ii)                                  Material which cannot be classified as Condition “B” but which

(A)                              after reconditioning will be further serviceable for original function; or

(B)                                is serviceable for original function but substantially not suitable for reconditioning shall be ‘classified as Condition “C” and priced at fifty percent (50%) of the allowable price of new material as defined in (a) above.

The cost of reconditioning shall be charged to the reconditioned material provided that the value of Condition “C” material plus the cost of reconditioning do not exceed the value of condition “B” material.

(c)                                  Material which cannot be classified as Condition ”B” or “C” shall be priced at a value commensurate with its use.

(d)                                 Tanks, buildings and other equipment involving erection costs shall be charged at applicable, percentage of knocked down allowable new price.

(e)                                  Sale or Export of Materials

In case Contractor sells; exports or transfers any material to Affiliates or other entities or persons, the value of such transfers shall be credited to the accounts, the costs of which were previously charged to the accounts.

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ARTICLE 5

RECEIPTS

5.1                                 Credits in favour of the Contractor as a result of the Petroleum Operations or incidental thereto shall be credited to the respective accounts and be included as credits in the statement of expenditures.  Such credits shall include the following transactions

(a)                                  Claims Recovery

The proceeds of any insurance or claim in connection with the Petroleum Operations or any assets charged to the accounts.

(b)                                 Third Party Revenues

Revenues received from third parties for the use of property, assets, forth delivery of any services by the Contractor, or for any information or data.

(c)                                  Adjustments

Any discounts or adjustments received by the Contractor from the supplier/manufacturers or their agents in connection with goods purchased or defective equipment or materials, the costs of which were previously charged to the accounts.

(d)                                 Refunds

Rentals, refunds or other credits received by the Contractor, which apply to any charge which has been made to the accounts.

(e)                                  Sale or Export of Materials

In case Contractor sells or exports or transfers any material to Affiliates or other entities or persons, the value of such transfers shall be credited to the accounts, the costs of which were previously charged to the accounts

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ARTICLE 6

NON-RECOVERABLE COSTS

6.1                                 The following costs shall be non-recoverable for purpose of cost recovery under Article 18 of the Contract

(a)                                  interest on financing charges on investment in the Contract Area;

(b)                                 costs that are not reasonably justified with appropriate records which have been incorrectly accounted for (to the extent not corrected);

(c)                                  costs incurred before the Effective Date of the Contract;

(d)                                 costs of goods and services in excess of the international market price for goods or services of similar quality supplied on similar terms prevailing in the Caribbean-Venezuelan region at the time such goods or services were contracted by Contractor,

(e)                                  charges for goods in excess of the amount allowed by Article 4 hereof and/or which the condition of the material does not tally with their prices;

(f)                                    costs incurred beyond the Measurement Point;

(g)                                 taxes or impositions of whatever nature except for any applicable;

(i)            customs duties and other import charges paid in Trinidad and Tobago on Materials and equipment required for Petroleum Operations; and

(ii)           employer taxes or contributions permitted as part of labour costs under Article 2.1(b)(v) paid in or outside of Trinidad and Tobago;

(h)                                 amounts paid as a holding fee under Article 16.3 of the Contract;

(i)                                     payments made in accordance with Article 21 of the Contract;

(j)                                     costs of expert determination or arbitration pursuant to Article  33 of the Contract;

(k)                                  fines and penalties imposed by any authority;

(l)                                     donations or contributions, unless previously approved by the Minister; and

(m)                               payments on claims arising out of losses covered by any insurance.

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ARTICLE 7

INVENTORIES AND INVENTORY STATEMENT

7.1                                 Periodic Inventories, Notice and Representation

(a)                                  At reasonable intervals as agreed between the Minister and Contractor, but in any event at least once during each Calendar Year and on termination of the Contract, inventories shall be taken by Contractor of all Materials and physical assets required for Petroleum Operations under this Contract.

(b)                                 Written notice of intention to take an inventory shall be given by Contractor to the Minister at least thirty (30) days before any inventory is to begin so that the Minster may be represented when any inventory is taken.

(c)                                  Failure of the Minister to be represented at an inventory shall bind the Minister to accept the inventory taken by Contractor who shall in that event, promptly furnish the Minister with a copy of all inventory documents.

7.2                                 Reconciliation and Adjustment of Inventories

Reconciliation of inventory shall be made by Contractor and the Minister, with a list of shortages and overages being jointly determined, and the inventory shall he accordingly adjusted by Contractor.

7.3                                 Inventory Statement

(a)                                  Contractor shall maintain detailed records of property acquired for Petroleum Operations.

(b)                                 On a Quarterly basis, Contractor shall provide the Minister with an Inventory Statement containing:

(i)                                     description and codes of all controllable assets and Materials;

(ii)                                  amount charged to the accounts for each asset;.

(iii)                               date on which each asset was charged to the account; and

(iv)                              whether the costs of such asset has been recovered pursuant to Article 18 of the Contract.

7.4                                 Identification

To the extent practicable, all assets shall be identified for easy inspection with the respective codes specified in the manuals prepared by Contractor under Article 1.6 hereof.

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ARTICLE 8

PRODUCTION STATEMENT

8.1                                 Contractor’s Production Statement shall contain the following information and shall be prepared in accordance with the following principles

(a)                                  The production sharing shall be determined on the basis of all Petroleum produced and saved from the Contract Area and measured at the Measurement Point or Points during the respective Month in accordance with Article 18 of the Contract.  The average daily production of Crude Oil and Natural Gas by Fields for the purpose of applying the provision of Article 18 of the Contract shall be determined by dividing the respective total measurements of Available Crude Oil and Available Natural Gas attributable to each Field for the Month by the number of days on which Crude Oil and/or Natural Gas was produced in such Month.  Where different grades of Crude Oil and/or Natural Gas are being delivered at the Measurement Point(s), the volumes, of each grade shall be determined separately.  However, in the event that different grades of such Crude Oil or Natural Gas are blended together for sale then the volume of such a blend shall prevail.

(b)                                 The volumes of such, grades of Crude Oil and Natural Gas will be determined separately at the Measurement Point.

(c)                                  The volumes of Crude Oil shall be corrected for water and sediments, and shall be determined on the basis of standard temperatures and pressures (sixty (60) degrees Fahrenheit and 14.7 p.s.i.a.).  The gravity, sulphur content, and other quality indicators of the Crude Oil shall be determined and registered regularly.

(d)                                 The volumes of Natural Gas shall be determined on the basis of standard temperatures and pressures (sixty (60) degrees Fahrenheit and 14.7 p.s.i.a.).  The energy content, sulphur content and other quality indicatory of the Natural Gas shall be determined and registered regularly.

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ARTICLE 9

COST RECOVERY STATEMENT

9.1                                 Contractor shall establish cost recovery accounts for Crude Oil and/or Natural.  Gas and shall, pursuant to Article 1.3 hereof, render to the Minister not later than sixty (60) days after each Calendar Quarter a cost recovery statement containing the following information:

(a)                                  recoverable costs carried forward from the previous Calendar Quarter, if any;

(b)                                 recoverable costs incurred during the Calendar Quarter, total recoverable costs for the Calendar Quarter;

(c)                                  quantity and value of Cost Recovery Crude Oil and/or Cost Recovery Natural Gas available to the Contractor during the Calendar Quarter,

(d)                                 amount of costs recovered from the applicable Cost Recovery Crude Oil and/or Cost Recovery Natural Gas account for the Calendar Quarter;

(e)                                  amount of recoverable costs carried into succeeding Calendar Quarter, if any; and

(f)                                    quantities of Crude Oil and/or Natural Gas allocated to Contractor and the Minister, respectively, during the Calendar Quarter as Cost Recovery Crude Oil, Cost Recovery Natural Gas, Profit Crude Oil and/or Profit Natural Gas.

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ARTICLE 10

STATEMENT OF EXPENDITURE

10.1                           Contractor shall maintain accounts of expenditures incurred in respect of Petroleum Operations under the Contact and shall, pursuant to Article 1.3 hereof, prepare and render to the Minister not later than sixty (60) days after each Calendar Quarter a statement of expenditure.  This statement shall show the following:

(a)                                  the expenditure contemplated for the budget year (Contract Year prior to Commercial Discovery and Calendar Year subsequent to Commercial Discovery), on the basis of the cost classification and cost centres as provided for in this Accounting Procedure;

(b)                                 the expenditure (less credits) accrued during the Quarter in question;

(c)                                  the cumulative expenditure (less credits) to date for the budget year under consideration;

(d)                                 modifications to the budget;

(e)                                  the latest forecast of cumulative expenditure for year end; and

(f)                                    variations between budget forecast (as amended, by subparagraph (d) hereof, where applicable) and latest forecast and reasonable explanations thereof.

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ARTICLE 11

CONTROL STATEMENTS AND OTHER ACCOUNTS

11.1                           Control Statements

Contractor shall prepare each Quarter a control statement showing the accumulated accounts of costs and revenues verified by the Minister in accordance with Article  17 of the Contract.  The statement shall include information in respect of the following:

(a)                                  the total amount of recoverable costs;

(b)                                 the amount of costs recovered;

(c)                                  the amount of costs remaining to be recovered.

(d)                                 the total quantity and value of Cost Recovery Crude Oil and/or Cost Recovery Natural Gas allocated to the Contractor; and

(e)                                  the total quantity and value of Profit Crude Oil and/or Profit Natural Gas allocated to the Minister and the Contractor respectively under the Contract.

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ARTICLE 12

TAX COMPUTATION

Any Trinidad and Tobago income tax paid by the Minister on Contractor’s behalf shall constitute additional income to Contractor.  This additional income is included in “Contractor’s Taxable Income” subject to Trinidad and Tobago income tax.

“Contractor’s Taxable Income,” as determined in Article 21 of the Contract, less the amount equal to Contractor’s Trinidad and Tobago income tax, shall be “Contractor’s Provisional Income.” The “Gross-up Value” is an amount added to “Contractor’s Provisional Income” to give “Contractor’s Taxable Income” and is equal to the Contractor’s Trinidad and Tobago income taxes.

Therefore,

Contractor’s Taxable Income = Contractor’s Provisional Income (C.P.I.) plus Gross-up Value and

Gross-up Value = Contractor’s Trinidad and Tobago income tax on taxable income.  Gross-up Value = Trinidad and Tobago Income=Tax Rate x Contractor’s Taxable Income.

Gross-up Value = C.P.I x Trinidad and Tobago Income Tax Rate

1 - Trinidad and Tobago Income Tax Rate

where the Tax Rate is expressed as a decimal.

The above computations are illustrated by the following numerical example.  Assuming that the “Contractor’s Provisional Income” is 1000 and the Trinidad and Tobago Income Tax rate, including unemployment levy is 55 percent, then the Gross-up Value is equal to

1000 x.55
= 1222.22
1 - 55

Therefore

Contractor’s Provisional Income =	1000.00
Gross-up Value	= 1222.22

Contractor’s Taxable Income	2222.22
Trinidad and Tobago Income Tax =	1222.22
Contractor’s Income after Tax	1000.00

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ARTICLE 13

STATEMENT OF LOCAL CONTENT

13.1         The Contractor shall comply with the Government of Trinidad and Tobago’s Local Content and Local Participation Policy in force and as modified from time to time.  A Copy of the existing policy is appended hereto.

13.2         The Contractor shall maximize to the satisfaction of the Minister the level of usage of Local goods and services, businesses, financing and the employment of nationals of Trinidad and Tobago.  In this regard, the Contractor shall ensure that subcontracts are sized, as far as it is economically feasible and practical to match the capability (time, finance and manpower) of local suppliers and shall manage the risk to allow their participation.

13.3         The Contractor shall provide the Minister at the beginning of each calendar year with a list of all projects to be undertaken as well as all goods and services that are required.  The Minister and Contractor shall agree on a list of those projects and goods and services that is to be published in at least two local newspapers and on the Ministry’s website.

13.4         All contracts are to be advertised and awarded in Trinidad and Tobago.  The Contractor shall apply to Minister for prior approval where the circumstances warrant that any part of the tender process be conducted abroad.

13.5         The Contractor shall give preferential treatment to local suppliers by ensuring access to all tender invitations and by including high weighting on local value added in the tender valuation criteria

13.6         The Contractor shall give preference and assurance to local suppliers in respect of prompt payment for goods and services actually provided to the Contractor and its subcontractors both foreign and local.

13.7         The Contractor shall ensure the development of people by imparting to nationals technology and business expertise in all areas of energy sector activity including but not limited to:

(a)                                  Fabrication

(b)                                 Information Technology support, including seismic data acquisition, processing and interpretation support

(c)                                  Operations and maintenance support

(d)                                 Maritime services

(e)                                  Business support services, including accounting, human resource services, consulting, marketing and contract negotiations

(f)                                    Financing

(g)                                 Trading

13.8         The Contractor shall ensure that nationals are selected and trained consistent with Contractor’s performance standards in relation activities referred at Article  132.

13.9         In addition to the requirements in Article  13.7 the Contractor shall ensure that the development of people in key areas allow nationals to take more value-added, analytical and decision making roles in areas

(a)                                  of a technical or professional nature including general management, design engineering, project management, seismic data processing, human resource development, legal and

(b)                                 business strategic skills including leadership, business development, commercial, analytical, negotiating, strategy development and trading know how and acumen.

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13.10       The Contractor shall, pursuant to Article  13 hereof; prepare and submit to the Minister not later than sixty (60) days after each Calendar Quarter, a Quarterly and Year to Date Statement of Local Content.

13.11       The Statement of Local Content shall include but not be limited to the following categories:

1.             Payments made to

(a)                                  Local contractors who supply Local Goods and Local Services.

(b)                                 Local Suppliers other than contractors who supply Local Goods.

(c)                                  Local Subcontractors and local Suppliers who supply foreign goods.

(d)                                 Foreign contractors and suppliers who supply Local Goods.

(e)                                  Foreign contractors and suppliers who provide foreign goods and services.

2.

(a)                                  Payment of salaries, wages, profits, dividends on shares and other tangibles to persons who are nationals of Trinidad and Tobago.

(b)                                 Statement on the development of people outlining the level of promotion of nationals in the key areas identified in Article s 13.7, 13.8 and 13.9 respectively.

(c)                                  The CIF of all foreign goods to be listed in the statement of local content.

13.12       The Contractor shall maintain records to facilitate the determination of the Local Content of expenditure incurred in respect of Petroleum Operations.  These records shall include supporting documentation certifying the cost of local materials, labour and services used and shall be subject to audit by the Minister.

13.13       For the purpose of measurement, Local Content shall be comprised of all costs incurred as direct materials, direct subcontracts, indirect materials, indirect subcontracts, construction management and other costs.  Local Content shall not include any taxes or other statutory payments to Government including payment made under this Contract.

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THE REPUBLIC OF TRINIDAD AND TOBAGO

PERMANENT LOCAL CONTENT COMMITTEE

LOCAL CONTENT

&

LOCAL PARTICIPATION

IN THE ENERGY SECTOR

POLICY

&

FRAMEWORK

October 07, 2004

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TRINIDAD & TOBAGO ENERGY SECTOR

LOCAL CONTENT & LOCAL PARTICIPATION

POLICY FRAMEWORK

CONTEXT

Trinidad and Tobago, blessed as we are with abundant resources of oil and gas, recognise that our country’s development is enabled by a wasting asset which belongs to all our citizens and which, once removed, is not replenished.  The government, as caretaker and manager of these assets, has an obligation to ensure that the exploitation of these resources is conducted in a manner that generates maximum benefit to all the people of Trinidad and Tobago.

In generating value from the resource, the government has at its disposal a mixture of fiscal and non-fiscal measures that it can apply to the activities involved in exploration, production, conversion and disposal of the resource.

This policy addresses measures related to the activities conducted by individuals and enterprises engaged in the sector and operating within and outside of Trinidad and Tobago.

The energy business is characterised as requiring high levels, know-how, technology and capital.  Trinidad and Tobago, with our limited human and capital resources, will continue to engage foreign individuals, international businesses and organisations which have these capabilities, to explore for, exploit and commercialize our natural resources.

In seeking to achieve developed nation status, Trinidad and Tobago has to move to a position of increased GNP vs. GDP and of producing higher value-added goods and services for export.  The energy sector provides excellent opportunities, so to do, but there are only achieved through increased local participation in the value chain.  Current levels of local value capture are in the 10% range and increasing this will have a significant impact on the national economy.

The issues of local content and participation have recently gained prominence internationally and are a major feature of policy initiatives in both developed and developing countries and the huge value they can bring to an oil and gas producing community provides compelling reasons for the development and enactment of a local content and participation policy in Trinidad and Tobago.

INTENT

Is it the intention of the government and people of Trinidad and Tobago that T&T will maximize the level of participation of its national people, enterprises, technology and capital through the development and increasing use of locally owned businesses, local financing and human capabilities in the conduct of all activities connected with the energy sector, along its entire value chain, within and outside of T&T.

As T&T is rapidly growing its businesses to help the international community meet their energy needs, we shall use this opportunity to leverage the capabilities of international companies in our midst to build our own businesses, people, technology and capital markets.  Recognising the fact that in growing and depleting our natural resources we are simultaneously removing our opportunities to capture future wealth, it is incumbent on us to ensure that we make the most of this opportunity to create the capability to generate wealth in the future.

This policy framework seeks to identify the guiding principles that will determine:

•                  the major mechanisms for local content, participation and capability development;

•                  where, how and by whom these will be delivered;

•                  the performance measurement, assurance and reporting processes to be used; and

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•                  some key areas for priority focus.

VISION & POLICY FRAMEWORK

To achieve the goal of maximising value for the country from its assets, the government and people of Trinidad and Tobago shall participate in the business of oil and gas and engage external participants in a manner that captures value on two fronts:

1.             Fiscal measures – through the use of

i.      taxation and royalty policies and

ii.     government expenditure

to capture value from the sector and to extend it by building local capabilities that support the sector’s growth.

2.             Non-Fiscal measures – through

i.      Local Participation – maximising the depth and breadth of local ownership, control and financing, in order to increase local value-capture from all parts of the value chain created from the resource, including those activities in which T&T people, businesses and capital are not currently engaged, both within and outside of T&T;

ii.     Local Content – maximising the level of usage of local goods and services, people, businesses and financing.

iii.    Local Capability Development – maximising the impact of the ongoing sector activities, through the transfer of technology and know-how to

a)              enhance, deepen and broaden the capability and international competitiveness of T&T’s people and businesses within the sector;

b)             create and enhance capabilities that are transferable to other sectors within T&T; and

c)              create and support cluster developments with other industries that have a natural synergy with the energy sector and which may have the capacity to diversify and/or sustain the economy after the resource is depleted.

“Local Content and Participation” – collectively referred to as “local value-added” – will be defined in terms of ownership, control and financing by citizens of Trinidad and Tobago.

While, typically, the themes of “local content and participation” have focussed primarily on the aspects of in-country activity, Trinidad and Tobago recognises that the energy sector has tremendous potential to develop local capabilities that are essential for the capture of further opportunities outside of the country and which potential is not achieved unless there are specific strategies to do so.

This policy framework addresses local content and local participation in a manner that:

•                  will maximise utilisation and development of T&T nationals, businesses owned by nationals and the T&T capital market in every aspect of the activities conducted in the sector.

•                  recognises the impact of other mechanisms for maximising local value-added in the short-term, while building capability for increased value capture now and in the future.

•                  seeks to ensure that T&T does not overlook opportunities provided by activities in and in support of the sector, so that

•                  supporting energy sector policies and strategies on human and enterprise development will be consistent with this policy framework.

•                  all Government and State-agencies, regulations, strategies and contracts are aligned with these policies; and

•                  all policies will be vigorously applied to ongoing, proposed and future individual projects, operations and suppliers of goods and services in the energy sector.

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LOCAL CONTENT AND PARTICIPATION POLICY STATEMENT

In managing the energy resources of T&T, the Government will take every opportunity to maximise the local value-added and value retention from the activities that will be conducted in all parts of the sector, where our resources are involved, whether those activities occur with T&T or not.

The Government shall consistently define Local Content in terms of the level of ownership, control and financing by citizens of Trinidad and Tobago, in conformity with internationally accepted norms and the key tenets of international conventions, such as GATS.

In order to achieve the goal of maximum local content and participation, the government shall ensure that all participants in the energy sector are selected, engaged and managed in a manner that:

1.                                       Identifies WHERE to enable local value-added opportunity capture from the sector by:

•                                          Selecting, from time to time, specific goods or services for focusing the local content, participation and supply capability development efforts;

2.                                       Determines HOW to enable delivery of maximum local value-added by:

•                                          managing the program of activities in the sector as a portfolio, so that project pace and scheduling enable the maximum opportunity for development of local capabilities and their sustainable utilisation;

•                                          targeting local capability development by increasing the amount, depth and breadth of in-country activities, so as to enable fuller participation of nationals and enterprises in the value chain;

•                                          giving preference, firstly, to locally owned, controlled and financed enterprises, then to those that demonstrate a clear culture, commitment and capacity for maximising local value-added, participation and capability development, consistent with the country’s aspirations and vision;

•                                          focusing on improving local skills, business know-how, technology, financing, capital market development, and wealth capture and distribution;

3.                                       Ensures DELIVERY of maximum local value-added by:

•                                          Aggressively promoting and rigorously applying this policy wherever State controlled resources are involved

•                                          Facilitating the development of local capability to enable local value-added;

•                                          Removing barriers for local participation;

•                                          setting targets of local content and participation that will be assigned to individual projects, operations and/or operators and supporting these targets with appropriate contract terms;

•                                          measuring and reporting on the performance of operators in the sector;

•                                          periodically comparing the local content and participation performance amongst operators, between projects and operations and with other countries, to establish benchmarks, targets and opportunities for improvement and for the transfer of best practices;

The Permanent Local Content Committee will be responsible for:

•                                          updating these local content and participation policies, as required;

•                                          developing specific subsidiary policies and strategies, to ensure the transfer of technology and know-how to improve local skills, businesses and the capital market;

•                                          ensuring compliance with these policies; and

•                                          reporting to the Minister of Energy and Energy Industries and the Cabinet, as appropriate.

LOCAL CONTENT POLICY IMPLEMENTATION

The traditional approach of “giving preference to local suppliers if the cost, quality and timeliness of delivery of their goods and/or service are of equal quality to the international competitor” has not helped us build local capability, as only those who are already globally competitive will succeed.  There is no opportunity to become competitive if the local is not given a chance to do, learn and improve.  For this reason “local capability development” will be an important part of the implementation strategy.

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Recognizing that not all projects, activities, goods or services can be addressed immediately nor can they all be delivered or sustained locally, the Permanent Local Content Committee will initially direct efforts to maximise local content and participation in the following way and in the following key areas:

1)                                      Defining Local Content and Participation in terms of the level of:

•                                          Local ownership, control and decision-making;

•                                          Local financing (preferential access to local finance — not just equal access)

2)                                      Requiring preferential treatment of local suppliers by:

•                                          ensuring that these are given preference and assurances from the principal operator, which is not deferred to primary or other contractors; these assurances to include, access, treatment and reimbursement for goods and services actually provided;

•                                          addressing barriers that currently prevent this from happening, such as those aspects of the 1994 “Treaty Between the Government of the Republic of Trinidad and Tobago and the Government of the United States of America Concerning the Encouragement and Reciprocal Protection of Investment.”

3)                                      People development in key areas that allow locals to take more value-added, analytical and decision making roles and to ensure that existing regulations and processes, like the work permits, are aligned to ensure compliance with the policies and strategies:

•                                          High value-added skills

•                  Technical

•                  General management;

•                  Design engineering;

•                  Project management;

•                  Seismic processing;

•                  Human resource development.

•                  Business strategic skills

•                  Leadership;

•                  Business development;

•                  Commercial;

•                  Analytical;

•                  Negotiating;

•                  Strategy development;

•                  Trading.

4)                                      Technology and business know-how that have high value, consistent and sustained demand and which might be transferable to other sectors of the economy.  Areas for immediate focus will include:

•                  Fabrication;

•                  IT support, including seismic data management and processing support;

•                  Operations and maintenance support;

•                  Maritime services;

•                  Business support services, including accounting, HR services and consulting;

•                  Financing;

•                  Trading.

5)                                      Creating and maintaining databases of:

•                  Projects and operations work programs, including their needs for the provision of goods and services and their scheduling;

•                  Local suppliers of goods and services;

•                                          People development programs and initiatives of the operators and their international contractors,

•                                          Including work permits awarded and the related commitments;

•                                          Business development programs and initiatives;

74

•                                          The status of activities of in-country operators, State-owned companies and agencies and their contractors, including their:

•                                          Local content and participation policies, strategies and initiatives;

•                                          Targets, benchmarks and performance metrics

•                                          Appropriate legislation, regulations and contracts.

Recognising the importance of local value-added to national development and in order to ensure that the Permanent Local Content Committee (PLCC) is able to properly deliver on its mandate, the necessary resources (human, financial and technology) will be made available to the PLCC.

75

Schedule “B”

This is Schedule “B” attached to and made part of an Amended and Restated Participation Agreement dated December 30, 2005 between Challenger Energy Corp. and Canadian Superior Energy, Inc.

2002

MODEL INTERNATIONAL OPERATING AGREEMENT

OPERATING AGREEMENT COVERING:

BLOCK 5(C), OFFSHORE TRINIDAD

76

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
ARTICLE 2 EFFECTIVE DATE AND TERM		5
ARTICLE 3 SCOPE		6
3.1	Scope	6
3.2	Participating Interest	6
3.3	Ownership, Obligations and Liabilities	6
3.4	Government Participation	7
ARTICLE 4 OPERATOR		7
4.1	Designation of Operator	7
4.2	Rights and Duties of Operator	7
4.3	Operator Personnel	9
4.4	Information Supplied by Operator	12
4.5	Settlement of Claims and Lawsuits	13
4.6	Limitation on Liability of Operator	13
4.7	Insurance Obtained by Operator	14
4.8	Commingling of Funds	16
4.9	Resignation of Operator	17
4.10	Removal of Operator	17
4.11	Appointment of Successor	18
4.12	Health, Safety and Environment (HSE)	19
ARTICLE 5 OPERATING COMMITTEE		20
5.1	Establishment of Operating Committee	20
5.2	Powers and Duties of Operating Committee	20
5.3	Authority to Vote	20
5.4	Subcommittees	21
5.5	Notice of Meeting	21
5.6	Contents of Meeting Notice	21
5.7	Location of Meetings	21
5.8	Operator’s Duties for Meetings	21
5.9	Voting Procedure	22
5.10	Record of Votes	23
5.11	Minutes	23
5.12	Voting by Notice	23
5.13	Effect of Vote	24
ARTICLE 6 WORK PROGRAMS AND BUDGETS		26
6.1	Exploration and Appraisal	26
6.2	Development	27
6.3	Production	28
6.4	Itemization of Expenditures	28
6.5	Multi-Year Work Program and Budget	29
6.6	Contract Awards	29
6.7	Authorization for Expenditure (AFE) Procedure	31
6.8	Overexpenditures of Work Programs and Budgets	32

i

ARTICLE 7 OPERATIONS BY LESS THAN ALL PARTIES		33
7.1	Limitation on Applicability	33
7.2	Procedure to Propose Exclusive Operations	34
7.3	Responsibility for Exclusive Operations	36
7.4	Consequences of Exclusive Operations	36
7.5	Premium to Participate in Exclusive Operations	39
7.6	Order of Preference of Operations	40
7.7	Stand-By Costs	41
7.8	Special Considerations Regarding Deepening and Sidetracking	42
7.9	Use of Property	42
7.10	Lost Production	44
7.11	Production Bonuses	44
7.12	Conduct of Exclusive Operations	45
ARTICLE 8 DEFAULT		46
8.1	Default and Notice	46
8.2	Operating Committee Meetings and Data	46
8.3	Allocation of Defaulted Accounts	47
8.4	Remedies	48
8.5	Survival	52
8.6	No Right of Set Off	53
ARTICLE 9 DISPOSITION OF PRODUCTION		53
9.1	Right and Obligation to Take in Kind	53
9.2	Disposition of Crude Oil	53
9.3	Disposition of Natural Gas	55
9.4	Principles of Natural Gas Agreement(s) with Government	57
ARTICLE 10 ABANDONMENT		57
10.1	Abandonment of Wells Drilled as Joint Operations	57
10.2	Abandonment of Exclusive Operations	59
10.3	Abandonment Security	59
ARTICLE 11 SURRENDER, EXTENSIONS AND RENEWALS		59
11.1	Surrender	59
11.2	Extension of the Term	60
ARTICLE 12 TRANSFER OF INTEREST OR RIGHTS AND CHANGES IN CONTROL		60
12.1	Obligations	60
12.2.	Transfer	61
12.3	Change in Control	66
ARTICLE 13 WITHDRAWAL FROM AGREEMENT		69
13.1	Right of Withdrawal	69
13.2	Partial or Complete Withdrawal	69
13.3	Rights of a Withdrawing Party	70
13.4	Obligations and Liabilities of a Withdrawing Party	70
13.5	Emergency	71
13.6	Assignment	71
13.7	Approvals	71
13.8	Security	71
13.9	Withdrawal or Abandonment by all Parties	72

ii

ARTICLE 14 RELATIONSHIP OF PARTIES AND TAX		72
14.1	Relationship of Parties	72
14.2	Tax	72
14.3	United States Tax Election	72
ARTICLE 15 VENTURE INFORMATION - CONFIDENTIALITY - INTELLECTUAL PROPERTY		73
15.1	Venture Information	73
15.2	Confidentiality	74
15.3	Intellectual Property	75
15.4	Continuing Obligations	76
15.5	Trades	76
ARTICLE 16 FORCE MAJEURE		76
16.1	Obligations	76
16.2	Definition of Force Majeure	77
ARTICLE 17 NOTICES		77
ARTICLE 18 APPLICABLE LAW - DISPUTE RESOLUTION - WAIVER OF SOVEREIGN IMMUNITY		78
18.1	Applicable Law	78
18.2	Dispute Resolution	78
18.3	Expert Determination	83
18.4	Waiver of Sovereign Immunity	83
ARTICLE 19 ALLOCATION OF COST & PROFIT HYDROCARBONS		84
19.1	Allocation of Total Production	84
19.2	Allocation of Hydrocarbons to Parties	84
19.3	Use of Estimates	85
19.4	Principles	85
ARTICLE 20 GENERAL PROVISIONS		85
20.1	Conduct of the Parties	85
20.2	Conflicts of Interest	86
20.3	Public Announcements	86
20.4	Successors and Assigns	86
20.5	Waiver	87
20.6	No Third Party Beneficiaries	87
20.7	Joint Preparation	87
20.8	Severance of Invalid Provisions	87
20.9	Modifications	87
20.10	Interpretation	87
20.11	Counterpart Execution	87
20.12	Entirety	88

Exhibit A	-	Accounting Procedure
Exhibit B	-	Contract Area
[Exhibit C	-	Insurance]
[Exhibit D	-	Lifting Procedure [NOTE: A model Lifting Procedure may be acquired from the AIPN]]

iii

OPERATING AGREEMENT

THIS AGREEMENT is made as of the 17th day of November, 2004 (the “Effective Date”) among Challenger Energy Corp., a company existing under the laws of Alberta, Canada (hereinafter referred to as CNE); and Canadian Superior Energy Inc., a company existing under the laws of Canada (hereinafter referred to as Canadian Superior).  The companies named above, and their respective successors and assignees (if any), may sometimes individually be referred to as “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Parties have entered into a Participation Agreement dated November 17, 2004  (hereinafter referred to as the “Option”), with, inter alia, the intention to jointly own interests in a Production Sharing Contract (hereinafter referred to as the “Contract”); and

WHEREAS, the Parties desire to define their respective rights and obligations with respect to their operations under the Contract;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following words and terms shall have the meaning ascribed to them below:

1.1                               Accounting Procedure means the rules, provisions and conditions contained in Exhibit A.

1.2                               AFE means an authorization for expenditure pursuant to Article 6.7.

1.3                               Affiliate means a legal entity which Controls, or is Controlled by, or which is Controlled by an entity which Controls, a Party.

1.4                               Agreed Interest Rate means interest compounded on a monthly basis, at the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits, as published in London by the Financial Times or if not published, then by The Wall Street Journal, plus two percent (2%) percentage points, applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month.  If the aforesaid rate is contrary to any applicable usury law, the rate of interest to be charged shall be the maximum rate permitted by such applicable law.

1.5                               Agreement means this agreement, together with the Exhibits attached to this agreement, and any extension, renewal or amendment hereof agreed to in writing by the Parties.

1.6                               Appraisal Well means any well (other than an Exploration Well or a Development Well) whose purpose at the time of commencement of drilling such well is to appraise the extent or the volume of Hydrocarbon reserves contained in an existing Discovery.

1.7                               Business Day means a Day on which the banks in Calgary, Alberta, Canada are customarily open for business.

1.8                               Calendar Quarter means a period of three (3) months commencing with January 1 and ending on the following March 31, a period of three (3) months commencing with April 1 and ending on the following June 30, a period of three (3) months commencing with July 1 and ending on the following September 30, or a period of three (3) months commencing with October 1 and ending on the following December 31, all in accordance with the Gregorian Calendar.

1.9                               Calendar Year means a period of twelve (12) months commencing with January 1 and ending on the following December 31 according to the Gregorian Calendar.

1.10                        Commercial Discovery means any Discovery that is sufficient to entitle the Parties to apply for authorization from the Government to commence exploitation.

1.11                        Completion means an operation intended to complete a well through the Christmas tree as a producer of Hydrocarbons in one or more Zones, including the setting of production casing, perforating, stimulating the well and production Testing conducted in such operation.  “Complete” and other derivatives shall be construed accordingly.

1.12                        Consenting Party means a Party who agrees to participate in and pay its share of the cost of an Exclusive Operation.

1.13                        Consequential Loss means any loss, damages, costs, expenses or liabilities caused (directly or indirectly) by any of the following arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement: (i) reservoir or formation damage; (ii) inability to produce, use or dispose of Hydrocarbons; (iii) loss or deferment of income; (iv) punitive damages; or (v) other indirect damages or losses whether or not similar to the foregoing.

1.14                        Contract means the instrument identified in the recitals to this Agreement and any extension, renewal or amendment thereto.

1.15                        Contract Area means as of the Effective Date the area that is described in Exhibit B.  The perimeter or perimeters of the Contract Area shall correspond to that area covered by the Contract, as such area may vary from time to time during the term of validity of the Contract.

1.16                        Control means the ownership directly or indirectly of

Check one Alternative.

☒                                  ALTERNATIVE NO. 1

more than fifty (50) percent

☐                                    ALTERNATIVE NO. 2

fifty (50) percent or more

of the voting rights in a legal entity.  “Controls”, “Controlled by” and other derivatives shall be construed accordingly.

1.17                        Cost Hydrocarbons means that portion of the total production of Hydrocarbons which is allocated to the Parties under the Contract and this Agreement for the recovery of the costs and expenses incurred by the Parties and allowed to be recovered pursuant to the Contract.

1.18                        Crude Oil means all crude oils, condensates, and natural gas liquids at atmospheric pressure which are subject to and covered by the Contract.

1.19                        Day means a calendar day unless otherwise specifically provided.

1.20                        Deepening means an operation whereby a well is drilled to an objective Zone below the deepest Zone in which the well was previously drilled, or below the deepest Zone proposed in the associated AFE (if required), whichever is the deeper.  “Deepen” and other derivatives shall be construed accordingly.

1.21                        Development Plan means a plan for the development of Hydrocarbons from an Exploitation Area.

1.22                        Development Well means any well drilled for the production of Hydrocarbons pursuant to a Development Plan.

1.23                        Discovery means the discovery of an accumulation of Hydrocarbons whose existence until that moment was unproven by drilling.

1.24                        Dispute means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any dispute as to the construction, validity, interpretation, enforceability or breach of this Agreement.

1.25                        Entitlement means that quantity of Hydrocarbons (excluding all quantities used or lost in Joint Operations) of which a Party has the right and obligation to take delivery pursuant to the terms of this Agreement and the Contract, as such rights and obligations may be adjusted by the terms of any lifting, balancing and other disposition agreements entered into pursuant to Article 9.

1.26                        Environmental Loss means any loss, damages, costs, expenses or liabilities (other than Consequential Loss) caused by a discharge of Hydrocarbons, pollutants or other contaminants into or onto any medium (such as land, surface water, ground water and/or air) arising out of, relating to, or connected with this Agreement or the operations carried out under this Agreement, including any of the following: (i) injury or damage to, or destruction of, natural resources or real or personal property; (ii) cost of pollution control, cleanup and removal; (iii) cost of restoration of natural resources; and (iv) fines, penalties or other assessments.

1.27                        Exclusive Operation means those operations and activities carried out pursuant to this Agreement, the costs of which are chargeable to the account of less than all the Parties.

1.28                        Exclusive Well means a well drilled pursuant to an Exclusive Operation.

1.29                        Exploitation Area means that part of the Contract Area which is established for development of a Commercial Discovery pursuant to the Contract or, if the Contract does not establish an exploitation area, then that part of the Contract Area which is delineated as the exploitation area in a Development Plan approved as a Joint Operation or as an Exclusive Operation.

1.30                        Exploitation Period means any and all periods of exploitation during which the production and removal of Hydrocarbons is permitted under the Contract.

1.31                        Exploration Period means any and all periods of exploration set out in the Contract.

1.32                        Exploration Well means any well the purpose of which at the time of the commencement of drilling is to explore for an accumulation of Hydrocarbons, which accumulation was at that time unproven by drilling.

1.33                        G & G Data means only geological, geophysical and geochemical data and other similar information that is not obtained through a well bore.

1.34                        Government means the government of                               and any political subdivision, agency or instrumentality thereof, including the Government Oil & Gas Company.

1.35                        Government Oil & Gas Company means                                       .

1.36                        Gross Negligence / Willful Misconduct means any act or failure to act (whether sole, joint or concurrent) by any person or entity which was intended to cause, or which was in reckless disregard of or wanton indifference to, harmful consequences such person or entity knew, or should have known, such act or failure would have on the safety or property of another person or entity.

1.37                        Hydrocarbons means all substances which are subject to and covered by the Contract, including Crude Oil and Natural Gas.

1.38                        Joint Account means the accounts maintained by Operator in accordance with the provisions of this Agreement, including the Accounting Procedure.

1.39                        Joint Operations means those operations and activities carried out by Operator pursuant to this Agreement, the costs of which are chargeable to all Parties.

1.40                        Joint Property means, at any point in time, all wells, facilities, equipment, materials, information, funds and property (other than Hydrocarbons) held for use in Joint Operations. [NOTE: This definition should be reviewed in light of the Alternative chosen in Article 15 with regard to Venture Information.]

1.41                        Laws / Regulations means those laws, statutes, rules and regulations governing activities under the Contract.

1.42                        Minimum Work Obligations means those work and/or expenditure obligations specified in the Contract that must be performed in order to satisfy the obligations of the Contract.

1.43                        Natural Gas means all gaseous hydrocarbons (including wet gas, dry gas and residue gas) which are subject to and covered by the Contract, but excluding Crude Oil.

1.44                        Non-Consenting Party means each Party who elects not to participate in an Exclusive Operation.

1.45                        Non-Operator means each Party to this Agreement other than Operator.

1.46                        Operating Committee means the committee constituted in accordance with Article 5.

1.47                        Operator means a Party to this Agreement designated as such in accordance with Articles 4 or 7.12(F).

1.48                        Participating Interest means as to any Party, the undivided interest of such Party (expressed as a percentage of the total interests of all Parties) in the rights and obligations derived from the Parties’ interest in the Contract and this Agreement.

1.49                        Plugging Back means a single operation whereby a deeper Zone is abandoned in order to attempt a Completion in a shallower Zone.  “Plug Back” and other derivatives shall be construed accordingly.

1.50                        Profit Hydrocarbons means that portion of the total production of Hydrocarbons, in excess of Cost Hydrocarbons, which is allocated to the Parties under the terms of the Contract.

1.51                        Recompletion means an operation whereby a Completion in one Zone is abandoned in order to attempt a Completion in a different Zone within the existing wellbore.  “Recomplete” and other derivatives shall be construed accordingly.

1.52                        Reworking means an operation conducted in the wellbore of a well after it is Completed to secure, restore, or improve production in a Zone which is currently open to production in the wellbore.  Such operations include well stimulation operations, but exclude any routine repair or maintenance work, or drilling, Sidetracking, Deepening, Completing, Recompleting, or Plugging Back of a well.  “Rework” and other derivatives shall be construed accordingly.

1.53                        Security means (i) a guarantee or standby letter of credit issued by a bank; (ii) an on-demand bond issued by a surety corporation; (iii) a corporate guarantee; (iv) any financial security required by the Contract or this Agreement; and (v) any financial security agreed from time to time by the Parties; provided, however, that the bank, surety or corporation issuing the guarantee, standby letter of credit, bond or other security (as applicable) has a credit rating indicating it has a sufficient worth to pay its obligations in all reasonably foreseeable circumstances.

1.54                        Senior Supervisory Personnel means, with respect to a Party, any individual who functions as:

Check one Alternative.

☐                                    ALTERNATIVE NO. 1 -  Field Supervisor Tier

its designated manager or supervisor who is responsible for or in charge of onsite drilling, construction or production and related operations, or any other field operations;

☒                                  ALTERNATIVE NO. 2 -  Facility Manager Tier

its designated manager or supervisor of an onshore or offshore installation or facility used for operations and activities of such Party, but excluding all managers or supervisors who are responsible for or in charge of onsite drilling, construction or production and related operations or any other field operations;

☐                                    ALTERNATIVE NO. 3 -  Resident Manager and Direct Managerial Report Tier

its senior resident manager who directs all operations and activities of such Party in the country or region in which he is resident, and any manager who directly reports to such senior resident manager in such country or region, but excluding all managers or supervisors who are responsible for or in charge of installations or facilities, onsite drilling, construction or production and related operations, or any other field operations;

☐                                    ALTERNATIVE NO. 4 -  Resident Manager Tier

its senior resident manager who directs all operations and activities of such Party in the country or region in which he is resident, but excluding all managers or supervisors who are responsible for or in charge of installations or facilities, onsite drilling, construction or production and related operations, or any other field operations;

and, in any of the above alternatives, any individual who functions for such Party or one of its Affiliates at a management level equivalent to or superior to the tier selected, or any officer or director of such Party or one of its Affiliates.

1.55                        Sidetracking means the directional control and intentional deviation of a well from vertical so as to change the bottom hole location unless done to straighten the hole or to drill around junk in the hole or to overcome other mechanical difficulties.  “Sidetrack” and other derivatives shall be construed accordingly.

1.56                        Testing means an operation intended to evaluate the capacity of a Zone to produce Hydrocarbons.  “Test” and other derivatives shall be construed accordingly.

1.57                        Urgent Operational Matters has the meaning ascribed to it in Article 5.12(A)(1).

1.58                        Work Program and Budget means a work program for Joint Operations and budget therefor as described and approved in accordance with Article 6.

1.59                        Zone means a stratum of earth containing or thought to contain an accumulation of Hydrocarbons separately producible from any other accumulation of Hydrocarbons.

ARTICLE 2
EFFECTIVE DATE AND TERM

This Agreement shall have effect from the Effective Date (as defined in the preamble to this Agreement) and shall continue in effect until the following occur in accordance with the terms of this Agreement: the Contract terminates; all materials, equipment and personal property used in connection with Joint Operations or Exclusive Operations have been disposed of or removed; and final settlement (including settlement in relation to any financial audit carried out pursuant to the Accounting Procedure) has been made.  Notwithstanding the preceding sentence: (i) Article 10 shall remain in effect until all abandonment obligations under the Contract have been satisfied; and (ii) Article 4.5, Article 8, Article 15.2, Article 18 and the indemnity obligation under Article 20.1 (A) shall remain in effect until all obligations have been extinguished and all Disputes have been resolved.  Termination of this Agreement shall be without prejudice to any rights and obligations arising out of or in connection with this Agreement which have vested, matured or accrued prior to such termination.

ARTICLE 3
SCOPE

3.1          Scope

(A)                              The purpose of this Agreement is to establish the respective rights and obligations of the Parties with regard to operations under the Contract, including the joint exploration, appraisal, development, production and disposition of Hydrocarbons from the Contract Area.

(B)                                For greater certainty, the Parties confirm that, except to the extent expressly included in the Contract, the following activities are outside of the scope of this Agreement and are not addressed herein:

(1)                                  construction, operation, ownership, maintenance, repair and removal of facilities downstream from the delivery point (as determined under Article 9) of the Parties’ Entitlements;

(2)                                  transportation of the Parties’ Entitlements downstream from the delivery point (as determined under Article 9);

(3)                                  marketing and sales of Hydrocarbons, except as expressly provided in Article 7.12(E), Article 8.4 and Article 9;

(4)                                  acquisition of rights to explore for, appraise, develop or produce Hydrocarbons outside of the Contract Area (other than as a consequence of unitization with an adjoining contract area under the terms of the Contract); and

(5)                                  exploration, appraisal, development or production of minerals other than Hydrocarbons, whether inside or outside of the Contract Area.

3.2                               Participating Interest

(A)                              The Participating Interests of the Parties as of the Effective Date are:

CNE	25%
Canadian Superior	75%

(B)                                If a Party transfers all or part of its Participating Interest pursuant to the provisions of this Agreement and the Contract, the Participating Interests of the Parties shall be revised accordingly.

3.3                               Ownership, Obligations and Liabilities

(A)                              Unless otherwise provided in this Agreement, all the rights and interests in and under the Contract, all Joint Property, and any Hydrocarbons produced from the Contract Area shall, subject to the terms of the Contract, be owned by the Parties in accordance with their respective Participating Interests.

(B)                                Unless otherwise provided in this Agreement, the obligations of the Parties under the Contract and all liabilities and expenses incurred by Operator in connection with Joint Operations shall be charged to the Joint Account and all credits to the Joint Account shall be shared by the Parties, in accordance with their respective Participating Interests.

(C)                                Each Party shall pay when due, in accordance with the Accounting Procedure, its Participating Interest share of Joint Account expenses, including cash advances and interest, accrued pursuant to this Agreement.  A Party’s payment of any charge under this Agreement shall be without prejudice to its right to later contest the charge.

Check Article 3.4, if desired.

☐            OPTIONAL PROVISION

3.4                               Government Participation

If Government Oil & Gas Company elects to participate in the rights and obligations of Parties pursuant to Section     of the Contract, the Parties shall contribute, in proportion to their respective Participating Interests, to the interest to be acquired by Government Oil & Gas Company.

Check one alternative.

☐                                    ALTERNATIVE NO. 1
The Parties shall execute such documents as may be necessary to effect such transfer of interests and the joinder of Government Oil & Gas Company as a Party to this Agreement.  All payments received for the transfer of such interests shall be credited to the Parties in proportion to their Participating Interests.

☐                                    ALTERNATIVE NO. 2
The Parties shall execute such documents as may be necessary to effect such transfer of interests.  The rights and obligations of the Parties with respect to each other shall remain unchanged; however, they shall enter into a separate operating agreement with Government Oil & Gas Company with respect to the rights and obligations of Government Oil & Gas Company, on the one hand, and the Parties on the other.  All payments received for the transfer of such interests shall be credited to the Parties in proportion to their Participating Interests.

ARTICLE 4
OPERATOR

4.1                               Designation of Operator

Canadian Superior is designated as Operator and agrees to act as such in accordance with this Agreement.

4.2                               Rights and Duties of Operator

(A)                              Subject to the terms and conditions of this Agreement, Operator shall have all of the rights, functions and duties of Operator under the Contract and shall have exclusive charge of and shall conduct all Joint Operations.  Operator may employ independent contractors and agents (which independent contractors and agents may include an Affiliate of Operator, a Non-Operator, or an Affiliate of a Non-Operator) in such Joint Operations.

(B)                                In the conduct of Joint Operations Operator shall:

(1)                                  perform Joint Operations in accordance with the provisions of the Contract, the Laws / Regulations, this Agreement, and the decisions of the Operating Committee not in conflict with this Agreement;

(2)                                  conduct all Joint Operations in a diligent, safe and efficient manner in accordance with such good and prudent petroleum industry practices and field conservation principles as are generally followed by the international petroleum industry under similar circumstances;

(3)                                  exercise due care with respect to the receipt, payment and accounting of funds in accordance with good and prudent practices as are generally followed by the international petroleum industry under similar circumstances;

(4)                                  subject to Article 4.6 and the Accounting Procedure, neither gain a profit nor suffer a loss as a result of being the Operator in its conduct of Joint Operations, provided that Operator may rely upon Operating Committee approval of specific accounting practices not in conflict with the Accounting Procedure;

(5)                                  perform the duties for the Operating Committee set out in Article 5, and prepare and submit to the Operating Committee proposed Work Programs and Budgets and (if required) AFEs, as provided in Article 6;

(6)                                  acquire all permits, consents, approvals, and surface or other rights that may be required for or in connection with the conduct of Joint Operations;

(7)                                  upon receipt of reasonable advance notice, permit the representatives of any of the Parties to have at all reasonable times during normal business hours and at their own risk and expense reasonable access to the Joint Operations with the right to observe all Joint Operations and to inspect all Joint Property and to conduct financial audits as provided in the Accounting Procedure;

(8)                                  undertake to maintain the Contract in full force and effect in accordance with such good and prudent petroleum industry practices as are generally followed by the international petroleum industry under similar circumstances.  Operator shall timely pay and discharge all liabilities and expenses incurred in connection with Joint Operations and use its reasonable endeavors to keep and maintain the Joint Property free from all liens, charges and encumbrances arising out of Joint Operations;

(9)                                  pay to the Government for the Joint Account, within the periods and in the manner prescribed by the Contract and the Laws / Regulations, all periodic payments, royalties, taxes, fees and other payments pertaining to Joint Operations but excluding any taxes measured by the incomes of the Parties;

(10)                            carry out the obligations of Operator pursuant to the Contract, including preparing and furnishing such reports, records and information as may be required pursuant to the Contract;

(11)                            have, in accordance with any decisions of the Operating Committee, the exclusive right and obligation to represent the Parties in all dealings with the Government with respect to matters arising under the Contract and Joint Operations.  Operator shall notify the other Parties as soon as possible of such meetings.  Subject to the Contract and any necessary Government approvals, Non-Operators shall have the right to attend any meetings with the Government with respect to such matters, but only in the capacity of observers.  Nothing contained in this Agreement shall restrict any Party from holding discussions with the Government with respect to any issue peculiar to its particular business interests arising under the Contract or this Agreement, but in such event such Party shall promptly advise the Parties, if possible, before and in any event promptly after such discussions, provided that such Party shall not be required to divulge to the Parties any matters discussed to the extent the same involve proprietary information or matters not affecting the Parties;

(12)                            in accordance with Article 9.3 and any decisions of the Operating Committee, assess (to the extent lawful) alternatives for the disposition of Natural Gas from a Discovery;

(13)                            in case of an emergency (including a significant fire, explosion, Natural Gas release, Crude Oil release, or sabotage; incident involving loss of life, serious injury to an employee, contractor, or third party, or serious property damage; strikes and riots; or evacuations of Operator personnel): (i) take all necessary and proper measures for the protection of life, health, the environment and property; and (ii) as soon as reasonably practicable, report to Non-Operators the details of such event and any measures Operator has taken or plans to take in response thereto;

(14)                            establish and implement pursuant to Article 4.12 an HSE plan to govern Joint Operations which is designed to ensure compliance with applicable HSE laws, rules and regulations and this Agreement;

(15)                            include, to the extent practical, in its contracts with independent contractors and to the extent lawful, provisions which:

(a)                                  establish that such contractors can only enforce their contracts against Operator;

(b)                                 permit Operator, on behalf of itself and Non-Operators, to enforce contractual indemnities against, and recover losses and damages suffered by them (insofar as recovered under their contracts) from, such contractors; and

(c)                                  require such contractors to take insurance required by Article 4.7(H).

4.3                               Operator Personnel

Check one Alternative

☐                                    ALTERNATIVE NO. 1
Operator shall engage or retain only such employees, contractors, consultants and agents as are reasonably necessary to conduct Joint Operations.  Subject to the Contract and this Agreement, Operator shall determine the number of employees, contractors, consultants and agents, the selection of such persons, their hours of work, and the compensation to be paid to all such persons in connection with Joint Operations.

☐                                    ALTERNATIVE NO. 2

Operator shall engage or retain only such employees, secondees, contractors, consultants and agents as are reasonably necessary to conduct Joint Operations.  Subject to the Contract and this Agreement, Operator shall determine the number of employees, secondees, contractors, consultants and other persons, the selection of such persons, their hours of work, and (except for secondees) the compensation to be paid to all such persons in connection with Joint Operations.

☒                                  ALTERNATIVE NO. 3 - (from Paragraph (A) to (F))

(A)                              Operator shall engage or retain only such employees, Secondees, contractors, consultants and agents as are reasonably necessary to conduct Joint Operations.  For the purposes of this Article 4.3, “Secondee” means an employee of a Non-Operator (or its Affiliate) who is seconded to Operator to provide services under a secondment agreement to be negotiated and entered into between Operator and such Non-Operator; and “Secondment” means placement within Operator’s organization in accordance with this Article 4.3 of one or more persons who are employed by a Non-Operator or an Affiliate.

(B)                                Subject to the Contract and this Agreement, Operator shall determine the number of employees, Secondees, contractors, consultants and agents, the selection of such persons, their hours of work, and (except for Secondees) the compensation to be paid to all such persons in connection with Joint Operations.

(C)                                No Secondment may be implemented except (i) in situations requiring particular expertise or involving projects of a technical, operational or economically challenging nature; and (ii) in the manner set out in paragraphs (1) to (7) below.

(1)                                  Any Party may propose Secondment for a designated purpose related to Joint Operations.  Any proposal for Secondment must include the:

(a)                                  designated purpose and scope of Secondment, including duties, responsibilities, and deliverables;

(b)                                 duration of the Secondment;

(c)                                  number of Secondees and minimum expertise, qualifications and experience required;

(d)                                 work location and position within Operator’s organization of each Secondee; and

(e)                                  estimated costs of the Secondment.

(2)                                  In relation to a proposed Secondment meeting the requirements of Article 4.3(C)(1), Operator shall as soon as reasonably practicable:

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
approve or reject any Secondment proposed by a Non-Operator, in Operator’s sole discretion.

☒                                  ALTERNATIVE NO. 2
approve (such approval to not be unreasonably withheld) or reject any Secondment proposed by a Non-Operator. Without prejudice to Operator’s right to conduct Joint Operations in accordance with this Agreement and the Contract, Operator shall consider such Secondment proposal in light of the: (i) expertise and experience required for the relevant Joint Operations; (ii) expertise and experience of Operator’s personnel; and (iii) potential benefits of such Secondment to the conduct of Joint Operations.

(3)                                  Any proposal for one or more Secondment positions approved by Operator is subject to: (i) the Operating Committee’s authorization of an appropriate budget for such Secondment positions; and (ii) Non-Operators continuing to make available to Operator Secondees qualified to fulfill the designated purpose and scope of such Secondment.

(4)                                  As to each approved and authorized Secondment position, Operator shall request Non-Operators to nominate, by a specified date, qualified personnel to be the Secondee for such position.  Each Non-Operator has the right (but not the obligation) to nominate for each Secondment position one or more proposed Secondees who such Non-Operator considers reasonably qualified to fulfill the designated purpose and scope of such Secondment.

(5)                                  Following the deadline for submitting nominations, Operator shall consider the expertise and experience of each such nominee in light of the expertise and experience required for the approved and authorized Secondment position, and shall:

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
select or reject any nominee in Operator’s sole discretion.

☐                                    ALTERNATIVE NO. 2
select from the nominees the best qualified person, unless Operator reasonably demonstrates that no nominee is qualified to fulfill the designated purpose and scope of such Secondment.

(6)                                  Operator shall have the right to terminate the Secondment for cause in accordance with the secondment agreement provided for under Article 4.3(D).

(7)                                  Although each Secondee shall report to and be directed by Operator, each Secondee shall remain at all times the employee of the Party (or its Affiliate) nominating such Secondee.

(D)                               Any Secondment under this Agreement shall be in accordance with a separate secondment agreement to be negotiated and entered into between Operator and the employer of the Secondee, which agreement shall be consistent with this Article 4.3.  [NOTE: A model Secondment Agreement may be acquired through the AIPN]

(E)                                 All costs related to Secondment and Secondees that are within the Work Program and Budget related to such Secondment position shall be charged to the Joint Account.

(F)                                 If any Secondee acting as the Senior Supervisory Personnel of Operator or its Affiliates engages in Gross Negligence / Willful Misconduct which proximately causes the Parties to incur damage, loss, cost, expense or liability for claims, demands or causes of action referred to in Articles 4.6(A) or 4.6(B), then all such damages, losses, costs, expenses and liabilities shall be allocated to:

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
the Joint Account notwithstanding the provisions of Article 4.6.

☒                                  ALTERNATIVE NO. 2
Operator, in accordance with Article 4.6.

☐                                    ALTERNATIVE NO. 3
the Non-Operator who nominated such Secondee, in an equivalent manner and to the same extent liability for Gross Negligence / Willful Misconduct is allocated to Operator pursuant to Article 4.6.

4.4                               Information Supplied by Operator

(A)                              Operator shall provide Non-Operators with the following data and reports (to the extent to be charged to the Joint Account) as they are currently produced or compiled from Joint Operations:

(1)                                  copies of all logs or surveys, including in digitally recorded format if such exists;

(2)                                  daily drilling reports;

(3)                                  copies of all Tests and core data and analysis reports;

(4)                                  final well recap report;

(5)                                  copies of plugging reports;

(6)                                  copies of final geological and geophysical maps, seismic sections and shot point location maps;

(7)                                  engineering studies, development schedules and [quarterly/annual] progress reports on development projects;

(8)                                  field and well performance reports, including reservoir studies and reserve estimates;

(9)                                  as requested by a Non-Operator, (i) copies of all material reports relating to Joint Operations or the Contract Area furnished by Operator to the Government; and (ii) other material studies and reports relating to Joint Operations;

(10)                            gas balancing reports under agreements provided for in Article 9.3;

(11)                            such additional information as a Non-Operator may reasonably request, provided that the requesting Party or Parties pay the costs of preparation of such information and that the preparation of such information will not unduly burden Operator’s administrative and technical personnel.  Only Non-Operators who pay such costs will receive such additional information; and

(12)                            other reports as directed by the Operating Committee.

(B)                                Operator shall give Non-Operators access at all reasonable times during normal business hours to all data and reports (other than data and reports provided to Non-Operators in accordance with Article 4.4(A)) acquired in the conduct of Joint Operations, which a Non-Operator may reasonably request.  Any Non-Operator may make copies of such other data at its sole expense.

4.5                               Settlement of Claims and Lawsuits

(A)                              Operator shall promptly notify the Parties of any and all material claims or suits that relate in any way to Joint Operations.  Operator shall represent the Parties and defend or oppose the claim or suit.  Operator may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent of [           U.S. dollars] exclusive of legal fees.  Operator shall obtain the approval and direction of the Operating Committee on amounts in excess of the above-stated amount.  Without prejudice to the foregoing, each Non-Operator shall have the right to be represented by its own counsel at its own expense in the settlement, compromise or defense of such claims or suits.

(B)                                Any Non-Operator shall promptly notify the other Parties of any claim made against such Non-Operator by a third party that arises out of or may affect the Joint Operations, and such Non-Operator shall defend or settle the same in accordance with any directions given by the Operating Committee.  Those costs, expenses and damages incurred pursuant to such defense or settlement which are attributable to Joint Operations shall be for the Joint Account.

(C)                                Notwithstanding Article 4.5(A) and Article 4.5(B), each Party shall have the right to participate in any such suit, prosecution, defense or settlement conducted in accordance with Article 4.5(A) and Article 4.5(B), at its sole cost and expense; provided always that no Party may settle its Participating Interest share of any claim without first satisfying the Operating Committee that it can do so without prejudicing the interests of the Joint Operations.

4.6                               Limitation on Liability of Operator

(A)                              [Except as set out in Article 4.6(C)], neither Operator nor any other Indemnitee (as defined below) shall bear (except as a Party to the extent of its Participating Interest share) any damage, loss, cost, expense or liability resulting from performing (or failing to perform) the duties and functions of Operator, and the Indemnitees are hereby released from liability to Non-Operators for any and all damages, losses, costs, expenses and liabilities arising out of, incident to or resulting from such performance or failure to perform, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of Operator (or any such Indemnitee).

(B)                                [Except as set out in Article 4.6(C)], the Parties shall (in proportion to their Participating Interests) defend and indemnify Operator and its Affiliates, and their respective directors, officers, and employees (collectively, the “Indemnitees”), from any and all damages, losses, costs, expenses (including reasonable legal costs, expenses and attorneys’ fees) and liabilities incident to claims, demands or causes of action brought by or on behalf of any person or entity, which claims, demands or causes of action arise out of, are incident to or result from Joint Operations, even though caused in whole or in part by a pre-existing defect, or the negligence (whether sole, joint or concurrent), gross negligence, willful misconduct, strict liability or other legal fault of Operator (or any such Indemnitee).

☒                                  OPTIONAL PROVISION

(C)                                Notwithstanding Articles 4.6(A) or 4.6(B), if any Senior Supervisory Personnel of Operator or its Affiliates engage in Gross Negligence / Willful Misconduct which proximately causes the Parties to incur damage, loss, cost, expense or liability for claims, demands or causes of action referred to in Articles 4.6(A) or 4.6(B), then, in addition to its Participating Interest share:

Check one Alternative.

☒                                  ALTERNATIVE NO. 1 - No Limitation
Operator shall bear all such damages, losses, costs, expenses and liabilities.

☐                                    ALTERNATIVE NO. 2 - Joint Property Limitation

Operator shall bear only the actual damage, loss, cost, expense and liability to repair, replace and/or remove Joint Property so damaged or lost, if any.

☐                                    ALTERNATIVE NO. 3 — Financial Limitation
Operator shall bear only the first [           U.S. dollars] of such damages, losses, costs, expenses and liabilities.

Notwithstanding the foregoing, under no circumstances shall Operator (except as a Party to the extent of its Participating Interest) or any other Indemnitee bear any Consequential Loss or Environmental Loss.

(D)                               Nothing in this Article 4.6 shall be deemed to relieve Operator from its Participating Interest share of any damage, loss, cost, expense or liability arising out of, incident to, or resulting from Joint Operations.

4.7                               Insurance Obtained by Operator

(A)                              Operator shall procure and maintain for the Joint Account all insurance in the types and amounts required by the Contract or the Laws / Regulations [or as provided in Exhibit C].

(B)                                Operator shall procure and maintain any further insurance, at reasonable rates, as the Operating Committee may from time to time require.  In the event that such further insurance is, in Operator’s reasonable opinion, unavailable or available only at an unreasonable cost, Operator shall promptly notify the Non-Operators in order to allow the Operating Committee to reconsider such further insurance.

(C)                                Each Party will be provided the opportunity to underwrite any or all of the insurance to be obtained by Operator under Articles 4.7(A) and 4.7(B), through such Party’s Affiliate insurance company or, if such direct insurance is not so permitted, through reinsurance policies to such Party’s Affiliate insurance company; provided that the security and creditworthiness of such insurance arrangements are satisfactory to Operator, and that such arrangements will not result in any part of the premiums for such insurance not being recoverable under the Contract, or being significantly higher than the market rate.

(D)                               Subject to the Contract and the Laws / Regulations, any Party may elect not to participate in the insurance to be procured under:

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
Articles 4.7(A) and 4.7(B) provided such Party:

☒                                  ALTERNATIVE NO. 2
Article 4.7(B) provided such Party:

(1)                                  gives prompt written notice to that effect to Operator;

(2)                                  does nothing which may interfere with Operator’s negotiations for such insurance for the other Parties;

(3)           obtains insurance prior to or concurrent with the commencement of relevant operations and maintains such insurance (in respect of which a current certificate of adequate coverage, provided at least once a year, shall be sufficient evidence) or other evidence of financial responsibility which fully covers its Participating Interest share of the risks that would be covered by the insurance to be procured under Article 4.7(A) and/or Article 4.7(B), as applicable, and which the Operating Committee determines to be acceptable.  No such determination of acceptability shall in any way absolve a non-participating Party from its obligation to meet each cash call (except, in accordance with Article 4.7(F), as regards the costs of the insurance policy in which such Party has elected not to participate) including any cash call with respect to damages and losses and/or the costs of remedying the same in accordance with the terms of this Agreement, the Contract and the Laws / Regulations.  If such Party obtains other insurance, such insurance shall (a) contain a waiver of subrogation in favor of all the other Parties, the Operator and their insurers but only with respect to their interests under this Agreement; (b) provide that thirty (30) days written notice be given to Operator prior to any material change in, or cancellation of, such insurance policy; (c) be primary to, and receive no contribution from, any other insurance maintained by or on behalf of, or benefiting Operator or the other Parties; and (d) contain adequate territorial extensions and coverage in the location of the Joint Operations; and

(4)           is responsible for all deductibles, coinsurance payments, self-insured exposures, uninsured or underinsured exposures relating to its interests under this Agreement.

Check Paragraph (E), if desired. Renumber following paragraphs if Paragraph (E) is not selected.

☒                                  OPTIONAL PROVISION

(E)           In the event Operator elects, to the extent permitted by the Contract and Laws / Regulations, to self-insure all or part of the coverage to be procured under Articles 4.7(A) and/or 4.7(B), Operator shall so notify the Operating Committee and provide a qualified self-insurance letter stating what coverages Operator is self-insuring.  Any risk to be covered by insurance to be procured in accordance with Articles 4.7(A) and 4.7(B), that is not identified in the self-insurance letter shall be covered by insurance and supported by a current certificate of adequate coverage.  If requested by the Operating Committee from time to time, Operator shall provide evidence of financial responsibility, acceptable to the Operating Committee, which fully covers the risks that would be covered by the insurance to be procured under Articles 4.7(A) and 4.7(B).

(F)           The cost of insurance in which all the Parties are participating shall be for the Joint Account and the cost of insurance in which less than all the Parties are participating shall be charged to the Parties participating in proportion to their respective Participating Interests.  Subject to the preceding sentence, the cost of insurance with respect to an Exclusive Operation shall be charged to the Consenting Parties.

(G)           Operator shall, with respect to all insurance obtained under this Article 4.7:

(1)           use reasonable endeavors to procure or cause to be procured such insurance prior to or concurrent with, the commencement of relevant operations and maintain or cause to be maintained such insurance during the term of the relevant operations or any longer term required under the Contract or the Laws / Regulations;

(2)           promptly inform the participating Parties when such insurance is obtained and supply them with certificates of insurance or copies of the relevant policies when the same are issued;

(3)           arrange for the participating Parties, according to their respective Participating Interests, to be named as co-insureds on the relevant policies with waivers of subrogation in favor of all the Parties but only with respect to their interests under this Agreement;

(4)           use reasonable endeavors to ensure that each policy shall survive the default or bankruptcy of the insured for claims arising out of an event before such default or bankruptcy and that all rights of the insured shall revert to the Parties not in default or bankruptcy; and

(5)           duly file all claims and take all necessary and proper steps to collect any proceeds and credit any proceeds to the participating Parties in proportion to their respective Participating Interests.

(H)          Operator shall use its reasonable endeavors to require all contractors performing work with respect to Joint Operations to:

(1)           obtain and maintain any and all insurance in the types and amounts required by the Contract, the Laws / Regulations or any decision of the Operating Committee;

(2)           name the Parties as additional insureds on the contractor’s insurance policies and obtain from their insurers waivers of all rights of recourse against Operator, Non-Operators and their insurers; and

(3)           provide Operator with certificates reflecting such insurance prior to the commencement of their services.

4.8                               Commingling of Funds

Check one Alternative.

☒                                  ALTERNATIVE NO. 1
Operator may not commingle with Operator’s own funds the monies which Operator receives from or for the Joint Account pursuant to this Agreement.  However, Operator reserves the right to make future proposals to the Operating Committee with respect to the commingling of funds to achieve financial efficiency.

☐                                    ALTERNATIVE NO. 2
Operator may commingle with its own funds the monies which it receives from or for the Joint Account pursuant to this Agreement.  Notwithstanding that monies of a Non-Operator have been commingled with Operator’s funds, Operator shall account to the Non-Operators for the monies of a Non-Operator advanced or paid to Operator, whether for the conduct of Joint Operations or as proceeds from the sale of Hydrocarbons or Joint Property under this Agreement.  Such monies shall be applied only to their intended use and shall in no way be deemed to be funds belonging to Operator.

Check if desired, in relation to Alternative No. 2

☐                                    OPTIONAL PROVISION
Notwithstanding the foregoing, the Operating Committee shall have the right to require Operator to segregate from Operator’s own funds the monies which Operator receives:

Check one alternative.

☐                                    ALTERNATIVE NO. 2-1
from or for the Joint Account pursuant to this Agreement.

☐                                    ALTERNATIVE NO. 2-2
from the Parties in connection with operations on each Exploitation Area.

Check if desired.

☐                                    OPTIONAL PROVISION - Interest Bearing Account
The Operating Committee may decide that monies Operator receives for the Joint Account shall be deposited in an interest-bearing account

Check one alternative.

☐                                    ALTERNATIVE NO. 1
at any time.

☐                                    ALTERNATIVE NO. 2
after the approval of the Development Plan.

Interest earned shall be allocated among the Parties on an equitable basis taking into account the date of the funding by each Party and its share of the Joint Account monies.  Operator shall apply such earned interest to the next succeeding cash call or, if directed by the Operating Committee, pay it to the Parties.

4.9                               Resignation of Operator

Subject to Article 4.11, Operator may resign as Operator at any time by so notifying the other Parties at least one hundred and twenty (120) Days prior to the effective date of such resignation.

4.10                        Removal of Operator

(A)          Subject to Article 4.11, Operator shall be removed upon receipt of notice from any Non-Operator if:

(1)           Operator becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors;

(2)           an order is made by a court or an effective resolution is passed for the reorganization under any bankruptcy law, dissolution, liquidation, or winding up of Operator;

(3)           a receiver is appointed for a substantial part of Operator’s assets; or

(4)           Operator dissolves, liquidates, is wound up, or otherwise terminates its existence.

(B)           Subject to Article 4.11, Operator may be removed by the decision of the Non-Operators if Operator has committed a material breach of this Agreement and has either failed to commence to cure that breach within thirty (30) Days of receipt of a notice from Non-Operators detailing the alleged breach or failed to diligently pursue the cure to completion.  Any decision of Non-Operators to give notice of breach to Operator or to remove Operator under this Article 4.10(B) shall be made by an affirmative vote of a majority of at least twenty five percent (25%).  However, if Operator disputes such alleged commission of or failure to cure a material breach and dispute resolution proceedings are initiated pursuant to Article 18.2 in relation to such breach, then Operator shall remain appointed and no successor Operator may be appointed pending the conclusion or abandonment of such proceedings, subject to the terms of Article 8.3 with respect to Operator’s breach of its payment obligations.

Check Paragraph (C), if desired. Renumber following paragraphs if Paragraph (C) is not selected.

☒                                  OPTIONAL PROVISION

(C)           If Operator together with any Affiliates of Operator is or becomes the holder of a Participating Interest of less than thirty percent (30%), then Operator shall be required to promptly notify the other Parties.  The Operating Committee shall then vote within thirty (30) Days of such notification on whether or not a successor Operator should be named pursuant to Article 4.11.

Check Paragraph (D), if desired. Renumber following paragraph if Paragraph (D) is not selected.

☐                                    OPTIONAL PROVISION

(D)          If there is a direct or indirect change in Control of Operator (other than a transfer of Control to an Affiliate of Operator), Operator shall be required to promptly notify the other Parties.  The Operating Committee shall vote within           (        ) Days of such notification on whether or not a successor Operator should be named pursuant to Article 4.11.

Check Paragraph (E), if desired.

☐                                    OPTIONAL PROVISION

(E)           Subject to Article 4.11, Operator may be removed at any time without cause by the affirmative vote of a majority of Non-Operators holding a combined Participating Interest of at least seventy percent (70%).

4.11                        Appointment of Successor

When a change of Operator occurs pursuant to Article 4.9 or Article 4.10:

(A)          The Operating Committee shall meet as soon as possible to appoint a successor Operator pursuant to the voting procedure of Article 5.9.  No Party may be appointed successor Operator against its will.

(B)           If Operator is removed, [other than in the case of Article 4.10(C) or Article 4.10(D)], neither Operator nor any Affiliate of Operator shall have the right to be considered as a candidate for the successor Operator.

(C)           The resigning or removed Operator shall be compensated out of the Joint Account for its reasonable expenses directly related to its resignation or removal, except in the case of Article 4.10(B).

(D)          The resigning or removed Operator and the successor Operator shall arrange for the taking of an inventory of all Joint Property and Hydrocarbons, and an audit of the books and records of the removed Operator.  Such inventory and audit shall be completed, if possible, no later than the effective date of the change of Operator and shall be subject to the approval of the Operating Committee.  The liabilities and expenses of such inventory and audit shall be charged to the Joint Account.

(E)           The resignation or removal of Operator and its replacement by the successor Operator shall not become effective prior to receipt of any necessary Government approvals.

(F)           Upon the effective date of the resignation or removal, the successor Operator shall succeed to all duties, rights and authority prescribed for Operator.  The former Operator shall transfer to the successor Operator custody of all Joint Property, books of account, records and other documents maintained by Operator pertaining to the Contract Area and to Joint Operations.  Upon delivery of the above-described property and data, the former Operator shall be released and discharged from all obligations and liabilities as Operator accruing after such date.

4.12                        Health, Safety and Environment (“HSE”)

(A)          With the goal of achieving safe and reliable operations in compliance with applicable HSE laws, rules and regulations (including avoiding significant and unintended impact on the safety or health of people, on property, or on the environment), Operator shall in the conduct of Joint Operations:

(1)           establish and implement an HSE plan in a manner consistent with standards and procedures generally followed in the international petroleum industry under similar circumstances;

(2)           design and operate Joint Property consistent with the HSE plan; and

(3)           conform with locally applicable HSE laws, rules and regulations and other HSE-related statutory requirements that may apply.

(B)           The Operating Committee shall:

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
from time to time review details of Operator’s HSE plan and Operator’s implementation thereof.

☒                                  ALTERNATIVE NO. 2
be provided by Operator, on an annual basis, with an HSE letter of assurance providing adequate evidence that an HSE plan is in place and that any major HSE issues have been brought to the attention of the Operating Committee and are being properly managed.

(C)           In the conduct of Joint Operations, Operator shall:

Check one Alternative.

☒                                  ALTERNATIVE NO. 1
establish and implement a program for regular HSE assessments.  The purpose of such assessments is to periodically review HSE systems and procedures, including actual practice and performance, to verify that the HSE plan is being implemented in accordance with the policies and standards of the HSE plan.  Operator shall, at a minimum, conduct such an assessment before entering into significant new Joint Operations and before undertaking any major changes to existing Joint Operations.  Upon reasonable notice given to Operator, Non-Operators shall have the right to participate in such HSE assessments.

☐                                    ALTERNATIVE NO. 2
establish an annual audit program whereby independent auditors review and verify the effectiveness of the HSE plan.

(D)          Operator shall require its contractors, consultants and agents undertaking activities for the Joint Account to manage HSE risks in a manner consistent with the requirements of this Article 4.12.

(E)           Operator shall establish and enforce rules consistent with those generally followed in the international petroleum industry under similar circumstances that, at a minimum, prohibit within the Contract Area the following:

(1)           possession, use, distribution or sale of firearms, explosives, or other weapons without the prior written approval of senior management of Operator;

(2)           possession, use, distribution or sale of alcoholic beverages without the prior written approval of senior management of Operator; and

(3)           possession, use, distribution or sale of illicit or non-prescribed controlled substances and the misuse of prescribed drugs.

Check if desired.

☒                                  OPTIONAL PROVISION

(F)           Without prejudice to a Party’s rights under Article 4.2(B)(7), with reasonable advance notice, Operator shall permit each Non-Operator to have at all reasonable times during normal business hours (and at its own risk and expense) the right to conduct its own HSE audit.

ARTICLE 5
OPERATING COMMITTEE

5.1                               Establishment of Operating Committee

To provide for the overall supervision and direction of Joint Operations, there is established an Operating Committee composed of representatives of each Party holding a Participating Interest.  Each Party shall appoint one (1) representative and one (1) alternate representative to serve on the Operating Committee.  Each Party shall as soon as possible after the date of this Agreement give notice in writing to the other Parties of the name and address of its representative and alternate representative to serve on the Operating Committee.  Each Party shall have the right to change its representative and alternate at any time by giving notice of such change to the other Parties.

5.2                               Powers and Duties of Operating Committee

The Operating Committee shall have power and duty to authorize and supervise Joint Operations that are necessary or desirable to fulfill the Contract and properly explore and exploit the Contract Area in accordance with this Agreement and in a manner appropriate in the circumstances.

5.3                               Authority to Vote

The representative of a Party, or in his absence his alternate representative, shall be authorized to represent and bind such Party with respect to any matter which is within the powers of the Operating Committee and is properly brought before the Operating Committee.  Each such representative shall have a vote equal to the Participating Interest of the Party such person represents.  Each alternate representative shall be entitled to attend all Operating Committee meetings but shall have no vote at such meetings except in the absence of the representative for whom he is the alternate.  In addition to the representative and alternate representative, each Party may also bring to any Operating Committee meetings such technical and other advisors as it may deem appropriate.

5.4                               Subcommittees

The Operating Committee may establish such subcommittees, including technical subcommittees, as the Operating Committee may deem appropriate.  The functions of such subcommittees shall be in an advisory capacity or as otherwise determined unanimously by the Parties.  Each Party shall have the right to appoint a representative to each subcommittee.

5.5                               Notice of Meeting

(A)          Operator may call a meeting of the Operating Committee by giving notice to the Parties at least fifteen (15) Days in advance of such meeting.

(B)           Any Non-Operator may request a meeting of the Operating Committee by giving notice to all the other Parties.  Upon receiving such request, Operator shall call such meeting for a date not less than fifteen (15) Days nor more than twenty (20) Days after receipt of the request.

(C)           The notice periods above may only be waived with the unanimous consent of all the Parties.

5.6                               Contents of Meeting Notice

(A)          Each notice of a meeting of the Operating Committee as provided by Operator shall contain:

(1)           the date, time and location of the meeting;

(2)           an agenda of the matters and proposals to be considered and/or voted upon; and

(3)           copies of all proposals to be considered at the meeting (including all appropriate supporting information not previously distributed to the Parties).

(B)           A Party, by notice to the other Parties given not less than seven (7) Days prior to a meeting, may add additional matters to the agenda for a meeting.

(C)           On the request of a Party, and with the unanimous consent of all Parties, the Operating Committee may consider at a meeting a proposal not contained in such meeting agenda.

5.7                               Location of Meetings

All meetings of the Operating Committee shall be held in Calgary, Alberta, Canada, or elsewhere as the Operating Committee may decide.

5.8                               Operator’s Duties for Meetings

(A)          With respect to meetings of the Operating Committee and any subcommittee, Operator’s duties shall include:

(1)           timely preparation and distribution of the agenda;

(2)           organization and conduct of the meeting; and

(3)           preparation of a written record or minutes of each meeting.

(B)           Operator shall have the right to appoint the chairman of the Operating Committee and all subcommittees.

5.9                               Voting Procedure

Check one Alternative.

☒                                  ALTERNATIVE NO. 1
Except as otherwise expressly provided in this Agreement, all decisions, approvals and other actions of the Operating Committee on all proposals coming before it shall be decided by the affirmative vote of two (2) or more Parties which are not Affiliates then having collectively at least eighty five percent (85%) of the Participating Interests.

☐                                    ALTERNATIVE NO. 2 (From Paragraph (A) to (C))
Except as otherwise expressly provided in this Agreement, decisions, approvals and other actions of the Operating Committee on all proposals coming before it shall be decided as follows.

(A)          All decisions, approvals and other actions for which column (A) below is checked shall require the affirmative vote of                    (       ) or more Parties which are not Affiliates then having collectively at least                percent (    %) of the Participating Interests.

(B)           All decisions, approvals and other actions for which column (B) below is checked shall require the affirmative vote of                   (        ) or more Parties which are not Affiliates then having collectively at least           percent (    %) of the Participating Interests.

(C)           All decisions, approvals and other actions for which column (C) below is checked shall require the affirmative vote of                 (         ) or more Parties which are not Affiliates then having collectively at least           percent (    %) of the Participating Interests.

Matter		(A)	(B)	(C)
(1)	Minimum Work Programs.
(2)	Drilling, Deepening, Testing, Sidetracking, Plugging Back, Recompleting or Reworking Exploration Wells. [NOTE: This list may be split in order to allow different levels of approval]
(3)	Drilling, Deepening, Testing, Sidetracking, Plugging Back, Recompleting or Reworking Appraisal Wells. [NOTE: This list may be split in order to allow different levels of approval]
(4)	Development Plans.
(5)	Production programs.
(6)	Completion of a well.
(7)	Plugging and abandoning a well.
(8)	Acquisition of G & G Data.

(9)	Construction of processing, treatment, compression, gathering, transportation and other downstream facilities.
(10)	Contract awards (if approval is required).
(11)	Determination that a Discovery is a Commercial Discovery.
(12)	Unitization under the terms of the Contract with an adjoining contract area.
(13)	Establishment of an interest bearing account for Joint Account monies.
(14)	Acquisition and development of Venture Information under terms other than as specified in Article 15.
(15)	.
(16)	All other matters within the Operating Committee’s authority.

5.10                        Record of Votes

The chairman of the Operating Committee shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Operating Committee meeting.  Each representative shall sign and be provided a copy of such record at the end of such meeting, and it shall be considered the final record of the decisions of the Operating Committee.

5.11                        Minutes

The secretary shall provide each Party with a copy of the minutes of the Operating Committee meeting within fifteen (15) Business Days after the end of the meeting.  Each Party shall have fifteen (15) Days after receipt of such minutes to give notice to the secretary of its objections to the minutes.  A failure to give notice specifying objection to such minutes within said fifteen (15) Day period shall be deemed to be approval of such minutes.  In any event, the votes recorded under Article 5.10 shall take precedence over the minutes described above.

5.12                        Voting by Notice

(A)          In lieu of a meeting, any Party may submit any proposal to the Operating Committee for a vote by notice.  The proposing Party or Parties shall notify Operator who shall give each Party’s representative notice describing the proposal so submitted and whether Operator considers such operational matter to require urgent determination.  Operator shall include with such notice adequate documentation in connection with such proposal to enable the Parties to make a decision.  Each Party shall communicate its vote by notice to Operator and the other Parties within one of the following appropriate time periods after receipt of Operator’s notice:

(1)           forty eight (48) hours in the case of operations which involve the use of a drilling rig that is standing by in the Contract Area and such other operational matters reasonably considered by Operator to require by their nature urgent determination (such operations and matters being referred to as “Urgent Operational Matters”); and

(2)           thirty (30) Days in the case of all other proposals.

(B)           Except in the case of Article 5.12(A)(1), any Party may, by notice delivered to all Parties within ten (10) Days of receipt of Operator’s notice, request that the proposal be decided at a meeting rather than by notice.  In such an event, that proposal shall be decided at a meeting duly called for that purpose.

(C)           Except as provided in Article 10, any Party failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal.

(D)          If a meeting is not requested, then at the expiration of the appropriate time period, Operator shall give each Party a confirmation notice stating the tabulation and results of the vote.

5.13                        Effect of Vote

All decisions taken by the Operating Committee pursuant to this Article 5 shall be conclusive and binding on all the Parties, except in the following cases.

(A)          If pursuant to this Article 5, a Joint Operation has been properly proposed to the Operating Committee and the Operating Committee has not approved such proposal in a timely manner, then any Party that voted in favor of such proposal shall have the right for the appropriate period specified below to propose, in accordance with Article 7, an Exclusive Operation involving operations essentially the same as those proposed for such Joint Operation.

(1)           For proposals related to Urgent Operational Matters, such right shall be exercisable for twenty-four (24) hours after the time specified in Article 5.12(A)(1) has expired or after receipt of Operator’s notice given to the Parties pursuant to Article [5.13(D)], as applicable.

(2)           For proposals to develop a Discovery, such right shall be exercisable for ten (10) Days after the date the Operating Committee was required to consider such proposal pursuant to Article 5.6 or Article 5.12.

(3)           For all other proposals, such right shall be exercisable for five (5) Days after the date the Operating Committee was required to consider such proposal pursuant to Article 5.6 or Article 5.12.

Check Paragraph (B) if desired. Renumber following paragraphs if Paragraph (B) is not selected.

☒                                  OPTIONAL PROVISION (Paragraph (B))

(B)           If a Party voted against any proposal which was approved by the Operating Committee and which could be conducted as an Exclusive Operation pursuant to Article 7, then such Party shall have the right not to participate in the operation contemplated by such approval.  Any such Party wishing to exercise its right of non-consent must give notice of non-consent to all other Parties within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) following Operating Committee approval of such proposal.  If a Party exercises its right of non-consent, the Parties who were not entitled to give or did not give notice of non-consent shall be Consenting Parties as to the operation contemplated by the Operating Committee approval, and shall conduct such operation as an Exclusive Operation under Article 7; provided, however, that any such Party who was not entitled to give or did not give notice of non-consent may, by notice provided to the other Parties within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) following the notice of non-consent given by any non-consenting Party, require that the Operating Committee vote again on the proposal in question. Only the Parties which were not entitled to or have not exercised their right of non-consent with respect to the contemplated operation shall participate in such second vote of the Operating Committee, with voting rights proportional to their respective Participating Interest.  If the Operating Committee approves again the contemplated operation, any Party which voted against the contemplated operation in such second vote may elect to be a Non-Consenting Party with respect to such operation, by notice of non-consent provided to all other Parties within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) following the Operating Committee’s second approval of such contemplated operation.

(C)           If the Consenting Parties to an Exclusive Operation under Article 5.13(A) [or Article 5.13(B)] concur, then the Operating Committee may, at any time, pursuant to this Article 5, reconsider and approve, decide or take action on any proposal that the Operating Committee declined to approve earlier, or modify or revoke an earlier approval, decision or action.

(D)          Once a Joint Operation for the drilling, Deepening, Testing, Sidetracking, Plugging Back, Completing, Recompleting, Reworking, or plugging of a well has been approved and commenced, such operation shall not be discontinued without the consent of the Operating Committee; provided, however, that such operation may be discontinued if:

(1)           an impenetrable substance or other condition in the hole is encountered which in the reasonable judgment of Operator causes the continuation of such operation to be impractical; or

(2)           other circumstances occur which in the reasonable judgment of Operator cause the continuation of such operation to be unwarranted and the Operating Committee, within the period required under Article 5.12(A)(1) after receipt of Operator’s notice, approves discontinuing such operation.

On the occurrence of either of the above, Operator shall promptly notify the Parties that such operation is being discontinued pursuant to the foregoing, and any Party shall have the right to propose in accordance with Article 7 an Exclusive Operation to continue such operation.

ARTICLE 6
WORK PROGRAMS AND BUDGETS

6.1                               Exploration and Appraisal

(A)          Within         (        ) Days after the Effective Date, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the remainder of the current Calendar Year and, if appropriate, for the following Calendar Year.  Within          (        ) Days of such delivery, the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget.

(B)           On or before the 30th Day of September of each Calendar Year, Operator shall deliver to the Parties a proposed Work Program and Budget detailing the Joint Operations to be performed for the following Calendar Year.  Within forty five (45) Days of such delivery, the Operating Committee shall meet to consider and to endeavor to agree on a Work Program and Budget.

(C)           If a Discovery is made, Operator shall deliver any notice of Discovery required under the Contract and shall as soon as possible submit to the Parties a report containing available details concerning the Discovery and Operator’s recommendation as to whether the Discovery merits appraisal.  If the Operating Committee determines that the Discovery merits appraisal, Operator within forty five (45) Days shall deliver to the Parties a proposed Work Program and Budget for the appraisal of the Discovery.  Within forty five (45) Days of such delivery, or earlier if necessary to meet any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify and then either approve or reject the appraisal Work Program and Budget.  If the appraisal Work Program and Budget is approved by the Operating Committee, Operator shall take such steps as may be required under the Contract to secure approval of the appraisal Work Program and Budget by the Government.  In the event the Government requires changes in the appraisal Work Program and Budget, the matter shall be resubmitted to the Operating Committee for further consideration.

(D)          The Work Program and Budget agreed pursuant to this Article shall include at least that part of the Minimum Work Obligations required to be carried out during the Calendar Year in question under the terms of the Contract.  If within the time periods prescribed in this Article 6.1 the Operating Committee is unable to agree on such a Work Program and Budget, then the proposal capable of satisfying the Minimum Work Obligations for the Calendar Year in question that receives the largest Participating Interest vote (even if less than the applicable percentage under Article 5.9) shall be deemed adopted as part of the annual Work Program and Budget.  If competing proposals receive equal votes, then Operator shall choose between those competing proposals.  Any portion of a Work Program and Budget adopted pursuant to this Article 6.1(D) instead of Article 5.9 shall contain only such operations for the Joint Account as are necessary to maintain the Contract in full force and effect, including such operations as are necessary to fulfill the Minimum Work Obligations required for the given Calendar Year.

(E)           Any approved Work Program and Budget may be revised by the Operating Committee from time to time.  To the extent such revisions are approved by the Operating Committee, the Work Program and Budget shall be amended accordingly.  Operator shall prepare and submit a corresponding work program and budget amendment to the Government if required by the Contract.

(F)           Subject to Article 6.8, approval of any such Work Program and Budget which includes:

(1)           an Exploration Well, whether by drilling, Deepening or Sidetracking, shall include approval for:

Check one Alternative.

☒           ALTERNATIVE NO. 1 - No Casing Point Election
all expenditures necessary for drilling, Deepening or Sidetracking, as applicable, and Testing and Completing an Exploration Well.

☐            ALTERNATIVE NO. 2 - Casing Point Election - (This alternative shall not apply where Minimum Work Obligations require Testing or Completing of a well.)

only expenditures necessary for the drilling, Deepening or Sidetracking of such Exploration Well, as applicable.  When an Exploration Well has reached its authorized depth, all logs, cores and other approved Tests have been conducted and the results furnished to the Parties, Operator shall submit to the Parties in accordance with Article 5.12(A)(1) an election to participate in an attempt to Complete such Exploration Well.  Operator shall include in such submission Operator’s recommendation on such Completion attempt and an AFE for such Completion costs.

(2)           an Appraisal Well, whether by drilling, Deepening or Sidetracking, shall include approval for:

Check one Alternative.

☒                                  ALTERNATIVE NO. 1 - No Casing Point Election
all expenditures necessary for drilling, Deepening or Sidetracking, as applicable, and Testing and Completing such Appraisal Well.

☐                                    ALTERNATIVE NO. 2 - Casing Point Election - (This alternative shall not apply where Minimum Work Obligations require Testing or Completing of an Appraisal Well.)

only expenditures necessary for the drilling, Deepening or Sidetracking of such Appraisal Well, as applicable.  When an Appraisal Well has reached its authorized depth, all logs, cores and other approved Tests have been conducted and the results furnished to the Parties, Operator shall submit to the Parties in accordance with Article 5.12(A)(1) an election to participate in an attempt to Complete such Appraisal Well.  Operator shall include in such submission Operator’s recommendation on such Completion attempt and an AFE for such Completion costs.

(G)           Any Party desiring to propose a Completion attempt, or an alternative Completion attempt, must do so within the time period provided in Article 5.12(A)(1) by notifying all other Parties.  Any such proposal shall include an AFE for such Completion costs.

6.2                               Development

(A)          If the Operating Committee determines that a Discovery may be a Commercial Discovery, Operator shall, as soon as practicable, deliver to the Parties a Development Plan together with the first annual Work Program and Budget (or a multi-year Work Program and Budget pursuant to Article 6.5) and provisional Work Programs and Budgets for the remainder of the development of the Discovery, which shall contain, inter alia:

(1)           details of the proposed work to be undertaken, personnel required and expenditures to be incurred, including the timing of same, on a Calendar Year basis;

(2)           an estimated date for the commencement of production;

(3)           a delineation of the proposed Exploitation Area; and

(4)           any other information requested by the Operating Committee.

(B)           After receipt of the Development Plan and prior to any applicable deadline under the Contract, the Operating Committee shall meet to consider, modify and then either approve or reject the Development Plan and the first annual Work Program and Budget for the development of a Discovery, as submitted by Operator.  If the Operating Committee determines that the Discovery is a Commercial Discovery and approves the corresponding Development Plan, Operator shall, as soon as possible, deliver any notice of Commercial Discovery required under the Contract and take such other steps as may be required under the Contract to secure approval of the Development Plan by the Government.  In the event the Government requires changes in the Development Plan, the matter shall be resubmitted to the Operating Committee for further consideration.

(C)           If the Development Plan is approved, such work shall be incorporated into and form part of annual Work Programs and Budgets, and Operator shall, on or before the 30th Day of September of each Calendar Year submit a Work Program and Budget for the Exploitation Area, for the following Calendar Year.  Subject to Article 6.5, within forty five (45) Days after such submittal, the Operating Committee shall endeavor to agree to such Work Program and Budget, including any necessary or appropriate revisions to the Work Program and Budget for the approved Development Plan.

6.3                               Production

On or before the 30th Day of September of each Calendar Year, Operator shall deliver to the Parties a proposed production Work Program and Budget detailing the Joint Operations to be performed in the Exploitation Area and the projected production schedule for the following Calendar Year.  Within forty five (45) Days of such delivery, the Operating Committee shall agree upon a production Work Program and Budget, failing which the provisions of Article 6.1(D) shall be applied mutatis mutandis.

6.4                               Itemization of Expenditures

(A)          During the preparation of the proposed Work Programs and Budgets and Development Plans contemplated in this Article 6, Operator shall consult with the Operating Committee or the appropriate subcommittees regarding the contents of such Work Programs and Budgets and Development Plans.

(B)           Each Work Program and Budget and Development Plan submitted by Operator shall contain an itemized estimate of the costs of Joint Operations and all other expenditures to be made for the Joint Account during the Calendar Year in question and shall, inter alia:

(1)           identify each work category in sufficient detail to afford the ready identification of the nature, scope and duration of the activity in question;

(2)           include such reasonable information regarding Operator’s allocation procedures and estimated manpower costs as the Operating Committee may determine;

(3)           comply with the requirements of the Contract;

Check (4), if desired. Renumber following paragraph if (4) is not selected.

☒                                  OPTIONAL PROVISION

(4)           contain an estimate of funds to be expended by Calendar Quarter; and

Check (5), if desired.

☒                                  OPTIONAL PROVISION

(5)           during the Exploration Period, provide a forecast of annual expenditures and activities through the end of the Exploration Period.

(C)           The Work Program and Budget shall designate the portion or portions of the Contract Area in which Joint Operations itemized in such Work Program and Budget are to be conducted and shall specify the kind and extent of such operations in such detail as the Operating Committee may deem suitable.

6.5                               Multi-Year Work Program and Budget

Any work that cannot be efficiently completed within a single Calendar Year may be proposed in a multi-year Work Program and Budget.  Upon approval by the Operating Committee, such multi-year Work Program and Budget shall, subject only to revisions approved by the Operating Committee thereafter: (i) remain in effect as between the Parties (and the associated cost estimate shall be a binding pro-rata obligation of each Party) through the completion of the work; and (ii) be reflected in each annual Work Program and Budget.  If the Contract requires that Work Programs and Budgets be submitted to the Government for approval, such multi-year Work Program and Budget shall be submitted to the Government either in a single request for a multi-year approval or as part of the annual approval process, according to the terms of the Contract.

6.6                               Contract Awards

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
Subject to the Contract, Operator shall award the contract to the best qualified contractor as determined by cost and ability to perform the contract without the obligation to tender and without informing or seeking the approval of the Operating Committee, except that before entering into contracts with Affiliates of Operator exceeding [           U.S. dollars], Operator shall obtain the approval of the Operating Committee.

☐                                    ALTERNATIVE NO. 2 (From Paragraph (A) to (C))
Subject to the Contract, Operator shall award each contract for Joint Operations on the following basis (the amounts stated are in thousands of U.S. dollars):

	Procedure A	Procedure B	Procedure C
Exploration and Appraisal Operations	0 to 250	250 to 500	>500
Development Operations	0 to 500	500 to 1,500	>1,500
Production Operations	0 to 500	500 to 1,500	>1,500

Procedure A

(A)          Operator shall award the contract to the best qualified contractor as determined by cost and ability to perform the contract without the obligation to tender and without informing or seeking the approval of the Operating Committee, except that before entering into contracts with Affiliates of Operator exceeding one hundred thousand U.S. dollars, Operator shall obtain the approval of the Operating Committee.

Procedure B

(B)           Operator shall:

(1)           provide the Parties with a list of the entities whom Operator proposes to invite to tender for the said contract;

(2)           add to such list any entity whom a Party reasonably requests to be added within fourteen (14) Days of receipt of such list;

(3)           complete the tendering process within a reasonable period of time;

(4)           inform the Parties of the entities to whom the contract has been awarded, provided that before awarding contracts to Affiliates of Operator which exceed one hundred thousand U.S. dollars, Operator shall obtain the approval of the Operating Committee;

(5)           circulate to the Parties a competitive bid analysis stating the reasons for the choice made; and

(6)           upon the request of a Party, provide such Party with a copy of the final version of the contract.

Procedure C

(C)           Operator shall:

(1)           provide the Parties with a list of the entities whom Operator proposes to invite to tender for the said contract;

(2)           add to such list any entity whom a Party reasonably requests to be added within fourteen (14) Days of receipt of such list;

(3)           prepare and dispatch the tender documents to the entities on the list as aforesaid and to Non-Operators;

(4)           after the expiration of the period allowed for tendering, consider and analyze the details of all bids received;

(5)           prepare and circulate to the Parties a competitive bid analysis, stating Operator’s recommendation as to the entity to whom the contract should be awarded, the reasons therefor, and the technical, commercial and contractual terms to be agreed upon;

(6)           obtain the approval of the Operating Committee to the recommended bid; and

(7)           upon the request of a Party, provide such Party with a copy of the final version of the contract.

Check Article 6.7, if desired. Renumber following article if Article 6.7 is not selected.

☒                                  OPTIONAL PROVISION

[NOTE: If Article 6.7 is not checked, the definition of an AFE in Article 1.2 and all references to AFEs in Articles 1.20, 4.2(B)(5), 6.1(F), 6.1(G), 6.8(B), 7.4(C), and 13.4(A) are to be removed.]

6.7                               Authorization for Expenditure (“AFE”) Procedure

(A)          Prior to incurring any commitment or expenditure for the Joint Account, which is estimated to be:

(1)           in excess of fifty thousand U.S. dollars in an exploration or appraisal Work Program and Budget;

(2)           in excess of two hundred thousand U.S. dollars in a development Work Program and Budget; and

(3)           in excess of two hundred thousand U.S. dollars in a production Work Program and Budget,

Operator shall send to each Non-Operator an AFE as described in Article 6.7(C).  Notwithstanding the above, Operator shall not be obliged to furnish an AFE to the Parties with respect to any Minimum Work Obligations, workovers of wells and general and administrative costs that are listed as separate line items in an approved Work Program and Budget.

Check one Alternative for Paragraph (B).

☐                                    ALTERNATIVE NO. 1

(B)           Notwithstanding any other provision of this Agreement, all AFEs shall be for informational purposes only.  Approval of an operation in the current Work Program and Budget shall authorize Operator to conduct the operation (subject to Article 6.8) without further authorization from the Operating Committee.

☐                                    ALTERNATIVE NO. 2

(B)           Prior to making any expenditures or incurring any commitments for work subject to the AFE procedure in Article 6.7(A), Operator shall obtain the approval of the Operating Committee.  If the Operating Committee approves an AFE for the operation within the applicable time period under Article 5.12(A), Operator shall be authorized to conduct the operation under the terms of this Agreement.  If the Operating Committee fails to approve an AFE for the operation within the applicable time period, the operation shall be deemed rejected.  Operator shall promptly notify the Parties if the operation has been rejected, and, subject to Article 7, any Party may thereafter propose to conduct the operation as an Exclusive Operation under Article 7.  When an operation is rejected under this Article 6.7(B) or an operation is approved for differing amounts than those provided for in the applicable line items of the approved Work Program and Budget, the Work Program and Budget shall be deemed to be revised accordingly.

☒                                  ALTERNATIVE NO. 3

(B)           Prior to making any expenditures or incurring any commitments for work subject to the AFE procedure in Article 6.7(A), Operator shall obtain the approval of the Operating Committee to an AFE for cost and technical control purposes.  A Party may vote to disapprove an AFE issued in furtherance of an approved Work Program and Budget only if (i) some or all of the costs described in the AFE exceed the line items in the approved Work Program and Budget by more than is permitted under Article 6.8; (ii) the proposed terms of any third party contract described in the AFE do not approximate fair market terms; or (iii) in such Party’s good faith opinion, any material technical specifications contained in the AFE that are not in the approved Work Program and Budget are imprudent or are not supported by the known data about the formations being drilled.  A Party’s vote shall be considered a vote to approve the AFE unless the Party specifically describes one or more of the three reasons listed above as the basis for its vote of disapproval.  If the Operating Committee approves an AFE for the operation within the applicable time period under Article 5.12(A), Operator shall be authorized to conduct the operation under the terms of this Agreement.  If the Operating Committee fails to approve an AFE for the operation within the applicable time period, the operation shall be deemed rejected.  Operator shall promptly notify the Parties if the operation has been rejected, and, subject to Article 7, any Party may thereafter propose to conduct the operation as an Exclusive Operation under Article 7.  When an operation is rejected under this Article 6.7(B) or an operation is approved for differing amounts than those provided for in the applicable line items of the approved Work Program and Budget, the Work Program and Budget shall be deemed to be revised accordingly.

(C)           Each AFE proposed by Operator shall:

(1)           identify the operation by specific reference to the applicable line items in the Work Program and Budget;

(2)           describe the work in detail;

(3)           contain Operator’s best estimate of the total funds required to carry out such work;

(4)           outline the proposed work schedule;

(5)           provide a timetable of expenditures, if known; and

(6)           be accompanied by such other supporting information as is necessary for an informed decision.

6.8                               Overexpenditures of Work Programs and Budgets

(A)          For expenditures on any line item of an approved Work Program and Budget, Operator shall be entitled to incur without further approval of the Operating Committee an overexpenditure for such line item up to ten percent (10%) of the authorized amount for such line item; provided that the cumulative total of all overexpenditures for a Calendar Year shall not exceed five percent (5%) of the total annual Work Program and Budget in question.

(B)           At such time Operator reasonably anticipates the limits of Article 6.8(A) will be exceeded, Operator shall furnish to the Operating Committee:

Check one Alternative.

☐                                    ALTERNATIVE NO. 1 – Informational AFE System

a reasonably detailed estimate for the Operating Committee’s approval.  The Work Program and Budget shall be revised accordingly and the overexpenditures permitted in Article 6.8(A) shall be based on the revised Work Program and Budget.  Operator shall promptly give notice of the amounts of overexpenditures when actually incurred.

☒                                  ALTERNATIVE NO. 2 - Operational AFE System

a supplemental AFE for the estimated expenditures for the Operating Committee’s approval, and Operator shall provide reasonable details of such overexpenditures.  The Work Program and Budget shall be revised accordingly and the overexpenditures permitted in Article 6.8(A) shall be based on the revised Work Program and Budget.  Operator shall promptly give notice of the amounts of overexpenditures when actually incurred.

(C)           The restrictions contained in this Article 6 shall be without prejudice to Operator’s rights to make expenditures for Urgent Operational Matters and measures set out in Article 13.5 without the Operating Committee’s approval.

ARTICLE 7
OPERATIONS BY LESS THAN ALL PARTIES

7.1                               Limitation on Applicability

(A)          No operations may be conducted in furtherance of the Contract except as Joint Operations under Article 5 or as Exclusive Operations under this Article 7.  No Exclusive Operation shall be conducted (other than the tie-in of Exclusive Operation facilities with existing production facilities pursuant to Article 7.10) which conflicts with a previously approved Joint Operation or with a previously approved Exclusive Operation.

(B)           Operations which are required to fulfill the Minimum Work Obligations must be proposed and conducted as Joint Operations under Article 5, and may not be proposed or conducted as Exclusive Operations under this Article 7.

Check if desired.

☐                                    OPTIONAL PROVISION

Except for Exclusive Operations relating to Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompletions or Reworking of a well originally drilled to fulfill the Minimum Work Obligations, no Exclusive Operations may be proposed or conducted until the Minimum Work Obligations are fulfilled.

(C)           No Party may propose or conduct an Exclusive Operation under this Article 7 unless and until such Party has properly exercised its right to propose an Exclusive Operation pursuant to Article 5.13, or is entitled to conduct an Exclusive Operation pursuant to Article 10.

Check one Alternative for Paragraph (D).

☐                                    ALTERNATIVE NO. 1

(D)          Any operation that may be proposed and conducted as a Joint Operation, other than operations pursuant to an approved Development Plan, may be proposed and conducted as an Exclusive Operation, subject to the terms of this Article 7.

☒                                  ALTERNATIVE NO. 2

(D)          The following operations may be proposed and conducted as Exclusive Operations, subject to the terms of this Article 7:

(1)           drilling and/or Testing of Exploration Wells and Appraisal Wells;

(2)           Completion of Exploration Wells and Appraisal Wells not then Completed as productive of Hydrocarbons;

(3)           Deepening, Sidetracking, Plugging Back and/or Recompletion of Exploration Wells and Appraisal Wells;

(4)           development of a Commercial Discovery;

(5)           acquisition of G & G Data;

(6)           any operations specifically authorized to be undertaken as an Exclusive Operation under Article 10; and

(7)           any operation that has unanimous approval from the Parties.

No other type of operation may be proposed or conducted as an Exclusive Operation.

7.2                               Procedure to Propose Exclusive Operations

(A)          Subject to Article 7.1, if any Party proposes to conduct an Exclusive Operation, such Party shall give notice of the proposed operation to all Parties, other than Non-Consenting Parties who have relinquished their rights to participate in such operation pursuant to Article 7.4(B) or Article 7.4(F) and have no option to reinstate such rights under Article 7.4(C).  Such notice shall specify that such operation is proposed as an Exclusive Operation and include the work to be performed, the location, the objectives, and estimated cost of such operation.

(B)           Any Party entitled to receive such notice shall have the right to participate in the proposed operation.

(1)           For proposals to Deepen, Test, Complete, Sidetrack, Plug Back, Recomplete or Rework related to Urgent Operational Matters, any such Party wishing to exercise such right must so notify the proposing Party and Operator within twenty-four (24) hours after receipt of the notice proposing the Exclusive Operation.

(2)           For proposals to develop a Discovery, any Party wishing to exercise such right must so notify Operator and the Party proposing to develop within sixty (60) Days after receipt of the notice proposing the Exclusive Operation.

(3)           For all other proposals, any such Party wishing to exercise such right must so notify the proposing Party and Operator within ten (10) Days after receipt of the notice proposing the Exclusive Operation.

(C)           Failure of a Party to whom a proposal notice is delivered to properly reply within the period specified above shall constitute an election by that Party not to participate in the proposed operation.

(D)          If all Parties properly exercise their rights to participate, then the proposed operation shall be conducted as a Joint Operation.  Operator shall commence such Joint Operation as promptly as practicable and conduct it with due diligence.

(E)           If less than all Parties entitled to receive such proposal notice properly exercise their rights to participate, then:

Check one Alternative.

☐                                    ALTERNATIVE NO. 1 (From Paragraph (1) to (3))

(1)           The Party proposing the Exclusive Operation, together with any other Consenting Parties, shall have the right exercisable for the applicable notice period set out in Article 7.2(B), to instruct Operator (subject to Article 7.12(F)) to conduct the Exclusive Operation.

(2)           If the Exclusive Operation is conducted, the Consenting Parties shall bear a Participating Interest in such Exclusive Operation, the numerator of which is such Consenting Party’s Participating Interest as stated in Article 3.2(A) and the denominator of which is the aggregate of the Participating Interests of the Consenting Parties as stated in Article 3.2(A), or as the Consenting Parties may otherwise agree.

(3)           If such Exclusive Operation has not been commenced within              (        ) Days (excluding any extension specifically agreed by all Parties or allowed by the force majeure provisions of Article 16) after the date of the instruction given to Operator under Article 7.2(E)(1), the right to conduct such Exclusive Operation shall terminate.  If any Party still desires to conduct such Exclusive Operation, notice proposing such operation must be resubmitted to the Parties in accordance with Article 5, as if no proposal to conduct an Exclusive Operation had been previously made.

☒                                  ALTERNATIVE NO. 2 (From Paragraph (1) to (8))

(1)           Immediately after the expiration of the applicable notice period set out in Article 7.2(B), Operator shall notify all Parties of the names of the Consenting Parties and the recommendation of the proposing Party as to whether the Consenting Parties should proceed with the Exclusive Operation.

(2)           Concurrently, Operator shall request the Consenting Parties to specify the Participating Interest each Consenting Party is willing to bear in the Exclusive Operation.

(3)           Within twenty-four (24) hours after receipt of such notice, each Consenting Party shall respond to Operator stating that it is willing to bear a Participating Interest in such Exclusive Operation equal to:

(a)           only its Participating Interest as stated in Article 3.2(A);

(b)           a fraction, the numerator of which is such Consenting Party’s Participating Interest as stated in Article 3.2(A) and the denominator of which is the aggregate of the Participating Interests of the Consenting Parties as stated in Article 3.2(A); or

(c)           the Participating Interest as contemplated by Article 7.2(E)(3)(b) plus all or any part of the difference between one hundred percent (100%) and the total of the Participating Interests subscribed by the other

Consenting Parties. Any portion of such difference claimed by more than one Party shall be distributed to each claimant on a pro-rata basis.

(4)           Any Consenting Party failing to advise Operator within the response period set out above shall be deemed to have elected to bear the Participating Interest set out in Article 7.2(E)(3)(b) as to the Exclusive Operation.

(5)           If, within the response period set out above, the Consenting Parties subscribe less than one hundred percent (100%) of the Participating Interest in the Exclusive Operation, the Party proposing such Exclusive Operation shall be deemed to have withdrawn its proposal for the Exclusive Operation, unless within twenty-four (24) hours of the expiry of the response period set out in Article 7.2(E)(3), the proposing Party notifies the other Consenting Parties that the proposing Party shall bear the unsubscribed Participating Interest.

(6)           If one hundred percent (100%) subscription to the proposed Exclusive Operation is obtained, Operator shall promptly notify the Consenting Parties of their Participating Interests in the Exclusive Operation.

(7)           As soon as any Exclusive Operation is fully subscribed pursuant to Article 7.2(E)(6), Operator, subject to Article 7.12(F), shall commence such Exclusive Operation as promptly as practicable and conduct it with due diligence in accordance with this Agreement.

(8)           If such Exclusive Operation has not been commenced within ninety (90) Days (excluding any extension specifically agreed by all Parties or allowed by the force majeure provisions of Article 16) after the date of the notice given by Operator under Article 7.2(E)(6), the right to conduct such Exclusive Operation shall terminate.  If any Party still desires to conduct such Exclusive Operation, notice proposing such operation must be resubmitted to the Parties in accordance with Article 5, as if no proposal to conduct an Exclusive Operation had been previously made.

7.3                               Responsibility for Exclusive Operations

(A)          The Consenting Parties shall bear in accordance with the Participating Interests agreed under Article 7.2(E) the entire cost and liability of conducting an Exclusive Operation and shall indemnify the Non-Consenting Parties from any and all costs and liabilities incurred incident to such Exclusive Operation (including Consequential Loss and Environmental Loss) and shall keep the Contract Area free and clear of all liens and encumbrances of every kind created by or arising from such Exclusive Operation.

(B)           Notwithstanding Article 7.3(A), each Party shall continue to bear its Participating Interest share of the cost and liability incident to the operations in which it participated, including plugging and abandoning and restoring the surface location, but only to the extent those costs were not increased by the Exclusive Operation.

7.4                               Consequences of Exclusive Operations

(A)          With regard to any Exclusive Operation, for so long as a Non-Consenting Party has the option under Article 7.4(C) to reinstate the rights it relinquished under Article 7.4(B), such Non-Consenting Party shall be entitled to have access concurrently with the Consenting Parties to all data and other information relating to such Exclusive Operation, other than data obtained in an Exclusive Operation for the purpose of acquiring G & G Data.  If a Non-Consenting Party desires to receive and acquire the right to use such G & G Data, then such Non-Consenting Party shall have the right to do so by paying to the Consenting Parties its Participating Interest share as set out in Article 3.2(A) of the cost incurred in obtaining such G & G Data.

(B)           Subject to Article 7.4(C) [and Articles 7.6(E) and 7.8, if selected], each Non-Consenting Party shall be deemed to have relinquished to the Consenting Parties, and the Consenting Parties shall be deemed to own, in proportion to their respective Participating Interests in any Exclusive Operation:

(1)           all of each such Non-Consenting Party’s right to participate in further operations in the well or Deepened or Sidetracked portion of a well in which the Exclusive Operation was conducted and on any Discovery made or appraised in the course of such Exclusive Operation; and

(2)           all of each such Non-Consenting Party’s right pursuant to the Contract to take and dispose of Hydrocarbons produced and saved:

(a)           from the well or Deepened or Sidetracked portion of a well in which such Exclusive Operation was conducted; and

(b)           from any wells drilled to appraise or develop a Discovery made or appraised in the course of such Exclusive Operation.

(C)           A Non-Consenting Party shall have only the following options to reinstate the rights it relinquished pursuant to Article 7.4(B):

(1)           If the Consenting Parties decide to appraise a Discovery made in the course of an Exclusive Operation, the Consenting Parties shall submit to each Non-Consenting Party the approved appraisal program.  For thirty (30) Days (or forty-eight (48) hours for Urgent Operational Matters) from receipt of such appraisal program, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such appraisal program.  The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the expense and liability of such appraisal program, and to pay such amounts as set out in Articles 7.5(A) and 7.5(B).

(2)           If the Consenting Parties decide to develop a Discovery made or appraised in the course of an Exclusive Operation, the Consenting Parties shall submit to the Non-Consenting Parties a Development Plan substantially in the form intended to be submitted to the Government under the Contract.  For sixty (60) Days from receipt of such Development Plan or such lesser period of time prescribed by the Contract, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such Development Plan.  The Non-Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such Development Plan and such future operating and producing costs, and to pay the amounts as set out in Articles 7.5(A) and 7.5(B).

(3)           If the Consenting Parties decide to Deepen, Complete, Sidetrack, Plug Back or Recomplete an Exclusive Well and such further operation was not included in the original proposal for such Exclusive Well, the Consenting Parties shall submit to the Non-Consenting Parties the approved AFE for such further operation.  For thirty (30) Days (or forty-eight (48) hours for Urgent Operational Matters) from receipt of such AFE, each Non-Consenting Party shall have the option to reinstate the rights it relinquished pursuant to Article 7.4(B) and to participate in such operation.  The Non-

Consenting Party may exercise such option by notifying Operator within the period specified above that such Non-Consenting Party agrees to bear its Participating Interest share of the liability and expense of such further operation, and to pay the amounts as set out in Articles 7.5(A) and 7.5(B).

A Non-Consenting Party shall not be entitled to reinstate its rights in any other type of operation.

(D)          If a Non-Consenting Party does not properly and in a timely manner exercise its option under Article 7.4(C), including paying all amounts due in accordance with Articles 7.5(A) and 7.5(B), such Non-Consenting Party shall have forfeited the options as set out in Article 7.4(C) and the right to participate in the proposed program, unless such program, plan or operation is materially modified or expanded (in which case a new notice and option shall be given to such Non-Consenting Party under Article 7.4(C)).

(E)           A Non-Consenting Party exercising its option under Article 7.4(C) shall notify the other Parties that it agrees to bear its share of the liability and expense of such further operation and to reimburse the amounts set out in Articles 7.5(A) and 7.5(B) that such Non-Consenting Party had not previously paid.  Such Non-Consenting Party shall in no way be deemed to be entitled to any amounts paid pursuant to Articles 7.5(A) and 7.5(B) incident to such Exclusive Operations.  The Participating Interest of such Non-Consenting Party in such Exclusive Operation shall be its Participating Interest set out in Article 3.2(A).  The Consenting Parties shall contribute to the Participating Interest of the Non-Consenting Party in proportion to the excess Participating Interest that each received under Article 7.2(E). If all Parties participate in the proposed operation, then such operation shall be conducted as a Joint Operation pursuant to Article 5.

(F)           If after the expiry of the period in which a Non-Consenting Party may exercise its option to participate in a Development Plan the Consenting Parties desire to proceed, Operator shall give notice to the Government under the appropriate provision of the Contract requesting a meeting to advise the Government that the Consenting Parties consider the Discovery to be a Commercial Discovery.  Following such meeting such Operator for such development shall apply for an Exploitation Area (if applicable in the Contract).  Unless the Development Plan is materially modified or expanded prior to the commencement of operations under such plan (in which case a new notice and option shall be given to the Non-Consenting Parties under Article 7.4(C)), each Non-Consenting Party to such Development Plan shall:

(1)           if the Contract so allows, elect not to apply for an Exploitation Area covering such development and forfeit all interest in such Exploitation Area, or

(2)           if the Contract does not so allow, be deemed to have:

(a)           elected not to apply for an Exploitation Area covering such development;

(b)           forfeited all economic interest in such Exploitation Area; and

(c)           assumed a fiduciary duty to exercise its legal interest in such Exploitation Area for the benefit of the Consenting Parties.

In either case such Non-Consenting Party shall be deemed to have withdrawn from this Agreement to the extent it relates to such Exploitation Area, even if the Development Plan is modified or expanded subsequent to the commencement of operations under such Development Plan and shall be further deemed to have forfeited any right to participate in the construction and ownership of facilities outside such Exploitation Area designed solely for the use of such Exploitation Area.

7.5                               Premium to Participate in Exclusive Operations

(A)          Each such Non-Consenting Party shall:

Check one Alternative.

☒                                  ALTERNATIVE NO. 1

within thirty (30) Days of the exercise of its option under Article 7.4(C), pay in immediately available funds to the Consenting Parties in proportion to their respective Participating Interests in such Exclusive Operations a lump sum amount payable in the currency designated by such Consenting Parties.  Such lump sum amount shall be equal to such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in every Exclusive Operation relating to the Discovery (or Exclusive Well, as the case may be) in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party.

☐                                    ALTERNATIVE NO. 2

immediately upon the exercise of its option under Article 7.4(C), begin to bear one hundred percent (100%) of the cash calls made on each Consenting Party in respect of both Joint Operations and Exclusive Operations until such Non-Consenting Party has reimbursed the original Consenting Parties (in proportion to their respective Participating Interest in the Exclusive Operations in which such Non-Consenting Party is reinstating its rights) an amount equal to such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in every Exclusive Operation relating to the Discovery (or Exclusive Well, as the case may be) in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B) and that were not previously paid by such Non-Consenting Party.

(B)           In addition to the payment required under Article 7.5(A), immediately following the exercise of its option under Article 7.4(C) each such Non-Consenting Party shall be liable to reimburse the Consenting Parties who took the risk of such Exclusive Operations (in proportion to their respective Participating Interests) an amount equal to the total of:

(1)           fifty percent (50%) of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the obtaining of the portion of the G & G Data which pertains to the Discovery, and that were not previously paid by such Non-Consenting Party; plus

(2)           one hundred percent (100%) of such Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Exploration Well which made the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party; plus

(3)           one hundred percent (100%) of the Non-Consenting Party’s Participating Interest share of all liabilities and expenses that were incurred in any Exclusive Operation relating to the drilling, Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting and Reworking of the Appraisal Well(s) which delineated the Discovery in which the Non-Consenting Party desires to reinstate the rights it relinquished pursuant to Article 7.4(B), and that were not previously paid by such Non-Consenting Party.

(C)           Each such Non-Consenting Party who is liable for the amounts set out in Article 7.5(B) shall:

Check one Alternative.

☒                                  ALTERNATIVE NO. 1
within thirty (30) Days of the exercise of its option under Article 7.4(C), pay in immediately available funds the full amount due from it under Article 7.5(B) to such Consenting Parties, in the currency designated by such Consenting Parties.

☐                                    ALTERNATIVE NO. 2
bear one hundred percent (100%) of the cash calls made on each Consenting Party in respect of both Joint Operations and Exclusive Operations until each Non-Consenting Party has reimbursed the full amount due from it under Article 7.5(B).  Unless otherwise agreed, any balance remaining unreimbursed at the end of, or upon a Party’s withdrawal from, the subject Exploration Period will be reimbursed by cash payment in the currency designated by the Consenting Parties who took the risk of such Exclusive Operations.  The due date for any such payment shall be fifteen (15) Days after notice from Operator of the balance remaining unreimbursed.  Unpaid amounts shall accrue interest at the Agreed Interest Rate from the due date until timely paid in full.  With respect to Parties who are participants in an on-going Exploitation Period, any balance remaining unreimbursed after twenty-four (24) months from the date of the notice under Article 7.4(C) shall be settled through allocation from the Non-Consenting Parties to the Consenting Parties of an additional share of Profit Hydrocarbons, such allocation timed to enable the reimbursement to be completed in not more than thirty (30) months from the date of the notice under Article 7.4(C).

(D)          The Non-Consenting Party exercising its option under Article 7.4(C) shall, in accordance with Article 19, be entitled to all Cost Hydrocarbons derived from reimbursements made under Article 7.5(A).  Such Non-Consenting Party shall not be entitled to Cost Hydrocarbons associated with payments made under Article 7.5(B), unless the Contract or any Laws / Regulations require otherwise.  Each Consenting Party shall have the right to refuse to accept all or any portion of its share of amounts paid under Articles 7.5(A) and 7.5(B).  In such case the refused amount shall be distributed to each non-refusing Consenting Party on a pro-rata basis.

7.6                               Order of Preference of Operations

(A)          Except as otherwise specifically provided in this Agreement, if any Party desires to propose the conduct of an operation that will conflict with an existing proposal for an Exclusive Operation, such Party shall have the right exercisable for five (5) Days (or twenty-four (24) hours for Urgent Operational Matters) from receipt of the proposal for the Exclusive Operation, to deliver such Party’s alternative proposal to all Parties entitled to participate in the proposed operation.  Such alternative proposal shall contain the information required under Article 7.2(A).

(B)           Each Party receiving such proposals shall elect by delivery of notice to Operator and to the proposing Parties within the appropriate response period set out in Article 7.2(B) to participate in one of the competing proposals.  Any Party not notifying Operator and the proposing Parties within the response period shall be deemed to have voted against the proposals.

(C)           The proposal receiving the largest aggregate Participating Interest vote shall have priority over all other competing proposals.  In the case of a tie vote, Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote.  Operator shall deliver notice of such result to all Parties entitled to participate in the operation within five (5) Days (or twenty-four (24) hours for Urgent Operational Matters).

(D)          Each Party shall then have two (2) Days (or twenty-four (24) hours for Urgent Operational Matters) from receipt of such notice to elect by delivery of notice to Operator and the proposing Parties whether such Party will participate in such Exclusive Operation, or will relinquish its interest pursuant to Article 7.4(B).  Failure by a Party to deliver such notice within such period shall be deemed an election not to participate in the prevailing proposal.

Check Paragraph (E), if desired.

☒                                  OPTIONAL PROVISION

(E)           Notwithstanding the provisions of Article 7.4(B), if for reasons other than the encountering of granite or other practically impenetrable substance or any other condition in the hole rendering further operations impracticable, a well drilled as an Exclusive Operation fails to reach the deepest objective Zone described in the notice proposing such well, Operator shall give notice of such failure to each Non-Consenting Party who submitted or voted for an alternative proposal under this Article 7.6 to drill such well to a shallower Zone than the deepest objective Zone proposed in the notice under which such well was drilled.  Each such Non-Consenting Party shall have the option exercisable for forty-eight (48) hours from receipt of such notice to participate for its Participating Interest share in the initial proposed Completion of such well.  Each such Non-Consenting Party may exercise such option by notifying Operator that it wishes to participate in such Completion and by paying its Participating Interest share of the cost of drilling such well to its deepest depth drilled in the Zone in which it is Completed.  All liabilities and expenses for drilling and Testing the Exclusive Well below that depth shall be for the sole account of the Consenting Parties.  If any such Non-Consenting Party does not properly elect to participate in the first Completion proposed for such well, the relinquishment provisions of Article 7.4(B) shall continue to apply to such Non-Consenting Party’s interest.

7.7                               Stand-By Costs

(A)          When an operation has been performed, all tests have been conducted and the results of such tests furnished to the Parties, stand by costs incurred pending response to any Party’s notice proposing an Exclusive Operation for Deepening, Testing, Sidetracking, Completing, Plugging Back, Recompleting, Reworking or other further operation in such well (including the period required under Article 7.6 to resolve competing proposals) shall be charged and borne as part of the operation just completed.  Stand by costs incurred subsequent to all Parties responding, or expiration of the response time permitted, whichever first occurs, shall be charged to and borne by the Parties proposing the Exclusive Operation in proportion to their Participating Interests, regardless of whether such Exclusive Operation is actually conducted.

(B)           If a further operation related to Urgent Operational Matters is proposed while the drilling rig to be utilized is on location, any Party may request and receive up to five (5) additional Days after expiration of the applicable response period specified in Article 7.2(B)(1) within which to respond by notifying Operator that such Party agrees to bear all stand by costs and other costs incurred during such extended response period.  Operator may require such Party to pay the estimated stand by costs in advance as a condition to extending the response period.  If more than one Party requests such additional time to respond to the notice, stand by costs shall be allocated between such Parties on a Day-to-Day basis in proportion to their Participating Interests.

Check Article 7.8, if desired. Renumber following articles if Article 7.8 is not selected.

☒                                  OPTIONAL PROVISION

7.8                               Special Considerations Regarding Deepening and Sidetracking

(A)          An Exclusive Well shall not be Deepened or Sidetracked without first affording the Non-Consenting Parties in accordance with this Article 7.8 the opportunity to participate in such operation.

(B)           In the event any Consenting Party desires to Deepen or Sidetrack an Exclusive Well, such Party shall initiate the procedure contemplated by Article 7.2.  If a Deepening or Sidetracking operation is approved pursuant to such provisions, and if any Non-Consenting Party to the Exclusive Well elects to participate in such Deepening or Sidetracking operation, such Non-Consenting Party shall not owe amounts pursuant to Article 7.5(B), and such Non-Consenting Party’s payment pursuant to Article 7.5(A) shall be such Non-Consenting Party’s Participating Interest share of the liabilities and expenses incurred in connection with drilling the Exclusive Well from the surface to the depth previously drilled which such Non-Consenting Party would have paid had such Non-Consenting Party agreed to participate in such Exclusive Well; provided, however, all liabilities and expenses for Testing and Completing or attempting Completion of the well incurred by Consenting Parties prior to the commencement of actual operations to Deepen or Sidetrack beyond the depth previously drilled shall be for the sole account of the Consenting Parties.

7.9                               Use of Property

(A)          The Parties participating in any Deepening, Testing, Completing, Sidetracking, Plugging Back, Recompleting or Reworking of any well drilled under this Agreement shall be permitted to use (free of cost) all casing, tubing and other equipment in the well that is not needed for operations by the owners of the wellbore, but the ownership of all such equipment shall remain unchanged.  On abandonment of a well in which operations with differing participation have been conducted, the Parties abandoning the well shall account for all equipment in the well to the Parties owning such equipment by tendering to them their respective Participating Interest shares of the value of such equipment less the cost of salvage.

Check Paragraph (B), if desired. Renumber following paragraphs if Paragraph (B) is not selected.

☒                                  OPTIONAL PROVISION

(B)           Any Party (whether owning interests in the platform or not) shall be permitted to use spare slots in a platform constructed pursuant to this Agreement for purposes of drilling Exploration Wells and/or Appraisal Wells and running tests in the Contract Area.  No Party except an owner of a platform may drill Development Wells or run production from a well (except production resulting from initial well tests) from the platform without the prior written consent of all platform owners.  If all owners of the platform participate in the drilling of a well, then no fee shall be payable under this Article 7.9(B).  Otherwise, each time a well is drilled from a platform, the Consenting Parties in the well shall pay to the owners of the platform until all wells drilled by such Parties have been plugged and abandoned a monthly fee equal to (1) that portion of the total cost of the platform (including costs of material, fabrication, transportation and installation), divided by the number of months of useful life established for the platform under the tax law of the host country, that one well slot bears to the total number of slots on the platform plus (2) that proportionate part of the monthly cost of operating, maintaining and financing the platform that the well drilled under this Article 7.9(B) bears to the total number of wells served by such platform.  Consenting Parties who have paid to drill a well from a platform under this Article 7.9(B) shall be entitled to Deepen or Sidetrack that well for no additional charge if done prior to moving the drilling rig off of location.

Check Paragraph (C), if desired. Renumber following paragraphs if Paragraph (C) is not selected.

☒                                  OPTIONAL PROVISION

(C)           Spare capacity in equipment that is constructed pursuant to this Agreement and used for processing or transporting Crude Oil and Natural Gas after it has passed through primary separators and dehydrators (including treatment facilities, gas processing plants and pipelines) shall be available for use by any Party for Hydrocarbon production from the Contract Area on the terms set forth below.  All Parties desiring to use such equipment shall nominate capacity in such equipment on a monthly basis by notice to Operator at least ten (10) Days prior to the beginning of each month.  Operator may nominate capacity for the owners of the equipment if they so elect.  If at any time the capacity nominated exceeds the total capacity of the equipment, the capacity of the equipment shall be allocated in the following priority:  (1) first, to the owners of the equipment up to their respective Participating Interest shares of total capacity, (2) second, to owners of the equipment desiring to use capacity in excess of their Participating Interest shares, in proportion to the Participating Interest of each such Party and (3) third, to Parties not owning interests in the equipment, in proportion to their Participating Interests in the Agreement.  Owners of the equipment shall be entitled to use up to their Participating Interest share of total capacity without payment of a fee under this Article 7.9(C). Otherwise, each Party using equipment pursuant to this Article 7.9(C) shall pay to the owners of the equipment monthly throughout the period of use an arm’s-length fee based upon third party charges for similar services in the vicinity of the Contract Area.  If no arm’s-length rates for such services are available, then the Party desiring to use equipment pursuant to this Article 7.9(C) shall pay to the owners of the equipment a monthly fee equal to (1) that portion of the total cost of the equipment, divided by the number of months of useful life established for such equipment under the tax law of the host country, that the capacity made available to such Party on a fee basis under this Article 7.9(C) bears to the total capacity of the equipment plus (2) that portion of the monthly cost of maintaining, operating and financing the equipment that the capacity made available to such Party on a fee basis under this Article 7.9(C) bears to the total capacity of the equipment.

Check, if desired, Paragraph (D) in conjunction with Paragraph (B) or (C). Renumber following paragraph if Paragraph (D) is not selected.

☒                                  OPTIONAL PROVISION

(D)          Payment for the use of a platform under Article 7.9(B) or the use of equipment under Article 7.9(C) shall not result in an acquisition of any additional interest in the equipment or platform by the paying Parties.  However, such payments shall be included in the costs which the paying Parties are entitled to recoup under Article 7.5.

Check, if desired, Paragraph (E) in conjunction with Paragraph (C) or (D).

☒                                  OPTIONAL PROVISION

(E)           Parties electing to use spare capacity on platforms or in equipment pursuant to Article 7.9(B) or Article 7.9(C) shall indemnify the owners of the equipment or platform against any and all costs and liabilities incurred as a result of such use (including any Consequential Loss and Environmental Loss) but excluding costs and liabilities for which

Operator is solely responsible under Article 4.6.

7.10                        Lost Production During Tie-In of Exclusive Operation Facilities

If, during the tie-in of Exclusive Operation facilities with the existing production facilities of another operation, the production of Hydrocarbons from such other pre-existing operations is temporarily lessened as a result, then the Consenting Parties shall compensate the parties to such existing operation for such loss of production in the following manner.  Operator shall determine the amount by which each Day’s production during the tie-in of Exclusive Operation facilities falls below the previous month’s average daily production from the existing production facilities of such operation.  The so-determined amount of lost production shall be recovered by all Parties who experienced such loss in proportion to their respective Participating Interest.  Upon completion of the tie-in, such lost production shall be recovered in full by Operator deducting up to one hundred percent (100%) of the production from the Exclusive Operation, prior to the Consenting Parties being entitled to receive any such production.

Check Article 7.11, if desired. Renumber following article if Article 7.11 is not selected.

☒                                  OPTIONAL PROVISION:

7.11                        Production Bonuses

The bonus payable by the Parties under the Contract (“Production Bonus”) shall be charged to the Joint Account if there is no Hydrocarbon production from an Exclusive Operation at the time they are incurred.  If there is Hydrocarbon production from one or more Exclusive Operations, then any Production Bonus which becomes payable under the Contract shall be borne

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
totally by the Exploitation Area(s) in which the average daily commercial production of Hydrocarbons during the      Day period preceding the date on which liability for the Production Bonus is incurred exceeded their average daily production of Hydrocarbons during the immediately preceding      Day period, in proportion to the amount of the increase for each such Exploitation Area.

☐                                    ALTERNATIVE NO. 2
by each Exploitation Area, in the proportion that its average daily production of Hydrocarbons bears to the total average daily production of Hydrocarbons from the Contract Area during the      Day period preceding the date on which liability for the Production Bonus is incurred.

☒                                  ALTERNATIVE NO. 3
by each Exploitation Area that produced Hydrocarbons during the thirty Day period preceding the date on which liability for the Production Bonus is incurred, in the proportion that its cumulative production of Hydrocarbons through that date bears to the total cumulative production of Hydrocarbons through that date from all Exploitation Areas liable for the Production Bonus.

☐                                    ALTERNATIVE NO. 4
by the Parties in accordance with their Participating Interests.

The Parties in an Exploitation Area shall bear the Production Bonus allocated to that Exploitation Area in accordance with their Participating Interests in that Exploitation Area as of the date on which liability for the Production Bonus was incurred.  Only types, grades and qualities of

Hydrocarbons used for the determination of the Production Bonus under the Contract shall be utilized in the calculations in this Article 7.11.

7.12                        Conduct of Exclusive Operations

(A)          Each Exclusive Operation shall be carried out by the Consenting Parties acting as the Operating Committee, subject to the provisions of this Agreement applied mutatis mutandis to such Exclusive Operation and subject to the terms and conditions of the Contract.

(B)           The computation of liabilities and expenses incurred in Exclusive Operations, including the liabilities and expenses of Operator for conducting such operations, shall be made in accordance with the principles set out in the Accounting Procedure.

(C)           Operator shall maintain separate books, financial records and accounts for Exclusive Operations which shall be subject to the same rights of audit and examination as the Joint Account and related records, all as provided in the Accounting Procedure.  Said rights of audit and examination shall extend to each of the Consenting Parties and each of the Non-Consenting Parties so long as the latter are, or may be, entitled to elect to participate in such Exclusive Operations.

(D)          Operator, if it is conducting an Exclusive Operation for the Consenting Parties, regardless of whether it is participating in that Exclusive Operation, shall be entitled to request cash advances and shall not be required to use its own funds to pay any cost and expense and shall not be obliged to commence or continue Exclusive Operations until cash advances requested have been made, and the Accounting Procedure shall apply to Operator in respect of any Exclusive Operations conducted by it.

(E)           Should the submission of a Development Plan be approved in accordance with Article 6.2, or should any Party propose (but not yet have the right to commence) a development in accordance with this Article 7 where neither the Development Plan nor the development proposal call for the conduct of additional appraisal drilling, and should any Party wish to drill an additional Appraisal Well prior to development, then the Party proposing the Appraisal Well as an Exclusive Operation shall be entitled to proceed first, but without the right (subject to the following sentence) to future reimbursement pursuant to Article 7.5.  If such an Appraisal Well is produced, any Consenting Party shall own and have the right to take in kind and separately dispose of all of the Non-Consenting Party’s Entitlement from such Appraisal Well until the value received in sales to purchasers in arm-length transactions equals one hundred percent (100%) of such Non-Consenting Party’s Participating Interest shares of all liabilities and expenses that were incurred in any Exclusive Operations relating to the Appraisal Well.  Following the completion of drilling such Appraisal Well as an Exclusive Operation, the Parties may proceed with the Development Plan approved pursuant to Article 5.9, or (if applicable) the Parties may complete the procedures to propose an Exclusive Operation to develop a Discovery.  If, as the result of drilling such Appraisal Well as an Exclusive Operation, the Party or Parties proposing to develop the Discovery decide(s) not to do so, then each Non-Consenting Party who voted in favor of such Development Plan prior to the drilling of such Appraisal Well shall pay to the Consenting Party the amount such Non-Consenting Party would have paid had such Appraisal Well been drilled as a Joint Operation.

(F)           If Operator is a Non-Consenting Party to an Exclusive Operation to develop a Discovery, then Operator

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
may resign, but in any event shall resign on the unanimous request of the Consenting Parties, as Operator for the Exploitation Area for such Discovery, and the Consenting Parties shall select a Consenting Party to serve as Operator for such Exclusive Operation only.

☒                                  ALTERNATIVE NO. 2
shall resign as Operator for the Exploitation Area for such Discovery.  If Operator so resigns, the Consenting Parties shall select a Consenting Party to serve as Operator for such Exclusive Operation only.

Any such resignation of Operator and appointment of a Consenting Party to serve as Operator for such Exclusive Operation shall be subject to the Parties having first obtained any necessary Government approvals.

ARTICLE 8
DEFAULT

8.1                               Default and Notice

(A)          Any Party that fails to:

(1)           pay when due its share of Joint Account expenses (including cash advances and interest); or

(2)           obtain and maintain any Security required of such Party under the Contract or this Agreement;

shall be in default under this Agreement (a “Defaulting Party”). Operator, or any non-defaulting Party in case Operator is the Defaulting Party, shall promptly give notice of such default (the “Default Notice”) to the Defaulting Party and each of the non-defaulting Parties.

(B)           For the purposes of this Article 8, “Default Period” means the period beginning five (5) Business Days from the date that the Default Notice is issued in accordance with this Article 8.1 and ending when all the Defaulting Party’s defaults pursuant to this Article 8.1 have been remedied in full.

8.2                               Operating Committee Meetings and Data

(A)          Notwithstanding any other provision of this Agreement, the Defaulting Party shall have no right, during the Default Period, to:

(1)           call or attend Operating Committee or subcommittee meetings;

(2)           vote on any matter coming before the Operating Committee or any subcommittee;

(3)           access any data or information relating to any operations under this Agreement;

(4)           consent to or reject data trades between the Parties and third parties, nor access any data received in such data trades;

(5)           Transfer (as defined in Article 12.1) all or part of its Participating Interest, except to non-defaulting Parties in accordance with this Article 8;

(6)           consent to or reject any Transfer (as defined in Article 12.1) or otherwise exercise any other rights in respect of Transfers under this Article 8 or under Article 12;

(7)           receive its Entitlement in accordance with Article 8.4;

(8)           withdraw from this Agreement under Article 13; or

(9)           take assignment of any portion of another Party’s Participating Interest in the event such other Party is either in default or withdrawing from this Agreement and the Contract.

(B)           Notwithstanding any other provisions in this Agreement, during the Default Period:

(1)           unless agreed otherwise by the non-defaulting Parties, the voting interest of each non-defaulting Party shall be equal to the ratio such non-defaulting Party’s Participating Interest bears to the total Participating Interests of the non-defaulting Parties;

(2)           any matters requiring a unanimous vote or approval of the Parties shall not require the vote or approval of the Defaulting Party;

(3)           the Defaulting Party shall be deemed to have elected not to participate in any operations that are voted upon during the Default Period, to the extent such an election would be permitted by Article 5.13 and Article 7; and

(4)           the Defaulting Party shall be deemed to have approved, and shall join with the non-defaulting Parties in taking, any other actions voted on during the Default Period.

8.3                               Allocation of Defaulted Accounts

(A)          The Party providing the Default Notice pursuant to Article 8.1 shall include in the Default Notice to each non-defaulting Party a statement of: (i) the sum of money that the non-defaulting Party shall pay as its portion of the Amount in Default; and (ii) if the Defaulting Party has failed to obtain or maintain any Security required of such Party in order to maintain the Contract in full force and effect, the type and amount of the Security the non-defaulting Parties shall post or the funds they shall pay in order to allow Operator, or (if Operator is in default) the notifying Party, to post and maintain such Security.  Unless otherwise agreed, the obligations for which the Defaulting Party is in default shall be satisfied by the non-defaulting Parties in proportion to the ratio that each non-defaulting Party’s Participating Interest bears to the Participating Interests of all non-defaulting Parties.  For the purposes of this Article 8:

“Amount in Default” means the Defaulting Party’s share of Joint Account expenses which the Defaulting Party has failed to pay when due pursuant to the terms of this Agreement (but excluding any interest owed on such amount); and

“Total Amount in Default” means the following amounts: (i) the Amount in Default; (ii) third-party costs of obtaining and maintaining any Security incurred by the non-defaulting Parties or the funds paid by such Parties in order to allow Operator to obtain or maintain Security, in accordance with Article 8.3(A)(ii); plus (iii) any interest at the Agreed Interest Rate accrued on the amount under (i) from the date this amount is due by the Defaulting Party until paid in full by the Defaulting Party and on the amount under (ii) from the date this amount is incurred by the non-defaulting Parties until paid in full by the Defaulting Party.

(B)           If the Defaulting Party remedies its default in full before the Default Period commences, the notifying Party shall promptly notify each non-defaulting Party by facsimile or telephone and by email, and the non-defaulting Parties shall be relieved of their obligations under Article 8.3(A).  Otherwise, each non-defaulting Party shall satisfy its obligations under Article 8.3(A)(i) before the Default Period commences and its obligations under Article 8.3(A)(ii) within ten (10) Days following the Default Notice.  If any non-defaulting Party fails to timely satisfy such obligations, such Party shall thereupon be a Defaulting Party subject to the provisions of this Article 8.  The non-defaulting Parties shall be entitled to receive their respective shares of the Total Amount in Default payable by such Defaulting Party pursuant to this Article 8.

(C)           If Operator is a Defaulting Party, then all payments otherwise payable to Operator for Joint

Account costs pursuant to this Agreement shall be made to the notifying Party instead until the default is cured or a successor Operator appointed.  The notifying Party shall maintain such funds in a segregated account separate from its own funds and shall apply such funds to third party claims due and payable from the Joint Account of which it has notice, to the extent Operator would be authorized to make such payments under the terms of this Agreement.  The notifying Party shall be entitled to bill or cash call the other Parties in accordance with the Accounting Procedure for proper third party charges that become due and payable during such period to the extent sufficient funds are not available.  When Operator has cured its default or a successor Operator is appointed, the notifying Party shall turn over all remaining funds in the account to Operator and shall provide Operator and the other Parties with a detailed accounting of the funds received and expended during this period.  The notifying Party shall not be liable for damages, losses, costs, expenses or liabilities arising as a result of its actions under this Article 8.3(C), except to the extent Operator would be liable under Article 4.6.

8.4                               Remedies

(A)          During the Default Period, the Defaulting Party shall not have a right to its Entitlement, which shall vest in and be the property of the non-defaulting Parties.  Operator (or the notifying Party if Operator is a Defaulting Party) shall be authorized to sell such Entitlement in an arm’s-length sale on terms that are commercially reasonable under the circumstances and, after deducting all costs, charges and expenses incurred in connection with such sale, pay the net proceeds to the non-defaulting Parties in proportion to the amounts they are owed by the Defaulting Party as a part of the Total Amount in Default (in payment of first the interest and then the principal) and apply such net proceeds toward the establishment of the Reserve Fund (as defined in Article 8.4(C)), if applicable, until all such Total Amount in Default is recovered and such Reserve Fund is established.  Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.  When making sales under this Article 8.4(A), the non-defaulting Parties shall have no obligation to share any existing market or obtain a price equal to the price at which their own production is sold.

(B)           If Operator disposes of any Joint Property or if any other credit or adjustment is made to the Joint Account during the Default Period, Operator (or the notifying Party if Operator is a Defaulting Party) shall be entitled to apply the Defaulting Party’s Participating Interest share of the proceeds of such disposal, credit or adjustment against the Total Amount in Default (against first the interest and then the principal) and toward the establishment of the Reserve Fund (as defined in Article 8.4(C)), if applicable.  Any surplus remaining shall be paid to the Defaulting Party, and any deficiency shall remain a debt due from the Defaulting Party to the non-defaulting Parties.

(C)           The non-defaulting Parties shall be entitled to apply the net proceeds received under Articles 8.4(A) and 8.4(B) toward the creation of a reserve fund (the “Reserve Fund”) in an amount equal to the Defaulting Party’s Participating Interest share of: (i) the estimated cost to abandon any wells and other property in which the Defaulting Party participated; (ii) the estimated cost of severance benefits for local employees upon cessation of operations; and (iii) any other identifiable costs that the non-defaulting Parties anticipate will be incurred in connection with the cessation of operations. Upon the conclusion of the Default Period, all amounts held in the Reserve Fund shall be returned to the Party previously in Default.

Check one Alternative for Paragraph (D).

☐                                    ALTERNATIVE 1 – Forfeiture

(D) (1)              If a Defaulting Party fails to fully remedy all its defaults by the thirtieth (30th) Day following the date of the Default Notice, then, without prejudice to any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default,

Check one Alternative.

☐                                    ALTERNATIVE 1-1
each non-defaulting Party

☒                                  ALTERNATIVE NO. 1-2
a majority in interest of the non-defaulting Parties (after excluding Affiliates of the Defaulting Party)

shall have the option, exercisable at anytime thereafter during the Default Period, to require that the Defaulting Party completely withdraw from this Agreement and the Contract.  Such option shall be exercised by notice to the Defaulting Party and each non-defaulting Party.  If such option is exercised, the Defaulting Party shall be deemed to have transferred, pursuant to Article 13.6, effective on the date of the non-defaulting Party’s or Parties’ notice, its Participating Interest to the non-defaulting Parties.  Notwithstanding the terms of Article 13, in the absence of an agreement among the non-defaulting Parties to the contrary, any transfer to the non-defaulting Parties following a withdrawal pursuant to this Article 8.4(D)(1) shall be in proportion to the Participating Interests of the non-defaulting Parties.

Check if desired in conjunction with Alternative 1.

☐                                    OPTIONAL PROVISION – Expedited Forfeiture for Subsequent Default

(2)           A Party which is held in default under this Agreement (and subsequently cures such default) shall be subject to the provisions of this Article 8.4(D)(2) for a period of      Days following the last Day of the Default Period associated with such initial occurrence of default.  If such Party fails to remedy a subsequent default by the fifteenth (15th) Day following the date of the Default Notice associated with such subsequent occasion of default (a “Repeat Defaulting Party”), then, without prejudice to any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default,

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
each non-defaulting Party

☐                                    ALTERNATIVE NO. 2
a majority in interest of the non-defaulting Parties (after excluding Affiliates of the Repeat Defaulting Party)

shall have the option, exercisable at any time thereafter until the Repeat Defaulting Party has completely cured its defaults, to require that the Repeat Defaulting Party completely withdraw from this Agreement and the Contract.  Such option shall be exercised by notice to the Repeat Defaulting Party and each non-defaulting Party.  If such option is exercised, the Repeat Defaulting Party shall be deemed to have transferred, pursuant to Article 13.6, effective on the date of the non-defaulting Party’s or Parties’ notice, its Participating Interest to the non-defaulting Parties.  Notwithstanding the terms of Article 13, in the absence of an agreement among the non-defaulting Parties to the contrary, any transfer to the non-defaulting Parties following a withdrawal pursuant to this Article 8.4(D)(2) shall be in proportion to the Participating Interests of the non-defaulting Parties

☐                                    ALTERNATIVE NO. 2 – Buy-Out of Defaulting Party’s Participating Interest

(D)          Each Party grants to each of the other Parties the right and option to acquire (the “Buy-Out Option”) all of its Participating Interest for a value (the “Appraised Value”) as determined in this Article 8.4(D) in the event that such Party becomes a Defaulting Party and fails to fully remedy all its defaults by the thirtieth (30th) Day following the date of the Default Notice.  If a Defaulting Party fails to remedy its default by the thirtieth (30th) Day following the date of the Default Notice, then, without prejudice to any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default,

Check one Alternative.

☐                                    ALTERNATIVE NO. 2-1

each non-defaulting Party may, but shall not be obligated to, exercise such Buy-Out Option by notice to the Defaulting Party and each non-defaulting Party (the “Option Notice”). The Defaulting Party shall be obligated to transfer, pursuant to Article 13.6, effective on the date of the Option Notice, its Participating Interest to the non-defaulting Parties having exercised the Buy-Out Option (each, an “Acquiring Party”). If, within thirty (30) Days after the Buy-Out Option is first exercised by an Acquiring Party, other non-defaulting Parties become an Acquiring Party, each Acquiring Party shall acquire a proportion of the Participating Interest of the Defaulting Party equal to the ratio of its own Participating Interest to the total Participating Interests of all Acquiring Parties and pay such proportion of the Appraised Value (as defined below), unless they otherwise agree.  Each Acquiring Party shall specify in its Option Notice a value for the Defaulting Party’s Participating Interest.  Within five (5) Days of the Option Notice, the Defaulting Party shall (i) notify the Acquiring Parties that it accepts, with respect to each Acquiring Party, the value specified by such Acquiring Party in its Option Notice (in which case this value is, with respect to such Acquiring Party, the “Appraised Value”); or (ii) refer the Dispute to an independent expert pursuant to Article 18.3 for determination of the value of its Participating Interest (in which case the value determined by such expert shall be deemed the “Appraised Value”).  If the Defaulting Party fails to so notify the Acquiring Parties, then the Defaulting Party shall be deemed to have accepted, with respect to each Acquiring Party, such Acquiring Party’s proposed value as the Appraised Value.

☐                                    ALTERNATIVE NO. 2-2

a majority in interest of the non-defaulting Parties (after excluding Affiliates of the Defaulting Party) may, but shall not be obligated to, exercise such Buy-Out Option by notice to the Defaulting Party and each non-defaulting Party (the “Option Notice”).  If more than one non-defaulting Party elects to exercise the Buy-Out Option, each electing non-defaulting Party (collectively, the “Acquiring Parties”) shall acquire a proportion of the Participating Interest of the Defaulting Party equal to the ratio of its own Participating Interest to the total Participating Interests of all Acquiring Parties and pay such proportion of the Appraised Value (as defined below), unless they otherwise agree.  The Defaulting Party shall be obligated to transfer, pursuant to Article 13.6, effective on the date of the Option Notice, its Participating Interest to the Acquiring Parties in consideration of the payment to the Defaulting Party of the Appraised Value.  In the Option Notice the Acquiring Parties shall specify a value for the Defaulting Party’s Participating Interest.  Within five (5) Days of the Option

Notice, the Defaulting Party shall (i) notify the Acquiring Parties that it accepts the value specified in the Option Notice (in which case such value is the “Appraised Value”); or (ii) refer the Dispute to an independent expert pursuant to Article 18.3 for determination of the value of its Participating Interest (in which case the value determined by such expert shall be deemed the “Appraised Value”).  If the Defaulting Party fails to so notify the Acquiring Parties, the Defaulting Party shall be deemed to have accepted the Acquiring Parties’ value as the Appraised Value.

If the valuation of the Defaulting Party’s Participating Interest is referred to an expert, such expert shall determine the Appraised Value which shall be equal to the fair market value of the Defaulting Party’s Participating Interest, less the following: (i) the Total Amount in Default; (ii) all costs, including the costs of the expert, to obtain such valuation; and (iii)     percent (  %) of the fair market value of the Defaulting Party’s Participating Interest.

The Appraised Value shall be paid to the Defaulting Party in four (4) installments, each equal to 25% of the Appraised Value as follows:

(1)           the first installment shall be due and payable to the Defaulting Party within [15 Days] after the date on which the Defaulting Party’s Participating Interest is effectively transferred to the Acquiring Parties (the “Transfer Date”);

(2)           the second installment shall be due and payable to the Defaulting Party within [180 Days] after the Transfer Date;

(3)           the third installment shall be due and payable to the Defaulting Party within [365 Days] after the Transfer Date; and

(4)           the fourth installment shall be due and payable to the Defaulting Party within [545 Days] after the Transfer Date.

Check Paragraph (E), if desired. Renumber following paragraphs if Paragraph (E) is not selected.

☐                                    OPTIONAL PROVISION- Security Interest

(E)           In addition to the other remedies available to the non-defaulting Parties under this Article 8 and any other rights available to each non-defaulting Party to recover its portion of the Total Amount in Default, in the event a Defaulting Party fails to remedy its default within thirty (30) Days of the Default Notice, the non-Defaulting Parties may elect to enforce a mortgage and security interest on the Defaulting Party’s Participating Interest as set forth below, subject to the Contract and the Laws / Regulations.

(1)           Each Party grants to each of the other Parties, in pro rata shares based on their relative Participating Interests, a mortgage and security interest on its Participating Interest, whether now owned or hereafter acquired, together with all products and proceeds derived from that Participating Interest (collectively, the “Collateral”) as security for (i) the payment of all amounts owing by such Party (including interest and costs of collection) under this Agreement; and (ii) any Security which such Party is required to provide under the Contract.

(2)           Should a Defaulting Party fail to remedy its default by the thirtieth (30th) Day following the date of the Default Notice, then, each non-defaulting Party shall have the option, exercisable at any time thereafter during the Default Period, to foreclose its mortgage and security interest against its prorata share of the

Collateral by any means permitted under the Contract and the Laws / Regulations and to sell all or any part of that Collateral in public or private sale after providing the Defaulting Party and other creditors with any notice required by the Contract or the Laws / Regulations, and subject to the provisions of Article 12.   Except as may be prohibited by the Contract or the Laws / Regulations, the non-defaulting Party that forecloses its mortgage and security interest shall be entitled to become the purchaser of the Collateral sold and shall have the right to credit toward the purchase price the amount to which it is entitled under Article 8.4.   Any deficiency in the amounts received by the foreclosing party shall remain a debt due by the Defaulting Party.  The foreclosure of mortgages and security interests by one non-defaulting Party shall neither affect the amounts owed by the Defaulting Party to the other non-defaulting Parties nor in any way limit the rights or remedies available to them.  Each Party agrees that, should it become a Defaulting Party, it waives the benefit of any appraisal, valuation, stay, extension or redemption law and any other debtor protection law that otherwise could be invoked to prevent or hinder the enforcement of the mortgage and security interest granted above.

(3)           Each Party agrees to execute such memoranda, financing statements and other documents, and make such filings and registrations, as may be reasonably necessary to perfect, validate and provide notice of the mortgages and security interests granted by this Article 8.4(E).

(F)           For purposes of [Articles 8.4(D) and 8.4(E), as elected], the Defaulting Party shall, without delay following any request from the non-defaulting Parties, do any act required to be done by the Laws / Regulations and any other applicable laws in order to render the transfer of its Participating Interest legally valid, including obtaining all governmental consents and approvals, and shall execute any document and take such other actions as may be necessary in order to effect a prompt and valid transfer.  The Defaulting Party shall be obligated to promptly remove any liens and encumbrances which may exist on its assigned Participating Interests.  In the event all Government approvals are not timely obtained, the Defaulting Party shall hold the assigned Participating Interest in trust for the non-defaulting Parties who are entitled to receive it.  Each Party constitutes and appoints each other Party its true and lawful attorney to execute such instruments and make such filings and applications as may be necessary to make such transfer legally effective and to obtain any necessary consents of the Government.  Actions under this power of attorney may be taken by any Party individually without the joinder of the others.  This power of attorney is irrevocable for the term of this Agreement and is coupled with an interest.  If requested, each Party shall execute a form prescribed by the Operating Committee setting forth this power of attorney in more detail.

(G)           The non-defaulting Parties shall be entitled to recover from the Defaulting Party all reasonable attorneys’ fees and all other reasonable costs sustained in the collection of amounts owing by the Defaulting Party.

(H)          The rights and remedies granted to the non-defaulting Parties in this Article 8 shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the non-defaulting Parties, whether at law, in equity or otherwise.  Each right and remedy available to the non-defaulting Parties may be exercised from time to time and so often and in such order as may be considered expedient by the non-defaulting Parties in their sole discretion.

8.5                               Survival

The obligations of the Defaulting Party and the rights of the non-defaulting Parties shall survive the surrender of the Contract, abandonment of Joint Operations and termination of this Agreement.

8.6                               No Right of Set Off

Each Party acknowledges and accepts that a fundamental principle of this Agreement is that each Party pays its Participating Interest share of all amounts due under this Agreement as and when required.  Accordingly, any Party which becomes a Defaulting Party undertakes that, in respect of either any exercise by the non-defaulting Parties of any rights under or the application of any of the provisions of this Article 8, such Party hereby waives any right to raise by way of set off or invoke as a defense, whether in law or equity, any failure by any other Party to pay amounts due and owing under this Agreement or any alleged claim that such Party may have against Operator or any Non-Operator, whether such claim arises under this Agreement or otherwise.  Each Party further agrees that the nature and the amount of the remedies granted to the non-defaulting Parties hereunder are reasonable and appropriate in the circumstances.

ARTICLE 9
DISPOSITION OF PRODUCTION

9.1                               Right and Obligation to Take in Kind

Except as otherwise provided in this Article 9 or in Article 8, each Party shall have the right and obligation to own, take in kind and separately dispose of its Entitlement.

9.2                               Disposition of Crude Oil

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
Crude Oil to be produced from an Exploitation Area shall be taken and disposed of in accordance with the rules and procedures set forth in Exhibit D.

☐                                    ALTERNATIVE NO. 2

If Crude Oil is to be produced from an Exploitation Area, the Parties shall in good faith, and not less than three (3) months prior to the anticipated first delivery of Crude Oil, as promptly notified by Operator, negotiate and conclude the terms of a lifting agreement to cover the offtake of Crude Oil produced under the Contract.  The lifting procedure shall be based on the AIPN Model Form Lifting Procedure and shall contain all such terms as may be negotiated and agreed by the Parties, consistent with the Development Plan and subject to the terms of the Contract.  The Government Oil & Gas Company may, if necessary and practicable, also be party to the lifting agreement; if the Government Oil & Gas Company is a party to the lifting agreement, then the Parties shall endeavor to obtain its agreement to the principles set forth in this Article 9.2.  If a lifting agreement has not been entered into by the date of first delivery of Crude Oil, the Parties shall nonetheless be obligated to take and separately dispose of such Crude Oil as provided in Article 9.1 and in addition shall be bound by the terms set forth in the AIPN Model Form Lifting Procedure until a lifting agreement is executed by the Parties.

☐                                    ALTERNATIVE NO. 3
If Crude Oil is to be produced from an Exploitation Area, the Parties shall in good faith, and not less than three (3) months prior to the anticipated first delivery of Crude Oil, as promptly notified by Operator, negotiate and conclude the terms of a lifting agreement to cover the offtake of Crude Oil produced under the Contract.  The Government Oil & Gas Company may, if necessary and practicable, also be party to the lifting agreement; if the Government Oil & Gas Company is party to the lifting agreement, then the Parties shall endeavor to obtain its agreement to the principles set forth in this Article 9.2.  The lifting agreement shall, to the extent consistent with the Development Plan and subject to the terms of the Contract, make provision for:

(a)           the delivery point at which title and risk of loss of each Party’s Entitlement of Crude Oil shall pass to such Party;

(b)           Operator’s regular periodic advice to the Parties of estimates of total available production for succeeding periods, quantities of each type and/or grade of Crude Oil and each Party’s Entitlement for as far ahead as is necessary for Operator and the Parties to plan lifting arrangements.  Such advice shall also cover, for each type and/or grade of Crude Oil, the total available production and deliveries for the preceding period, and overlifts and underlifts;

(c)           nomination by the Parties to Operator of acceptance of their shares of total available production for the succeeding period.  Such nominations shall in any one period be for each Party’s entire Entitlement of available production during that period, subject to operational tolerances and agreed minimum economic cargo sizes or as the Parties may otherwise agree;

(d)           timely mitigation of the effects of overlifts and underlifts and any related re-allocation of Cost Hydrocarbons and Profit Hydrocarbons;

(e)           if offshore loading or a shore terminal for vessel loading is involved, risks regarding acceptability of tankers, demurrage and (if applicable) availability of berths;

(f)            distribution to the Parties of available grades, gravities and qualities of Crude Oil to ensure, to the extent Parties take delivery of their Entitlements as they accrue, that each Party shall receive in each period Entitlements of grades, gravities and qualities of Crude Oil from each Exploitation Area in which it participates similar to the grades, gravities and qualities of Crude Oil received by each other Party from that Exploitation Area in that period;

(g)           to the extent that distribution of Entitlements on such basis is impracticable due to availability of facilities and minimum cargo sizes, a method of making periodic adjustments; and

(h)           the right of the other Parties to sell an Entitlement which a Party fails to nominate for acceptance pursuant to (c) above or of which a Party fails to take delivery, in accordance with applicable agreed procedures, provided that such failure either constitutes a breach of Operator’s or such Party’s obligations under the terms of the Contract, or is likely to result in the curtailment or shut-in of production.  Such sales shall be made only to the limited extent necessary to avoid disruption in Joint Operations.  Operator shall give all Parties as much notice as is practicable of such situation and that a right of sale option has arisen.  Any sale shall be of the unnominated or undelivered Entitlement (as the case may be) and for reasonable periods of time (in no event to exceed twelve (12) months).  Payment terms for production sold under this option shall be established in the lifting agreement.

If a lifting agreement has not been entered into by the date of first delivery of Crude Oil, the Parties shall nonetheless be obligated to take and separately dispose of such Crude Oil as provided in Article 9.1 and in addition shall be bound by the principles set forth in this Article 9.2 until a lifting agreement is executed by the Parties.

☒                                  ALTERNATIVE NO. 4
The Parties shall in good faith, and not less than three (3) months prior to the anticipated first delivery of Crude Oil, as promptly notified by Operator, negotiate and endeavor to conclude the terms of a lifting agreement to cover the offtake of Crude Oil produced under the Contract.

9.3                               Disposition of Natural Gas

Check one Alternative.

☐                                    ALTERNATIVE NO. 1 (From Paragraph (A) to (B))

(A)          Natural Gas to be produced from an Exploitation Area shall be taken and disposed of in accordance with the rules and procedures set forth in this Article 9.3.  The Parties recognize that, in the event of individual disposition of Natural Gas, imbalances may arise with the result being that a Party will temporarily have disposed of more than its Participating Interest share of production of Natural Gas.  Accordingly, if Natural Gas is to be produced from an Exploitation Area, the Parties shall, in good faith and no later than the date on which the Development Plan for Natural Gas production is approved by the Operating Committee, negotiate and conclude the terms of a balancing agreement to cover the disposition of Natural Gas produced under the Contract, regardless of whether all of the Parties have entered into a sales arrangement or sales contract for their respective Entitlement of Natural Gas.  The Natural Gas balancing agreement shall, subject to the terms of the Contract, make provision for:

(1)           the right of a Party not in default to take delivery of Natural Gas (and to thereby use all relevant facilities) in excess of its Participating Interest share of production, subject to the right of an under-taking Party to take later delivery of make-up Natural Gas; provided that, such make-up Natural Gas shall in no month exceed          percent of total Natural Gas production produced monthly from the Exploitation Area, and further provided the such under-taking Party shall lose its right to such make-up Natural Gas if it has not taken delivery of the make-up Natural Gas within            [months/years] after the excess Natural Gas was originally taken;

Check if desired.

☐                                    OPTIONAL PROVISION
and further provided that in the event any Party takes delivery of Natural Gas in excess of its Participating Interest share of production, such overproduction shall in no month exceed        percent of such Party’s Participating Interest share of production;

(2)           balancing of overproduction and underproduction on a gross calorific value basis, determined by comparison of the Natural Gas taken by a Party with that Party’s Participating Interest share of production for the period of time;

(3)           Natural Gas taken by a Party being regarded as Natural Gas taken and owned exclusively for its own account with title thereto being in such Party, regardless of whether such Natural Gas is (i) attributable to such Party’s Participating Interest share of production; (ii) taken as overproduction; or (iii) taken as make-up for past underproduction;

(4)           unless otherwise agreed, no agency relationship or other relationship of trust and confidence being created between the Parties in regard to disposition of Natural Gas;

(5)           unless otherwise agreed, the delivery point (at which title and risk of loss of Entitlements of Natural Gas shall pass to the Party taking delivery of such Natural Gas) being the point where fiscal calculations are made consistent with the Contract;

(6)           each Party’s provision to Operator of such information respecting such Party’s arrangements for the disposition of its Entitlement of Natural Gas production as Operator may reasonably require in order to conduct Joint Operations in accordance with Article 4.2;

(7)           each Party’s regular periodic nominations to Operator of the amount of such Party’s Entitlement of total available Natural Gas production which it wishes to accept during a defined future period, along with Operator’s regular periodic advice to the Parties of estimates of total Natural Gas production (as reasonably in advance as practicable in order to assist the Parties to plan Natural Gas disposition arrangements); provided, however, that the Parties recognize that Operator’s estimates may vary from the actual Natural Gas volumes produced and that the Parties may rely upon any such information at their own risk; and

(8)           the allocation of Cost Hydrocarbons and Profit Hydrocarbons in relation to such individual Natural Gas disposition.

If such balancing agreement has not been entered into by the date of first delivery of Natural Gas, the Parties shall nonetheless be bound by the principles set forth in this Article 9.3(A) until a Natural Gas balancing agreement has been entered into between the Parties in accordance with this Agreement.

(B)           Unless prohibited by the Laws / Regulations, the Parties may, by unanimous execution of a multiparty Natural Gas disposition agreement, agree to dispose of Natural Gas produced under the Contract on a multiparty basis to a common purchaser or purchasers.  The multiparty Natural Gas disposition agreement shall, subject to the Contract, make provision for:

(1)           the terms of sale or disposition of Natural Gas on a multiparty basis;

(2)           the Parties’ rights and obligations with respect to the disposition of Natural Gas on a multiparty basis, including the extent to which Operator is designated as the Parties’ authorized representative for the purpose of conducting marketing studies, designing and constructing necessary facilities, investigating financing opportunities, and negotiating sales agreements;

(3)           the managerial structure for making decisions governing the multiparty disposal venture;

(4)           the scope and duration of the multiparty disposal venture;

(5)           the extent, if any, to which the costs of the multiparty disposal venture are chargeable to the Joint Account;

(6)           the obligation of the Parties to participate in all Natural Gas infrastructure necessary for such multiparty Natural Gas disposal, and the multiparty disposition venture governing only such Natural Gas infrastructure as is necessary to deliver Natural Gas to the point where fiscal calculations are made for the purposes of the Contract;

(7)           the extent to which a Party shall have, or shall be permitted to hold itself out as having, the authority to create any obligation on behalf of the multiparty disposal venture;

(8)           confirmation that the relationship among the Parties shall be contractual only and shall not be construed as creating a partnership or other recognized association;

(9)           confirmation that formation of the multiparty disposal venture shall not create any rights in any persons not a party thereto; and

(10)         the allocation of Cost Hydrocarbons and Profit Hydrocarbons in relation to the multiparty Natural Gas disposal.

☒                                  ALTERNATIVE NO. 2
The Parties recognize that if Natural Gas is discovered it may be necessary for the Parties to enter into special arrangements for the disposal of the Natural Gas, which are consistent with the Development Plan and subject to the terms of the Contract.

9.4                               Principles of Natural Gas Agreement(s) with the Government

(A)          The Government Oil & Gas Company may, if necessary and practicable, also be party to the balancing agreement under Article 9.3(A) and/or the multiparty disposition venture under Article 9.3(B).  If the Government Oil & Gas Company is party to the balancing agreement, then the Parties shall endeavor to obtain its agreement to the principles set forth in Article 9.3(A).  Furthermore, if the Government Oil & Gas Company is party to the multiparty disposition venture, then the Parties shall endeavor to obtain its agreement to the principles set forth in Article 9.3(B).

(B)           In addition, the Parties shall endeavor to include in the Contract, and in any other agreement with the Government Oil & Gas Company in relation to the disposition of Natural Gas, the following principles:

(1)           assured access to a fair share of the available Natural Gas market, including suitable assurances for Government controlled sales;

(2)           the right to market Natural Gas, including purchase of the Government’s share, to the highest value outlets (domestic or export) and the right to export the Parties’ Entitlements of Natural Gas;

(3)           a minimum contractual term which provides a reasonable period to develop a Natural Gas market and enables Natural Gas reserves to be produced for their full economic life; and

(4)           assured access to infrastructure for the purposes of processing and/or transporting Natural Gas at a competitive tariff.

ARTICLE 10
ABANDONMENT

10.1                        Abandonment of Wells Drilled as Joint Operations

(A)          A decision to plug and abandon any well which has been drilled as a Joint Operation shall require the approval of the Operating Committee.

(B)           Should any Party fail to reply within the period prescribed in Article 5.12(A)(1) or Article 5.12(A)(2), whichever is applicable, after delivery of notice of Operator’s proposal to plug and abandon such well, such Party shall be deemed to have consented to the proposed abandonment.

(C)           If the Operating Committee approves a decision to plug and abandon an Exploration Well or Appraisal Well, subject to the Laws / Regulations, any Party voting against such decision may propose (within the time periods allowed by Article 5.13(A)) to conduct an alternate Exclusive Operation in the wellbore.  If no Exclusive Operation is timely proposed, or if an Exclusive Operation is timely proposed but is not commenced within the applicable time periods under Article 7.2, such well shall be plugged and abandoned.

(D)          Any well plugged and abandoned under this Agreement shall be plugged and abandoned in accordance with the Laws / Regulations and at the cost, risk and expense of the Parties who participated in the cost of drilling such well.

Check Paragraph (E), if desired.

☒                                  OPTIONAL PROVISION

(E)           Notwithstanding anything to the contrary in this Article 10.1:

(1)           If the Operating Committee approves a decision to plug and abandon a well from which Hydrocarbons have been produced and sold, subject to the Laws / Regulations, any Party voting against the decision may propose (within five (5) Days after the time specified in Article 5.6, Article 5.12(A)(1) or Article 5.12(A)(2), whichever is applicable, has expired) to take over the entire well as an Exclusive Operation.  Any Party originally participating in the well shall be entitled to participate in the operation of the well as an Exclusive Operation by response notice within ten (10) Days after receipt of the notice proposing the Exclusive Operation.

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
In such event, the Consenting Parties shall be entitled to continue producing only from the Zone open to production at the time they assumed responsibility for the well and shall not be entitled to drill a substitute well in the event that the well taken over becomes impaired or fails.

☒                                  ALTERNATIVE NO. 2
In such event, the Consenting Parties shall be entitled to conduct an Exclusive Operation in the well; provided that the proposed operation may not be in the same Zone from which production was previously obtained nor be in a Zone which is produced by any other Joint Operation wells.

(2)           Each Non-Consenting Party shall be deemed to have relinquished free of cost to the Consenting Parties in proportion to their Participating Interests all of its interest in the wellbore of a produced well and related equipment in accordance with Article 7.4(B).  The Consenting Parties shall thereafter bear all cost and liability of plugging and abandoning such well in accordance with the Laws / Regulations, to the extent the Parties are or become obligated to contribute to such costs and liabilities, and shall indemnify the Non-Consenting Parties against all such costs and liabilities.

(3)           Subject to Article 7.12(F), Operator shall continue to operate a produced well for the account of the Consenting Parties at the rates and charges contemplated by this Agreement, plus any additional cost and charges which may arise as the result of the separate allocation of interest in such well.

10.2                        Abandonment of Exclusive Operations

This Article 10 shall apply mutatis mutandis to the abandonment of an Exclusive Well or any well in which an Exclusive Operation has been conducted (in which event all Parties having the right to conduct further operations in such well shall be notified and have the opportunity to conduct Exclusive Operations in the well in accordance with the provisions of this Article 10).

Check Article 10.3, if desired.

☐                                    OPTIONAL PROVISION

10.3                        Abandonment Security

If under the Contract or the Laws / Regulations, the Parties are or become obliged to pay or contribute to the cost of ceasing operations, then during preparation of a Development Plan, the Parties shall negotiate a security agreement, which shall be completed and executed by all Parties participating in such Development Plan prior to application for an Exploitation Area.  The security agreement shall incorporate the following principles:

(A)          a Security shall be provided by each such Party for each Calendar Year commencing with the Calendar Year in which the Discounted Net Value equals     percent (    %) of the Discounted Net Cost; and

(B)           the amount of the Security required to be provided by each such Party in any Calendar Year (including any security previously provided which will still be current throughout such Calendar Year) shall be equal to the amount by which      percent (    %) of the Discounted Net Cost exceeds the Discounted Net Value.

“Discounted Net Cost” means that portion of each Party’s anticipated before tax cost of ceasing operations in accordance with the Laws / Regulations which remains after deduction of salvage value.  Such portion should be calculated at the anticipated time of ceasing operations and discounted at the Discount Rate to December 31 of the Calendar Year in question.

“Discounted Net Value” means the value of each Party’s estimated Entitlement which remains after payment of estimated liabilities and expenses required to win, save and transport such production to the delivery point and after deduction of estimated applicable taxes, royalties, imposts and levies on such production.  Such Entitlement shall be calculated using estimated market prices and including taxes on income, discounted at the Discount Rate to December 31 of the Calendar Year in question.  No account shall be taken of tax allowances expected to be available in respect of the costs of ceasing operations.

“Discount Rate” means the rate per annum equal to the one (1) month term, London Interbank Offered Rate (LIBOR rate) for U.S. dollar deposits applicable to the date falling thirty (30) Business Days prior to the start of a Calendar Year as published in London by the Financial Times or if not published then by The Wall Street Journal.

ARTICLE 11
SURRENDER, EXTENSIONS AND RENEWALS

11.1                        Surrender

(A)          If the Contract requires the Parties to surrender any portion of the Contract Area, Operator shall advise the Operating Committee of such requirement at least one hundred and twenty (120) Days in advance of the earlier of the date for filing irrevocable notice of such surrender or the date of such surrender.  Prior to the end of such period, the Operating Committee shall determine pursuant to Article 5 the size and shape of the surrendered area, consistent with the requirements of the Contract.  If a sufficient vote of the Operating Committee cannot be attained, then the proposal supported by a simple majority of the Participating Interests shall be adopted.  If no proposal attains the support of a simple majority of the Participating Interests, then the proposal receiving the largest aggregate Participating Interest vote shall be adopted.  In the event of a tie, Operator shall choose among the proposals receiving the largest aggregate Participating Interest vote.  The Parties shall execute any and all documents and take such other actions as may be necessary to effect the surrender.  Each Party renounces all claims and causes of action against Operator and any other Parties on account of any area surrendered in accordance with the foregoing but against its recommendation if Hydrocarbons are subsequently discovered under the surrendered area.

(B)           A surrender of all or any part of the Contract Area which is not required by the Contract shall require the unanimous consent of the Parties.

11.2                        Extension of the Term

(A)          A proposal by any Party to enter into or extend the term of any Exploration or Exploitation Period or any phase of the Contract, or a proposal to extend the term of the Contract, shall be brought before the Operating Committee pursuant to Article 5.

(B)           Any Party shall have the right to enter into or extend the term of any Exploration or Exploitation Period or any phase of the Contract or to extend the term of the Contract, regardless of the level of support in the Operating Committee.  If any Party takes such action, any Party not wishing to extend shall have a right to withdraw, subject to the requirements of Article 13.

ARTICLE 12
TRANSFER OF INTEREST OR RIGHTS AND CHANGES IN CONTROL

12.1                        Obligations

(A)          Subject to the requirements of the Contract,

(i)            any Transfer (except Transfers pursuant to Article 7, Article 8 or Article 13) shall be effective only if it satisfies the terms and conditions of Article 12.2; and

(ii)           a Party subject to a Change in Control must satisfy the terms and conditions of Article 12.3.

Should a Transfer subject to this Article or a Change in Control occur without satisfaction (in all material respects) by the transferor or the Party subject to the Change in Control, as applicable, of the requirements hereof, then:

Check one Alternative.

☒                                  ALTERNATIVE NO. 1

each other Party shall be entitled to enforce specific performance of the terms of this Article, in addition to any other remedies (including damages) to which it may be entitled.  Each Party agrees that monetary damages alone would not be an adequate remedy for the breach of any Party’s obligations under this Article.

☐                                    ALTERNATIVE NO. 2

the transferor or Party subject to the Change in Control shall pay to the other Parties in proportion to their Participating Interests, as their exclusive remedy, liquidated damages in an amount equal to       percent (   %) of the Cash Value of the Participating Interest that is the subject of the Transfer or Change in Control.  The Parties agree that it would be difficult if not impossible to determine accurately the actual amount of damages suffered by the other Parties as a result of the failure to comply with the terms of this Article 12 and that these liquidated damages constitute a reasonable approximation of the damages that would be suffered by such other Parties.

(B)           For purposes of this Agreement:

“Cash Transfer” means any Transfer where the sole consideration (other than the assumption of obligations relating to the transferred Participating Interest) takes the form of cash, cash equivalents, promissory notes or retained interests (such as production payments) in the Participating Interest being transferred; and

“Cash Value” means

Check one Alternative.

☒                                  ALTERNATIVE NO. 1
the portion of the total monetary value (expressed in U.S. dollars) of the consideration being offered by the proposed transferee (including any cash, other assets, and tax savings to the transferor from a non-cash deal) that reasonably should be allocated to the Participating Interest subject to the proposed Transfer or Change in Control.

☐                                    ALTERNATIVE NO. 2
the market value (expressed in U.S. dollars) of the Participating Interest subject to the proposed Transfer or Change in Control, based upon the amount in cash a willing buyer would pay a willing seller in an arm’s length transaction.

“Change in Control” means any direct or indirect change in Control of a Party (whether through merger, sale of shares or other equity interests, or otherwise) through a single transaction or series of related transactions, from one or more transferors to one or more transferees, in which the market value of the Party’s Participating Interest represents more than sixty five percent (65%) of the aggregate market value of the assets of such Party and its Affiliates that are subject to the change in Control.   For the purposes of this definition, market value shall be determined based upon the amount in cash a willing buyer would pay a willing seller in an arm’s length transaction.

“Encumbrance” means a mortgage, lien, pledge, charge or other encumbrance.  “Encumber” and other derivatives shall be construed accordingly.

“Transfer” means any sale, assignment, Encumbrance or other disposition by a Party of any rights or obligations derived from the Contract or this Agreement (including its Participating Interest), other than its Entitlement and its rights to any credits, refunds or payments under this Agreement, and excluding any direct or indirect change in Control of a Party.

12.2.                     Transfer

(A)          Except in the case of a Party transferring all of its Participating Interest, no Transfer shall be made by any Party which results in the transferor or the transferee holding a Participating Interest of less than five percent (5%) or any interest other than a Participating Interest in the Contract and this Agreement.

(B)           Subject to the terms of Articles 4.9 and 4.10, the Party serving as Operator shall remain Operator following Transfer of a portion of its Participating Interest.  In the event of a Transfer of all of its Participating Interest, except to an Affiliate, the Party serving as Operator shall be deemed to have resigned as Operator, effective on the date the Transfer becomes effective under this Article 12, in which event a successor Operator shall be appointed in accordance with Article 4.11.  If Operator transfers all of its Participating Interest to an Affiliate, that Affiliate shall automatically become the successor Operator, provided that the transferring Operator shall remain liable for its Affiliate’s performance of its obligations.

(C)           Both the transferee, and, notwithstanding the Transfer, the transferring Party, shall be liable to the other Parties for the transferring Party’s Participating Interest share of any obligations (financial or otherwise) which have vested, matured or accrued under the provisions of the Contract or this Agreement prior to such Transfer.  Such obligations, shall include any proposed expenditure approved by the Operating Committee prior to the transferring Party notifying the other Parties of its proposed Transfer

Check one alternative

☐                                    ALTERNATIVE NO. 1
and shall also include

☒                                  ALTERNATIVE NO. 2
but shall not include

costs of plugging and abandoning wells or portions of wells and decommissioning facilities in which the transferring Party participated (or with respect to which it was required to bear a share of the costs pursuant to this sentence) to the extent such costs are payable by the Parties under the Contract.

(D)          A transferee shall have no rights in the Contract or this Agreement (except any notice and cure rights or similar rights that may be provided to a Lien Holder (as defined in Article 12.2(E)) by separate instrument signed by all Parties) unless and until:

(1)           it expressly undertakes in an instrument reasonably satisfactory to the other Parties to perform the obligations of the transferor under the Contract and this Agreement in respect of the Participating Interest being transferred and obtains any necessary Government approval for the Transfer and furnishes any guarantees required by the Government or the Contract on or before the applicable deadlines; and

(2)           except in the case of a Transfer to an Affiliate, each Party has consented in writing to such Transfer, which consent shall not be unreasonably denied.

No consent shall be required under this Article 12.2(D)(2) for a Transfer to an Affiliate if the transferring Party agrees in an instrument reasonably satisfactory to the other Parties to remain liable for its Affiliate’s performance of its obligations.

(E)           Nothing contained in this Article 12 shall prevent a Party from Encumbering all or any undivided share of its Participating Interest to a third party (a “Lien Holder”) for the purpose of security relating to finance, provided that:

(1)           such Party shall remain liable for all obligations relating to such interest;

(2)           the Encumbrance shall be subject to any necessary approval of the Government and be expressly subordinated to the rights of the other Parties under this Agreement;

(3)           such Party shall ensure that any Encumbrance shall be expressed to be without prejudice to the provisions of this Agreement; [and]

Check paragraph (4), if desired.

☐                                    OPTIONAL PROVISION

(4)           the Lien Holder shall first enter into and deliver a subordination agreement in favor of the other Parties, substantially in the form attached to this Agreement as Exhibit    . [NOTE: If possible, the Parties should agree in advance to the form of such subordination agreement and attach such form as an Exhibit to this Agreement ]

Check one Optional Alternative for Paragraph (F), if desired.

☐                                    OPTIONAL ALTERNATIVE NO. 1 - Preemptive Rights

(F)           Any Transfer of all or a portion of a Party’s Participating Interest, other than a Transfer to an Affiliate or the granting of an Encumbrance as provided in Article 12.2(E), shall be subject to the following procedure.

(1)           Once the final terms and conditions of a Transfer have been fully negotiated, the transferor shall disclose all such final terms and conditions as are relevant to the acquisition of the Participating Interest (and, if applicable, the determination of the Cash Value of the Participating Interest) in a notice to the other Parties, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions.  Each other Party shall have the right to acquire the Participating Interest subject to the proposed Transfer from the transferor on the terms and conditions described in Article 12.2(F)(3) if, within thirty (30) Days of the transferor’s notice, such Party delivers to all other Parties a counter-notification that it accepts such terms and conditions without reservations or conditions (subject to Articles 12.2(F)(3) and 12.2(F)(4), where applicable).  If no Party delivers such counter-notification, the Transfer to the proposed transferee may be made, subject to the other provisions of this Article 12, under terms and conditions no more favorable to the transferee than those set forth in the notice to the Parties, provided that the Transfer shall be concluded within one hundred eighty (180) Days from the date of the notice plus such additional period as may be required to secure governmental approvals.  No Party shall have a right under this Article 12.2(F) to acquire any asset other than a Participating Interest, nor may any Party be required to acquire any asset other than a Participating Interest, regardless of whether other properties are included in the Transfer.

(2)           If more than one Party counter-notifies that it intends to acquire the Participating Interest subject to the proposed Transfer, then each such Party shall acquire a proportion of the Participating Interest to be transferred equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless the counter-notifying Parties otherwise agree.

(3)           In the event of a Cash Transfer that does not involve other properties as part of a wider transaction, each other Party shall have a right to acquire the Participating Interest subject to the proposed Transfer on the same final terms and conditions as were negotiated with the proposed transferee.  In the event of a Transfer that is not a Cash Transfer or involves other properties included in a wider transaction (package deal), the transferor shall include in its notification to the other Parties a statement of the Cash Value of the Participating Interest subject to the proposed Transfer, and each other Party shall have a right to acquire such Participating Interest on the same final terms and conditions as were negotiated with the proposed transferee except that it shall pay the Cash Value in immediately available funds at the closing of the Transfer in lieu of the consideration payable in the third party offer, and the terms and conditions of the applicable instruments shall be modified as necessary to reflect the acquisition of a Participating Interest for cash.  In the case of a package sale, no Party may acquire the Participating Interest subject to the proposed package sale unless and until the completion of the wider transaction (as modified by the exclusion of properties subject to preemptive rights or excluded for other reasons) with the package sale transferee.  If for any reason the package sale terminates without completion, the other Parties’ rights to acquire the Participating Interest subject to the proposed package sale shall also terminate.

(4)           For purposes of Article 12.2(F)(3), the Cash Value proposed by the transferor in its notice shall be conclusively deemed correct unless any Party (each a “Disagreeing Party”) gives notice to the transferor with a copy to the other Parties within ten (10) Days of receipt of the transferor’s notice stating that it does not agree with the transferor’s statement of the Cash Value, stating the Cash Value it believes is correct, and providing any supporting information that it believes is helpful.  In such event, the transferor and the Disagreeing Parties shall have fifteen (15) Days in which to attempt to negotiate an agreement on the applicable Cash Value.  If no agreement has been reached by the end of such fifteen (15) Day period, either the transferor or any Disagreeing Party shall be entitled to refer the matter to an independent expert as provided in Article 18.3 for determination of the Cash Value.

(5)           If the determination of the Cash Value is referred to an independent expert and the value submitted by the transferor is no more than five percent (5%) above the Cash Value determined by the independent expert, the transferor’s value shall be used for the Cash Value and the Disagreeing Parties shall pay all costs of the expert.  If the value submitted by the transferor is more than five percent (5%) above the Cash Value determined by the independent expert, the independent expert’s value shall be used for the Cash Value and the transferor shall pay all costs of the expert.  Subject to the independent expert’s value being final and binding in accordance with Article 18.3, the Cash Value determined by the procedure shall be final and binding on all Parties.

(6)           Once the Cash Value is determined under Article 12.2(F)(5), Operator shall provide notice of such Cash Value to all Parties and

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
the transferor shall be obligated to sell and the Parties which provided notice of their intention to purchase the transferor’s Participating Interest pursuant to Article 12.2(F)(1) shall be obligated to buy the Participating Interest at said value.

☐                                    ALTERNATIVE NO. 2
if the Cash Value that was submitted to the independent expert by the transferor is more than five percent (5%) above the Cash Value determined by the independent expert, the transferor may elect to terminate its proposed Transfer by notice to all other Parties within five (5) Days after notice to the Parties of the final Cash Value.  Similarly, if the Cash Value that was determined by the independent expert is more than five percent (5%) above the Cash Value submitted to the independent expert by a Disagreeing Party (or, in the case of a Party that is not a Disagreeing Party, is more than five percent (5%) above the Cash Value originally proposed by the transferor), such Party may elect to revoke its notice of intention to purchase the transferor’s Participating Interest pursuant to Article 12.2(F)(1).  If the transferor does not properly terminate the proposed Transfer and one or more Parties which provided notices of their intention to purchase the transferor’s Participating Interest pursuant to Article 12.2(F)(1) have not properly revoked their notices of such intention, then the transferor shall be obligated to sell and such Parties shall be obligated to buy the Participating Interest at the Cash Value as determined in accordance with Article 12.2(F)(5).  If all Parties which provided notice of their intention to purchase the transferor’s Participating Interest pursuant to Article 12.2(F)(1) properly revoke their notices of such intention, the transferor shall be free to sell the interest to the third party at the determined Cash Value or a higher value and under conditions not more favorable to the transferee than those set forth in the notice of Transfer sent by the transferor to the other Parties, provided that the Transfer shall be concluded within one hundred eighty (180) Days from the date of the determination plus such additional period as may be required to secure governmental approvals.

☐                                    OPTIONAL ALTERNATIVE NO. 2 - Right of First Negotiation

(F)           Any Transfer (other than a Transfer to an Affiliate and the granting of an Encumbrance as provided in Article 12.2(E)) shall be subject to the following procedure.

(1)           In the event that a Party wishes to transfer any part or all of its Participating Interest, prior to the transferor entering into a written agreement providing for such a Transfer (whether or not such agreement is binding) the transferor shall send the other Parties notice of its intention and invite them to submit offers for the Participating Interest subject to the Transfer.  The other Parties shall have thirty (30) Days from the date of such notification to deliver a counter-notification with a binding offer in accordance with Article 12.2(F)(3).  If the transferor notifies the offering Party or Parties that the binding offer presents an acceptable basis for negotiating a Transfer agreement, the transferor and that offering Party or Parties shall have the next sixty (60) Days in which to negotiate in good faith and execute the terms and conditions of a mutually acceptable Transfer agreement.  If the transferor does not find that any Party’s offer presents an acceptable basis for negotiating a Transfer agreement, or if the above sixty (60) Days elapse and the transferor in its sole discretion believes that a fully negotiated agreement based on the offer deemed acceptable by the transferor with all offering Parties is not imminent, the transferor shall be entitled for a period of one hundred eighty (180) Days from the expiration of the thirty (30) Day offer period or the sixty (60) Day negotiation period, respectively, plus such additional period as may be necessary to secure governmental approvals, to Transfer all or such portion of its Participating Interest to a third party, subject to the obligations set forth in this Article 12,

Check if desired.

☐                                    OPTIONAL PROVISION

provided that the terms and conditions of any such Transfer must be more favorable to the transferor than the best terms and conditions offered by any Party.

(2)           If more than one Party counter-notifies the transferor that it intends to acquire the Participating Interest subject to the proposed Transfer, then each such Party shall acquire a proportion of the Participating Interest to be transferred equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless the counter-notifying Parties otherwise agree.

(3)           All Parties desiring to give such a counter-notice shall meet to formulate a joint offer.  Each such Party shall make known to the other Parties the highest price or value that it is willing to offer to the transferor.  The proposal with the highest price or value shall be offered to the transferor as the joint proposal of the Parties still willing to participate in such offer under the provisions of Article 12.2(F)(1) above.

Check Paragraph (G), if desired, in conjunction with Paragraph (F).

☐                                    OPTIONAL PROVISION

(G)           Notwithstanding anything to the contrary contained therein, the terms of Article 12.2(F) shall only apply to Cash Transfers and shall not apply to Transfers that are not Cash Transfers.

12.3                        Change in Control

(A)          A Party subject to a Change in Control shall obtain any necessary Government approval with respect to the Change in Control and furnish any replacement Security required by the Government or the Contract on or before the applicable deadlines.

Check Paragraph (B), if desired. Renumber following paragraphs if Paragraph (B) is not selected.

☐                                    OPTIONAL PROVISION

(B)           A Party subject to a Change in Control shall provide evidence reasonably satisfactory to the other Parties that following the Change in Control such Party shall continue to have the financial capability to satisfy its payment obligations under the Contract and this Agreement.  Should the Party that is subject to the Change in Control fail to provide such evidence, any other Party, by notice to such Party, may require such Party to provide Security satisfactory to the other Parties with respect to its Participating Interest share of any obligations or liabilities which the Parties may reasonably be expected to incur under the Contract and this Agreement during the then-current Exploration or Exploitation Period or phase of the Contract.

Check one Optional Alternative for Paragraph (C), if desired.

☐                                    OPTIONAL ALTERNATIVE NO. 1 - Preemptive Rights

(C)           Any Change in Control of a Party, other than one which results in ongoing Control by an Affiliate, shall be subject to the following procedure.  For purposes of this Article 12.3, the term “acquired Party” shall refer to the Party that is subject to a Change in Control and the term “acquiror” shall refer to the Party or third party proposing to acquire Control in a Change in Control.

(1)           Once the final terms and conditions of a Change in Control have been fully negotiated, the acquired Party shall disclose all such final terms and conditions as are relevant to the acquisition of such Party’s Participating Interest and the determination of the Cash Value of that Participating Interest in a notice to the other Parties, which notice shall be accompanied by a copy of all instruments or relevant portions of instruments establishing such terms and conditions.  Each other Party shall have the right to acquire the acquired Party’s Participating Interest on the terms and conditions described in Article 12.3(C)(3) if, within thirty (30) Days of the acquired Party’s notice, such Party delivers to all other Parties a counter-notification that it accepts such terms and conditions without reservations or conditions (subject to Articles 12.3(C)(3) and 12.3(C)(4), where applicable).  If no Party delivers such counter-notification, the Change in Control may proceed without further notice, subject to the other provisions of this Article 12, under terms and conditions no more favorable to the acquiror than those set forth in the notice to the Parties, provided that the Change in Control shall be concluded within one hundred eighty (180) Days from the date of the notice plus such additional period as may be required to secure governmental approvals.  No Party shall have a right under this Article 12.3(C) to acquire any asset other than a Participating Interest, nor may any Party be required to acquire any asset other than a Participating Interest, regardless of whether other properties are subject to the Change in Control.

(2)           If more than one Party counter-notifies that it intends to acquire the Participating Interest subject to the proposed Change in Control, then each such Party shall acquire a proportion of that Participating Interest equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless the counter-notifying Parties otherwise agree.

(3)           The acquired Party shall include in its notification to the other Parties a statement of the Cash Value of the Participating Interest subject to the proposed Change in Control, and each other Party shall have a right to acquire such Participating Interest for the Cash Value, on the final terms and conditions negotiated with the proposed acquiror that are relevant to the acquisition of a Participating Interest for cash.  No Party may acquire the acquired Party’s Participating Interest pursuant to this Article 12.3(C) unless and until completion of the Change in Control.  If for any reason the Change in Control agreement terminates without completion, the other Parties’ rights to acquire the Participating Interest subject to the proposed Change in Control shall also terminate.

(4)           For purposes of Article 12.3(C)(3), the Cash Value proposed by the acquired Party in its notice shall be conclusively deemed correct unless any Party (each a “Disagreeing Party”) gives notice to the acquired Party with a copy to the other Parties within ten (10) Days of receipt of the acquired Party’s notice stating that it does not agree with the acquired Party’s statement of the Cash Value, stating the Cash Value it believes is correct, and providing any supporting information that it believes is helpful.  In such event, the acquired Party and the Disagreeing Parties shall have fifteen (15) Days in which to attempt to negotiate an agreement on the applicable Cash Value.  If no agreement has been reached by the end of such fifteen (15) Day period, either the acquired Party or any Disagreeing Party shall be entitled to refer the matter to an independent expert as provided in Article 18.3 for determination of the Cash Value.

(5)           If the determination of Cash Value is referred to an independent expert, and the value submitted by the acquired Party is no more than five percent (5%) above the Cash Value determined by the independent expert, the acquired Party’s value shall be used for the Cash Value and the Disagreeing Parties shall pay all costs of the expert.  If the value submitted by the acquired Party is more than five percent (5%) above the Cash Value determined by the independent expert, the independent expert’s value shall be used for the Cash Value and the acquired Party shall pay all costs of the expert.  Subject to the independent expert’s value being final and binding in accordance with Article 18.3, the Cash Value determined by the procedure shall be final and binding on all Parties.

(6)           Once the Cash Value is determined under Article 12.3(C)(4), Operator shall provide notice of such Cash Value to all Parties and

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
the acquired Party shall be obligated to sell and the Parties which provided notice of their intention to purchase the acquired Party’s Participating Interest pursuant to Article 12.3(C)(1) shall be obligated to buy the Participating Interest at said value.

☐                                    ALTERNATIVE NO. 2
if the Cash Value that was submitted by the acquired Party to the independent expert is more than five percent (5%) above the Cash Value determined by the independent expert, the acquired Party and its Affiliates may elect to terminate the proposed Change in Control by notice to all other Parties within five (5) Days after notice to the Parties of the final Cash Value. Similarly, if the Cash Value that was determined by the independent expert is more than five percent (5%) above the Cash Value submitted to the independent expert by a Disagreeing Party (or, in the case of a Party that is not a Disagreeing Party, is more than five percent (5%) above the Cash Value originally proposed by the acquiror), such Party may elect to revoke its notice of intention to purchase the acquired Party’s Participating Interest pursuant to Article 12.3(C)(1).  If the acquired Party and its Affiliates do not properly terminate the proposed Change in Control and one or more Parties which provided notices of their intention to purchase the acquired Party’s Participating Interest pursuant to Article 12.3(C)(1) have not properly revoked their notices of such intention, then the acquired Party shall be obligated to sell and such Parties shall be obligated to buy the Participating Interest at the Cash Value as determined in accordance with Article 12.3(C)(5).  If all Parties which provided notice of their intention to purchase the acquired Party’s Participating Interest pursuant to Article 12.3(C)(1) properly revoke their notices of such intention, the Change in Control may proceed without further notice, under terms and conditions no more favorable to the acquiror than those in effect at the time of the determination, provided that the Change in Control shall be concluded within one hundred eighty (180) Days from the date of the determination plus such additional period as may be required to secure governmental approvals.

☐                                    OPTIONAL ALTERNATIVE NO. 2 - Right of First Negotiation

(C)           Any Change in Control of a Party, other than to an Affiliate, shall be subject to the following procedure.  For purposes of this 12.3, the term “acquired Party” shall refer to the Party that is subject to the Change in Control.

(1)           In the event that the Affiliates of a Party wish to enter into a transaction that will result in a Change in Control of the Party, prior to such Affiliates entering into a written agreement (whether or not such agreement is binding) the acquired Party shall send the other Parties notice of its Affiliates’ intention and invite them to submit offers for the Participating Interest subject to the Change in Control.  The other Parties shall have thirty (30) Days from the date of such notification to deliver a counter-notification with a binding offer in accordance with Article 12.3(C)(3).  If the acquired Party notifies an offering Party or Parties that their binding offer presents an acceptable basis for negotiating a transfer agreement, the acquired Party and the offering Party or Parties shall have the next sixty (60) Days in which to negotiate in good faith and execute the terms and conditions of a mutually acceptable transfer agreement.  If the acquired Party does not find that any Party’s offer presents an acceptable basis for negotiating a transfer agreement, or if the above sixty (60) Days elapse and the acquired Party in its sole discretion believes that a fully negotiated agreement with an offering Party or Parties is not imminent, the Change in Control may proceed without further notice, subject to the obligations set forth in this Article 12, provided that the Change in Control shall be concluded within one hundred eighty (180) Days from the expiration of the thirty (30) Day offer period or the sixty (60) Day negotiation period, respectively, plus such additional period as may be necessary to secure governmental approvals.

(2)           If more than one Party counter-notifies the acquired Party that it intends to acquire the Participating Interest subject to the proposed Change in Control, then each such Party shall acquire a proportion of the Participating Interest equal to the ratio of its own Participating Interest to the total Participating Interests of all the counter-notifying Parties, unless the counter-notifying Parties otherwise agree.

(3)           All Parties desiring to give such a counter-notice shall meet to formulate a joint offer.  Each such Party shall make known to the other Parties the highest price or value which it is willing to offer to the acquired Party.  The proposal with the highest price or value shall be offered to the acquired Party as the joint proposal of the Parties still willing to participate in such offer under the provisions of Article 12.3(C)(1) above.

ARTICLE 13
WITHDRAWAL FROM AGREEMENT

13.1                        Right of Withdrawal

(A)          Subject to the provisions of this Article 13 and the Contract, any Party not in default may at its option withdraw from this Agreement and the Contract by giving notice to all other Parties stating its decision to withdraw.  Such notice shall be unconditional and irrevocable when given, except as may be provided in Article 13.7.

(B)           The effective date of withdrawal for a withdrawing Party shall be the end of the calendar month following the calendar month in which the notice of withdrawal is given, provided that if all Parties elect to withdraw, the effective date of withdrawal for each Party shall be the date determined by Article 13.9.

13.2                        Partial or Complete Withdrawal

(A)          Within thirty (30) Days of receipt of each withdrawing Party’s notification, each of the other Parties may also give notice that it desires to withdraw from this Agreement and the Contract.  Should all Parties give notice of withdrawal, the Parties shall proceed to abandon the Contract Area and terminate the Contract and this Agreement.  If less than all of the Parties give such notice of withdrawal, then the withdrawing Parties shall take all steps to withdraw from the Contract and this Agreement on the earliest possible date and execute and deliver all necessary instruments and documents to assign their Participating Interest to the Parties which are not withdrawing, without any compensation whatsoever, in accordance with the provisions of Article 13.6.

(B)                                Any Party withdrawing under Article 11.2 or under this Article 13 shall

Check one Alternative

☐                                    ALTERNATIVE NO. 1
withdraw from the entirety of the Contract Area, including all Exploitation Areas and all Discoveries made prior to such withdrawal, and thus abandon to the other Parties not joining in its withdrawal all its rights to Cost Hydrocarbons and Profit Hydrocarbons generated by operations after the effective date of such withdrawal and all rights in associated Joint Property.

☒                                  ALTERNATIVE NO. 2
at its option, (1) withdraw from the entirety of the Contract Area, or (2) withdraw only from all exploration activities under the Contract, but not from any Exploitation Area, Commercial Discovery, or Discovery (whether appraised or not) made prior to such withdrawal.  Such withdrawing Party shall retain its rights in Joint Property, but only insofar as they relate to any such Exploitation Area, Commercial Discovery or Discovery, and shall abandon all other rights in Joint Property.

13.3                        Rights of a Withdrawing Party

A withdrawing Party shall have the right to receive its Entitlement produced through the effective date of its withdrawal.  The withdrawing Party shall be entitled to receive all information to which such Party is otherwise entitled under this Agreement until the effective date of its withdrawal.  After giving its notification of withdrawal, a Party shall not be entitled to vote on any matters coming before the Operating Committee, other than matters for which such Party has financial responsibility.

13.4                        Obligations and Liabilities of a Withdrawing Party

(A)                              A withdrawing Party shall, following its notification of withdrawal, remain liable only for its share of the following:

(1)                                  costs of Joint Operations, and Exclusive Operations in which it has agreed to participate, that were approved by the Operating Committee or Consenting Parties as part of a Work Program and Budget (including a multi-year Work Program and Budget under Article 6.5) or AFE prior to such Party’s notification of withdrawal, regardless of when they are incurred;

(2)                                  any Minimum Work Obligations for the current period or phase of the Contract, and for any subsequent period or phase which has been approved pursuant to Article 11.2 and with respect to which such Party has failed to timely withdraw under Article 13.4(B);

(3)                                  expenditures described in Articles 4.2(B)(13) and 13.5 related to an emergency occurring prior to the effective date of a Party’s withdrawal, regardless of when such expenditures are incurred;

(4)                                  all other obligations and liabilities of the Parties or Consenting Parties, as applicable, with respect to acts or omissions under this Agreement prior to the effective date of such Party’s withdrawal for which such Party would have been liable, had it not withdrawn from this Agreement; and

(5)                                  in the case of a partially withdrawing Party, any costs and liabilities with respect to Exploitation Areas, Commercial Discoveries and Discoveries from which it has not withdrawn.

The obligations and liabilities for which a withdrawing Party remains liable shall specifically include its share of any costs of plugging and abandoning wells or portions of wells in which it participated (or was required to bear a share of the costs pursuant to Article 13.4(A)(1)) to the extent such costs of plugging and abandoning are payable by the Parties under the Contract.  Any mortgages, liens, pledges, charges or other encumbrances which were placed on the withdrawing Party’s Participating Interest prior to such Party’s withdrawal shall be fully satisfied or released, at the withdrawing Party’s expense, prior to its withdrawal.  A Party’s withdrawal shall not relieve it from liability to the non-withdrawing Parties with respect to any obligations or liabilities attributable to the withdrawing Party under this Article 13 merely because they are not identified or identifiable at the time of withdrawal.

(B)                                Notwithstanding the foregoing, a Party shall not be liable for any operations or expenditures it voted against (other than operations and expenditures described in Article 13.4(A)(2) or Article 13.4(A)(3)) if it sends notification of its withdrawal within five (5) Days (or within twenty-four (24) hours for Urgent Operational Matters) of the Operating Committee vote approving such operation or expenditure.  Likewise, a Party voting against voluntarily entering into or extending of an Exploration Period or Exploitation Period or any phase of the Contract or voluntarily extending the Contract shall not be liable for the Minimum Work Obligations associated therewith provided that it sends notification of its withdrawal within thirty (30) Days of such vote pursuant to Article 11.2.

13.5                        Emergency

If a well goes out of control or a fire, blow out, sabotage or other emergency occurs prior to the effective date of a Party’s withdrawal, the withdrawing Party shall remain liable for its Participating Interest share of the costs of such emergency, regardless of when they are incurred.

13.6                        Assignment

A withdrawing Party shall assign its Participating Interest free of cost to each of the non-withdrawing Parties in the proportion which each of their Participating Interests (prior to the withdrawal) bears to the total Participating Interests of all the non-withdrawing Parties (prior to the withdrawal), unless the non-withdrawing Parties agree otherwise.  The expenses associated with the withdrawal and assignments shall be borne by the withdrawing Party.

13.7                        Approvals

A withdrawing Party shall promptly join in such actions as may be necessary or desirable to obtain any Government approvals required in connection with the withdrawal and assignments.  The non-withdrawing Parties shall use reasonable endeavors to assist the withdrawing Party in obtaining such approvals.  Any penalties or expenses incurred by the Parties in connection with such withdrawal shall be borne by the withdrawing Party.  If the Government does not approve a Party’s withdrawal and assignment to the other Parties, then the withdrawing Party shall at its option either (1) retract its notice of withdrawal by notice to the other Parties and remain a Party as if such notice of withdrawal had never been sent, or (2) hold its Participating Interest in trust for the sole and exclusive benefit of the non-withdrawing Parties with the right to be reimbursed by the non-withdrawing Parties for any subsequent costs and liabilities incurred by it for which it would not have been liable, had it successfully withdrawn.

13.8                        Security

A Party withdrawing from this Agreement and the Contract pursuant to this Article 13 shall provide Security satisfactory to the other Parties to satisfy any obligations or liabilities for which the withdrawing Party remains liable in accordance with Article 13.4, but which become due after its withdrawal, including Security to cover the costs of an abandonment, if applicable.

13.9                        Withdrawal or Abandonment by All Parties

In the event all Parties decide to withdraw, the Parties agree that they shall be bound by the terms and conditions of this Agreement for so long as may be necessary to wind up the affairs of the Parties with the Government, to satisfy any requirements of the Laws / Regulations and to facilitate the sale, disposition or abandonment of property or interests held by the Joint Account, all in accordance with Article 2.

ARTICLE 14
RELATIONSHIP OF PARTIES AND TAX

14.1                        Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective.  It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture or association or (except as explicitly provided in this Agreement) a trust.  This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement.  In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

14.2                        Tax

Each Party shall be responsible for reporting and discharging its own tax measured by the profit or income of the Party and the satisfaction of such Party’s share of all contract obligations under the Contract and under this Agreement.  Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party’s failure to report and discharge such taxes or satisfy such obligations.  The Parties intend that all income and all tax benefits (including deductions, depreciation, credits and capitalization) with respect to the expenditures made by the Parties hereunder will be allocated by the Government tax authorities to the Parties based on the share of each tax item actually received or borne by each Party.  If such allocation is not accomplished due to the application of the Laws / Regulations or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended.  Operator shall provide each Party, in a timely manner and at such Party’s sole expense, with such information with respect to Joint Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

Check Article 14.3, if desired.

☐            OPTIONAL PROVISION

14.3                        United States Tax Election

(A)                              If, for United States federal income tax purposes, this Agreement and the operations under this Agreement are regarded as a partnership and if the Parties have not agreed to form a tax partnership, each U.S. Party elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter 1, Subtitle “A” of the United States Internal Revenue Code of 1986, as amended (the “Code”), to the extent permitted and authorized by Section 761(a) of the Code and the regulations promulgated under the Code.  Operator, if it is a U.S. Party, is authorized and directed to execute and file for each U.S. Party such evidence of this election as may be required by the Internal Revenue Service, including all of the returns, statements, and data required by United States Treasury Regulations Sections 1.761-2 and 1.6031(a)-1(b)(5) and shall provide a copy thereof to each U.S. Party.  However, if Operator is not a U.S. Party, the Party who holds the greatest Participating Interest among the U.S. Parties shall fulfill the obligations of Operator under this Article 14.3.  Should there be any requirement that any U.S. Party give further evidence of this election, each U.S. Party shall execute such documents and furnish such other evidence as may be required by the Internal Revenue Service or as may be necessary to evidence this election.

(B)                                No Party shall give any notice or take any other action inconsistent with the foregoing election.  If any income tax laws of any state or other political subdivision of the United States or any future income tax laws of the United States or any such political subdivision contain provisions similar to those in Subchapter “K”, Chapter 1, Subtitle “A” of the Code, under which an election similar to that provided by Section 761(a) of the Code is permitted, each U.S. Party shall make such election as may be permitted or required by such laws.  In making the foregoing election or elections, each U.S. Party states that the income derived by it from operations under this Agreement can be adequately determined without the computation of partnership taxable income.

(C)                                Unless approved by every Non-U.S. Party, no activity shall be conducted under this Agreement that would cause any Non-U.S. Party to be deemed to be engaged in a trade or business within the United States under United States income tax laws and regulations.

(D)                               A Non-U.S. Party shall not be required to do any act or execute any instrument which might subject it to the taxation jurisdiction of the United States.

(E)                                 For the purposes of this Article 14.3, “U.S. Party” shall mean any Party that is subject to the income tax law of the United States in respect with operations under this Agreement.  “Non-U.S. Party” shall mean any Party that is not subject to such income tax law.

ARTICLE 15
VENTURE INFORMATION - CONFIDENTIALITY - INTELLECTUAL PROPERTY

15.1                        Venture Information

Check one Alternative for Paragraph (A).

☐                                    ALTERNATIVE NO. 1

(A)                              Except as otherwise provided in this Article 15 or in Articles 4.4 and 8.4(A), each Party will be entitled to receive all Venture Information related to operations in which such party is a participant.  “Venture Information” means any information and results developed or acquired as a result of Joint Operations and shall be Joint Property, unless provided otherwise in accordance with this Agreement and the Contract.  Each Party shall have the right to use all Venture Information it receives without accounting to any other Party, subject to any applicable patents and any limitations set forth in this Agreement and the Contract. For purposes of this Article 15, such right to use shall include, the rights to copy, prepare derivative works, disclose, license, distribute, and sell.

☒                                  ALTERNATIVE NO. 2

(A)                              Each Party may use all information it receives under Article 4.4(A) (the “Venture Information”) without the approval of any other Party, subject to any applicable restrictions and limitations set forth in this Article 15, the Agreement and the Contract. For purposes of this Article 15, the right to use shall entail the right to copy and prepare derivative works.

(B)                                Each Party may, subject to any applicable restrictions and limitations set forth in the Contract, extend the right to use Venture Information to each of its Affiliates which are obligated to terms not less restrictive that this Article 15.

Check if desired.

☐            OPTIONAL PROVISION

Except as otherwise provided in the Contract, each Party may extend the right to use Venture Information to members of joint ventures or production sharing arrangements in which such Party or its Affiliates have an ownership or equity interest, provided that each such member agrees in writing to keep the Venture Information in confidence at least to the same extent as required in Article 15.2 and to use the Venture Information only for the benefit of that joint venture or production sharing arrangement.

(C)                                The acquisition or development of Venture Information under terms other than as specified in this Article 15 shall require the approval of the Operating Committee.  The request for approval submitted by a Party shall be accompanied by a description of, and summary of the use and disclosure restrictions which would be applicable to, the Venture Information, and any such Party will be obligated to use all reasonable efforts to arrange for rights to use which are not less restrictive than specified in this Article 15.

(D)                               All Venture Information received by a Party under this Agreement is received on an “as is” basis without warranties, express or implied, of any kind. Any use of such Venture Information by a Party shall be at such Party’s sole risk.

15.2                        Confidentiality

(A)                              Subject to the provisions of the Contract and this Article 15, the Parties agree that all information in relation with Joint Operations or Exclusive Operations shall be considered confidential and shall be kept confidential and not be disclosed during the term of the Contract and for a period of one (1) year thereafter to any person or entity not a Party to this Agreement, except:

(1)                                  to an Affiliate pursuant to Article 15.1(B);

(2)                                  to a governmental agency or other entity when required by the Contract;

(3)                                  to the extent such information is required to be furnished in compliance with the applicable law or regulations, or pursuant to any legal proceedings or because of any order of any court binding upon a Party;

(4)                                  to prospective or actual attorneys engaged by any Party where disclosure of such information is essential to such attorney’s work for such Party;

(5)                                  to prospective or actual contractors and consultants engaged by any Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party;

(6)                                  to a bona fide prospective transferee of a Party’s Participating Interest to the extent appropriate in order to allow the assessment of such Participating Interest (including an entity with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a merger, consolidation or the sale of a majority of its or an Affiliate’s shares);

(7)                                  to a bank or other financial institution to the extent appropriate to a Party arranging for funding;

(8)                                  to the extent such information must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over such Party, or its Affiliates; provided that if any Party desires to disclose information in an annual or periodic report to its or its Affiliates’ shareholders and to the public and such disclosure is not required pursuant to any rules or requirements of any government or stock exchange, then such Party shall comply with Article 20.3;

(9)                                  to its respective employees for the purposes of Joint Operations or Exclusive Operations as the case may be, subject to each Party taking customary precautions to ensure such information is kept confidential; and

(10)                            any information which, through no fault of a Party, becomes a part of the public domain.

(B)                                Disclosure as pursuant to Articles 15.2(A)(5), (6), and (7) shall not be made unless prior to such disclosure the disclosing Party has obtained a written undertaking from the recipient party to keep the information strictly confidential for at least one (1) year and to use the information for the sole purpose described in Articles 15.2(A)(5), (6), and (7), whichever is applicable, with respect to the disclosing Party.

15.3                        Intellectual Property

Check one Alternative for Paragraph (A).

☒                          ALTERNATIVE NO. 1

(A)                     Subject to Articles 15.3(C) and 15.5 and unless provided otherwise in the Contract, all intellectual property rights in the Venture Information shall be Joint Property.  Each Party and its Affiliates have the right to use all such intellectual property rights in their own operations (including joint operations or a production sharing arrangement in which the Party or its Affiliates has an ownership or equity interest) without the approval of any other Party.  Decisions regarding obtaining, maintaining and licensing such intellectual property rights shall be made by the Operating Committee, and the costs thereof shall be for the Joint Account.  Upon unanimous consent of the Operating Committee as to ownership, licensing rights, and income distribution, the ownership of intellectual property rights in the Venture Information may be assigned to the Operator or to a Party.

☐                             ALTERNATIVE NO. 2

(A)                      Subject to Articles 15.3(C) and 15.5, all intellectual property rights in the Venture Information shall be owned by Operator unless provided otherwise in the Contract.  Each Party and its Affiliates shall have a perpetual, royalty-free, irrevocable license to use, all such intellectual property rights in their own operations (including joint venture operations or a production sharing arrangement in which such Party has an ownership or equity interest) without the approval of any other Party.  If any Venture Information amounts to a patentable invention, Operator shall be entitled to seek patent protection for such invention. If Operator does not intend to seek patent protection, Operator shall offer its rights to such invention for assignment to the other Parties and shall assign such rights to any requesting Party or Parties.  In case of the granting of a license under such rights to a third party other than Affiliates of a Party, the license income shall be shared among the Parties in proportion to their respective Participating Interest.  The Party granting any such license shall (i) be entitled to deduct its reasonable costs incurred in registering and maintaining the rights licensed prior to the aforementioned sharing among the Parties; (ii) keep records of any license income received for any such license; and (iii) if requested, provide each Party with a statement, certified by its statutory auditor to be correct and in accordance with this Article 15.3, regarding such income received.

(B)                        Nothing in this Agreement shall be deemed to require a Party to (i) divulge proprietary technology to any of the other Parties; or (ii) grant a license or other rights under any intellectual property rights owned or controlled by such Party or its Affiliates to any of the other Parties.

Check one Alternative for Paragraph (C).

☒                           ALTERNATIVE NO. 1

(C)                        If a Party or an Affiliate of a Party has proprietary technology applicable to activities carried out under this Agreement which the Party or its Affiliate desires to make available on terms and conditions other than as specified in Article 15.3(A), the Party or Affiliate may, with the prior approval of the Operating Committee, make the proprietary technology available on terms to be agreed.  If the proprietary technology is so made available, then any inventions, discoveries, or improvements which relate to such proprietary technology and which result from Joint Account expenditures shall belong to such Party or Affiliate.  In such case, each other Party shall have a perpetual, royalty-free, irrevocable license to practice such inventions, discoveries, or improvements, but only in connection with the Joint Operations.

☐                             ALTERNATIVE NO. 2

(C)                        If in the course of carrying out activities charged to the Joint Account, a Party or an Affiliate of a Party makes or conceives any inventions, discoveries, or improvements which primarily relate to or are primarily based on the proprietary technology of such Party or its Affiliates, then all intellectual property rights to such inventions, discoveries, or improvements shall vest exclusively in such Party and each other Party shall have a perpetual, royalty-free, irrevocable license to use such inventions, discoveries, or improvements, but only in connection with the Joint Operations.

(D)                       Subject to Article 4.6(B), all costs and expenses of defending, settling or otherwise handling any claim which is based on the actual or alleged infringement of any intellectual property right shall be for the account of the operation from which the claim arose, whether Joint Operations or Exclusive Operations.

15.4                        Continuing Obligations

Any Party ceasing to own a Participating Interest during the term of this Agreement shall nonetheless remain bound by the obligations of confidentiality in Article 15.2, and any disputes in relation thereto shall be resolved in accordance with Article 18.2.

15.5                        Trades

Operator may, with approval of the Operating Committee, make well trades and data trades for the benefit of the Parties, with any data so obtained to be furnished to all Parties who participated in the cost of the data that was traded.  Operator shall cause any third party to such trade to enter into an undertaking to keep the traded data confidential.

ARTICLE 16
FORCE MAJEURE

16.1                        Obligations

If as a result of Force Majeure any Party is rendered unable, wholly or in part, to carry out its obligations under this Agreement, other than the obligation to pay any amounts due or to furnish Security, then the obligations of the Party giving such notice, so far as and to the extent that the obligations are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused and for such reasonable period thereafter as may be necessary for the Party to put itself in the same position that it occupied prior to the Force Majeure, but for no longer period.  The Party claiming Force Majeure shall notify the other Parties of the Force Majeure within a reasonable time after the occurrence of the facts relied on and shall keep all Parties informed of all significant developments.  Such notice shall give reasonably full particulars of the Force Majeure and also estimate the period of time which the Party will probably require to remedy the Force Majeure.  The affected Party shall use all reasonable diligence to remove or overcome the Force Majeure situation as quickly as possible in an economic manner but shall not be obligated to settle any labor dispute except on terms acceptable to it, and all such disputes shall be handled within the sole discretion of the affected Party.

16.2                        Definition of Force Majeure

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
For the purposes of this Agreement, “Force Majeure” shall have the same meaning as is set out in the Contract.

☒                                  ALTERNATIVE NO. 2
For the purposes of this Agreement, “Force Majeure” shall mean circumstances which were beyond the reasonable control of the Party concerned and shall include strikes, lockouts and other industrial disturbances even if they were not “beyond the reasonable control” of the Party.

ARTICLE 17
NOTICES

Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing (in English) and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to such Parties.  Oral communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only.  A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received.  “Received” for purposes of this Article 17 shall mean actual delivery of the notice to the address of the Party specified hereunder or to be thereafter notified in accordance with this Article 17.  Each Party shall have the right to change its address at any time and/or designate that copies of all such notices be directed to another person at another address, by giving written notice thereof to all other Parties.

Attention:	Attention:
Fax:	Fax:
Email:	Email:
Telephone:	Telephone:

Attention:	Attention:
Fax:	Fax:
Email:	Email:
Telephone:	Telephone:

ARTICLE 18
APPLICABLE LAW - DISPUTE RESOLUTION - WAIVER OF SOVEREIGN IMMUNITY

18.1                        Applicable Law

[NOTE: The provisions of this Agreement must be analyzed taking into consideration the law chosen in this Article 18.1 and any other applicable law.]

Check one Alternative.

☒                                  ALTERNATIVE NO. 1
The substantive laws of Alberta, Canada, exclusive of any conflicts of laws principles that could require the application of any other law, shall govern this Agreement for all purposes, including the resolution of all Disputes between or among Parties.

☐                                    ALTERNATIVE NO. 2
The laws of               , to the extent consistent with international law, shall govern this Agreement for all purposes, including the resolution of all Disputes between or among Parties. To the extent the laws of                are not consistent with international law, then international law shall prevail.

18.2                        Dispute Resolution

Check Paragraph (A) if Paragraphs 18.2 (B) or (C) are selected. Renumber following paragraphs if Paragraph (A) is not selected.

☒                                  OPTIONAL PROVISION - Notification

(A)                              Notification.  A Party who desires to submit a Dispute for resolution shall commence the dispute resolution process by providing the other parties to the Dispute written notice of the Dispute (“Notice of Dispute”).  The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested. The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of dispute resolution proceedings under this Article 18.

Check Paragraph (B), if desired. Renumber following paragraphs if Paragraph (B) is not selected.

☒                                  OPTIONAL PROVISION - Senior Executive Negotiations

(B)                                Negotiations.  The parties to the Dispute shall seek to resolve any Dispute by negotiation between Senior Executives.  A “Senior Executive” means any individual who has authority to negotiate the settlement of the Dispute for a Party.  Within thirty (30) Days after the date of the receipt by each party to the Dispute of the Notice of Dispute (which notice shall request negotiations among Senior Executives), the Senior Executives representing the parties to the Dispute shall meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute.  If a Senior Executive intends to be accompanied at the meeting by an attorney, each other party’s Senior Executive shall be given written notice of such intention at least three (3) Days in advance and may also be accompanied at the meeting by an attorney.  Notwithstanding the above, any Party may initiate arbitration proceedings pursuant to Article 18.2 (D) [NOTE: Alternative, if paragraph (C) is selected: mediation proceedings pursuant to Article 18.2 (C)] concerning such Dispute within thirty (30) Days after the date of receipt of the Notice of Dispute.

Check Paragraph (C), if desired. Renumber following paragraphs if Paragraph (C) is not selected.

☒                                  OPTIONAL PROVISION - Mediation

(C)                                Mediation.  Subject to the requirements of negotiation between Senior Executives pursuant to Article 18(B), the parties to the Dispute shall seek to resolve the Dispute by mediation. Within thirty (30) Days after the date of the first negotiation meeting among Senior Executives pursuant to Article 18(B), any party to the Dispute may initiate such mediation pursuant by sending all other parties to the Dispute a written request that the Dispute be mediated.  The Parties receiving such written request will promptly respond to the requesting Party so that all parties to the Dispute may jointly select a neutral mediator and schedule the mediation session.  The mediator shall meet with the parties to the Dispute to mediate the Dispute within thirty (30) Days after the date of receipt of the written request for mediation. Notwithstanding the above, any Party may initiate arbitration proceedings pursuant to Article 18.2 (D) concerning such Dispute within sixty (60) Days after the date of receipt of the Notice of Dispute.

 (D)                            Arbitration.  Any Dispute [not finally resolved by alternative dispute resolution procedures set forth in Articles 18.2(B) and 18.2(C)] shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the Parties that this is a broad form arbitration agreement designed to encompass all possible disputes.

(1)                                  Rules.  The arbitration shall be conducted in accordance with the following arbitration rules (as then in effect) (the “Rules”):

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
Rules of Arbitration of the International Chamber of Commerce (ICC).

☒                                  ALTERNATIVE NO. 2
Arbitration Rules of the London Court of International Arbitration (LCIA).

☐                                    ALTERNATIVE NO. 3
International Arbitration Rules of the American Arbitration Association (AAA).

☐                                    ALTERNATIVE NO. 4
Arbitration Rules of the Singapore International Arbitration Centre (SIAC).

☐                                    ALTERNATIVE NO. 5
Arbitration Rules of the Institute of the Stockholm Chamber of Commerce (SCC Institute).

☐                                    ALTERNATIVE NO. 6
United Nations Commission of International Trade Law (UNCITRAL) Arbitration Rules. The appointing authority shall be [             Arbitral Institution].

(2)                                  Number of Arbitrators.  The arbitration shall be conducted by three arbitrators, unless all parties to the Dispute agree to a sole arbitrator within thirty (30) Days after the filing of the arbitration. For greater certainty, for purposes of this Article 18.2(D), the filing of the arbitration means the date on which the claimant’s request for arbitration is received by the other parties to the Dispute.

(3)                                  Method of Appointment of the Arbitrators.  If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the parties to the Dispute.  If the parties to the Dispute fail to agree on the arbitrator within thirty (30) Days after the filing of the arbitration, then the London Court of International Arbitration shall appoint the arbitrator.

If the arbitration is to be conducted by three arbitrators and there are only two parties to the Dispute, then each party to the Dispute shall appoint one arbitrator within thirty (30) Days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute.  If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the London Court of Arbitral Institution shall appoint the remainder of the three arbitrators not yet appointed.

If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) Days of the filing of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) Days after the latter of the two arbitrators has been appointed by the parties to the Dispute.  If either all claimants or all respondents fail to make a joint appointment of an arbitrator or if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then London Court Arbitral Institution shall appoint

Check one Alternative.

☐                                    ALTERNATIVE NO. 1
all three arbitrators.

☒                                  ALTERNATIVE NO. 2
the remainder of the three arbitrators not yet appointed.

[NOTE: If the laws of France (and possibly other jurisdictions that have not yet addressed the “Dutco”  problem) are applicable to the arbitration, Alternative 2 may result in an unenforceable arbitral award.]

Check Paragraph (4), if desired. Renumber following paragraphs if Paragraph (4) is not selected.

☒                                  OPTIONAL PROVISION (Paragraph (4))

(4)                                  Consolidation.  If the Parties initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings may be consolidated into a single arbitral proceeding.

(5)                                  Place of Arbitration.  Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be Calgary, Alberta, Canada.

(6)                                  Language.  The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language.

(7)                                  Entry of Judgment.  The award of the arbitral tribunal shall be final and binding.  Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction.

(8)                                  Notice.  All notices required for any arbitration proceeding shall be deemed properly given if sent in accordance with Article 17.

(9)                                  Qualifications and Conduct of the Arbitrators.  All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

Check if desired.

☐                                    OPTIONAL PROVISION

Whenever the parties to the Dispute are of more than one nationality, the single arbitrator or the presiding arbitrator (as the case may be) shall not be of the same nationality as any of the parties or their ultimate parent entities, unless the parties to the Dispute otherwise agree.

(10)                            Interim Measures.  [Notwithstanding any requirements for alternative dispute resolution procedures as set forth in Articles 18(B) and (C)], [a]ny party to the Dispute may apply to a court for interim measures (i) prior to the constitution of the arbitral tribunal (and thereafter as necessary to enforce the arbitral tribunal’s rulings); or (ii) in the absence of the jurisdiction of the arbitral tribunal to rule on interim measures in a given jurisdiction.  The Parties agree that seeking and obtaining such interim measures shall not waive the right to arbitration.  The arbitrators (or in an emergency the presiding arbitrator acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order.  Hearings on requests for interim measures may be held in person, by telephone, by video conference or by other means that permit the parties to the Dispute to present evidence and arguments.

Check if desired.

☐                                    OPTIONAL PROVISION

Without limiting the generality of the foregoing, any party to the Dispute may have recourse to and shall be bound by the Pre-arbitral Referee Procedure of the International Chamber of Commerce in accordance with its rules then in effect.

(11)                            Costs and Attorneys’ Fees.  The arbitral tribunal is authorized to award costs and attorneys’ fees and to allocate them between the parties to the Dispute.  The costs of the arbitration proceedings, including attorneys’ fees, shall be borne in the manner determined by the arbitral tribunal.

(12)                            Interest.  The award shall include interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full.  Interest shall be awarded at the Agreed Interest Rate.

(14)                            Currency of Award.  The arbitral award shall be made and payable in United States dollars, free of any tax or other deduction.

(15)                            Exemplary Damages.  The Parties waive their rights to claim or recover, and the arbitral tribunal shall not award, any punitive, multiple, or other exemplary damages (whether statutory or common law) except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute.

(16)                            Waiver of Challenge to Decision or Award.  To the extent permitted by law, any right to appeal or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, is hereby waived by the Parties except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

Check Paragraph (E), if desired.

☒                                  OPTIONAL PROVISION

(E)                                 Confidentiality.  All negotiations, mediation, arbitration, and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their employees, officers, directors, counsel, consultants, and expert witnesses, except (in accordance with Article 15.2) to the extent necessary to enforce this Article 18 or any arbitration award, to enforce other rights of a Party, or as required by law; provided, however, that breach of this confidentiality provision shall not void any settlement, expert determination or award.

Check Article 18.3, if any of Article 8.4 - Alternative No. 2, Article 12.2(F) - Alternative No. 2, or Article 12.3(C) - Alternative No. 2 is selected. Renumber following article if Article 18.3 is not selected.

☒                                  OPTIONAL PROVISION (Article 18.3)

18.3                        Expert Determination

For any decision referred to an expert under Articles [8.4, 12.2 or 12.3], the Parties hereby agree that such decision shall be conducted expeditiously by an expert selected unanimously by the parties to the Dispute.  The expert is not an arbitrator of the Dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other parties to the Dispute written notice of the request for such determination.  If the parties to the Dispute are unable to agree upon an expert within ten (10) Days after receipt of the notice of request for an expert determination, then, upon the request of any of the parties to the Dispute, the International Centre for Expertise of the International Chamber of Commerce (ICC) shall appoint such expert and shall administer such expert determination through the ICC’s Rules for Expertise.  The expert, once appointed, shall have no ex parte communications with any of the parties to the Dispute concerning the expert determination or the underlying Dispute.  All Parties agree to cooperate fully in the expeditious conduct of such expert determination and to provide the expert with access to all facilities, books, records, documents, information and personnel necessary to make a fully informed decision in an expeditious manner.  Before issuing his final decision, the expert shall issue a draft report and allow the parties to the Dispute to comment on it.  The expert shall endeavor to resolve the Dispute within thirty (30) Days (but no later than sixty (60) Days) after his appointment, taking into account the circumstances requiring an expeditious resolution of the matter in dispute.  The expert’s decision shall be final and binding on the parties to the Dispute unless challenged in an arbitration pursuant to Article 18.2(D) within sixty (60) Days of the date the expert’s final decision is received by the parties to the Dispute and until replaced by such subsequent arbitral award. In such arbitration (i) the expert determination on the specific matter under Articles [8.4, 12.2 or 12.3] shall be entitled to a rebuttable presumption of correctness; and (ii) the expert shall not (without the written consent of the parties to the Dispute) be appointed to act as an arbitrator or as adviser to the parties to the Dispute.

18.4                        Waiver of Sovereign Immunity

Any Party that now or hereafter has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction.  This waiver includes immunity from (i) any expert determination, mediation, or arbitration proceeding commenced pursuant to this Agreement; (ii) any judicial, administrative or other proceedings to aid the expert determination, mediation, or arbitration commenced pursuant to this Agreement; and (iii) any effort to confirm, enforce, or execute any decision, settlement, award, judgment, service of process, execution order or attachment (including pre-judgment attachment) that results from an expert determination, mediation, arbitration or any judicial or administrative proceedings commenced pursuant to this Agreement.  Each Party acknowledges that its rights and obligations hereunder are of a commercial and not a governmental nature.

ARTICLE 19
ALLOCATION OF COST & PROFIT HYDROCARBONS

Check one Alternative for Articles 19.1 and 19.2.

☐            ALTERNATIVE NO. 1 (Article 19.1 and Article 19.2) - Allocation by Exploitation Area

19.1                        Allocation of Total Production

(A)                              The total quantity of Hydrocarbons produced and measured at the delivery point (as determined in accordance with Article 9) from each Exploitation Area and to which the Parties are collectively entitled under the Contract shall be composed of Cost Hydrocarbons and Profit Hydrocarbons in accordance with the provisions of the Contract.

(B)                                Operator shall develop and the Operating Committee shall approve procedures for allocating such Cost Hydrocarbons and Profit Hydrocarbons during each Calendar Quarter among the individual Exploitation Areas based upon the following principles.

(1)                                  Cost Hydrocarbons and Profit Hydrocarbons shall first be allocated to Exploitation Areas based on the principle that an earlier established operation shall not be enhanced or impaired in any way through the subsequent establishment of any Exploitation Area, whether the subsequently established Exploitation Areas are Exclusive Operations or Joint Operations.

(2)                                  All allocations made pursuant to this Article 19 shall incorporate adjustments to reflect differences in value if different qualities of Hydrocarbons are produced.

19.2                        Allocation of Hydrocarbons to Parties

(A)                              Cost Hydrocarbons and Profit Hydrocarbons allocated to Exploitation Areas pursuant to Article 19.1 shall be allocated to the Parties in proportion to their Participating Interests in each such Exploitation Area.

(B)                                Notwithstanding anything to the contrary contained in this Article 19, and to the extent allowed under the Contract, Cost Hydrocarbons which are not specifically attributable to an Exploitation Area, if any, shall be allocated to the Parties in proportion to their respective participation in the operations which underlie any such Cost Hydrocarbons, provided, however, that the rights of a Party to Cost Hydrocarbons or Profit Hydrocarbons from an Exploitation Area to which it is a participant shall not be impaired by the rights of any other Party to recover Cost Hydrocarbons which are not specifically attributable to such Exploitation Area.

☒           ALTERNATIVE NO. 2 (Article 19.1 and Article 19.2) - Allocation by Type of Operation

19.1                        Allocation of Total Production

(A)                              The total quantity of Hydrocarbons produced and measured at the delivery point (as determined in accordance with Article 9) from each Exploitation Area and to which the Parties are collectively entitled under the Contract shall be composed of Cost Hydrocarbons and Profit Hydrocarbons in accordance with the provisions of the Contract.

(B)                                Operator shall develop and the Operating Committee shall approve procedures for allocating such Cost Hydrocarbons and Profit Hydrocarbons during each Calendar Quarter among the individual operations based upon the following principles.

(1)                                  Cost Hydrocarbons and Profit Hydrocarbons shall first be allocated to Joint Operations based on the principle that Joint Operations shall not be enhanced or impaired in any way by the execution of any Exclusive Operations.  Any remaining Cost Hydrocarbons and Profit Hydrocarbons shall be allocated to

Exclusive Operations based on the principle that an earlier executed Exclusive Operation shall not be enhanced or impaired in any way by the subsequent execution of another Exclusive Operation.

(2)                                  All allocations made pursuant to this Article 19 shall incorporate adjustments to reflect differences in value if different qualities of Hydrocarbons are produced.

19.2                        Allocation of Hydrocarbons to Parties

(A)                              Cost Hydrocarbons and Profit Hydrocarbons allocated to Joint Operations or Exclusive Operations pursuant to Article 19.1 shall be allocated to the Parties in proportion to their respective Participating Interests in such operations.

(B)                                Notwithstanding anything to the contrary contained in this Article 19, and to the extent allowed under the Contract, Cost Hydrocarbons which are not specifically attributable to an operation, if any, shall be allocated to the Parties in proportion to their respective participation in the operations which underlie any such Cost Hydrocarbons, provided, however, that the rights of a Party to Cost Hydrocarbons or Profit Hydrocarbons from an operation to which it is a participant shall not be impaired by the rights of any other Party to recover Cost Hydrocarbons which are not specifically attributable to an operation.

19.3                        Use of Estimates

Initial distribution of Hydrocarbons pursuant to this Article 19 shall be based upon estimates furnished by Operator pursuant to Article 9, with adjustments for actual figures to be made in kind within forty-five (45) Days after the end of the Calendar Quarter and at any later date when adjustments must be made with the Government under the Contract.

19.4                        Principles

If no allocation procedure is approved by the Operating Committee in accordance with Article 19.1, the Parties shall nonetheless be bound by the principles set forth in this Article 19 with regard to the allocation of Cost Hydrocarbons and Profit Hydrocarbons.

ARTICLE 20
GENERAL PROVISIONS

20.1                        Conduct of the Parties

(A)                              Each Party warrants that it and its Affiliates have not made, offered, or authorized and will not make, offer, or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate (i) the applicable laws of Republic of Trinidad and Tobago; (ii) the laws of the country of incorporation of such Party or such Party’s ultimate parent company and of the principal place of business of such ultimate parent company; or (iii) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries.  Each Party shall defend, indemnify and hold the other Parties harmless from and against any and all claims, damages, losses, penalties, costs and expenses arising from or related to, any breach by such first Party of such warranty.  Such indemnity obligation shall survive termination or expiration of this Agreement.

(B)                                Each Party agrees to (i) maintain adequate internal controls; (ii) properly record and report all transactions; and (iii) comply with the laws applicable to it.  Each Party must rely on the other Parties’ system of internal controls, and on the adequacy of full disclosure of the facts, and of financial and other data regarding the Joint Operations undertaken under this Agreement.  No Party is in any way authorized to take any action on behalf of another Party that would result in an inadequate or inaccurate recording and reporting of assets, liabilities or any other transaction, or which would put such Party in violation of its obligations under the laws applicable to the operations under this Agreement.

20.2                        Conflicts of Interest

(A)                              Operator undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Affiliates) and the interests of the other Parties in dealing with suppliers, customers and all other organizations or individuals doing or seeking to do business with the Parties in connection with activities contemplated under this Agreement.

(B)                                The provisions of the preceding paragraph shall not apply to:  (1) Operator’s performance which is in accordance with the local preference laws or policies of the Government; or (2) Operator’s acquisition of products or services from an Affiliate, or the sale thereof to an Affiliate, made in accordance with the terms of this Agreement.

(C)                                Unless otherwise agreed, the Parties and their Affiliates are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be related to or in competition with the business activities contemplated under this Agreement, without having or incurring any obligation to offer any interest in such business activities to any Party.

20.3                        Public Announcements

(A)                              Operator shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Joint Operations; provided that no public announcement or statement shall be issued or made unless, prior to its release, all the Parties have been furnished with a copy of such statement or announcement and the approval of at least two (2) Parties which are not Affiliates of Operator holding fifty percent (50%) or more of the Participating Interests not held by Operator or its Affiliates has been obtained.  Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Operator is authorized to issue and make such announcement or statement without prior approval of the Parties, but shall promptly furnish all the Parties with a copy of such announcement or statement.

(B)                                If a Party wishes to issue or make any public announcement or statement regarding this Agreement or the Joint Operations, it shall not do so unless, prior to the release of the public announcement or statement, such Party furnishes all the Parties with a copy of such announcement or statement, and obtains the approval of at least two (2) Parties which are not Affiliates holding fifty percent (50%) or more of the Participating Interests not held by such announcing Party or its Affiliates; provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over such Party or its Affiliates as set forth in Article 15.2.

20.4                        Successors and Assigns

Subject to the limitations on Transfer contained in Article 12, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

20.5                        Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character.  Except as expressly provided in this Agreement no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

20.6                        No Third Party Beneficiaries

Except as provided under Article 4.6 (B), the interpretation of this Agreement shall exclude any rights under legislative provisions conferring rights under a contract to persons not a party to that contract.

20.7                        Joint Preparation

Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same.  Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

20.8        Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

20.9                        Modifications

Except as is provided in Articles 11.2(B) and 20.8, there shall be no modification of this Agreement or the Contract except by written consent of all Parties.

20.10                 Interpretation

(A)                              Headings.  The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular Article.

(B)                                Singular and Plural.  Reference to the singular includes a reference to the plural and vice versa.

(C)                                Gender.  Reference to any gender includes a reference to all other genders.

(D)                               Article.  Unless otherwise provided, reference to any Article or an Exhibit means an Article or Exhibit of this Agreement.

(E)                                 Include.  “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense.

20.11                 Counterpart Execution

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart.  For purposes of assembling all counterparts into one document, Operator is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

20.12                 Entirety

With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

IN WITNESS of their agreement each Party has caused its duly authorized representative to sign this instrument on the date indicated below such representative’s signature.

(Company Name)
By:

(Print or type name)
Title:
Date:

(Company Name)
By:

(Print or type name)
Title:
Date:

(Company Name)
By:

(Print or type name)
Title:
Date:

(Company Name)
By:

(Print or type name)
Title:
Date:

EXHIBIT A

2004

AIPN MODEL FORM

INTERNATIONAL ACCOUNTING PROCEDURE

Block 5(C), Offshore Trinidad

DISCLAIMER

This model contract has been prepared only as a suggested guide and may not contain all of the provisions that may be required by the parties to an actual agreement. This model contract has not been endorsed by the Association of International Petroleum Negotiators (AIPN) or by any members of the AIPN. Use of this model contract or any portion or variation thereof shall be at the sole discretion and risk of the user parties. Users of the model contract or any variation thereof are encouraged to seek the advice of legal counsel to ensure that the final document reflects the actual agreement of the parties. The AIPN disclaims any and all interests or liability whatsoever for loss or damages that may result from use of this model contract or portions or variations thereof.  All logos and references to the AIPN must be removed from this model contract when used as an actual agreement.

© Association of International Petroleum Negotiators

1

EXHIBIT “A”

ACCOUNTING PROCEDURE

2

EXHIBIT “A”

ACCOUNTING PROCEDURE

Attached to and made part of the Operating Agreement, hereinafter called the “Agreement,” effective as of the 17th day of November, 2004, by and between Challenger Energy Corp. and Canadian Superior Energy Inc.

SECTION 1
GENERAL PROVISIONS

1.1           PURPOSE.

1.1.1                                 The purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to operations under the Agreement which reflect the costs of Joint Operations to the end that no Party shall gain or lose in relation to other Parties.

1.1.2                                 The Parties agree, however, that if the methods prove unfair or inequitable to Operator or Non-Operators, the Parties shall meet and in good faith endeavor to agree on changes in methods deemed necessary to correct any unfairness or inequity.

1.2           CONFLICT WITH AGREEMENT.

In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement to which this Accounting Procedure is attached, the provisions of the Agreement shall prevail.

1.3           DEFINITIONS.

The definitions contained in the Agreement to which this Accounting Procedure is attached shall apply to this Accounting Procedure and have the same meanings when used herein.  Certain terms used herein are defined as follows:

“Accrual basis” means that basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability for the cost is incurred or the right to the benefit arises, regardless of when invoiced, paid, or received.

“Cash basis” means that basis of accounting under which only costs actually paid and revenue actually received are included for any period.

“Country of Operations” means the Republic of Trinidad and Tobago.

“Material” means machinery, equipment and supplies acquired and held for use in Joint Operations.

“Section” means a section of this Accounting Procedure.

1.4           JOINT ACCOUNT RECORDS AND CURRENCY EXCHANGE.

1.4.1                                 Operator shall at all times maintain and keep true and correct records of the production and disposition of all liquid and gaseous Hydrocarbons, and of all costs and expenditures under the Agreement, as well as other data necessary or proper for the settlement of accounts between the Parties hereto in connection with their rights and obligations under the Agreement and to enable Parties to comply with their respective applicable income tax and other laws.

1

1.4.2                                 Operator shall maintain accounting records pertaining to Joint Operations in accordance with generally accepted accounting practices used in the international petroleum industry and any applicable statutory obligations of the Country of Operations as well as the provisions of the Contract and the Agreement.

1.4.3                                 The Joint Account shall be maintained by Operator in the English language and in United States of America (“U.S.”) currency and in such other language and currency as may be required by the laws of the Country of Operations or the Contract.  Conversions of currency shall be recorded at the rate actually experienced in that conversion.  Currency translations are used to express the amount of expenditures and receipts for which a currency conversion has not actually occurred. Currency translations for expenditures and receipts shall be recorded

Check one Alternative.

☐                       ALTERNATIVE NO. 1

in accordance with Operator’s normal practice.  A statement describing the practice will be provided to the Non-Operators upon request.

☐        ALTERNATIVE NO. 2

at the arithmetic average of the buying and selling exchange rates at the close of business on the                         Day of the              (insert “month of” or “month preceding”) the current accounting period as published by                               , or if not published by                         , then by                    .

☐                       ALTERNATIVE NO. 3

at the arithmetic average of the buying and selling exchange rates at the close of business on the               (insert “first” or “last”) Business Day of the              (insert “month of” or “month preceding”) the current accounting period as published by                               , or if not published by                         , then by                    .

☐                       ALTERNATIVE NO. 4

at the arithmetic average of the buying and selling exchange rates at the close of each Business Day of the             (insert “month of” or “month preceding”) the current accounting period as published by                               , or if not published by                         , then by                    .

☒                      ALTERNATIVE NO. 5

in accordance with the Contract.

1.4.4                                 Any currency exchange gains or losses shall be credited or charged to the Joint Account, except as otherwise specified in this Accounting Procedure.

Check if desired.

☒       OPTIONAL PROVISION

2

Any such exchange gains or losses shall be separately identified as such.

1.4.5                                 This Accounting Procedure shall apply, mutatis mutandis, to Exclusive Operations in the same manner that it applies to Joint Operations; provided, however, that the charges and credits applicable to Consenting Parties shall be separately maintained.  For the purpose of determining and calculating the remuneration of the Consenting Parties, including the premiums for Exclusive Operations, the costs and expenditures shall be expressed in U.S. currency (irrespective of the currency in which the expenditure was incurred).

1.4.6                                 The Accrual basis for accounting shall be used in preparing accounts concerning the Joint Operations.  If a Cash basis for accounting is used, Operator shall show accruals as memorandum items.

1.5           Statements and Billings.

1.5.1                                 Unless otherwise agreed by the Parties, Operator shall submit monthly to each Party, on or before the 25th Day of each month, statements of the costs and expenditures incurred during the prior month, indicating by appropriate classification the nature thereof, the corresponding budget category, and the portion of such costs charged to each of the Parties.

These statements, as a minimum, shall contain the following information:

•                              advances of funds setting forth the currencies received from each Party,

•                              the share of each Party in total expenditures,

•                              the accrued expenditures,

•                              the current account balance of each Party,

•                              summary of costs, credits, and expenditures on a current month, year-to-date, and inception-to-date basis or other periodic basis, as agreed by Parties (such expenditures shall be grouped by the categories and line items designated in the approved Work Program and Budget submitted by Operator in accordance with Article 6.4 of the Agreement so as to facilitate comparison of actual expenditures against that Work Program and Budget), and

•                              details of unusual charges and credits in excess of  U.S. $50,000.00.

1.5.2                                 Operator shall, upon request, furnish a description of the accounting classifications used by it.

1.5.3                                 Amounts included in the statements and billings shall be expressed in U.S. currency and reconciled to the currencies advanced.

1.5.4                                 Each Party shall be responsible for preparing its own accounting and tax reports to meet the requirements of the Country of Operations and of all other countries to which it may be subject.  Operator, to the extent that the information is reasonably available from the Joint Account records, shall provide Non-Operators in a timely manner with the necessary information to facilitate the discharge of such responsibility.

1.6           PAYMENTS AND ADVANCES.

1.6.1                                 Upon approval of any Work Program and Budget, if Operator so requests, each Non-Operator shall advance its share of estimated cash requirements for the succeeding month’s operations.  Each such cash call shall be equal to the Operator’s estimate of the money to be spent in the currencies required to perform its duties under the approved Work Program and Budget during

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the month concerned.  For informational purposes the cash call shall contain an estimate of the funds required for the succeeding 2 months detailed by the categories designated in the approved Work Program and Budget submitted by Operator in accordance with Article 6.4 of the Agreement.

1.6.2                                 Each such cash call, detailed by the categories designated in the approved Work Program and Budget submitted by Operator in accordance with Article 6.4 of the Agreement, shall be made in writing and delivered to all Non-Operators not less than 15 Days before the payment due date.  The due date for payment of such advances shall be set by Operator but shall be no sooner than the first Business Day of the month for which the advances are required.  All advances shall be made without bank charges.  Any charges related to receipt of advances from a Non-Operator shall be borne by that Non-Operator.

1.6.3                                 Each Non-Operator shall wire transfer its share of the full amount of each such cash call to Operator on or before the due date, in the currencies requested or any other currencies acceptable to Operator and at a bank designated by Operator.  If currency provided by a Non-Operator is other than the requested currency, then the entire cost of converting to the requested currency shall be charged to that Non-Operator.

1.6.4                                 Notwithstanding the provisions of Section 1.6.2, should Operator be required to pay any sums of money for the Joint Operations which were unforeseen at the time of providing the Non-Operators with said estimates of its requirements, Operator may make a written request of the Non-Operators for special advances covering the Non-Operators’ share of such payments.  Each such Non-Operator shall make its proportional special advances within 10 Days after receipt of such notice.

Check if desired.

☐                        OPTIONAL PROVISION

When the total of such cash calls for any month is U.S. $            or less, each Non-Operator shall advance its share thereof in accordance with Section 1.6.  When the total cash requirements exceed the aforesaid amount, each Non-Operator shall advance its share of the estimated funds required in 3 installments of amounts to be specified by Operator, the first installment to be paid not later than the first Business Day of the month for which the advance is required and the second installment to be paid not later than the tenth Day of the month for which the advance is required or if such Day is not a Business Day, then the following Business Day and the third installment to be paid not later than the twentieth Day of the month for which the advance is required or if such Day is not a Business Day, then the following Business Day.  The third installment can be adjusted by Operator by notifying the Non-Operators of the adjusted amount no later than the fifteenth Day of the month for which the advance is required.

1.6.5                                 If a Non-Operator’s advances exceed its share of cash expenditures, the next succeeding cash advance requirements, after such determination, shall be reduced accordingly.  However, if the amount of such excess advance is greater than the amount of the next month’s estimated cash requirements for such Non-Operator, the Non-Operator may request a refund of the difference, which refund shall be made by Operator within 10 Days after receipt of the Non-Operator’s request provided that the amount is in excess of U.S. $25,000.00.

Check if desired.

☒       OPTIONAL PROVISION

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If Operator does not refund the money within the time required, the unpaid balance shall bear and accrue interest at the Agreed Interest Rate from the due date until the payment is received by the Non-Operator who requested the refund.

1.6.6                                 If Non-Operator’s advances are less than its share of cash expenditures, the deficiency shall, at Operator’s option, be added to subsequent cash advance requirements or be paid by Non-Operator within 10 Days following the receipt of Operator’s billing to Non-Operator for such deficiency.

1.6.7                                 If, under the provisions of the Agreement, Operator is required to segregate funds received from the Parties, any interest received on such funds shall be applied against the next succeeding cash call or, if directed by the Operating Committee, distributed quarterly.  The interest thus received shall be allocated to the Parties on an equitable basis taking into consideration date of funding by each Party to the accounts in proportion to the total funding into the account.  A monthly statement summarizing receipts, disbursements, transfers to each joint bank account and beginning and ending balances thereof shall be provided by Operator to the Parties.

Check if desired.

☒                      OPTIONAL PROVISION

Any interest received by Operator from interest-bearing accounts containing commingled funds received from the Parties shall be credited to the Parties in accordance with the allocation procedure as set forth above.

1.6.8                                 If Operator does not request Non-Operators to advance their share of estimated cash requirements, each Non-Operator shall pay its share of cash expenditures within 10 Days following receipt of Operator’s billing.

1.6.9                                 Payments of advances or billings shall be made on or before the due date. In accordance with Article 8 of the Agreement, if these payments are not received by the due date the unpaid balance shall bear and accrue interest from the due date until the payment is received by Operator at the Agreed Interest Rate.  For the purpose of determining the unpaid balance and interest owed, Operator shall translate to U.S. currency all amounts owed in other currencies using the currency exchange rate, determined in accordance with Section 1.4.3, at the close of the last Business Day prior to the due date for the unpaid balance.

1.6.10                          Subject to governmental regulation, Operator shall have the right, at any time and from time to time, to convert the funds advanced or any part thereof to other currencies to the extent that such currencies are then required for operations.  The cost of any such conversion shall be charged to the Joint Account.

1.6.11                          Operator shall endeavor to maintain funds held for the Joint Account in bank accounts at a level consistent with that required for the prudent conduct of Joint Operations.

1.6.12                          If under the Agreement, Operator is required to segregate funds received from or for the Joint Account, the provisions under Section 1.6 for payments and advances by Non-Operators shall apply also to Operator.

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Check if desired.

☒                                   OPTIONAL PROVISION

1.6.13 Funding By Operator

The Parties may agree on additional funding mechanisms including funding by Operator.

1.7           ADJUSTMENTS.

Payments of any advances or billings shall not prejudice the right of any Non-Operator to protest or question the correctness thereof; provided, however, all bills and statements rendered to Non-Operators by Operator during any Calendar Year shall conclusively be presumed to be true and correct after 24 months following the end of such Calendar Year, unless within the said 24 month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment.  Failure on the part of a Non-Operator to make claim on Operator for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions thereto or making claims for adjustment thereon.  No adjustment favorable to Operator shall be made unless it is made within the same prescribed period.  The provisions of this paragraph shall not prevent adjustments resulting from a physical inventory of the Material as provided for in Section 6.  Operator shall be allowed to make adjustments to the Joint Account after such 24 month period if these adjustments result from audit exceptions outside of this Accounting Procedure, third party claims, or Government or Government Oil & Gas Company requirements.  Any such adjustments shall be subject to audit within the time period specified in Section 1.8.1.

1.8           AUDITS.

1.8.1                                 A Non-Operator, upon at least 60 Days advance notice in writing to Operator and all other Non-Operators, shall have the right to audit the Joint Accounts and records of Operator relating to the accounting hereunder for any Calendar Year within the 24 month period following the end of such Calendar Year except as otherwise provided in Section 3.1. Non-Operators shall have reasonable access to Operator’s personnel and to the facilities, warehouses, and offices directly or indirectly serving Joint Operations. The cost of each such audit shall be borne by Non-Operators participating in the audit.  Where there are two or more Non-Operators, the Non-Operators shall make a reasonable effort to conduct joint or simultaneous audits in a manner that will result in a minimum of inconvenience to the Operator.  Non-Operators must take written exception to and make claim upon the Operator for all discrepancies disclosed by said audit within said 24 month period.  Non-Operators may request information from the Operator prior to the commencement of the audit.  Operator will provide the information in electronic format or hard copy documents, if electronic format is not available.  Operator will provide the information requested within 30 Days before commencement of the audit but in no event sooner than 30 Days after the written request.  The information requested shall be limited to that normally used for pre-audit work such as trial balance, general ledger, and sub-ledger data.

1.8.2                                 Operator shall endeavor to produce information from its Affiliates reasonably necessary to support charges from those Affiliates to the Joint Account other than those charges referred to in Section 3.1.

1.8.3                                 Except for charges under Section 2.5.1, if selected, and Section 2.7.1, the following provisions apply to all charges from Operator for its Affiliates.

Check one Alternative

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☐  ALTERNATIVE NO. 1 – RESTRICTED AFFILIATE AUDIT

In addition to the information provided by the Operator under Section 1.8.2, a Non-Operator may seek to audit the books and records of an Affiliate of Operator relating to the charges by the Affiliate to the Joint Account for the same Calendar Year as provided in Section 1.8.1 above.  The charges of the Affiliate shall be subject to audit in accordance with (a), (b), or (c) below or any combination thereof.

(a)       If the Affiliate of Operator consents to the audit, the audit may be conducted in the same manner as the audit of the books and records of Operator.

If all or part of the charges are not audited under (a) above, the unaudited portion may be audited under (b) and/or (c) below.

(b)       The Affiliate may require use of an internationally recognized independent public accounting firm to confirm confidential or proprietary information and charges.  The cost of the internationally recognized independent public accounting firm shall be             (insert “borne by Operator”, “borne by Non-Operators who requested the confirmation”, or “charged to the Joint Account”).   The Non-Operator will seek agreement with the Affiliate on the audit scope to confirm the details and facts relating to such information and charges.

If the independent public accounting firm of the Affiliate declines to conduct the audit or is not internationally recognized, the Non-Operator will seek agreement with the Affiliate on an accounting firm that is internationally recognized .  The cost of using such firm shall be               (insert  “borne by Operator”, “borne by the Non-Operator who requested the audit”, or “charged to the Joint Account”).

Operator will endeavor to cause its Affiliate to not unreasonably withhold approval of the use of an internationally recognized independent public accounting firm or the scope of examination requested by Non-Operators.

If all or part of the charges are not audited under (a) or (b) above, the unaudited portion may be audited under (c) below.

(c)       Operator may request its Affiliate to provide Non-Operators an annual report from an internationally recognized independent public accounting firm attesting that charges billed from such Affiliate to the Joint Account represent a complete and accurate allocation of its costs to the Joint Operations, exclude any element of profit, exclude any duplication of costs covered under Sections 2 and 3, and are consistent in application to all of its activities.  The report will be furnished by the Operator within 12 months of the request from the Non-Operator.  The cost of providing the annual report shall be             (insert “borne by Operator” “borne by the Non-Operator who requested the audit”, or “charged to the Joint Account”).

No amounts paid to an Affiliate of Operator, which the Non-Operator seeks to audit, may be charged to the Joint Account if the Affiliate of the Operator does not allow audit of such amounts as provided above.

☐  ALTERNATIVE NO. 2 – AUDIT REPORT

The internal records of an Operator’s Affiliate providing services to the Joint Operations may not be audited by the Non-Operator.  However, in addition to the information provided by the Operator under Section 1.8.2, and upon request by a Non-Operator within 24 months following the end of the same Calendar Year as provided in Section 1.8.1 above Operator will cause its Affiliate to provide Non-Operator an annual report from an internationally recognized independent public accounting firm.  The report will attest that charges billed from such Affiliate to the Joint Account represent a complete and accurate allocation of its costs to the Joint Operations, exclude any element of profit, exclude any duplication of costs covered under Sections 2 and 3, and are consistent in application to all of its activities.  The report will be furnished by the Operator within 12 months of the request from the Non-Operator.  The cost of providing the annual report shall be             (insert “borne by Operator” “borne by the Non-Operator who requested the audit”, or “charged to the Joint Account”).

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No amounts paid to an Affiliate of Operator, which the Non-Operator seeks to audit, may be charged to the Joint Account if the Affiliate of the Operator does not furnish the audit report as provided above.

☐  ALTERNATIVE NO. 3 – INDEPENDENT PUBLIC AUDITOR

In addition to the information provided by the Operator under Section 1.8.2, a Non-Operator may seek to audit the books and records of an Affiliate of Operator relating to the charges by the Affiliate to the Joint Account for the same Calendar Year as provided in Section 1.8.1.  The audit shall be conducted by an independent public accounting firm designated by the Affiliate.  The cost of such firm shall be             (insert “borne by Operator”, “borne by Non-Operators who requested the confirmation”, or “charged to the Joint Account”).   The Non-Operator will seek agreement with the Affiliate on the audit scope to confirm the details and facts relating to such charges. The audit scope proposed by Non-Operator shall be fair and reasonable.

If the independent public accounting firm of the Affiliate declines to conduct the audit or is not internationally recognized, the Non-Operator will seek agreement with the Affiliate on a firm that is an internationally recognized independent public accounting firm.  The cost of using such firm shall be               (insert  “borne by Operator”, “borne by the Non-Operator who requested the audit”, or “charged to the Joint Account”).

Operator will endeavor to cause its Affiliate to not unreasonably withhold approval of the use of an internationally recognized independent public accounting firm or of the scope of examination requested by Non-Operators.

No amounts paid to an Affiliate of Operator, which the Non-Operator seeks to audit, may be charged to the Joint Account if the Affiliate of the Operator does not allow audit of such amounts as provided above and the scope of audit proposed by the Non-Operator was fair and reasonable.

☒  ALTERNATIVE NO. 4 – FULL AUDIT

In addition to the information provided by the Operator under Section 1.8.2, and upon request by a Non-Operator, Operator will cause its Affiliate to allow the Non-Operator to audit the books and records of the Affiliate relating to the charges by the Affiliate to the Joint Account for the same Calendar Year as provided in Section 1.8.1 above.  The audit may be conducted in the same manner as the audit of the books and records of Operator.

No amounts paid to an Affiliate of Operator, which the Non-Operator seeks to audit, may be charged to the Joint Account if the Affiliate of the Operator does not allow audit of such amounts as provided above.

1.8.4                                 Any Party may audit the records of an Affiliate of another Party relating to that Affiliate’s charges under Section 2.7.1.  The provisions of Section 1.8.3 shall apply mutatis mutandis to such audits unless otherwise agreed by the Parties. Should such charges be rejected under the provisions of 1.8.3, such charges shall be charged back to the Party whose Affiliate provided the service.

Any Party may audit the records of Operator’s Affiliate relating to charges under Section 2.6.  The provisions of Section 1.8.3 shall apply mutatis mutandis to such audits unless otherwise agreed by the Parties.

Any Party may audit the records of a Non-Operator or its Affiliate relating to charges under Section 2.7.3.  The provisions of Section 1.8.3 shall apply mutatis mutandis to such audit, unless

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otherwise agreed by the Parties.  Should such charges be rejected under the provisions of 1.8.3, such charges shall be charged back to the Party whose Affiliate provided the service.

1.8.5                                 Any information obtained by a Party under the provisions of Section 1.8 which does not relate directly to the Joint Operations shall be kept confidential and shall not be disclosed to any party, except as would otherwise be permitted by Article 15.2(A)(3) and (10) of the Agreement.

1.8.6                                 In the event that the Operator is required by law or the Contract to employ a public accounting firm to audit the Joint Account and records of Operator relating to the accounting hereunder, the cost thereof shall be a charge against the Joint Account, and a copy of the audit shall be furnished to each Party.

1.8.7                                 At the conclusion of each audit, the Parties shall endeavor to settle outstanding matters expeditiously.  To this end the Parties conducting the audit will make a reasonable effort to prepare and distribute a written report to the Operator and all the Parties who participated in the audit as soon as possible and in any event within 90 Days after the conclusion of each audit.  The report shall include all claims, with supporting documentation, arising from such audit together with comments pertinent to the operation of the accounts and records.  Operator shall make a reasonable effort to reply to the report in writing as soon as possible and in any event no later than 90 Days after receipt of the report.  Should the Non-Operators consider that the report or reply requires further investigation of any item therein, the Non-Operators shall have the right to conduct further investigation in relation to such matter notwithstanding the provisions of Sections 1.7 and 1.8.1 that the period of 24 months may have expired.  However, conducting such further investigation shall not extend the 24 month period for taking written exception to and making a claim upon the Operator for all discrepancies disclosed by said audit. Such further investigations shall be commenced within 30 Days and be concluded within 60 Days after the receipt of such report or reply, as the case may be.

1.8.8                                 All adjustments resulting from an audit agreed between the Operator and the Non-Operator conducting the audit shall be reflected promptly in the Joint Account by the Operator and reported to the Non-Operator(s).  If any dispute shall arise in connection with an audit, it shall be reported to and discussed by the Operating Committee, and, unless otherwise agreed by the parties to the dispute, resolved in accordance with the provisions of Article 18 of the Agreement. If all the parties to the dispute so agree, the adjustment(s) may be referred to an independent expert agreed to by the parties to the dispute e.g. an independent accounting firm.  At the election of the parties to the dispute, the decision of the expert will be binding upon such parties.  Unless otherwise agreed, the cost of such expert will be shared equally by all parties to the dispute.

1.8.9                                 The provisions of this Section 1.8 apply to audits conducted under Article 4.11(D) of the Agreement except that the 60 Day advance notice and the advance information provisions of Section 1.8.1 shall not apply.

1.9           ALLOCATIONS.

If it becomes necessary to allocate any costs or expenditures to or between Joint Operations and any other operations, such allocation shall be made on an equitable basis.  For informational purposes only, Operator shall furnish a description of its allocation procedures pertaining to these costs and expenditures and its rates for personnel and other charges, along with each proposed Work Program and Budget. Such allocation basis shall be subject to audit under Section 1.8.

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SECTION 2
DIRECT CHARGES

Operator shall charge the Joint Account for all costs and expenditures incurred by Operator for the conduct of Joint Operations within the limits of approved Work Programs and Budgets or as otherwise specified in the Agreement .  Charges for services normally provided by an operator such as those contemplated in Sections 2.7.2 and 2.7.3 which are provided by a Party’s Affiliate shall reflect the cost to the Affiliate, excluding profit, for performing such services, except as otherwise provided in Section 2.6, Section 2.7.1, and Section 2.5.1 if selected.

The costs and expenditures shall be recorded as required for the settlement of accounts between the Parties hereto in connection with the rights and obligations under the Agreement and for purposes of complying with the tax laws of the Country of Operations and of such other countries to which any of the Parties may be subject.

Chargeable costs and expenditures may include:

2.1           LICENSES, PERMITS, ETC.

All costs, if any, attributable to the acquisition, maintenance, renewal or relinquishment of licenses, permits, contractual and/or surface rights acquired for Joint Operations and bonuses paid in accordance with the Contract when paid by Operator in accordance with the provisions of the Agreement.

2.2           SALARIES, WAGES AND RELATED COSTS.

Salaries, wages and related costs include everything constituting the employees’ total compensation, as well as the cost to Operator of holiday, vacation, sickness, disability benefits, living and housing allowances, travel time, bonuses, and other customary allowances applicable to the salaries and wages chargeable hereunder, as well as the costs to Operator for employee benefits, including but not limited to employee group life insurance, group medical insurance, hospitalization, retirement, severance payments required by the laws or regulations of the Country of Operations

(Check only one of the following Alternative Provisions.)

☐    (additional severance payments in excess of those provided by the laws or regulations of the Country of Operations shall be chargeable to the Joint Account to the extent that they are in accordance with Operator’s benefit policies),

☐    (additional severance payments in excess of those provided by the laws or regulations of the Country of Operations, which are made in accordance with Operator’s benefit policies, shall be allocated to the Joint Account in the proportion that the time the employee was directly engaged in Joint Operations on a full time basis bears to the employee’s total tenure with the Operator and its Affiliates),

☒   (approval of the Parties (insert either “Operating Committee” or “Parties”) shall be required to charge the Joint Account with any severance payments in excess of those provided by the laws or regulations of the Country of Operations), and other benefit plans of a like nature applicable to labor costs of Operator.

All costs associated with organizational restructuring (e.g., separation benefits, relocation costs, asset disposition costs) of Operator or its Affiliates, other than those costs which are directly related to employees of Operator who are directly engaged in Joint Operations on a full time basis, will require the approval of the Parties to be chargeable to the Joint Account.

Any costs associated with Country of Operations benefit plans which are not currently funded shall be accrued and not be paid by Non-Operators, unless otherwise approved by the Operating Committee, until

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the same are due and payable to the employee, upon withdrawal of a Party pursuant to the Agreement and then only by the withdrawing Party, or upon termination of the Agreement, whichever occurs first.

Expenditures or contributions made pursuant to assessments imposed by governmental authority for payments with respect to or on account of employees described in Section 2.2.1 and Section 2.2.2 shall be chargeable to the Joint Account.

Check if desired.

☐            OPTIONAL PROVISION

Because the funding of a defined benefit plan is not necessarily representative of the cost to the Operator for the retirement plan, the actuarially determined service cost shall be charged to the Joint Account instead of the amount of cash paid to fund the retirement plan.

2.2.1                                 The salaries, wages and related costs of employees of Operator and its Affiliates temporarily or permanently assigned in the Country of Operations and directly engaged in Joint Operations shall be chargeable to the Joint Account.

2.2.2                                 The salaries, wages and related costs of employees of Operator and its Affiliates temporarily or permanently assigned outside the Country of Operations directly engaged in Joint Operations and not otherwise covered in Section 2.7.2 shall be chargeable to the Joint Account.

2.2.3                                 Costs for salaries, wages and related costs may be charged to the Joint Account on an actual basis or at a rate based upon the average cost in accordance with Operator’s usual practice.  In determining the average cost, expatriate and national employees’ rates shall be calculated separately and reviewed at least annually.

2.2.4                                 Reasonable expenses (including related travel costs) of those employees whose salaries and wages are chargeable to the Joint Account under Sections 2.2.1 and 2.2.2 and for which expenses the employees are reimbursed under the usual practice of Operator shall be chargeable to the Joint Account.

2.2.5                                 If employees are engaged in other activities in addition to the Joint Operations, the cost of such employees shall be allocated on an equitable basis.

2.3           EMPLOYEE RELOCATION COSTS.

2.3.1                                 Except as provided in Section 2.3.3, Operator’s cost of employees’ relocation to or from an assignment with the Joint Operations, whether within or outside the Country of Operations and whether permanently or temporarily assigned to the Joint Operations, shall be chargeable to the Joint Account. If such employee works on other activities in addition to Joint Operations, such relocation costs shall be allocated on an equitable basis.

2.3.2                                 Such relocation costs shall include transportation of employees, families, personal and household effects of the employee and family, transit expenses, and all other related costs in accordance with Operator’s usual practice.

2.3.3                                 Relocation costs to an assignment that is not with the Joint Operations shall not be chargeable to the Joint Account unless the place of the new assignment is the point of origin of the employee or unless otherwise agreed by the Operating Committee.

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2.4           OFFICES, CAMPS, AND MISCELLANEOUS FACILITIES.

Cost of maintaining any offices, sub-offices, camps, warehouses, housing, and other facilities of the Operator and/or Affiliates directly serving the Joint Operations.  If such facilities serve operations in addition to the Joint Operations the costs shall be allocated to the properties served on an equitable basis.

2.5           MATERIAL.

Cost, net of discounts taken by Operator, of Material purchased or furnished by Operator.  Such costs shall include, but are not limited to, export brokers’ fees, transportation charges, loading, unloading fees, export and import duties and license fees associated with the procurement of Material and in-transit losses, if any, not covered by insurance.  So far as it is reasonably practical and consistent with efficient and economical operation, only such Material shall be purchased for, and the cost thereof charged to, the Joint Account as may be required for immediate use.

Check if desired.

☐                                  OPTIONAL PROVISION

2.5.1                                 Purchasing Fee.

When economical to do so, and required for the benefit of the Joint Operations, Operator may request its Affiliates to provide purchasing, expediting and traffic coordination services.  Charges to the Joint Account for the provision of these purchasing services shall be based on the Affiliate’s standard purchasing fee currently set at:

      % on the amount of each purchase order subject to a minimum fee of $       and a maximum fee of $      per purchase order.

The fee shall be reviewed periodically by Operator’s Affiliates, and future changes shall be made upward or downward as indicated by the Affiliate’s cost experience for the provision of these purchasing services.  Any changes affecting the charges to the Joint Account shall be subject to notification by Operator and approval by the Parties.  Such charges shall be in lieu of any charges for the same or similar services provided herein.

2.6           EXCLUSIVELY OWNED EQUIPMENT AND FACILITIES OF OPERATOR AND AFFILIATES.

Charges for exclusively owned equipment, facilities, and utilities of Operator or any of its Affiliates at rates not to exceed the average commercial rates of non-affiliated third parties then prevailing for like equipment, facilities, and utilities for use in the area where the same are used hereunder.  On request, Operator shall furnish Non-Operators a list of rates and the basis of application.  Such rates shall be revised from time to time if found to be either excessive or insufficient, but not more than once every six months.

Exclusively owned drilling tools and other equipment lost in the hole or damaged beyond repair may be charged at replacement cost less depreciation plus transportation costs to deliver like equipment to the location where used.

2.7           SERVICES.

2.7.1                                 The charges for services provided by third parties, including the Affiliates of the respective Parties which have contracted with Operator to perform services that are normally provided by third parties, other than those services covered by Section 2.7.2 and Section 2.7.3, shall be

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chargeable to the Joint Account.  Such charges for services by the Affiliates of the respective Parties shall not exceed those currently prevailing if performed by non-affiliated third parties, considering quality and availability of services.

2.7.2                                 The cost of services performed by Operator’s Affiliates technical and professional staffs not located within the Country of Operation and not otherwise covered under Section 2.2.2, shall be chargeable to the Joint Account. The individual rates shall include salaries and wages of such technical and professional personnel, lost time, governmental assessments, and employee benefits.  Costs shall also include all support costs necessary for such technical and professional personnel to perform such services, such as, but not limited to, rent, utilities, support staff, drafting, telephone and other communication expenses, computer support, supplies, depreciation, and other reasonable expenses.  Examples of such services include the following:

Geologic Studies and Interpretation
Seismic Data Processing
Well Log Analysis, Correlation and Interpretation
Laboratory Services
Ecological and Environmental Engineering
Decommissioning (Abandonment) and Reclamation
Well Site Geology
Project Management and Engineering
Source Rock Analysis
Petrophysical Analysis
Geochemical Analysis
Drilling Supervision
Development Evaluation
Project Accounting and Professional Services
Other Data Processing

Check if desired.

☐                    OPTIONAL PROVISION

Costs incurred as payment for access to, and use of, technical data, intellectual property and know-how of the Operator’s group of Affiliates in accordance with the technology participation agreement between the Operator and its Affiliates and in accordance with the customary cost sharing system applicable to operating companies within the Operator’s group of Affiliates.  Such costs shall be included in annual Work Program and Budgets as a separate line item subject to the approval of the Operating Committee.

2.7.3                                 The cost of services performed with the approval of Operator by the technical and professional staffs of the Non-Operators and the Affiliates of the respective Non-Operators, including the cost to such Affiliates and Non-Operators of their respective secondees, shall be chargeable to the Joint Account.  The individual rates shall include salaries and wages of such technical and professional personnel and secondees, lost time, governmental assessments, and employee benefits.  Costs (other than for secondees) shall also include all support costs necessary for such technical and professional personnel to perform such services, such as, but not limited, to rent, utilities, support staff, drafting, telephone and other communication expenses, computer support, supplies, depreciation, and other reasonable expenses.

2.7.4                                 A Non-Operator shall bill Operator for direct costs of services and of secondees charged under the provisions of Section 2.7.3 on or before the last Day of each month for charges for the preceding month, to which charges Non-Operator shall (Option - insert “not”, place a period after the word “rate” and delete the remainder of this sentence) add an administrative overhead

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rate of 5.0%.  Within 30 Days after receipt of a bill for such charges, Operator shall pay the amount due thereon.

Check if desired.

☒           OPTIONAL PROVISION

2.7.5                                 The charges for services under Section 2.7.2 and Section 2.7.3 shall not exceed those currently prevailing if performed by non-affiliated third parties, considering the quality and availability of such services.

2.8           INSURANCE.

Premiums paid for insurance required by law, the Contract or the Agreement to be carried for the benefit of the Joint Operations.

2.9           DAMAGES AND LOSSES TO PROPERTY.

2.9.1                                 All costs or expenditures necessary to replace or repair damages or losses incurred by fire, flood, storm, theft, accident, or any other cause shall be chargeable to the Joint Account.  Operator shall furnish Non-Operators written notice of damages or losses incurred in excess of U.S. $50,00.00 as soon as practical after report of the same has been received by Operator.  All losses in excess of U.S. $50,000.00 shall be listed separately in the monthly statement of costs and expenditures.

2.9.2                                 Credits for settlements received from insurance carried for the benefit of Joint Operations and from others for losses or damages to Joint Property or Materials shall be chargeable to the Joint Account.  Each Party shall be credited with its Participating Interest share thereof except where such receipts are derived from insurance purchased by Operator for less than all Parties in which event such proceeds shall be credited to those Parties for whom the insurance was purchased in the proportion of their respective contributions toward the insurance coverage.

2.9.3                                 Expenditures incurred in the settlement of all losses, claims, damages, judgments, and other expenses for the account of Joint Operations shall be chargeable to the Joint Account.

2.10         LITIGATION, DISPUTE RESOLUTION AND ASSOCIATED LEGAL EXPENSES.

The costs and expenses of litigation, dispute resolution and associated legal services necessary for the protection of the Joint Operations under the Agreement as follows:

2.10.1                          Legal services, other than those provided by the Parties or their Affiliate employees, necessary or expedient for the protection of the Joint Operations, and all costs and expenses of litigation, arbitration or other alternative dispute resolution procedure, including reasonable attorneys’ fees and expenses, together with all judgments obtained against the Parties or any of them arising from the Joint Operations.

2.10.2                          If the Parties (insert either “Operating Committee” or “Parties”) agree, litigation, arbitration or other alternative dispute resolution procedures resulting from actions or claims affecting the Joint Operations hereunder may be handled by the legal staff of one or any of the Parties or their respective Affiliates; and a charge commensurate with the reasonable costs of providing and furnishing such services rendered may be made by the Party or its Affiliates providing such service to Operator for the Joint Account.

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2.11         TAXES AND DUTIES.

All taxes, duties, assessments and governmental charges, of every kind and nature, assessed or levied upon or in connection with the Joint Operations, other than any that are measured by or based upon the revenues, income and net worth of a Party.

If Operator or an Affiliate is subject to income or withholding tax as a result of services performed at cost for the operations under the Agreement, its charges for such services may be increased (grossed up) by the amount of such taxes incurred.

2.12         ECOLOGICAL AND ENVIRONMENTAL.

Costs incurred on the Joint Property as a result of statutory regulations for archaeological and geophysical surveys relative to identification and protection of cultural resources and/or other environmental or ecological surveys as may be required by any regulatory authority.  Also, costs to provide or have available pollution containment and removal equipment plus costs of actual control, clean up and remediation resulting from responsibilities associated with Hydrocarbon contamination as required by all applicable laws and regulations.

2.13         DECOMMISSIONING (ABANDONMENT) AND RECLAMATION.

Costs incurred for decommissioning (abandonment) and reclamation of the Joint Property, including costs required by governmental or other regulatory authority or by the Contract.

2.14         OTHER EXPENDITURES.

Any other costs and expenditures incurred by Operator for the necessary and proper conduct of the Joint Operations in accordance with approved Work Programs and Budgets or as otherwise specified in the Agreement and not covered in Section 2 or in Section 3.

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SECTION 3
INDIRECT CHARGES

3.1           PURPOSE.

Operator shall charge the Joint Account monthly for the cost of indirect services and related office costs of Operator and its Affiliates not otherwise provided in this Accounting Procedure. Indirect costs chargeable under Section 3 represent the cost of general assistance and support services provided by Operator and its Affiliates.  These costs are such that it is not practical to identify or associate them with specific projects but are for services which provide the Joint Operations with needed and necessary resources which Operator requires and provide a real benefit to Joint Operations.  No cost or expenditure included under Section 2 shall be included or duplicated under Section 3.  The charges under Section 3 are not subject to audit under Sections 1.8.1 and 1.8.2 other than to verify that the overhead percentages are applied correctly to the expenditure basis.

3.2           AMOUNT.

3.2.1                     The indirect charge under Section 3.1 for any month shall equal the greater of the total amount of indirect charges for the period beginning at the start of the Calendar Year through the end of the period covered by Operator’s invoice (“Year-to-Date”) determined under Section 3.2.2, less indirect charges previously made under Section 3.1 for the Calendar Year in question, or the amount of the minimum assessment determined under Section 3.2.3, calculated on an annualized basis (but reduced pro rata for periods of less than one year), less indirect charges previously made under Section 3.1 for the Calendar Year in question.

3.2.2                     Unless exceeded by the minimum assessment under Section 3.2.3, the aggregate Year-to-Date indirect charges shall be a percentage of the Year-to-Date expenditures, calculated on the following scale (U.S. Dollars):

Annual Expenditures

$0 to $250,000 of expenditures = [*]
Next $250,000 of expenditures = [*]
Excess above $500,000 of expenditures = [*]

3.2.3                     A minimum amount of U.S. [*] shall be assessed each Calendar Year calculated from the Effective Date and shall be reduced pro rata for periods of less than a year.

3.2.4                     Indirect Charge for Projects.

As to major projects (such as, but not limited to, pipelines, gas reprocessing and processing plants, final loading and terminalling facilities, and dismantling for decommissioning of platforms and related facilities) when the estimated cost of each project amounts to more than U.S. $ 30,000,000, a separate indirect charge for such project shall be approved by the Parties (here insert either “Operating Committee” or “Parties”) at the time of approval of the project.

Check if desired.

☐            OPTIONAL PROVISION

During its process of winding-up Joint Operations Operator shall have the right to charge the greater of the sliding scale percentage rate or the minimum indirect charge for a period of     months.  If the winding-up process continues beyond the end of such period, the charge shall be confined to and based upon the sliding scale percentage rate.

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Check if desired.

☐            OPTIONAL PROVISION

Notwithstanding the foregoing, the indirect rates and related calculation method for development operations, production operations, and dismantling for decommissioning of platforms and related facilities shall be agreed upon by the            (here insert either “Operating Committee” or “Parties”) prior to the submission of the first annual budget for those phases of operations.

Check if desired.

☐            OPTIONAL PROVISION

At the beginning of each year, the dollar amounts noted in Section 3.2 shall be adjusted based on the previous year’s annual change in the                      Index as published by                          .  For this purpose, the starting index base shall be                    as published on                 , 20   .

3.3           EXCLUSIONS.

The expenditures used to calculate the monthly indirect charge shall not include the indirect charge (calculated either as a percentage of expenditures or as a minimum monthly charge), rentals on surface rights acquired and maintained for the Joint Account, guarantee deposits, pipeline tariffs, concession acquisition costs, bonuses paid in accordance with the Contract, royalties and taxes on production or revenue to the Joint Account paid by Operator, expenditures associated with major construction projects for which a separate indirect charge is established hereunder, payments to third parties in settlement of claims, and other similar items.

Credits arising from any government subsidy payments, disposition of Material, and receipts from third parties for settlement of claims shall not be deducted from total expenditures in determining such indirect charge.

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SECTION 4
ACQUISITION OF MATERIAL

4.1           ACQUISITIONS.

Materials purchased for the Joint Account shall be charged at net cost paid by the Operator.  The price of Materials purchased shall include, but shall not be limited to export broker’s fees, insurance, transportation charges, loading and unloading fees, import duties, license fees, and demurrage (retention charges) associated with the procurement of Materials,

(Check the following Optional Provision only if the Optional Provision for Section 2.5.1 is selected.)

☐            OPTIONAL PROVISION

the purchasing fee provided for in Section 2.5.1, and applicable taxes, less all discounts taken.

4.2           MATERIALS FURNISHED BY OPERATOR.

Materials required for operations shall be purchased for direct charge to the Joint Account whenever practicable, except the Operator may furnish such Materials from its stock under the following conditions:

4.2.1                                 New Materials (Condition “A”).

New Materials transferred from the warehouse or other properties of Operator shall be priced at net cost determined in accordance with Section 4.1 as if Operator had purchased such new Material just prior to its transfer.

Such net costs shall in no event exceed the then current market price.

4.2.2                                 Used Materials (Conditions “B” and “C”).

4.2.2.1                                               Material which is in sound and serviceable condition and suitable for use without repair or reconditioning shall be classed as Condition “B” and priced at 75% of such new purchase net cost at the time of transfer.

4.2.2.2                                               Materials not meeting the requirements of Section 4.2.2.1, but which can be made suitable for use after being repaired or reconditioned, shall be classed as Condition “C” and priced at 50% of such new purchase net cost at the time of transfer.  The cost of reconditioning shall also be charged to the Joint Account provided the Condition “C” price, plus cost of reconditioning, does not exceed the Condition “B” price; and provided that Material so classified meet the requirements for Condition “B” Material upon being repaired or reconditioned.

4.2.2.3                                               Material, which cannot be classified as Condition “B” or Condition “C”, shall be priced at a value commensurate with its use.

4.2.2.4                                               Tanks, derricks, buildings, and other items of Material involving erection costs, if transferred in knocked-down condition, shall be graded as to condition as

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provided in Section 4.2.2, and priced on the basis of knocked-down price of like new Material.

4.2.2.5                                               Material including drill pipe, casing and tubing, which is no longer useable for its original purpose but is useable for some other purpose, shall be graded as to condition as provided in Section 4.2.2.  Such Material shall be priced on the basis of the current price of items normally used for such other purpose if sold to third parties.

4.3           PREMIUM PRICES.

Whenever Material is not readily obtainable at prices specified in Sections 4.1 and 4.2 because of national emergencies, strikes or other unusual causes over which Operator has no control, Operator may charge the Joint Account for the required Material at Operator’s actual cost incurred procuring such Material, in making it suitable for use, and moving it to the Contract Area, provided that notice in writing, including a detailed description of the Material required and the required delivery date, is furnished to Non-Operators of the proposed charge at least 30 Days (or such shorter period as may be specified by Operator) before the Material is projected to be needed for operations and prior to billing Non-Operators for such Material the cost of which exceeds U.S. $100,000.  Each Non-Operator shall have the right, by so electing and notifying Operator within 20 Days (or such shorter period as may be specified by Operator) after receiving notice from Operator, to furnish in kind all or part of his share of such Material per the terms of the notice which is suitable for use and acceptable to Operator both as to quality and time of delivery.  Such acceptance by Operator shall not be unreasonably withheld.  If Material furnished is deemed unsuitable for use by Operator, all costs incurred in disposing of such Material or returning Material to owner shall be borne by the Non-Operator furnishing the same unless otherwise agreed by the Parties.  If a Non-Operator fails to properly submit an election notification within the designated period, Operator is not required to accept Material furnished in kind by that Non-Operator.  If Operator fails to submit proper notification prior to billing Non-Operators for such Material, Operator shall only charge the Joint Account on the basis of the price allowed during a “normal” pricing period in effect at time of movement.

4.4           WARRANTY OF MATERIAL FURNISHED BY OPERATOR.

Operator does not warrant the condition or fitness for the purpose intended of the Material furnished. In case defective Material is furnished by Operator for the Joint Account, credit shall not be passed to the Joint Account until adjustment has been received by Operator from the manufacturers or their agents.

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SECTION 5
DISPOSAL OF MATERIALS

5.1           DISPOSAL.

Operator shall be under no obligation to purchase the interest of Non-Operators in new or used surplus Materials.  Operator shall have the right to dispose of Materials but shall advise and secure prior agreement of the Operating Committee of any proposed disposition of Materials having an original cost to the Joint Account either individually or in the aggregate of U.S. $25,000 or more.  When Joint Operations are relieved of Material charged to the Joint Account, Operator shall advise each Non-Operator of the original cost of such Material to the Joint Account so that the Parties may eliminate such costs from their asset records.  Credits for Material sold by Operator shall be made to the Joint Account in the month in which payment is received for the Material.  Any Material sold or disposed of under this Section 5 shall be on an “as is, where is” basis without guarantees or warranties of any kind or nature.  Costs and expenditures incurred by Operator in the disposition of Materials shall be charged to the Joint Account.

5.2           MATERIAL PURCHASED BY A PARTY OR AFFILIATE.

Proceeds received from Material purchased from the Joint Property by a Party or an Affiliate thereof shall be credited by Operator to the Joint Account, with new Material valued in the same manner as new Material under Section 4.2.1 and used Material valued in the same manner as used Material under Section 4.2.2, unless otherwise agreed by the Parties (insert either “Operating Committee” or “Parties”).

5.3           DIVISION IN KIND.

Division of Material in kind, if made between the Parties, shall be in proportion to their respective interests in such Material.  Each Party will thereupon be charged individually with the value (determined in accordance with the procedure set forth in Section 5.2) of the Material received or receivable by it.

5.4           SALES TO THIRD PARTIES.

Proceeds received from Material purchased from the Joint Property by third parties shall be credited by Operator to the Joint Account at the net amount collected by Operator from the buyer.  If the sales price is less than the value determined in accordance with the procedure set forth in Section 5.2, then approval by the Parties (insert either “Operating Committee” or “Parties”) shall be required prior to the sale.  Any claims by the buyer for defective materials or otherwise shall be charged back to the Joint Account if and when paid by Operator.

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SECTION 6
INVENTORIES

6.1           PERIODIC INVENTORIES - NOTICE AND REPRESENTATION.

At reasonable intervals,

Check the following Optional Provision if desired.

☒           OPTIONAL PROVISION

but at least annually,

inventories shall be taken by Operator of all Material held in warehouse stock on which detailed accounting records are normally maintained.  The expense of conducting periodic inventories shall be charged to the Joint Account.  Operator shall give Non-Operators written notice at least 60 Days in advance of its intention to take inventory, and Non-Operators, at their sole cost and expense, shall each be entitled to have a representative present.  The failure of any Non-Operator to be represented at such inventory shall bind such Non-Operator to accept the inventory taken by Operator.  Operator shall in any event furnish each Non-Operator with a reconciliation of overages and shortages.  Inventory adjustments to the Joint Account shall be made for overages and shortages.  Any adjustment equivalent to U.S. $25,000 or more shall be brought to the attention of the Operating Committee.

6.2           SPECIAL INVENTORIES.

Whenever there is a sale or change of a Participating Interest in the Agreement, a special inventory may be taken by the Operator provided the seller and/or purchaser of such interest agrees to bear all of the expense thereof.  In such cases, both the seller and the purchaser shall be entitled to be represented and shall be governed by the inventory so taken.

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APPENDIX 1

1.6.13     Funding by Operator

EXAMPLE NO. 1

1.6.13.1                                        Notwithstanding any of the provisions of Sections 1.6.1 through 1.6.6 to the contrary, Operator may elect to fund the costs of the Joint Operations and bill each Non-Operator for its Participating Interest share of such funding pursuant to the provisions of Section 1.6.13.  Operator shall exercise such election by submission of notice to  Non-Operators at the time of submission of any proposed Work Program and Budget to the Parties pursuant to Article 6 of the Agreement.  In consideration for such funding, each Non-Operator shall pay Operator the financing charge specified in Section 1.6.13.3.

1.6.13.2                                        Not later than the 10th Day after the end of any month for which the Operator has funded the Joint Operations, Operator shall bill each Non-Operator for (1) its share of the cash expenditure, and (2) the financing charge calculated in accordance with Section 1.6.13.3.

1.6.13.3                                        Operator’s financing charge to a Non-Operator for funding the Joint Operations shall be calculated in accordance with the following formula:

F = (C x P) x I x S/365

Where:

F = the finance charge payable by the Non-Operator.

C = cash expenditures funded by the Operator on behalf of the Parties in accordance with Section 1.6.13.1.

P = the Participating Interest of the Non-Operator.

I = interest at the London Interbank Offered U S Dollar rate (“LIBOR”) for 1 month specified in the Financial Times or if not published, then by The Wall Street Journal, applicable on the 15th Day of the month during which such funding cost was incurred, or if such Day is not a Business Day, the first such Business Day thereafter.

S = the number of Days from the fifteenth Day of the month during which such funding costs were incurred until the due date for the payment (both dates inclusive).

1.6.13.4                                        Notwithstanding the provisions of Section 1.6.8, each bill under Section 1.6.13 shall be due on the 20th Day of the month in which the bill was issued, or if such Day is not a Business Day in the Country of Operations, the first Business Day thereafter.

1.6.13.5                                        In any subsequent Calendar Year, Operator may elect to adopt a cash call procedure in accordance with Sections 1.6.1 through 1.6.6 by notice submitted to the Non-Operators at the time of submission of any proposed Work Program and Budget to the Parties pursuant to Article 7 of the Agreement.

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1.6.13.6                                        Whenever a successor Operator is appointed pursuant to Article 4.11 of the Agreement, such successor Operator shall notify the Non-Operators, within 30 Days of its appointment, as to whether it intends to adopt a cash call procedure or an Operator funding procedure for the Joint Operations.

EXAMPLE NO. 2

1.6.13.1                                        Notwithstanding any of the provisions of Sections 1.6.1 through 1.6.6 to the contrary, the Operator may elect to fund the costs of Joint Operations on behalf of the Parties during each accounting period subject to reimbursement of such costs by the Parties pursuant to Section 1.6.13.

1.6.13.2                                         Not later than the 10th Day after the end of any month for which the Operator has funded the Joint Operations, Operator shall bill each Non-Operator for (1) its share of the cash expenditure, and (2) the financing charge calculated in accordance with Section 1.6.13.4.

1.6.13.3                                        When significant expenditures are envisaged during a year Operator may request a funding payment that will remain with Operator for a fixed period of time. However, such payment, if any, will be periodically reviewed and adjustments made as appropriate between Operator and the other Parties. Any funding payment requested by Operator will be called for receipt on the first Day of a calendar month subject to the provision of 10 Days notice of settlement.

1.6.13.4                                        Operator’s financing charge to a Non-Operator for funding the Joint Operations shall be calculated in accordance with the following formula:

F = [(CxP) x (I x S/365)] less [D x (I x T/365)]

Where:

F = the financing charge or credit to be settled between the relevant Non-Operator and Operator.

C = cash expenditures funded by the Operator on behalf of the Parties in accordance with Section 1.6.13.1.

D = the funding payment received by the Operator from the Non-Operator pursuant to Section 1.6.13.3.

P = the Participating Interest of the relevant Non-Operator under the Agreement;

I = interest at London Interbank Offered U.S. Dollar rate (“LIBOR”) for 1 month specified in the Financial Times or if not published, the by The Wall Street Journal applicable on the 15th Day of the month during which such funding cost was incurred, or if such Day is not a Business Day, the first such Business Day in London, the first such Business Day thereafter.

S = the number of Days from the 15th Day of the month during which funding was incurred until the due date for the payment (both dates inclusive).

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T = the number of Days in the month relating to the invoice.

1.6.13.5                                         Notwithstanding the provisions of Section 1.6.8, each bill under Section 1.6.13 shall be due on the 20th Day of the month in which the bill was issued, or if such Day is not a Business Day in the Country of Operations, the first Business Day thereafter.

1.6.13.6                                        In times of major expenditures, Operator reserves the right to introduce cash call advances as provided in Section 1.6.1 through 1.6.6 as an alternative method of funding Joint Operations.

☐                    OPTIONAL PROVISION

“Similarly cash calls shall also be applied upon the unanimous request of all Non-Operators.

1.6.13.7                                         In any subsequent Calendar Year, Operator may elect to adopt a cash call procedure in accordance with Sections 1.6.1 through 1.6.6 by notice submitted to the Non-Operators at the time of submission of any proposed Work Program and Budget to the Parties pursuant to Article 7 of the Agreement.

1.6.13.8                                        Whenever a successor Operator is appointed pursuant to Article 4.11 of the Agreement, such successor Operator shall notify Non-Operators, within 30 Days of its appointment, as to whether it intends to adopt a cash call procedure or an Operator funding procedure for the Joint Operations.

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* * * * * * * * * * * * * * * * * * * *

THIS PAGE IS NOT A PART OF

THE ACCOUNTING PROCEDURE OR

THE OPERATING AGREEMENT

* * * * * * * * * * * * * * * * * * * * * *

References to the following Model Operating Agreement Articles may be found in this Accounting Procedure in the Sections indicated.

Article 4.11	Section 1.6.13.5, 1.6.13.8 (Appendix 1)
Article 6	Section 1.6.13.1 (Appendix 1)
Article 6.4	Sections 1.5.1, 1.6.1 and 1.6.2
Article 7	Sections 1.6.13.5, 1.6.13.7 (Appendix 1)
Article 8	Section 1.6.9
Article 15	Section 2.7.2 Optional
Article 15.1(A)(3) and (10)	Section 1.8.4
Article 18	Section 1.8.8

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Schedule “C”

This is Schedule “C” attached to and forming part of an Amended and Restated
Participation Agreement, dated December 30, 2005 between Challenger Energy Corp., and Canadian Superior Energy Inc.

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